As filed with the Securities and Exchange Commission on October 4, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Travelport Limited
(Exact name of registrant parent guarantor as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	98-0505100 (I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

TDS Investor (Luxembourg) S.à.r.l.
(Exact name of registrant intermediate direct parent guarantor as specified in its charter)

Luxembourg (State or Other Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	98-0505096 (I.R.S. Employer Identification No.)

19, rue de Bitbourg
Luxembourg L-1273
Luxembourg

Waltonville Limited
(Exact name of registrant intermediate indirect parent guarantor as specified in its charter)

Gibraltar (State or Other Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	98-0505112 (I.R.S. Employer Identification No.)

57/63 Line Wall Road
Gibraltar

Travelport LLC
(Exact name of registrant issuer as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	20-8662915 (I.R.S. Employer Identification No.)

Travelport
405 Lexington Avenue
New York, NY 10174

Travelport Inc.
*And the Subsidiary Guarantors listed below
(Exact name of registrant issuer as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	20-8352702 (I.R.S. Employer Identification No.)

Travelport
405 Lexington Avenue
New York, NY 10174
(212) 915-9150
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eric J. Bock, Esq.
Executive Vice President,
Chief Administrative Officer and General Counsel
Travelport
405 Lexington Avenue
New York, NY 10174
(212) 915-9150
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Gregory A. Fernicola, Esq.
Andrea L. Nicolàs, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price(1)	Fee
9% Senior Notes due 2016	$250,000,000	100%	$250,000,000	$17,825
Guarantees related to the 9% Senior Notes due 2016	N/A	N/A	N/A	N/A(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	No separate consideration is received for the guarantees, and, therefore, no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or
	Other	Primary
	Jurisdiction	Standard		Address, Including
	of	Industrial	I.R.S.	Zip Code
	Incorporation	Classification	Employer	of Registrant’s
	or	Code	Identification	Principal Executive
Name of Subsidiary Guarantors	Formation	Number	Number	Offices	Phone Number

Galileo Technologies, LLC	Delaware	4700	36-3751366	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
GTA North America, Inc.	Delaware	4700	42-1595566	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
OctopusTravel.com (USA) Limited	Delaware	4700	95-4830805	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
OWW2, LLC	Delaware	4700	20-5337455	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
Travel Industries, Inc.	Delaware	4700	84-0751209	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
Travelport, LP	Delaware	4700	43-1537250	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Travelport Holdings, LLC	Delaware	4700	20-8657242	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Travelport Holdings, Inc.	Delaware	4700	20-8657242	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
Travelport International Services, Inc.	Delaware	4700	36-4169692	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
Travelport Operations, Inc.	Delaware	4700	20-4141935	300 Interpace Parkway, Building C, Parsippany NJ 07054	973-939-1014
Worldspan LLC	Delaware	7374	26-4467904	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan BBN Holdings, LLC	California	7374	58-2607622	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan Digital Holdings, LLC	Delaware	7374	58-2611355	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan iJet Holdings, LLC	Delaware	7374	58-2645324	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014

	State or
	Other	Primary
	Jurisdiction	Standard		Address, Including
	of	Industrial	I.R.S.	Zip Code
	Incorporation	Classification	Employer	of Registrant’s
	or	Code	Identification	Principal Executive
Name of Subsidiary Guarantors	Formation	Number	Number	Offices	Phone Number

Worldspan Open Table Holdings, LLC	Georgia	7374	58-2611353	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan S.A. Holdings II, L.L.C.	Georgia	7374	58-2607619	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan South American Holdings LLC	Georgia	7374	58-2529667	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan Storemaker Holdings, LLC	Delaware	7374	58-2611361	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan Technologies Inc.	Delaware	7374	75-3125716	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan Viator Holdings, LLC	Delaware	7374	58-2611356	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
Worldspan XOL LLC	Georgia	7374	58-2530483	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014
WS Financing Corp.	Delaware	7374	75-3125720	300 Galleria Parkway, N.W., Atlanta GA 30339	973-939-1014

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2010

PROSPECTUS

TRAVELPORT LLC
TRAVELPORT INC.

Travelport LLC and Travelport Inc., collectively the Issuer, are offering to exchange $250 million aggregate principal amount of 9% Senior Notes Due 2016 (which we refer to as the outstanding notes) for $250 million aggregate principal amount of 9% Senior Notes Due 2016 (which we refer to as the exchange notes), which have been registered under the Securities Act of 1933, as amended (the Securities Act), and fully and unconditionally guaranteed by Travelport Limited, or the Parent Guarantor, the Issuer’s indirect parent guarantor, TDS Investor (Luxembourg) S.à.r.l., the Issuer’s direct parent guarantor, Waltonville Limited, the Issuer’s indirect parent guarantor, together the Intermediate Parent Guarantors, and certain other of the Parent Guarantor’s subsidiary guarantors. When we use the term “notes” in this prospectus, the term includes the outstanding notes and the exchange notes.

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2010, unless we extend the exchange offer.

Terms of the exchange offer:

•	We will exchange exchange notes for all outstanding notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the exchange notes are substantially identical to those of the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes do not apply to the exchange notes.

•	The exchange of outstanding notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the outstanding notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the outstanding notes.

There is no established trading market for the exchange notes or the outstanding notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 14 for a discussion of risks you should consider prior to tendering your outstanding notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

Page

Special Note Regarding Forward-Looking Statements	i
Where You Can Find Additional Information	ii
Enforcement of Civil Liabilities	iii
Prospectus Summary	1
Risk Factors	14
Use of Proceeds	36
Capitalization	37
Ratio of Earnings to Fixed Charges	38
Selected Historical Consolidated Financial Information	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations	42
Business	77
Management	94
Related Party Transactions	96
Description of Other Indebtedness	104
The Exchange Offer	108
Description of Senior Notes	116
Certain Material U.S. Federal Income Tax Considerations	170
Certain ERISA Considerations	171
Plan of Distribution	172
Legal Matters	173
Experts	173
Index to Consolidated Financial Statements	F-1
EX-3.2
EX-3.7
EX-3.8
EX-3.12
EX-3.13
EX-3.14
EX-3.15
EX-3.26
EX-3.27
EX-3.28
EX-3.29
EX-3.30
EX-3.31
EX-3.32
EX-3.33
EX-3.38
EX-3.44
EX-3.50
EX-3.52
EX-5.1
EX-12.1
EX-23.2
EX-23.3
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

Unless otherwise indicated or the context otherwise requires “we,” “us,” “our,” “Travelport” and “Company” refer to Travelport Limited, a Bermuda company, or the Parent Guarantor, the indirect parent company of the Issuer of the notes, and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Many of the statements appear, in particular, in the sections entitled “Summary,” “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those in the forward-looking statements. In some cases it is possible to identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will,” “would” or other similar words. Statements containing such words should be read carefully because they discuss our future priorities, goals, strategies, actions to improve business performance, market growth assumptions and expectations, new products, product pricing, future business opportunities, capital expenditure, financing needs, financial position and other information that is not historical information or state other “forward-looking” information.

The following list represents some, but not necessarily all, of the factors that could cause our actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions;

i

•	the impact that our outstanding indebtedness may have on the way we operate our business;

•	our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers;

•	our ability to maintain existing relationships with travel agencies and tour operators and to enter into new relationships on acceptable and other financial terms;

•	our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams, including our new universal desktop product;

•	the impact on supplier capacity and inventory resulting from consolidation of the airline industry;

•	our ability to grow adjacencies, such as our recent acquisition of Sprice and our controlling interest in eNett;

•	general economic and business conditions in the markets in which we operate, including fluctuations in currencies;

•	pricing, regulatory and other trends in the travel industry;

•	risks associated with doing business in multiple countries and in multiple currencies;

•	our ability to achieve expected cost savings from our efforts to improve operational efficiency;

•	covenant restrictions that may limit our ability to pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	maintenance and protection of our information technology and intellectual property; and

•	financing plans and access to adequate capital on favorable terms.

The foregoing list of important factors may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The factors listed under the heading “Risk Factors,” as well as other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in forward-looking statements. You should be aware that the occurrence of the events described under the heading “Risk Factors” and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. Other information about us is also available on our web site at http://www.travelport.com.

However, the information on the SEC’s web site and the information on our web site do not constitute a part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

Travelport Limited is a Bermuda company, TDS Investor (Luxembourg) S.à.r.l is a Luxembourg private limited liability company and Waltonville Limited is a Gibraltar company. A substantial portion of their assets, at any given time, is or may be located in jurisdictions outside the United States. Although the Parent Guarantor and the Intermediate Parent Guarantors have appointed CT Corporation System as their agent to receive service of process with respect to any actions against them arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to enforce against them judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

The Parent Guarantor has been advised by its Bermuda counsel that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against the Parent Guarantor depends on whether the U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over it, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would recognize such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment, (2) the U.S. court did not contravene the rules of natural justice of Bermuda, (3) the U.S. judgment was not obtained by fraud, (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda, (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (6) there is due compliance with the correct procedures under the laws of Bermuda.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of the Parent Guarantor’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they are likely to be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Parent Guarantor in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

Waltonville Limited has been advised by its Gibraltar counsel that there is no treaty in force between the United States and Gibraltar providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Gibraltar against Waltonville Limited depends on whether the U.S. court that entered the judgment is recognized by a Gibraltar court as having jurisdiction over it, as determined by reference to Gibraltar conflict of law rules. The courts of Gibraltar would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Gibraltar recognize such a U.S. judgment as long as the judgment is (1) final and conclusive, not obtained fraudulently, not contrary to public policy or obtained in breach of the rules of natural justice; (2) given on the merits by way of a final disposal of the matter; (3) given by a tribunal competent in terms of jurisdiction; and (4) for a debt or a sum of money and not a tax, fine or penalty.

In addition to and irrespective of jurisdictional issues, Gibraltar courts will not enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of

Waltonville Limited’s Gibraltar counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Gibraltar courts. It is unlikely that specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would be available under Gibraltar law or enforceable in a Gibraltar court, as they are likely to be contrary to Gibraltar public policy. Further, it is unlikely that a claim may be brought in Gibraltar against the Waltonville Limited in the first instance for a violation of U.S. federal securities laws because it is unlikely that any provisions of these laws have extraterritorial application under Gibraltar law and have force of law in Gibraltar.

TDS Investor (Luxembourg) S.à.r.l. has been advised by its Luxembourg counsel that there is no treaty in force between the United States and Luxembourg providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Luxembourg against TDS Investor (Luxembourg) S.à.r.l. depends on whether the U.S. court that entered the judgment is recognized by a Luxembourg court as having jurisdiction over it, both according to its own domestic laws and to the Luxembourg conflict of jurisdiction rules.

The courts of Luxembourg recognize a U.S. judgment as valid, final and conclusive to the extent that (1) the U.S. court properly had jurisdiction to hear and determine the matter, (2) the judgment of the U.S. court is final and enforceable in the U.S., (3) the U.S. court applied the proper law to the matter submitted to it, (4) the judgment of the U.S. court has not been obtained by fraud, but in compliance with the rights of the defendant, (5) the judgment of the U.S. court is not contrary to Luxembourg international public policy or have been given in proceedings of a penal nature and (6) the judgment of the U.S. court has extraterritorial scope

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus and may not contain all of the information you should consider before exchanging your outstanding notes for exchange notes. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the more detailed information in the financial statements and related notes included elsewhere in this prospectus.

Our Business

Travelport

We are a broad-based business services company and a leading provider of critical transaction processing solutions and data to companies operating in the global travel industry. We believe that we are one of the most diversified of such companies in the world both geographically and in the scope of the services we provide. For the year ended December 31, 2009, our net revenue was $2.25 billion, Travelport Adjusted EBITDA was $632 million and our net loss was $869 million. For the six month period ended June 30, 2010, our net revenue was $1.18 billion, Travelport Adjusted EBITDA was $315 million and our net income was $1 million. For a definition of Travelport Adjusted EBITDA and a reconciliation of Travelport Adjusted EBITDA to net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Our Business

We are comprised of two businesses, the global distribution system (“GDS”) business (which includes our GDS transaction processing services and our airline information technology solutions businesses) and the Gullivers Travel Associates (“GTA”) business, a leading global, multi-channel provider of hotel and ground services.

Our GDS business consists of the Travelport GDSs, which provide aggregation, search and transaction processing services to travel suppliers and travel agencies, allowing travel agencies to search, compare, process and book tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds. Our GDS business operates three systems, Galileo, Apollo and Worldspan, across approximately 160 countries to provide travel agencies with booking technology and access to considerable supplier inventory that we aggregate from airlines, hotels, car rental companies, rail networks, cruise and tour operators, and destination service providers. Our GDS business provides travel distribution services to more than 950 travel suppliers and approximately 60,000 online and offline travel agencies, which in turn serve millions of end consumers globally. In 2009, approximately 148 million tickets were issued through our GDS business, with approximately four billion fares available at any one time. Our GDS business executed an average of 75 million searches and processed up to 1.6 billion travel-related messages per day in 2009.

Within our GDS business, our airline information technology solutions business (“Airline IT Solutions”) provides hosting solutions and information technology (“IT”) subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. Our Airline IT Solutions business manages the mission-critical reservations and related systems for United Air Lines, Inc. (“United”) and the combined Delta Air Lines, Inc./Northwest Airlines Corp. (“Delta”), as well as eight other airlines. Our Airline IT Solutions business also provides an array of leading-edge IT software subscription services, directly and indirectly, to 241 airlines and airline ground handlers globally. We estimate that our IT services were used in the handling of approximately 560 million boarded airline passengers in 2009.

Our GTA business receives access to accommodation, ground travel, sightseeing and other destination services from travel suppliers at negotiated rates and then distributes this inventory in over 130 countries, through multiple channels to other travel wholesalers, tour operators and travel agencies, as well as directly to consumers via its affiliate channels. GTA has an inventory of approximately 27,000 hotels worldwide, a substantial number of which are independent of major hotel chains, and over 56 million hotel rooms on an annual basis.

Our Competitive Strengths

We believe that our historical success in the businesses in which we operate and our expected growth are driven primarily by the following key strengths:

Mission-critical transaction processor and data provider to the global travel industry.  Our worldwide distribution system powers travel bookings on a global scale, connecting buyers and sellers in approximately 160 countries. The Travelport GDSs allow us to play a central role in the travel industry value chain, serving as a critical link in matching travel suppliers (including airlines, hotels, car rental companies, rail networks, cruise and tour operators and destination service providers) with travelers (through traditional and online travel agencies, travel management companies, corporate travel departments, tour operators and other wholesalers of travel products).

Favorable industry growth fundamentals and well positioned to perform strongly through a cyclical recovery.  The global travel industry generated approximately $2.3 trillion in revenue in 2009, making it one of the largest industries in the world. Although the global travel industry declined in 2009 due to the global economic downturn, its fundamentals remain robust, and the industry is forecast to grow by approximately $100 billion per year, at a compound annual growth rate (“CAGR”) of 3%, from 2010 to 2014. This expected growth should be driven by ongoing globalization of the economy (with increased business travel), rising global incomes (enabling greater numbers of people to afford travel) and increasing travel supply (such as air and hotel capacity). We should benefit from these favorable industry growth fundamentals.

Globally diversified GDS platform with a uniquely balanced global footprint and a leading position across Asia Pacific (“APAC”), the Americas, Europe and Middle East and Africa (“MEA”) regions.   We have the number two position in each of APAC, the Americas, Europe and MEA regions, based on GDS-processed air segments booked for the year ended December 31, 2009, with our businesses accounting for 31%, 31%, 23% and 38% of such segments in these regions, respectively. Our leading presence in each region in which we operate has the dual benefit of enabling our travel suppliers to reach end customers, particularly those outside a travel supplier’s home market, on a global basis, and providing travel agencies with access to travel content on a global scale.

Global network of long-term relationships with travel suppliers and travel agencies.  Our businesses have served the travel industry for over 30 years, during which time we have maintained strong relationships with many of our original travel suppliers. These historical ties, together with the long-term nature of many of our contracts with travel suppliers, provide high visibility with respect to the travel content we offer and the related revenue it generates. We believe that our relationships with our customers, which date to the creation of the Travelport GDSs, are strong and we continue to work with each of them to preserve these relationships. We also benefit from long-term relationships with our travel agency customers. Maintaining a broad base of travel suppliers and travel agencies positions us to benefit from the network effects arising out of the interaction between the hundreds of travel suppliers and thousands of travel agencies we serve.

State of the art technology and innovative product pipeline that strengthens the value of the GDS platform and facilitates revenue growth.   In response to changing travel distribution dynamics, we have invested $510 million since 2002 in IT infrastructure, including upgrading our data center, and $125 million over the last four years in a pipeline of innovative products and services to drive growth and encourage travel suppliers and travel agencies to make greater use of our GDSs. In addition, in April 2010, we announced a multi-year agreement with International Business Machines Corporation (“IBM”) under which IBM will deliver significant upgrades to our existing systems architecture and software infrastructure of our technology platform. We have also introduced or are currently developing a number of new products and services, such as our e-pricing shopping product and our Universal Desktop product for agency customers, which reflect our ongoing investment in improving the functionality of our GDS platform and responding to the changing requirements of travel suppliers and travel agencies.

High margins, low cost position and low taxes drive strong cash flow.  Our financial performance has been characterized by consistently high margins and stable cash flow generation, as measured by net cash provided by operating activities of continuing operations. Our strong cash flow generation is driven by our efficient cost structure, modest capital expenditure requirements following our substantial investment in IT infrastructure, limited working capital needs due to our transaction-based business model, cost management activities and low cash taxes.

Proven management team that has established a growth-oriented culture focused on innovation and cost efficiency.  Our senior management team has a strong track record across the travel distribution and broader technology services industries. While implementing our IT investment program and developing an innovative product pipeline, our management team successfully reduced our operating expenses as a percentage of revenue every year for the past three years. Management also improved our capital structure by repurchasing at a discount between 2008 and 2009 approximately $1 billion of outstanding debt that we are liable to repay, principally using cash generated by our operations. We believe that we are now the lowest-cost provider of GDS services.

Our Strategies

We aim to leverage our strengths to increase revenues and improve profitability by pursuing the following strategies:

Expand further in attractive and growing regions and customer channels.  We intend to grow our share in all regions globally by executing initiatives to increase our share of bookings from existing customers, particularly those with relationships with more than one GDS, and by winning new customers. We seek to capitalize on our strong position in the Americas and Europe, which are currently the largest travel markets. We also intend to increase share in the high-growth regions of MEA, APAC and countries such as India and in Russia where we recently entered into a transaction with Sirena Travel to distribute our GDS services to 16,000 domestic terminals throughout Russia. Moreover, our balanced geographical footprint, combined with the strong reputation and breadth of our GDS business, should aid us in sourcing additional content from current and new travel suppliers, particularly those seeking to increase sales outside their respective home countries.

Expand breadth and depth of available travel-related content from travel suppliers.  We seek to expand our range of travel-related content, particularly from low cost carriers (“LCCs”), to preserve our competitive position and increase our share of total GDS bookings. In addition, we are extending our range of land and sea travel content to the GDS platform, particularly hotel and travel packages as well as rail content. We anticipate that, as we expand our range of land and sea content and improve the workflow on our agent desktop, we will be able to leverage the breadth of our air travel content to increase bookings that comprise both air segments and land and sea segments. In the GTA business, we are focused on extending hotel distribution by further increasing the number of hotel properties, particularly independent and local hotels which benefit from our assistance in marketing their content to long-haul travelers from outside the hotel’s home market, in addition to expanding the number of hotels with chain deals and targeting short-haul travelers.

Deliver improved tools and technology to meet the needs of travel suppliers and travel agencies.  We intend to utilize our innovative product pipeline to help grow share and revenues related to GDS bookings, to enhance travel agencies’ attachment to our GDS platform, to generate new revenue streams and to increase uptake of our IT services by travel suppliers and travel agencies. With respect to travel suppliers, we are expanding our merchandising and advertising solutions which allow a travel supplier to make targeted offerings to desired customer segments in specific locations. With respect to travel agencies, we aim to grow our share of GDS bookings and further enhance our sources of revenue by offering IT products and services to travel agencies.

Develop new pricing models to reflect the added value of our distributions solutions and balanced, global footprint provide to our suppliers and to improve our profitability.   Our GDS business has already introduced pricing models with some travel suppliers that are designed to tighten the link between the value we provide and the price we charge in our GDS business. For example, we have implemented a “home/away” model where we charge travel suppliers more for GDS-processed air segments booked from outside their home market. As marketing and distribution efforts of travel suppliers are typically focused on their respective home markets, the distribution solutions we provide for such segments are more valuable. Moreover, we believe that we are well positioned to capture growth in this area due to our ability to offer distribution solutions to suppliers outside our home markets on a scale significantly exceeding that of our competitors, which are largely regionally concentrated and lack our balanced, global footprint. In addition, we are increasingly assisting travel suppliers in developing up-selling and cross-selling opportunities through targeted advertising, as well as integrating sales of unbundled air travel products, such as seat assignments and baggage fees.

Improve operational efficiency and de-lever to drive earnings growth.  We benefit from a favorable operational structure as a result of our low-cost position, scalable infrastructure, modest capital expenditure requirements and good working capital dynamics. Our management team continues to implement measures to reduce operating expenses in order to maintain our cash flow generation, as measured by net cash provided by operating activities of continuing operations and to improve profitability.

Company History

Galileo, the cornerstone of our GDS business, began as the United Airlines Apollo computerized reservation system in 1971 in the United States. In 1997, Galileo International became a publicly listed company on the New York and Chicago Stock Exchanges. In October 2001, Galileo was acquired by Cendant Corporation (“Cendant”) (now, Avis Budget Group, Inc.). As part of Cendant from 2001 to 2006, Travelport completed a series of acquisitions, including Orbitz, Inc. in November 2004 and Gullivers Travel Associates (which forms the base of our GTA business) in April 2005.

Travelport Limited was formed on July 13, 2006 to acquire the travel distribution services businesses of Cendant (the “Cendant Acquisition”). On August 23, 2006, the Cendant Acquisition was completed, and we were acquired by affiliates of The Blackstone Group (“Blackstone”), affiliates of Technology Crossover Ventures (“TCV”) and certain existing and former members of our management. One Equity Partners (“OEP”) acquired an economic interest in us in December 2006. On July 25, 2007, Orbitz Worldwide, Inc. (“Orbitz Worldwide”) completed an initial public offering of common stock on the New York Stock Exchange. On October 31, 2007, we transferred approximately 11% of the outstanding equity of Orbitz Worldwide out of us, leaving approximately 48% of Orbitz Worldwide’s outstanding equity under our control, and since then we have accounted for our remaining investment in Orbitz Worldwide using the equity method. On January 26, 2010, we purchased $50 million of newly issued common shares of Orbitz Worldwide pursuant to an agreement with Orbitz Worldwide. After this investment, and a simultaneous exchange between Orbitz Worldwide and PAR Investment Partners of approximately $49.68 million of Orbitz Worldwide debt for common shares of Orbitz Worldwide, we continue to own approximately 48% of Orbitz Worldwide’s outstanding common stock.

On August 21, 2007, we completed the acquisition of Worldspan Technologies, Inc. (“Worldspan”) for $1.3 billion (the “Worldspan Acquisition”). Worldspan operated as an independent GDS based in the United States before becoming part of the Travelport GDS business in August 2007. The Worldspan system resulted from the combination of Delta, TWA and Northwest GDS systems in the early 1990s.

Additional Information

Our principal executive offices in the United States are located at 405 Lexington Avenue, New York, New York 10174. Our telephone number at that address is (212) 915-9150.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On August 18, 2010, we completed the private placement of $250,000,000 aggregate principal amount of 9% Senior Notes due 2016 (the “outstanding notes”). The term “exchange notes” refers to 9% Senior Notes due 2016, as registered under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated or the context requires otherwise, the term “notes” refers to both the outstanding notes and the exchange notes.

As part of that private placement, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, dated as of August 18, 2010, in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding notes. Below is a summary of the exchange offer.

General	In connection with the private placement, we entered into a registration rights agreement with Credit Suisse Securities (USA) LLC, as the representative of the initial purchasers (the “initial purchasers”), the initial purchasers of the outstanding notes, in which we and the guarantors agreed, among other things, to use our reasonable best efforts to complete the exchange offer for the outstanding notes within 360 days after the date of issuance of the outstanding notes.

You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

• The exchange notes have been registered under the Securities Act;

• the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

• certain additional interest rate provisions are no longer applicable.

Exchange Offer	We are offering to issue up to $250 million aggregate principal amount of the exchange notes in exchange for a like principal amount of the outstanding notes to satisfy our obligations under the registration rights agreement that was executed when the outstanding notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Outstanding notes may be tendered in minimum denominations of principal amount of $2,000 and integral multiples of $2,000. We will issue the exchange notes promptly after expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange; Period for Tendering Outstanding Notes.”

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless extended by us. By tendering your outstanding notes, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• neither you nor anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in a distribution of the exchange notes, as defined in the Securities Act;

• you are not holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the exchange notes you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any outstanding notes tendered in the exchange offer at any time prior to 12:00 a.m. midnight, New York City time, on , 2010. If we decide for any reason not to accept any outstanding notes tendered for exchange, the outstanding notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted outstanding notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered outstanding notes, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Outstanding Notes” and the “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Not Exchanging Your Outstanding Notes	If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will not have any further registration or exchange rights and your outstanding notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of the exchange notes may adversely affect the liquidity of your outstanding notes. See “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

Procedures for Tendering the Outstanding Notes	You must do the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your outstanding notes by sending the certificates for your outstanding notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent,” or

• tender your outstanding notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your outstanding notes in the exchange offer, The Bank of Nova Scotia Trust Company of New York, as exchange agent, must receive a confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the person in whose name the outstanding notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your outstanding notes, you must either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the person in whose name the outstanding notes are registered.

Certain Material U.S. Federal Income Tax Considerations	The exchange of the outstanding notes for exchange notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	The Bank of Nova Scotia Trust Company of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC as set forth in no-action letters issued to the third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the exchange notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the exchange notes in the exchange offer in the ordinary course of your business;

• you are participating or intend to participate, or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes, you will receive in the exchange offer; or

• you are holding outstanding notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.

If you fall within one of the exceptions listed above, you cannot rely on the applicable interpretations of the staff of the SEC and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Outstanding Notes” for more information.

Broker-Dealer	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its outstanding notes directly from us:

• may not rely on the applicable interpretations of the staff or the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988); Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991); or Shearman & Sterling, SEC no-Action Letter (July 2, 1993); and

• must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Senior Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuer	Travelport LLC, a Delaware limited liability company, and Travelport Inc., a Delaware corporation.

Notes Offered	Up to $250 million aggregate principal amount of 9% Senior Notes due 2016.

Maturity	The exchange notes will mature on March 1, 2016.

Interest Rate	The exchange notes will bear interest at a rate of 9% per annum.

Interest Payment Dates	Interest on the exchange notes will be payable on March 1 and September 1 of each year, commencing March 1, 2011.

Ranking	The exchange notes will be senior unsecured obligations of the Issuer and will:

• rank senior in right of payment to all existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes;

• rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes; and

• be effectively subordinated in right of payment to all existing and future secured debt (including obligations under the senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange notes.

Guarantees	Each of our subsidiaries that guarantees the obligations under our senior secured credit facilities, the Parent Guarantor and the Intermediate Parent Guarantors will initially jointly and severally and unconditionally guarantee the exchange notes on a senior unsecured basis. The guarantees of the exchange notes will rank equally with all other senior indebtedness of the guarantors. None of our foreign subsidiaries or non-wholly owned subsidiaries will guarantee the exchange notes offered hereby. Our non-guarantor subsidiaries accounted for approximately $1,212 million, or 54%, of our net revenue and approximately $(806) million of our operating loss, inclusive of an $833 million impairment charge, in each case for the year ended December 31, 2009.

Optional Redemption	At any time prior to September 1, 2013, the Issuer may redeem some or all of the exchange notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Senior Notes — Optional Redemption”) plus accrued and unpaid interest to the redemption date. At any time on or after September 1, 2013, the Issuer may redeem some or all of the exchange notes at the redemption prices listed under “Description of Senior Notes —

Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	At any time prior to September 1, 2013, the Issuer may redeem up to 35% of the exchange notes with proceeds that the Issuer or one of its parent companies raises in one or more equity offerings at the redemption price set forth in this prospectus so long as at least 50% of the aggregate principal amount of the exchange notes issued remains outstanding. See “Description of Senior Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, the Issuer will be required to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Senior Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Indenture Provisions	The Issuer will issue the exchange notes under the indenture. The indenture governing the exchange notes contains covenants limiting the Parent Guarantor’s ability and the ability of its restricted subsidiaries to:

• incur additional debt or issue certain preferred shares;

• pay dividends on or make distributions in respect of their capital stock or make other restricted payments;

• make certain investments;

• sell certain assets;

• create liens on certain assets to secure debt;

• consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

• enter into certain transactions with their affiliates; and

• designate their subsidiaries as unrestricted subsidiaries.

These covenants will be subject to a number of important limitations and exceptions. During any period in which the exchange notes have an Investment Grade Rating (as defined), we will not be subject to many of the covenants. See “Description of Senior Notes — Certain Covenants.”

Trading	The exchange notes generally will be freely tradable but will also be a new issue of securities for which there is currently no established trading market. An active or liquid market may not develop for the exchange notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the exchange notes on any exchange or automated dealer quotation system.

Risk Factors

Holding the exchange notes involves a high degree of risk. You should carefully consider the risk factors set forth under the heading “Risk Factors” and the other information contained in this prospectus prior to exchanging the outstanding notes for exchange notes.

Summary Historical Consolidated Financial and other Data

The following table provides summarized historical consolidated financial and other data. The consolidated statement of operations data and the statement of cash flows data for the years ended December 31, 2009, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from our audited financial statements which are included elsewhere in this prospectus.

The consolidated statement of operations data and cash flows data for the six months ended June 30, 2010 and 2009 and the balance sheet data as of June 30, 2010 have been derived from our unaudited consolidated condensed financial statements included elsewhere in this prospectus. The unaudited summary consolidated condensed financial statements have been prepared on a basis consistent with the basis on which our audited financial statements has been prepared and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

On August 21, 2007, we acquired 100% of Worldspan for approximately $1.3 billion in cash and other consideration. Worldspan is a provider of electronic distribution of travel information services serving customers in more than 60 countries worldwide and its results are included as part of our GDS segment from the acquisition date forward.

We were the sole owner of Orbitz Worldwide until July 25, 2007 when Orbitz Worldwide sold approximately 41% of its shares of common stock upon completing its initial public offering. We continued to consolidate the results of Orbitz Worldwide until October 31, 2007 when, pursuant to an internal restructuring, we transferred approximately 11% of the then outstanding equity in Orbitz Worldwide out of us. As a result of this transaction, effective October 31, 2007, we no longer consolidate Orbitz Worldwide, and account for our investment in Orbitz Worldwide under the equity method of accounting.

The summary historical financial and other data presented below should be read in conjunction with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statements of Operations

	Six Months	Six Months
	Ended	Ended	Year Ended	Year Ended	Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(In $ millions)

Net revenue	1,179	1,145	2,248	2,527	2,780

Costs and expenses
Cost of revenue	608	564	1,090	1,257	1,170
Selling, general and administrative	289	277	567	648	1,287
Separation and restructuring charges	5	13	19	27	90
Depreciation and amortization	122	124	243	263	248
Impairment of goodwill and other intangible assets	—	—	833	1	1
Other (income) expense	—	(5)	(5)	7	2

Total costs and expenses	1,024	973	2,747	2,203	2,798

Operating income (loss)	155	172	(499)	324	(18)
Interest expense, net	(129)	(138)	(286)	(342)	(373)
Gain on early extinguishment of debt	—	6	10	29	—

Income (loss) from continuing operations before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide	26	40	(775)	11	(391)
(Provision) benefit for income taxes	(27)	(14)	68	(43)	(41)
Equity in earnings (losses) of investment in Orbitz Worldwide	2	(156)	(162)	(144)	(4)

Net income (loss) from continuing operations, net of tax	1	(130)	(869)	(176)	(436)

Net income (loss)	1	(130)	(869)	(176)	(443)

Balance Sheets

	June 30,	December 31,	December 31,	December 31,
	2010	2009	2008	2007
	(In $ millions)

Cash and cash equivalents	167	217	345	309
All other current assets	573	524	557	714
Property and equipment, net	548	452	491	532
Goodwill and other intangible assets, net	2,731	2,887	3,789	3,984
All other non-current assets	320	266	388	611

Total assets	4,339	4,346	5,570	6,150

Accounts payable, accrued expenses and other current liabilities	1,144	927	923	1,043
Long-term debt	3,499	3,640	3,783	3,751
All other non-current liabilities	357	371	445	466

Total liabilities	5,000	4,938	5,151	5,260
Total (deficit) equity	(661)	(592)	419	890

Total liabilities and equity	4,339	4,346	5,570	6,150

Statements of Cash Flows

	Six Months	Six Months
	Ended	Ended	Year Ended	Year Ended	Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(In $ millions)

Net cash provided by operating activities of continuing operations	204	134	239	124	224
Net cash used in investing activities of continuing operations	(202)	(15)	(55)	(84)	(1,141)
Net cash (used in) provided by financing activities of continuing operations	(42)	(185)	(317)	6	1,137
Effect of changes in exchange rates on cash and cash equivalents	(10)	4	5	(10)	4

Net (decrease) increase in cash and cash equivalents of continuing operations	(50)	(62)	(128)	36	224

Other Financial Data(1)

	Six Months		Six Months
	Ended		Ended		Year Ended	Year Ended		Year Ended
	June,		June,		December 31,	December 31,		December 31,
	2010		2009		2009	2008		2007
	(In $ millions, except ratio data)

Travelport Adjusted EBITDA	315		315		632	716		548
Unlevered free cash flow	179		246		436	326		456
Ratio of earnings to fixed charges(2)	1.19	x	1.28	x	n/a	1.04	x	n/a

(1)	Travelport Adjusted EBITDA and unlevered free cash flow are non-GAAP financial measures. These measures should not be considered as measures of liquidity or cash flow from operations or as measures comparable to net income as determined under U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for detailed definitions of Travelport Adjusted EBITDA and unlevered free cash flow, respectively, a reconciliation of these measures to the comparable U.S. GAAP measure and an explanation related to the presentation of such measures, including a description of the limitations of use.

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes plus fixed charges. Fixed charges comprise interest which includes amortization of debt financing costs and the interest portion of rental payments. Due to the losses in 2009 and 2007, earnings were insufficient to cover fixed charges by $775 million and $391 million, respectively.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus before deciding to tender your outstanding notes and participate in the exchange offer. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to the exchange notes offered hereby. The risks and uncertainties described below are not intended to be exhaustive but represent the risks that we believe are material. Additional risks and uncertainties not presently known to us, or which we currently deem immaterial, may also have a material adverse effect on our business, financial condition and operating results and could therefore affect your investment in the exchange notes.

Risks Relating to the Exchange Offer and Holding the Notes

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on the certificates for your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act. In addition, if a large number of outstanding notes are exchanged for exchange notes and there is only small amount of outstanding notes outstanding, there may not be an active market in the outstanding notes, which may adversely affect the market price and liquidity of the outstanding notes. For further information regarding the consequences of tendering your outstanding notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes” and “Certain Material U.S. Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Outstanding Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit agreement (the “Credit Agreement”) and the indenture governing the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our Credit Agreement and each guarantor’s obligations under their guarantees of the Credit Agreement are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Credit Agreement, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes offered hereby at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of June 30, 2010, we had approximately $2.3 billion of senior secured indebtedness, all of which was indebtedness under our Credit Agreement, not including availability of $240 million under our revolving credit facility, $8 million available to be drawn under our $150 million synthetic letter of credit facility, and the option to raise incremental senior secured credit facilities of up to $350 million. The indenture governing the notes offered hereby will permit us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our foreign subsidiaries, non-wholly owned domestic subsidiaries and receivables subsidiaries because they will not guarantee the notes.

The notes will not be guaranteed by our foreign subsidiaries or non-wholly owned domestic subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

Our non-guarantor subsidiaries accounted for approximately $1,212 million, or 54%, of our net revenue, and approximately $(806) million of our operating loss, inclusive of an $833 million impairment charge, in each case for the year ended December 31, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our non-guarantor subsidiaries accounted for approximately $674 million, or 57%, of our net revenue and contributed an operating loss of approximately $(38) million to our operating income, in each case for the six months ended June 30, 2010.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indenture governing the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our Credit Agreement, the indenture governing the notes offered hereby and the indentures governing the Senior Notes due 2014 and the senior subordinated notes due 2016. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, under the terms of our Credit Agreement a change of control would be an event of default. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Credit Agreement. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes offered hereby and a cross-default under the Credit Agreement. The Credit Agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under the senior secured credit facilities will have the discretion to release the guarantors under the Credit Agreement in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby, at the discretion of lenders under the senior secured credit facilities, if the related guarantor is no longer a guarantor of obligations under the senior secured credit facilities or any other indebtedness. See “Description of Senior Notes.” The lenders under the senior secured credit facilities will have the discretion to release the guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered solvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We have no operations of our own and may not have sufficient cash to make payments on the notes.

The Issuer, the Intermediate Parent Guarantors and the Parent Guarantor have no operations of their own and derive substantially all of their revenue and cash flows from their subsidiaries. Their principal assets are the equity interests they hold in their operating subsidiaries. As a result, these entities are dependent upon dividends and other payments from their subsidiaries to generate the funds necessary to meet their outstanding debt service and other obligations. The subsidiaries may not generate sufficient cash from operations to enable the Issuer, the Intermediate Parent Guarantors or the Parent Guarantor to make principal and interest payments on their indebtedness, including the notes. In addition, any payments on dividends, distributions, loans or advances to them by their subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law, taxation and monetary transfer restrictions in the jurisdictions in which the subsidiaries operate. In addition, payments to them by their subsidiaries will be contingent upon the subsidiaries’ earnings. The subsidiaries are, or in the future may be, subject to agreements that may restrict payments from the applicable subsidiary to the Issuer, the Intermediate Parent Guarantors or the Parent Guarantor. While the indenture governing the notes offered hereby and the new senior secured credit facilities will provide for limitations on these restrictions, we cannot assure you that agreements governing the current and future indebtedness of their subsidiaries will permit the applicable subsidiary to provide them with sufficient cash to fund payments on the notes when due.

Under the indenture that governs the exchange notes offered hereby, we would have had the capacity to make certain payments, including dividends, of up to approximately $140 million as of June 30, 2010.

The indenture that governs the exchange notes offered hereby limits our ability to make certain payments, including dividends to service parent company debt obligations, loans or investments or the redemption or retirement of any equity interests and indebtedness subordinated to the notes. However, these limitations are based on a calculation of our net income, equity issuances, receipt of capital contributions and return on certain investments since July 1, 2006 (as defined under the indenture that governs the notes offered hereby), rather than since the date of this offering. Accordingly, as of June 30, 2010, we would have had the capacity to make certain payments, including dividends to service parent company debt obligations, of up to approximately $140 million (a portion of which is available only upon achievement of a minimum fixed charge coverage test) under the indenture that governs the notes offered hereby. See “Description of Senior Notes — Certain Covenants — Limitation on Restricted Payments.” Under the terms of our Credit Agreement, we have a smaller capacity to make such payments, including dividends, to service parent company debt obligations.

You cannot be sure that an active trading market will develop for the exchange notes.

There is no existing trading market for the exchange notes. We have not applied for, nor do we intend to apply for, listing or quotation of the exchange notes on any exchange or any automated dealer quotation system. We cannot assure you that a trading market for the exchange notes will develop or exist. Therefore, we do not know how liquid the market for the exchange notes might be, nor can we make any assurances regarding the ability of holders of the exchange notes to sell their exchange notes or the price at which the exchange notes might be sold. As a result, the market price of the exchange notes could be adversely affected. Historically, the market for non-investment grade debt, such as the exchange notes, has been subject to disruptions that have caused volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the exchange notes.

Risks Relating to Our Business

Market and Industry Risks

Our revenue is derived from the global travel industry and a prolonged or substantial decrease in global travel volume, particularly air travel, as well as other industry trends, could adversely affect us.

Our revenue is derived from the global travel industry. As a result, our revenue is directly related to the overall level of travel activity, particularly air travel volume, and is therefore significantly impacted by declines in, or disruptions to, travel in any region due to factors entirely outside of our control. Such factors include:

•	global security issues, political instability, acts or threats of terrorism, hostilities or war and other political issues that could adversely affect global air travel volume;

•	epidemics or pandemics, such as H1N1 “swine” flu, avian flu and Severe Acute Respiratory Syndrome (“SARS”);

•	natural disasters, such as hurricanes, earthquakes and the recent volcanic eruptions in Iceland;

•	general economic conditions, particularly to the extent that adverse conditions may cause a decline in travel volume, such as the recent crisis in the global credit and financial markets, diminished liquidity and credit availability, declines in consumer confidence and discretionary income, declines in economic growth, increases in unemployment rates and uncertainty about economic stability;

•	the financial condition of travel suppliers, including airlines and hotels, and the impact of any changes such as airline bankruptcies or consolidations on the cost and availability of air travel and hotel rooms;

•	changes to laws and regulations governing the airline and travel industry and the adoption of new laws and regulations detrimental to operations, including environmental and tax laws and regulations;

•	fuel price escalation;

•	work stoppages or labor unrest at any of the major airlines or other travel suppliers or at airports;

•	increased security, particularly airport security that could reduce the convenience of air travel;

•	travelers’ perception of the occurrence of travel-related accidents, of the environmental impact of air travel, particularly in regards to CO2 emissions, or of the scope, severity and timing of the other factors described above; and

•	changes in occupancy and room rates achieved by hotels.

If there were to be a prolonged substantial decrease in travel volume, particularly air travel volume, for these or any other reason, it would have an adverse impact on our business, financial condition and results of operations.

We may also be adversely affected by shifting trends in the travel industry. For example, a significant portion of the revenue of our GTA business is attributable to the distribution of accommodation, destination services and transportation that are combined by traditional wholesale and tour operators or GTA into travel packages for group and individual travelers. In certain markets, we believe an increasing proportion of travel is shifting away from that method of organizing and booking travel towards more independent, unpackaged travel, where travelers book the individual components of their travel separately. To the extent that our GTA business or other components of our business are unable to adapt to such shifting trends, our results of operations may be adversely affected.

The travel industry may continue to shrink in the absence of a global recovery in macroeconomic and business conditions or may not grow in line with long-term historical trends following any recovery.

As a participant in the global travel industry, our business and operating results are impacted by global economic conditions, including the recent European debt crisis, a slowdown in growth of the Chinese economy, a prolonged slow economic recovery in Japan and a general reduction in net disposable income as a result of fiscal measures adopted by countries to address high levels of budgetary indebtedness, which may adversely affect our business, results of operations and financial condition. In our industry, the recent financial crisis and global recession have resulted in higher unemployment, a decline in consumer confidence, large-scale business failures and tightened credit markets. As a result, the global travel industry, which historically has grown at a rate in excess of global GDP growth during economic expansions, has experienced a cyclical downturn. In particular, the decrease in corporate travel, which decreased 20% year-on-year as measured by our corporate account segments in the year ended December 31, 2009, has adversely affected performance of our GDS business, while the decrease in discretionary spending on travel has adversely affected the GTA business, which decreased 12% as measured by room nights sold in the year ended December 31, 2009. A continuation of recent adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs, particularly an expected rise in the price of crude oil, and other matters could reduce discretionary spending further and cause the travel industry to continue to contract. In addition, the global economy may not recover as quickly or to the extent anticipated, and consumer spending on leisure travel and business spending on corporate travel may not increase despite improvement in economic conditions. As a result, our business may not benefit from a broader macroeconomic recovery, which could adversely affect our business, financial condition or results of operations.

The travel industry is highly competitive, and we are subject to risks relating to competition that may adversely affect our performance.

Our businesses operate in highly competitive industries. If we cannot compete effectively, we may lose share to our competitors, which may adversely affect our financial performance. Our continued success depends, to a large extent, upon our ability to compete effectively in industries that contain numerous competitors, some of which may have significantly greater financial, marketing, personnel and other resources than us.

GDS business

Our GDSs have two different categories of customers, namely travel suppliers, which provide travel content to our GDSs, and travel agencies, which shop for and book that content on behalf of end customers. The inter-dependence of effectively serving these customer groups, and the resulting network effects, may impact the GDS business’ ability to attract customers. If the GDS business is unable to attract a sufficient number of travel suppliers to provide travel content, its ability to service travel agencies will be adversely impacted. Conversely, if the GDS business is unable to attract a sufficient number of travel agencies, its ability to maintain its large base of travel suppliers and attract new travel suppliers will be impaired.

In addition to supplying sufficient content, the ability of our GDSs to attract travel agencies is dependent on the development of new products to enhance our GDS platform and on the provision of adequate financial incentives to travel agencies. Competition to attract travel agencies is particularly intense as travel agencies, particularly larger ones, are dual automated (meaning they subscribe to more than one GDS at any given time). We also have had to, and expect that it will continue in certain circumstances to be necessary to, increase financial assistance to travel agencies in connection with renewals of their contracts, which may in the future reduce margins in the GDS business. If travel agencies are dissatisfied with our GDS platform or we do not pay adequate commissions or provide other incentives to travel agencies to remain competitive, our GDSs may lose a number of travel agency customers.

Our GDSs compete against other traditional GDSs operated by Amadeus, Sabre, regional participants such as Abacus, as well as against alternative distribution technologies. Our GDSs also compete against direct distribution of travel content by travel suppliers, such as airlines, hotels and car rental companies, many of which distribute all or part of their inventory directly through their own travel distribution websites (known as “supplier.com websites”). In addition, our GDSs compete against travel suppliers that supply content directly to travel agencies as well as new companies in the GDS industry that are developing distribution systems without the large technology investment and network costs of a traditional GDS.

Our share of GDS-processed segments processed by the GDS industry declined from 33% in 2007 immediately following the Worldspan Acquisition to 29% in 2009. This decline can be primarily attributed to the loss of Worldspan’s business with Expedia, Inc. (“Expedia”), a decision that Expedia made prior to the Worldspan Acquisition but which impacted us after the Worldspan Acquisition, and our decision to establish direct sales and marketing operations in the United Arab Emirates, Saudi Arabia and Egypt, leading to a loss in volume as a result of transitioning from relying on third party national distribution companies (“NDCs”) in these countries. Although we have taken steps to address these developments, our GDSs could continue to lose share or may fail to increase our share of GDS bookings.

The Airline IT Solutions sector of the travel industry is highly fragmented. We compete with airlines that run applications in-house and multiple external providers of IT services. Competition within the IT services industry is segmented by the type of service offering. For example, reservations and other system services competitors include Amadeus, HP Enterprise Services, Navitaire Inc., Sabre, Unisys Corporation and SITA, as well as airlines that provide the services and support for their own internal reservation system services and also host external airlines. Our ability to market business intelligence products is dependent on our perceived competitive position and the value of the information obtained through the GDS business, particularly compared to PaxIS, an IATA product, and products distributed by Amadeus and Sabre.

GTA business

The wholesale travel industry is highly fragmented, and GTA competes with global, regional and local wholesalers of accommodation, transportation, sightseeing and other travel-related products and services, including, among others, Miki Travel Limited, TUI Travel PLC’s Hotelbeds, Kuoni Travel Ltd. and Tourico Holidays, Inc., regional or specialist wholesalers of travel-related products and services, and global, regional and local online hotel retailers in the Americas, Europe, MEA and APAC.

Some of our competitors in the GTA business may be able to secure services and products from travel suppliers on more favorable terms than we can. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. The enhanced presence of online travel agencies, for example, is placing pressure on GTA’s ability to secure allocations of hotel rooms.

Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business, financial condition or results of operations.

If we fail to develop and deliver new innovative products or enhance our existing products and services in a timely and cost-effective manner in response to rapid technological change and market demands, our business will suffer.

Our industry is subject to constant and rapid technological change and product obsolescence as customers and competitors create new and innovative products and technologies. Products or technologies developed by our competitors may render our products or technologies obsolete or noncompetitive. We must develop innovative products and services and enhance our existing products and services to meet rapidly evolving market demands to attract travel agencies. The development process to design leading, sustainable and desirable products to generate new revenue streams and profits is lengthy and requires us to accurately anticipate technological changes and market trends. Developing and enhancing these products is uncertain and can be time-consuming, costly and complex. If we do not continue to develop innovative products that are in demand by our customers, we may be unable to maintain existing customers or attract new customers. Customer and market requirements can change during the development process. There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications, not be competitive with products or services from our competitors that offer comparable or superior performance and functionality or fail to generate new revenue streams and profits. Our business will suffer if we fail to develop and introduce new innovative products and services or product and service enhancements on a timely and cost-effective basis.

Trends in pricing and other terms of agreements among airlines and travel agencies have reduced, and could further reduce in the future, our revenue and margins.

A significant portion of our revenue is derived from fees paid by airlines for bookings made through our GDSs. Airlines have sought to reduce or eliminate these fees in an effort to reduce distribution costs. One manner in which they have done so is to differentiate the content, in this case, the fares and inventory, that they provide to us and to our GDS competitors from the content that they distribute directly themselves. In these cases, airlines provide some of their content to GDSs, while withholding other content, such as lower cost web fares, for distribution via their own supplier.com websites unless the GDSs agree to participate in a cost reduction program. Certain airlines have also threatened to withdraw content, in whole or in part, from individual GDSs as a means of obtaining lower booking fees or, alternatively, to charge GDSs to access their lower cost web fares. Airlines also have aggressively expanded their use of the direct online distribution model for tickets in the United States and in Europe in the last ten years, with such ticket sales generating more than 30% of revenue for airlines in the United States in 2008, compared to less than 3% of revenue in 1999. There also has been an increase in the number of airlines which have introduced unbundled, “à la carte” sales and optional services, such as fees for checked baggage or premium seats, which threaten to further fragment content and disadvantage GDSs by making it more difficult to deliver a platform that allows travel agencies to shop for a single, “all-inclusive” price for travel.

We have entered into full-content agreements with most major carriers in the Americas and in Europe, and a growing number of carriers in MEA, which provide us with access to the full scope of fares and inventory which the carriers make available through direct channels, such as their own supplier.com websites, with a contract duration usually ranging from three to seven years. In addition, we have entered into agreements with most major carriers in APAC which provide us with access to varying levels of their content. We may not be able to renew these agreements on a commercially reasonable basis or at all. If we are unable to renew these agreements, we may be disadvantaged compared to our competitors, and our financial results could be adversely impacted. The full-content agreements have required us to make significant price concessions to the participating airlines. If we are required to make additional concessions to renew or extend the agreements, it could result in an increase in our distribution expenses and have a material adverse effect on our business, financial condition or results of operations. Moreover, as existing full-content agreements come up for renewal, there is no guarantee that the participating airlines will continue to provide their content to us to the same extent or on the same terms as they do now. For example, our contracts with four of the largest U.S. travel suppliers, representing approximately 17% of transaction processing revenue for the year ended December 31, 2009, are up for renewal in 2011. A substantial reduction in the amount of content received from the participating airlines or changes in pricing options could also negatively affect our revenue and financial condition.

In addition, GDSs have implemented, in some countries, an alternative business and financial model, generally referred to as the “opt-in” model, for travel agencies. Under the “opt-in” model, travel agencies are offered the opportunity to pay a fee to the GDS or to agree to a reduction in the financial incentives to be paid to them by the GDS in order to be assured of having access to full content from participating airlines or to avoid an airline-imposed surcharge on GDS-based bookings. There is pressure on GDSs to provide highly competitive terms for such “opt-in” models as many travel agencies are dual automated, subscribing to more than one GDS at any given time. The “opt-in” model has been introduced in a number of situations in parallel with full-content agreements between us and certain airlines to recoup certain fees from travel agencies and to offset some of the discounts provided to airlines in return for guaranteed access to full content. The rate of adoption by travel agencies, where “opt-in” has been implemented, has been very high. If airlines require further discounts in connection with guaranteeing access to full content and in response thereto the “opt-in” model becomes widely adopted, we could receive lower fees from the airlines. These lower fees are likely to be only partially offset by new fees paid by travel agencies and/or reduced inducement payments to travel agencies, which would adversely affect our results of operations. In addition, if travel agencies choose not to opt in, such travel agencies would not receive access to full content without making further payment, which could have an adverse effect on the number of segments booked through our GDSs.

The level of fees and commissions we pay to travel agencies is subject to continuous competitive pressure as we renew our agreements with them. If we are required to pay higher rates of commissions, it will adversely affect our margins.

We may not be able to protect our technology effectively, which would allow competitors to duplicate our products and services and could make it more difficult for us to compete with them.

Our success and ability to compete depend, in part, upon our technology and other intellectual property, including our brands. Among our significant assets are our software and other proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. Our software and related documentation are protected principally under trade secret and copyright laws, which afford only limited protection. Unauthorized use and misuse of our technology and other intellectual property could have a material adverse effect on our business, financial condition or results of operations, and there can be no assurance that our legal remedies would adequately compensate us for the damage caused by unauthorized use.

Intellectual property challenges have been increasingly brought against members of the travel industry. We have in the past, and may in the future, need to take legal action to enforce our intellectual property rights, to protect our intellectual property or to determine the validity and scope of the proprietary rights of others. Any future legal action might result in substantial costs and diversion of resources and the attention of our management.

We depend on our supplier relationships, and adverse changes in these relationships or our inability to enter into new relationships could negatively affect our access to travel offerings and reduce our revenue.

We rely significantly on our relationships with airlines, hotels and other travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Adverse changes in any of our relationships with travel suppliers or the inability to enter into new relationships with travel suppliers could reduce the amount of inventory that we are able to offer through our GDSs, and could negatively impact the availability and competitiveness of travel products we offer. Our arrangements with travel suppliers may not remain in effect on current or similar terms, and the net impact of future pricing options may adversely impact revenue. Our top ten air travel suppliers by revenue, combined, accounted for approximately 33% of our revenue from GDS transaction processing for the year ended December 31, 2009.

Travel suppliers are increasingly focused on driving online demand to their own supplier.com websites and may cease to supply us with the same level of access to travel inventory in the future. In addition, some LCCs historically have not distributed content through us or other third-party intermediaries. If the airline industry continues to shift from a full-service carrier model to a low-cost one, this trend may result in more carriers moving ticket distribution systems in-house and a decrease in the market for our products.

We are in continuous dialogue with our major hotel suppliers about the nature and extent of their participation in our GDS business and our wholesale accommodation business. If hotel occupancy rates improve to the point that our hotel suppliers no longer place the same value on our distribution systems, such suppliers may reduce the amount of inventory they make available through our distribution channels or the amount we are able to earn in connection with hotel transactions. A significant reduction on the part of any of our major suppliers of their participation in our GDS business or our wholesale accommodation business for a sustained period of time or a supplier’s complete withdrawal could have a material adverse effect on our business, financial condition or results of operations.

GTA also receives access to inventory directly from hotels at negotiated rates and then distributes the rooms at a marked-up price to travel agencies and tour operators who then make such inventory available to travelers. Many hotels use these types of arrangements with businesses such as GTA to allocate excess hotel room inventory or to increase their inventory distribution. If hotels experience increased demand for rooms, they might reduce the amount of room inventory they make available through these negotiated rate arrangements. A hotel chain might seek to increase the cost of negotiated rate offerings or reduce compensation to GTA for rooms of that chain sold by GTA, which may also adversely affect our business, financial condition and results of operations. For example, several international hotel chains no longer allow distributors, including GTA, to distribute rooms online that they have purchased or gained access to at a lower “net” rate than may be available on the supplier’s own website.

In addition, GTA currently bears limited inventory risk as it only pre-pays for a small fraction of rooms which it is allocated, and bears no risk of loss for the vast majority of rooms which are allocated to GTA. However, if a significant number of hotels were no longer willing to allocate rooms to GTA without GTA incurring a financial commitment, GTA may be required to bear the financial risks associated with pre-paid or committed inventory in order to have hotel content to offer its customers. As more of GTA’s bookings are completed under a flexible rate model with contracted hotel chains, such chains or hotels may seek to change the terms on which they provide inventory to us, limit our ability to maintain or raise margins on hotel bookings, or restrict our ability to adjust pricing in light of market trends and other factors. Such pressures may also adversely affect our business, financial condition and results of operations.

Our business is exposed to customer credit risk, against which we may not be able to protect ourselves fully.

Our businesses are subject to the risks of non-payment and non-performance by travel suppliers and travel agencies which may fail to make payments according to the terms of their agreements with us. For example, a small number of airlines that do not settle payment through IATA’s billing and settlement provider have, from time to time, not made timely payments for bookings made through our GDS systems. In addition, upon check out of a hotel room by a traveler, the GTA business incurs the obligation to pay the hotel for the room and then relies on its wholesale or retail travel agencies to pay GTA for the hotel cost plus GTA’s margin. We manage our exposure to credit risk through credit analysis and monitoring procedures, and sometimes use credit agreements, prepayments, security deposits and bank guarantees. However, these procedures and policies cannot fully eliminate customer credit risk, and to the extent our policies and procedures prove to be inadequate, our business, financial condition or results of operations may be adversely affected.

Some of our customers, counterparties and suppliers may be highly leveraged, not well capitalized and subject to their own operating, legal and regulatory risks and, even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. Currently, some of the wholesale and retail travel agencies with which GTA does business have defaulted on their obligations to pay GTA, which has caused losses to GTA, and such non-payment may continue, and the frequency may increase, in the future. A lack of liquidity in the capital markets or the continuation of the global recession may cause our customers to increase the time they take to pay or to default on their payment obligations, which could negatively affect our results. In addition, continued weakness in the economy could cause some of our customers to become illiquid, delay payments, or could adversely affect collection on their accounts, which could result in a higher level of bad debt expense.

Travel suppliers are seeking alternative distribution models, including those involving direct access to travelers, which may adversely affect our results of operations.

Travel suppliers are seeking to decrease their reliance on third-party distributors, including GDSs, for distribution of their content. For example, some travel suppliers have created or expanded commercial relationships with online and traditional travel agencies that book travel with those suppliers directly, rather than through a GDS. Many airlines, hotels, car rental companies and cruise operators have also established or improved their own supplier.com websites, and may offer incentives such as bonus miles or loyalty points, lower or no transaction or processing fees, priority waitlist clearance or e-ticketing for sales through these channels. In addition, metasearch travel websites facilitate access to supplier.com websites by aggregating the content of those websites. Due to the combined impact of direct bookings with the airlines, supplier.com websites and other non-GDS distribution channels, the percentage of bookings made without the use of a GDS at any stage in the chain between suppliers and end-customers, which we estimate was 56% in 2009, may continue to increase.

Furthermore, recent trends towards disintermediation in the global travel industry could adversely affect our GDS business. For example, airlines have made some of their offerings unavailable to unrelated distributors, or made them available only in exchange for lower distribution fees. Some LCCs distribute exclusively through direct channels, bypassing GDSs and other third-party distributors completely and, as a whole, have increased their share of bookings in recent years, particularly in short-haul travel. In addition, several travel suppliers have formed joint ventures or alliances that offer multi-supplier travel distribution websites. Finally, some airlines are exploring alternative global distribution methods developed by new entrants to the global distribution marketplace. Such new entrants propose technology that is purported to be less complex than traditional GDSs, which they claim enables the distribution of airline tickets in a manner that is more cost-effective to the airline suppliers because no or lower inducement payments are paid to travel agencies. If these trends lead to lower participation by airlines and other travel suppliers in our GDSs, then our business, financial condition or results of operations could be materially adversely affected.

In addition, given the diverse and growing number of alternative travel distribution channels, such as supplier.com websites and direct connect channels between travel suppliers and travel agencies, as well as new technologies that allow travel agencies and consumers to bypass a GDS, increases in travel volumes, particularly air travel, may not translate in the same proportion to increases in volume passing through our GDSs, and we may therefore not benefit from a cyclical recovery in the travel industry to a similar extent as other industry participants.

We rely on third-party national distribution companies to market our GDS services in certain regions.

Our GDSs utilize third-party, independently owned and managed national distribution companies (“NDCs”) to market GDS products and distribute and provide GDS services in certain countries, including Austria, Greece, India, Kuwait, Lebanon, Pakistan, Syria, Turkey and Yemen, as well as many countries in Africa. In Asia, where many national carriers own one of our regional competitors, we often use local companies to act as NDCs. In the Middle East, in conjunction with the termination of an NDC agreement on December 31, 2008, we established our own sales and marketing organizations in the United Arab Emirates, Saudi Arabia and Egypt and entered into new NDC relationships with third parties in other countries.

We rely on our NDCs and the manner in which they operate their business to develop and promote our global GDS business. Our top ten NDCs generated approximately $227 million (11%) of our revenue, for the year ended December 31, 2009. We pay each of our NDCs a commission relative to the number of segments booked by subscribers with which the NDC has a relationship. The NDCs are independent business operators, are not our employees and we do not exercise management control over their day-to-day operations. We provide training and support to the NDCs, but the success of their marketing efforts and the quality of the services they provide is beyond our control. If they do not meet our standards for distribution, our image and reputation may suffer materially, and sales in those regions could decline significantly. In addition, any interruption in these third-party services or deterioration in their performance could have a material adverse effect on our business, financial condition or results of operations.

Consolidation in the travel industry may result in lost bookings and reduced revenue.

Consolidation among travel suppliers, including airline mergers and alliances, may increase competition from distribution channels related to those travel suppliers and place more negotiating leverage in the hands of those travel suppliers to attempt to lower booking fees further and to lower commissions. Recent examples include Delta Air Lines, Inc.’s acquisition of Northwest Airlines Corp., Lufthansa’s acquisition of Swiss International, Brussels Airlines and Austrian Airlines, Air France’s acquisition of KLM and the proposed mergers of British Airways and Iberia Airlines as well as Continental Airlines and United, currently due to be completed in late 2010, and of United and US Airways. In addition, cooperation has increased within the oneworld, SkyTeam and Star alliances. Changes in ownership of travel agencies may also cause them to direct less business towards us. If we are unable to compete effectively, competitors could divert travel suppliers and travel agencies away from our travel distribution channels, which could adversely affect our results of operations. Mergers and acquisitions of airlines may also result in a reduction in total flights and overall passenger capacity, which may adversely impact the ability of the GDS business to generate revenue.

Consolidation among travel agencies and competition for travel agency customers may also adversely affect our results of operations, since we compete to attract and retain travel agency customers. Reductions in commissions paid by some travel suppliers, such as airlines, to travel agencies contribute to travel agencies having a greater dependency on traveler-paid service fees and GDS-paid inducements and may contribute to travel agencies consolidating. Consolidation of travel agencies increases competition for these travel agency customers and increases the ability of those travel agencies to negotiate higher GDS-paid inducements. In addition, a decision by airlines to surcharge the channel represented by travel agencies, for example, by surcharging fares booked through travel agencies or passing on charges to travel agencies, could have an adverse impact on our GDS business, particularly in regions in which our GDSs are a significant source of bookings for an airline choosing to impose such surcharges. To compete effectively, we may need to increase inducements, pre-pay inducements or increase spending on marketing or product development.

In addition, any consolidation among the airlines for which we provide IT hosting systems could impact our Airline IT Solutions business depending on the manner of any such consolidation and the hosting system on which the airlines choose to consolidate. For example, the integration of operations by Delta Air Lines, Inc. and Northwest Airlines Corp. has resulted in us reducing our provision of Airline IT Solutions and transaction processing services to the combined airline, and we therefore anticipate that annual revenue and GDS Segment EBITDA attributable to our contracts with these airlines will decrease in 2010 by approximately $33 million and $25 million, respectively. Although we host and manage the reservations systems of United, we do not host and manage Continental’s systems. If, as a result of the merger, the combined airline determines to move to a new system or the legacy system of Continental after any such transition period, our results of operations may be adversely affected.

Operational Risks

We rely on information technology to operate our businesses and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our businesses.

We depend upon the use of sophisticated information technologies and systems, including technologies and systems utilized for reservation systems, communications, procurement and administrative systems. As our operations grow in both size and scope, we continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success also depends on our ability to adapt to rapidly changing technologies in our industry, particularly the increasing use of Internet-based products and services, to change our services and infrastructure so they address evolving industry standards and to improve the performance, features and reliability of our services in response to competitive service and product offerings and the evolving demands of the marketplace. We have recently introduced or intend to introduce a number of new products and services, such as Travelport Universal Desktop, Traversa corporate booking tool and next generation search and shopping functions. If there are technological impediments to introducing or maintaining these or other products and services, or if these products and services do not meet the requirements of our customers, our business, financial condition or results of operations may be adversely affected.

It is possible that, if we are not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner, our business and operations could be materially adversely affected. Also, we may not achieve the benefits anticipated or required from any new technology or system, or be able to devote financial resources to new technologies and systems in the future.

We may not successfully realize our expected cost savings.

We may not be able to realize our expected cost savings, in whole or in part, or within the time frames anticipated. Our cost savings and efficiency improvements are subject to significant business, economic and competitive uncertainties, many of which are beyond our control. We are pursuing a number of initiatives to further reduce operating expenses, including converging our underlying operating platforms, migrating mainframe technology to open systems, tightening integration of applications development and the simplification of internal systems and processes. The outcome of these initiatives is uncertain and they may take several years to yield any efficiency gains, or not at all. Failure to generate anticipated cost savings from these initiatives may adversely affect our profitability.

Our GDS business relies primarily on a single data center to conduct its business.

Our GDS business, which utilizes a significant amount of our information technology, and the financial business systems rely on computer infrastructure primarily housed in our data center near Atlanta, Georgia, to conduct its business. In the event the operations of this data center suffer any significant interruptions or the GDS data center becomes significantly inoperable, such event would have a material adverse impact on our business and reputation and could result in a loss of customers. Although we have taken steps to strengthen physical and information security and add redundancy to this facility, the GDS data center could be exposed to damage or interruption from fire, natural disaster, power loss, war, acts of terrorism, plane crashes, telecommunications failure, computer malfunctions, unauthorized entry, IT hacking and computer viruses. The steps we have taken and continue to take to prevent system failure and unauthorized transaction activity may not be successful. Our limited use of backup and disaster recovery systems may not allow us to recover from a system failure fully, or on a timely basis, and our property and business insurance may not be adequate to compensate us for all losses that may occur.

We may not effectively integrate or realize anticipated benefits from future acquisitions.

We have pursued an active acquisition strategy as a means of strengthening our businesses and have, in the past, derived a significant portion of growth in revenue and operating income from acquired businesses. In the future, we may enter into other acquisitions and investments, including NDCs or joint ventures, based on assumptions with respect to operations, profitability and other matters that could subsequently prove to be incorrect. Furthermore, we may fail to successfully integrate any acquired businesses or joint ventures into our operations. If future acquisitions, significant investments or joint ventures do not perform in accordance with our expectations or are not effectively integrated, our business, operations or profitability could be adversely affected.

System interruptions, attacks and slowdowns may cause us to lose customers or business opportunities or to incur liabilities.

If we are unable to maintain and improve our IT systems and infrastructure, this might result in system interruptions and slowdowns. We have experienced system interruptions in the past and recently experienced attacks from individuals seeking to disrupt operations. In the event of system interruptions and/or slow delivery times, prolonged or frequent service outages or insufficient capacity which impedes us from efficiently providing services to our customers, we may lose customers and revenue or incur liabilities. In addition, our information technologies and systems are vulnerable to damage, interruption or fraudulent activity from various causes, including:

•	power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data and similar events;

•	computer viruses, penetration by individuals seeking to disrupt operations, misappropriate information or perpetrate fraudulent activity and other physical or electronic breaches of security;

•	the failure of third-party software, systems or services that we rely upon to maintain our own operations; and

•	natural disasters, wars and acts of terrorism.

In addition, we may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption, and remediation may be costly and have a material adverse effect on our operating results and financial condition. Any extended interruption or degradation in our technologies or systems, or any substantial loss of data, could significantly curtail our ability to conduct our businesses and generate revenue. We could incur financial liability from fraudulent activity perpetrated on our systems.

We are dependent upon software, equipment and services provided by third parties.

We are dependent upon software, equipment and services provided and/or managed by third parties in the operation of our businesses. In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or our arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, we may not be able to find alternative services, equipment or software on a timely basis or on commercially reasonable terms, or at all, or be able to do so without significant cost or disruptions to our businesses, and our relationships with our customers may be adversely impacted. We have experienced occasional system outages arising from services that were provided by one of our key third-party providers. Our failure to secure agreements with such third parties, or of such third parties to perform under such agreements, may have a material adverse effect on our business, financial condition or results of operations.

We provide IT services to travel suppliers, primarily airlines, and any adverse changes in these relationships could adversely affect our business.

Through our Airline IT Solutions business, we provide hosting solutions and IT subscription services to airlines and the technology companies that support them. We host and manage the reservations systems of eleven airlines worldwide, including Delta and United, and provide IT subscription services for mission-critical applications in fares, pricing and e-ticketing, directly and indirectly, to 241 airlines and airline ground handlers. Adverse changes in our relationships with our IT and hosting customers or our inability to enter into new relationships with other customers could affect our business, financial condition and results of operations. Our arrangements with our customers may not remain in effect on current or similar terms and this may negatively impact revenue. In addition, if any of our key customers enters bankruptcy, liquidates or does not emerge from bankruptcy, our business, financial condition or results of operations may be adversely affected.

We host and manage the reservations systems of United, among others, and provide related services pursuant to an agreement that expires in 2013. In September 2005, United announced its intention to transition its reservations systems from us to another provider, and under the terms of the agreement has been permitted to do so since January 1, 2010. We do not currently expect that United will terminate its agreement with us or transfer its reservations systems from us to another provider, although some services currently provided by us may transition to another provider. However, if United did carry out its announced intention, our results of operations could be adversely affected due to the loss of revenue from this agreement.

Although we host and manage the reservations systems of United, we do not host and manage Continental’s systems. If, as a result of the merger, the combined airlines determines to move to a new system or the legacy system of Continental after any such transition period, our results of operations may be adversely affected.

In addition, Delta, one of our largest IT services customers, has completed its acquisition of Northwest, another of our largest IT services customers. As part of their integration, Delta and Northwest have migrated to a common IT platform and will have reduced needs for our IT services after the integration. As a result, the annual revenue and GDS Segment EBITDA attributable to our hosting services provided to these airlines has decreased and will continue to decrease in 2010.

Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, evolving security standards, differing views of personal privacy rights or security breaches.

In the processing of our travel transactions, we receive and store a large volume of personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, typically intended to protect the privacy and security of personal information. It is also subject to evolving security standards for credit card information that is collected, processed and transmitted.

We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. For example, government agencies in the United States have implemented initiatives to enhance national and aviation security in the United States, including the Transportation Security Administration’s Secure Flight program and the Advance Passenger Information System of U.S. Customs and Border Protection. These initiatives primarily affect airlines. However, to the extent that the airlines determine the need to define and implement standards for data that is either not structured in a format we use or is not currently supplied by our businesses, we could be adversely affected. In addition, the European Union and other governments are considering the adoption of passenger screening and advance passenger systems similar to the U.S. programs. This may result in conflicting legal requirements with respect to data handling and, in turn, affect the type and format of data currently supplied by our businesses.

Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities in relation to our handling, use and disclosure of travel-related data, as it pertains to individuals, as a result of differing views on the privacy of such data. These and other privacy concerns, including security breaches, could adversely impact our business, financial condition and results of operations.

We are exposed to risks associated with online commerce security.

The secure transmission of confidential information over the Internet is essential in maintaining travel supplier and travel agency confidence in our services. Substantial or ongoing data security breaches, whether instigated internally or externally on our system or other Internet-based systems, could significantly harm our business. Our travel suppliers currently require end customers to guarantee their transactions with their credit card online. We rely on licensed encryption and authentication technology to effect secure transmission of confidential end customer information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology that we use to protect customer transaction data.

We incur substantial expense to protect against and remedy security breaches and their consequences. However, our security measures may not prevent data security breaches. We may be unsuccessful in implementing remediation plans to address potential exposures. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our data security systems could also obtain proprietary information or cause significant interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Security breaches could also cause our current and potential travel suppliers and travel agencies to lose confidence in our data security, which would have a negative effect on the demand for our products and services.

Moreover, public perception concerning data security and privacy on the Internet could adversely affect customers’ willingness to use websites for travel services. A publicized breach of data security, even if it only affects other companies conducting business over the Internet, could inhibit the use of online payments and, therefore, our services as a means of conducting commercial transactions.

We have recently been the target of data security attacks and may experience attacks in the future. Although we have managed to substantially counter these attacks and minimize our exposure, there can be no assurances that we will be able to successfully counter and limit any such attacks in the future.

We are subject to additional risks as a result of having global operations.

We operate in approximately 160 countries. As a result of having global operations, we are subject to numerous risks. At any given time, one or more of the following principal risks may apply to any or all of countries in which we operate:

•	delays in the development, availability and use of the Internet as a communication, advertising and commerce medium;

•	difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure;

•	differences and changes in regulatory requirements and exposure to local economic conditions;

•	changes in tax laws and regulations, and interpretations thereof;

•	increased risk of piracy and limits on our ability to enforce our intellectual property rights, particularly in the MEA region and Asia;

•	diminished ability to enforce our contractual rights;

•	currency risks; and

•	withholding and other taxes on remittances and other payments by subsidiaries.

Our ability to identify, hire and retain senior management and other qualified personnel is critical to our results of operations and future growth.

We depend significantly on the continued services and performance of our senior management, particularly our professionals with experience in the GDS industry. Any of these individuals may choose to terminate their employment with us at any time, subject to any notice periods. If unexpected leadership turnover occurs without adequate succession plans, the loss of the services of any of these individuals, or any negative perceptions of our business as a result of those losses, could damage our brand image and our business. The specialized skills we require are difficult and time-consuming to acquire and, as a result, such skills are and are expected to remain in limited supply. It requires a long time to hire and train replacement personnel. An inability to hire, train and retain a sufficient number of qualified employees or ensure effective succession plans for critical positions could materially hinder our business by, for example, delaying our ability to bring new products and services to market or impairing the success of our operations. Even if we are able to maintain our employee base, the resources needed to attract and retain such employees may adversely affect our business, financial condition or results of operations.

We are controlled by The Blackstone Group L.P., our Sponsor, and this may result in conflicts of interest with us or you in the future.

Investment funds associated with or designated by the Sponsor beneficially own substantially all of the outstanding voting shares of our ultimate parent company. As a result of this ownership the Sponsor is entitled to elect all or substantially all of our directors, to appoint new management and to approve actions requiring the approval of the holders of its outstanding voting shares as a single class, including adopting most amendments to our articles of incorporation and approving or rejecting proposed mergers or sales of all or substantially all of our assets, regardless of whether noteholders believe that any such transactions are in their own best interests. Through its control of the Parent Guarantor, the Sponsor will control us and all of our subsidiaries.

The interests of the Sponsor may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsor and its affiliates, as equity holders, might conflict with your interests as a noteholder. The Sponsor and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder. Additionally, the indentures governing the notes offered hereby will permit us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and the Sponsor may have an interest in our doing so. For example, borrowings under our revolving credit facility and a portion of the proceeds from asset sales may be used for such purposes.

The Sponsor and its affiliates are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. The Sponsor may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by the Sponsor continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsor will continue to be able to strongly influence or effectively control our decisions. You should consider that the interests of these holders may differ from yours in material respects. See “Related Party Transactions,” “Description of Other Indebtedness,” and “Description of Senior Notes.”

Financial and Taxation Risks

We have recorded and may need to record additional impairment charges relating to our businesses.

We assess the carrying value of goodwill and indefinite-lived intangible assets for impairment annually, or more frequently, whenever events occur and circumstances change indicating potential impairment. During the third quarter of 2009, we observed indications of potential impairment related to our GTA segment, specifically that the business performance in what historically has been the strongest period for GTA, due to peak demand for travel, was weaker than expected. This resulted in a reduction to the revenue forecasts for GTA as it was concluded that the recovery in the travel market in which GTA operates will take longer than originally anticipated. As a result, an impairment assessment was performed. We determined that additional impairment analysis was required as the carrying value exceeded the fair value. The estimated fair value of GTA was allocated to the individual fair value of the assets and liabilities of GTA as if GTA had been acquired in a business combination, which resulted in the implied fair value of the goodwill. The allocation of the fair value required us to make a number of assumptions and estimates about the fair value of assets and liabilities where the fair values were not readily available or observable. As a result of this assessment, we recorded a non-cash impairment charge of $833 million during the third quarter of 2009, of which $491 million related to goodwill, $87 million related to trademarks and trade names and $255 million related to customer relationships. This charge is included in the impairment of goodwill and intangible assets expense line item in the Travelport consolidated statement of operations for the period. A further deterioration in the GTA business, or in any of our other business, may lead to additional impairments in a future period.

We have a substantial level of indebtedness which may have an adverse impact on us.

We are highly leveraged. As of June 30, 2010, our total indebtedness was approximately $3.5 billion and we had an additional $240 million available for borrowing under our revolving credit facility. In addition, we maintain a $150 million synthetic letter of credit facility. As of June 30, 2010, we had issued approximately $142 million in letters of credit under our synthetic letter of credit facility, with $8 million available. Pursuant to our separation agreement with Orbitz Worldwide, we maintain letters of credit under our synthetic letter of credit facility on behalf of Orbitz Worldwide. As of June 30, 2010, we had commitments of approximately $69 million in letters of credit outstanding on behalf of Orbitz Worldwide.

Our substantial level of indebtedness could have important consequences for us, including the following:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our capital expenditure and future business opportunities;

•	exposing us to the risk of higher interest rates because certain of our borrowings, including borrowings under our Credit Agreement and our Senior Notes due 2014, are at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for acquisitions or other strategic purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage to our less highly leveraged competitors; and

•	making us more vulnerable to general economic downturns and adverse developments in our businesses.

The above factors could limit our financial and operational flexibility, and as a result could have a material adverse effect on our business, financial condition and results of operations.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.

Our Credit Agreement, the indenture governing the notes offered hereby and the indentures governing the Senior Notes due 2014 and the senior subordinated notes due 2016 contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, under the Credit Agreement, we are required to satisfy and maintain compliance with a Leverage Ratio. Our ability to meet that financial ratio can be affected by events beyond our control and, in the longer term, we may not be able to meet that ratio. A breach of any of these covenants could result in a default under the Credit Agreement, the indenture governing the notes offered hereby and the indentures governing the Senior Notes due 2014 and the senior subordinated notes due 2016. Upon the occurrence of an event of default under the Credit Agreement, the lenders could elect to declare all amounts outstanding under the Credit Agreement to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders under the Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Credit Agreement. If the lenders under the Credit Agreement accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay the Credit Agreement as well as our unsecured indebtedness, including the notes offered hereby, the Senior Notes due 2014 and the senior subordinated notes due 2016.

Despite our high indebtedness level, we may still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial indebtedness in connection with an acquisition or for other strategic purposes in the future. In addition to our currently available borrowings, the terms of our indentures permit us to increase commitments under the revolving credit facility or to add incremental term loan facilities by an aggregate amount of up to $350 million. All of those borrowings and any other secured indebtedness permitted under the senior secured credit agreement and the indentures are effectively senior to our notes and the subsidiary guarantees. In addition, the indentures governing the notes do not prevent us from incurring obligations that do not constitute indebtedness. If we were to increase such commitments, add such facilities or incur such obligations, the risks associated with our substantial level of indebtedness, which could limit our financial and operational flexibility, would increase.

Government regulation could impose taxes or other burdens on us, which could increase our costs or decrease demand for our products.

We rely upon generally accepted interpretations of tax laws and regulations in the countries in which we operate and for which we provide travel inventory. We cannot be certain that these interpretations are accurate or that the responsible taxing authority is in agreement with our views. The imposition of additional taxes could cause us to have to pay taxes that we currently do not pay or collect on behalf of authorities and increase the costs of our products or services, which would increase our costs of operations.

Changes in tax laws or interpretations thereof may result in an increase in our effective tax rate or may result in a change to the tax treatment of a person holding notes.

We have operations in various countries that have differing tax laws and rates. A significant portion of our revenue and income is earned in countries with low corporate tax rates and we intend to continue to focus on growing our businesses in these countries. Our income tax reporting is subject to audit by domestic and foreign authorities, and our effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among various jurisdictions, tax laws in these jurisdictions, tax treaties between countries, our eligibility for benefits under those tax treaties and the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of our income which would reduce our profitability.

We are required to indemnify Avis Budget in the event that certain taxes arise relating to our separation from Avis Budget.

Our separation from Avis Budget in 2006 involved a restructuring of our business whereby certain of our non-U.S. subsidiaries were separated independently of our separation from Avis Budget. It is possible that the independent separation of these non-U.S. subsidiaries could give rise to an increased tax liability for Avis Budget that would not have existed had these non-U.S. subsidiaries been separated with us. In order to induce Avis Budget to approve the separation structure, we agreed to indemnify Avis Budget for any increase in Avis Budget’s tax liability resulting from the structure. We made a payment to Avis Budget of approximately $6 million under the indemnity during the fourth quarter of 2007. We are not able to predict the amount of any future additional tax liability that we may be required to pay. Pursuant to a tax sharing agreement entered into with respect to its initial public offering, Orbitz Worldwide is required to indemnify us for 29% of any such tax-related liability. To the extent that our obligation to indemnify Avis Budget subjects us to additional costs, such costs could significantly and negatively affect our financial position.

Fluctuations in the exchange rate of the U.S. dollar and other currencies may adversely impact our results of operations.

Our results of operations are reported in U.S. dollars. While most of our revenue is denominated in U.S. dollars, a portion of our revenue and costs, including interest obligations on a portion of our senior secured credit facilities under the Credit Agreement and on the euro-denominated Senior Notes due 2014 and senior subordinated notes, is denominated in other currencies, such as pounds sterling, the euro and the Australian dollar. As a result, we face exposure to adverse movements in currency exchange rates. The results of our operations and our operating expenses are exposed to foreign exchange rate fluctuations as the financial results of those operations are translated from local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against the local currency, the translation of these foreign currency-based local operations will result in increased net assets, revenue, operating expenses, and net income or loss. Similarly, our local currency-based net assets, revenue, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against local currency. Additionally, transactions denominated in currencies other than the functional currency may result in gains and losses that may adversely impact our results of operations.

Risks Related to Our Relationship with Orbitz Worldwide

We have recorded a significant charge to earnings, and may in the future be required to record additional significant charges to earnings if our investment in the equity of Orbitz Worldwide continues to be impaired.

We own approximately 48% of Orbitz Worldwide’s outstanding common stock, which we account for using the equity method of accounting. We recorded losses of $162 million related to our investment in Orbitz Worldwide for the year ended December 31, 2009.

We are required under U.S. GAAP to review our investments in equity interests for impairment when events or changes in circumstance indicate the carrying value may not be recoverable. We evaluate our equity investment in Orbitz Worldwide for impairment on a quarterly basis. This analysis is focused on the market value of Orbitz Worldwide common stock compared to the book value of such common stock. Factors that could lead to impairment of our investment in the equity of Orbitz Worldwide include, but are not limited to, a prolonged period of decline in the price of Orbitz Worldwide stock or a decline in the operating performance of, or an announcement of adverse changes or events by, Orbitz Worldwide. In addition, in the event that we acquire a majority interest in Orbitz Worldwide, we will be required to consolidate Orbitz Worldwide in our consolidated financial statements.

As of June 30, 2010, the fair market value of our investment in Orbitz Worldwide was approximately $186 million and the book value of our investment was approximately $116 million. The results of Orbitz Worldwide for the year ended December 31, 2009, were impacted by the impairment charge recorded by Orbitz Worldwide amounting to $332 million in the six months ended June 30, 2009. During that period, Orbitz Worldwide experienced a significant decline in stock price and a decline in operating results due to continued weakness in economic and industry conditions. These factors, coupled with an increase in competitive pressures, resulted in the recognition of the impairment. Although Orbitz Worldwide’s stock price has increased considerably since June 30, 2009, we may be required in the future to record additional charges to earnings if our investment in the equity of Orbitz Worldwide becomes further impaired. Any such charges would adversely impact our results of operations.

Orbitz Worldwide is an important customer of our businesses.

Orbitz Worldwide is our largest GDS subscriber, accounting for 14% of our total air segments in the year ended December 31, 2009. In addition, Orbitz Worldwide, through a hotel inventory access agreement with our GTA business, accounted for approximately $3 million in revenue, or 1% of GTA’s revenue, in the year ended December 31, 2009. Our agreements with Orbitz Worldwide may not be renewed at their expiration or may be renewed on terms less favorable to us. In the event Orbitz Worldwide terminates its relationships with us or Orbitz Worldwide’s business is materially impacted for any reason and, as a result, Orbitz Worldwide loses, or fails to generate, a substantial amount of bookings that would otherwise be processed through our GDSs or GTA business, our business and results of operations would be adversely affected.

Legal and Regulatory Risks

Third parties may claim that we have infringed their intellectual property rights, which could expose us to substantial damages and restrict our operations.

We have faced and in the future could face claims that we have infringed the patents, copyrights, trademarks or other intellectual property rights of others. In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us or such travel suppliers could require us to spend significant time and money in litigation or pay damages. Such claims could also delay or prohibit the use of existing, or the release of new, products, services or processes, and the development of new intellectual property. We could be required to obtain licenses to the intellectual property that is the subject of the infringement claims, and resolution of these matters may not be available on acceptable terms or at all. Intellectual property claims against us could have a material adverse effect on our business, financial condition and results of operations, and such claims may result in a loss of intellectual property protections that relate to certain parts of our business.

We may become involved in legal proceedings and may experience unfavorable outcomes.

We may in the future become subject to material legal proceedings in the course of our business, including, but not limited to, actions relating to contract disputes, business practices, intellectual property and other commercial and tax matters. Such legal proceedings could involve claims for substantial amounts of money or for other relief or might necessitate changes to our business or operations, and the defense of such actions may be both time consuming and expensive. Further, if any such proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations.

Our businesses are highly regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect us.

We operate in a highly regulated industry. Our businesses, financial condition and results of operations could be adversely affected by unfavorable changes in or the enactment of new laws, rules and/or regulations applicable to us, which could decrease demand for products and services, increase costs or subject us to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations.

Our consumer and retail distribution channels are subject to laws and regulations relating to sales and marketing activities, including those prohibiting unfair and deceptive advertising or practices. Our travel services are subject to regulation and laws governing the offer and/or sale of travel products and services, including laws requiring us to be licensed or bonded in various jurisdictions and to comply with certain disclosure requirements. As a seller of air transportation products in the United States, we are also subject to regulation by the U.S. Department of Transportation, which has authority to enforce economic regulations, and may assess civil penalties or challenge our operating authority. We store a large volume of personally identifiable information which is subject to legislation and regulation in numerous jurisdictions around the world, including in the U.S., where we are safe harbor certified, and in Europe.

In Europe, revised computerized reservation system regulations (“CRS Regulations”) entered into force on March 29, 2009. These new regulations or interpretations of them may increase our cost of doing business or lower our revenues, limit our ability to sell marketing data, impact relationships with travel agencies, airlines, rail companies, or others, impair the enforceability of existing agreements with travel agencies and other users of our system, prohibit or limit us from offering services or products, or limit our ability to establish or change fees.

The new CRS Regulations require GDSs, among other things, to clearly and specifically identify in their displays any flights that are subject to an operating ban within the European Community and to introduce a specific symbol in their displays to identify each so-called blacklisted carrier. We include a link to the European Commission’s blacklist on the information pages accessible by travel agents through our Ask Travelport online facility. We are inhibited from applying a specific symbol to identify a blacklisted carrier in our displays as the European Commission’s blacklist does not currently identify blacklisted carriers with an IATA airline code, although work on a technical solution is currently under way. A common solution for all GDSs is being sought through further dialogue with the European Commission.

Annex 1(9) of the CRS Regulations requires a GDS to display a rail or rail/air alternative to air travel, on the first screen of their principal displays, in certain circumstances. We currently have few rail participants in our GDSs. We can display direct point to point rail services in our GDS principal displays, for those rail operators that participate in our GDSs. Given the lack of harmonization in the rail industry, displaying rail connections in a similar way to airline connections is extremely complex, particularly in relation to timetabling, ticketing and booking systems. We are working towards a solution that will include functionality to search and display connected rail alternatives at such time as the rail industry in Europe provides a technically efficient means to do so. We understand that such efficiencies lie at the heart of the European Commission’s policy objectives to sustain a high quality level of European rail services in the future.

Although regulations governing GDSs have been lifted in the United States, continued regulation of GDSs in the European Union and elsewhere could also create the operational challenge of supporting different products, services and business practices to conform to the different regulatory regimes.

Our failure to comply with these laws and regulations may subject us to fines, penalties and potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our businesses and may have a material adverse effect on our operations. We do not currently maintain a central database of regulatory requirements affecting our worldwide operations and, as a result, the risk of non-compliance with the laws and regulations described above is heightened.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private placement of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respect to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be returned and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization

CAPITALIZATION

The following table summarizes our capitalization as of June 30, 2010 on an actual basis and on an as adjusted basis to give effect to the private placement of the outstanding notes completed on August 18, 2010.

This table should be read in conjunction with the information included under the headings “Use of Proceeds,” “Selected Historical Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein and our consolidated financial statements and related notes for the year ended December 31, 2009 and the unaudited consolidated condensed financial statements for the period ended June 30, 2010, which are included elsewhere in this prospectus.

Certain of our borrowings are denominated in Euros. Amounts expressed below represent the approximate U.S. dollar equivalent of such amounts with Euro amounts converted into U.S. dollars using the exchange rate in effect on June 30, 2010 of €1.00 = $1.22.

	As of June 30, 2010
	Actual	As Adjusted
	(Unaudited)
	(In $ millions)

Senior secured credit facilities:
Revolving credit facility(1)	—	—
Term loan facilities(2)	2,270	2,121
9% Senior Notes due 2016(3)	—	250
Existing senior notes(4)	784	784
Existing subordinated notes(5)	418	418
Capital leases and other	45	45

Total debt	3,517	3,618
Total shareholders’ equity	(676)	(676)

Total capitalization(6)	2,841	2,942

(1)	As of June 30, 2010, there were $30 million of letter of credit commitments outstanding under our revolving credit facility and the remaining capacity was $240 million. Subsequent to June 30, 2010, there is an incremental $20 million outstanding under our revolving credit facility, resulting in remaining capacity of $220 million. We have a $150 million of synthetic letter of credit facility, with $142 million of commitments outstanding as of June 30, 2010.

(2)	Consisting of U.S. dollar and Euro denominated terms loans under the Credit Agreement.

(3)	Consists of $250 million aggregate principal amount of 9% Senior Notes due 2016.

(4)	Includes (i) $143 million aggregate principal amount of senior dollar floating rate notes due 2014, (ii) $198 million aggregate principal amount of senior euro floating rate notes due 2014 and (iii) $443 million aggregate principal amount of 9 7/8% senior dollar fixed rate notes due 2014.

(5)	Includes (i) $247 million aggregate principal amount of 11 7/8% dollar senior subordinated notes due 2016 and (ii) $171 million aggregate principal amount of 10 7/8% euro senior subordinated notes due 2016.

(6)	Our total capitalization has not changed materially from the balance as of June 30, 2010.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes plus fixed charges. Fixed charges comprise interest which includes amortization of debt financing costs and the interest portion of rental payments. Due to the losses in 2009 and 2007, earnings were insufficient to cover fixed charges by $775 million and $391 million, respectively.

									Period from	Predecessor (Combined)
									July 13, 2006	Period from
	Six Months		Six Months						(formation date)	January 2006
	Ended		Ended		Year Ended	Year Ended		Year Ended	through	through	Year Ended
	June 30,		June 30,		December 31,	December 31,		December 31,	December 31,	August 22,	December 31,
	2010		2009		2009	2008		2007	2006	2006	2005
Ratio of earnings to fixed charges	1.19	x	1.28	x	n/a	1.04	x	n/a	n/a	n/a	n/a

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table presents our selected historical consolidated financial information. The selected statement of operations data and the statement of cash flows data for the years ended December 31, 2009, 2008 and 2007, and the balance sheet data as of December 31, 2009 and 2008, have been derived from our audited financial statements which are included elsewhere in this prospectus. The balance sheet data as of December 31, 2007, 2006 and 2005 and the statement of operations data and statement of cash flows data for the periods July 13, 2006 (Formation Date) through December 31, 2006 and January 1, 2006 through August 22, 2006 and for the year ended December 31, 2005 are derived from audited financial statements that are not included in this prospectus.

The selected statement of operations, balance sheets and cash flows information for the six months ended June 30, 2010 and 2009 and the balance sheet data as of June 30, 2010 have been derived from our unaudited financial statements which are included elsewhere in this prospectus. The unaudited consolidated condensed financial statements have been prepared on a basis consistent with the basis on which our audited financial statements have been prepared and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

On August 21, 2007, we acquired 100% of Worldspan for approximately $1.3 billion in cash and other consideration. Worldspan is a provider of electronic distribution of travel information services serving customers in more than 60 countries worldwide and its results are included as part of our GDS segment from the acquisition date forward.

We were the sole owner of Orbitz Worldwide until July 25, 2007 when Orbitz Worldwide sold approximately 41% of its shares of common stock upon completing its initial public offering. We continued to consolidate the results of Orbitz Worldwide until October 31, 2007 when, pursuant to an internal restructuring, we transferred approximately 11% of the then outstanding equity in Orbitz Worldwide out of us. As a result of this transaction, effective October 31, 2007, we no longer consolidate Orbitz Worldwide, and we account for our investment in Orbitz Worldwide under the equity method of accounting.

The selected historical consolidated financial information presented below should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2009 and the unaudited consolidated condensed financial statements for the period ended June 30, 2010 which are included elsewhere in this prospectus and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our financial information may not be indicative of our future performance.

Statements of Operations

						July 13,	Predecessor
						2006	(Combined)
						(Formation	January 1,
	Six Months	Six Months	Year	Year	Year	Date)	2006
	Ended	Ended	Ended	Ended	Ended	through	through	Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	August 22,	December 31,
	2010	2009	2009	2008	2007	2006	2006	2005
	(In $ millions)
Net revenue	1,179	1,145	2,248	2,527	2,780	823	1,693	2,385

Costs and expenses
Cost of revenue	608	564	1,090	1,257	1,170	375	714	997
Selling, general and administrative	289	277	567	648	1,287	344	647	839
Separation and restructuring charges	5	13	19	27	90	18	92	22
Depreciation and amortization	122	124	243	263	248	77	123	201
Impairment of goodwill and other intangible assets	—	—	833	1	1	14	2,364	422
Other (income) expense	—	(5)	(5)	7	2	—	(7)	(4)

Total costs and expenses	1,024	973	2,747	2,203	2,798	828	3,933	2,477

Operating income (loss)	155	172	(499)	324	(18)	(5)	(2,240)	(92)
Interest expense, net	(129)	(138)	(286)	(342)	(373)	(150)	(39)	(27)
Gain on early extinguishment of debt	—	6	10	29	—	—	—	—

Income (loss) from continuing operations before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide	26	40	(775)	11	(391)	(155)	(2,279)	(119)
(Provision) benefit for income taxes	(27)	(14)	68	(43)	(41)	(3)	116	76
Equity in earnings (losses) of investment in Orbitz Worldwide	2	(156)	(162)	(144)	(4)	(1)	(1)	(1)

Income (loss) from continuing operations, net of tax	1	(130)	(869)	(176)	(436)	(159)	(2,164)	(44)
Income (loss) from discontinued operations, net of tax	—	—	—	—	(7)	6	(12)	(6)

Net income (loss)	1	(130)	(869)	(176)	(443)	(153)	(2,176)	(50)
Less: Net (income) loss attributable to non-controlling interest in subsidiaries	—	(2)	(2)	(3)	3	—	—	—

Net income (loss) attributable to the Company	1	(132)	(871)	(179)	(440)	(153)	(2,176)	(50)

Balance Sheets

						Predecessor
						(Combined)
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007	2006	2005
	(In $ millions)
Cash and cash equivalents	167	217	345	309	85	88
All other current assets	573	524	557	714	649	1,467
Property and equipment, net	548	452	491	532	508	500
Goodwill and other intangible assets, net	2,731	2,887	3,789	3,984	4,480	5,202
All other non-current assets	320	266	388	611	416	763

Total assets	4,339	4,346	5,570	6,150	6,138	8,020

Accounts payable, accrued expenses and other current liabilities	1,144	927	923	1,043	1,179	960
Long-term debt	3,499	3,640	3,783	3,751	3,623	352
All other non-current liabilities	357	371	445	466	569	523

Total liabilities	5,000	4,938	5,151	5,260	5,371	1,835
Total (deficit) equity	(661)	(592)	419	890	767	6,185

Total liabilities and equity	4,339	4,346	5,570	6,150	6,138	8,020

Statements of Cash Flows

						July 13,	Predecessor
						2006	(Combined)
	Six	Six				(Formation	January 1,
	Months	Months				Date)	2006
	Ended	Ended	Year Ended	Year Ended	Year Ended	through	through	Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	August 22,	December 31,
	2010	2009	2009	2008	2007	2006	2006	2005
	(In $ millions)
Net cash provided by operating activities of continuing operations	204	134	239	124	224	—	268	546
Net cash (used in) provided by investing activities of continuing operations	(202)	(15)	(55)	(84)	(1,141)	(4,310)	84	(2,123)
Net cash (used in) provided by financing activities of continuing operations	(42)	(185)	(317)	6	1,137	4,394	(382)	1,653
Effect of changes in exchange rates on cash and cash equivalents	(10)	4	5	(10)	4	2	8	(36)

Net (decrease) increase in cash and cash equivalents of continuing operations	(50)	(62)	(128)	36	224	86	(22)	40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and the financial condition for the six months ended June 30, 2010 and 2009, and for each of the years ended December 31, 2009, 2008 and 2007, should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and the unaudited consolidated condensed financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2010, which are included elsewhere in this prospectus and the other financial information contained elsewhere in this prospectus. The discussion includes forward-looking statements that reflect the current view of our management and involve risks and uncertainties. Our actual results could differ materially from those contained in any forward-looking statements as a result of the factors discussed below and elsewhere in this prospectus, particularly under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” You should read the whole of this prospectus and not just rely upon summarized information.

Overview

We are a broad-based business services company and a leading provider of critical transaction processing solutions and data to companies operating in the global travel industry. We believe that we are one of the most diversified of such companies in the world, both geographically and in the scope of the services we provide.

We are comprised of two businesses:

•	The GDS business consists of our GDSs, which provide aggregation, search and transaction processing services to travel suppliers and travel agencies, allowing travel agencies to search, compare, process and book tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds. Our GDS business operates three systems, Galileo, Apollo and Worldspan, across approximately 160 countries to provide travel agencies with booking technology and access to considerable supplier inventory that we aggregate from airlines, hotels, car rental companies, rail networks, cruise and tour operators, and destination service providers. Our GDS business provides travel distribution services to more than 950 travel suppliers and approximately 60,000 online and offline travel agencies, which in turn serve millions of end consumers globally. In 2009, approximately 148 million tickets were issued through our GDS business, with approximately four billion fares available at any one time. Our GDS business executed an average of 75 million searches and processed up to 1.6 billion travel-related messages per day in 2009.

Within our GDS business, our Airline IT Solutions business provides hosting solutions and IT subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. Our Airline IT Solutions business manages the mission-critical reservations and related systems for United and Delta as well as eight other airlines. Our Airline IT Solutions business also provides an array of leading-edge IT software subscription services, directly and indirectly, to 241 airlines and airline ground handlers globally. We estimate that our IT services were used in the handling of approximately 560 million boarded airline passengers in 2009.

•	The GTA business receives access to accommodation, ground travel, sightseeing and other destination services from travel suppliers at negotiated rates and then distributes this inventory in over 130 countries, through multiple channels to other travel wholesalers, tour operators and travel agencies, as well as directly to consumers via its affiliate channels. GTA has an inventory of approximately 27,000 hotels worldwide, a substantial number of which are independent of major hotel chains, and over 56 million hotel rooms on an annual basis.

Key Performance Indicators (“KPIs”)

Management monitors our performance against our strategic objectives and the financial performance of our operations on a regular basis. Performance is assessed against the strategy, budget and forecasts using financial and non-financial measures. We use the following primary measures to assess our financial performance and the performance of our operating business.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In $ millions, except where indicated)

Travelport KPIs
Net revenue	1,179	1,145	2,248	2,527	2,780
Operating income (loss)	155	172	(499)	324	(18)
Travelport Adjusted EBITDA	315	315	632	716	548
GDS KPIs
Net revenue	1,056	1,026	1,981	2,171	1,772
GDS Segment EBITDA	311	319	602	591	446
GDS Segment Adjusted EBITDA	317	334	628	669	536
Segments (in millions)
Americas	92	88	170	182	134
Europe	45	43	80	88	84
APAC	28	24	48	51	52
MEA	21	22	40	52	49
Total	186	177	338	373	319
GTA KPIs
Net revenue	123	119	267	356	330
GTA Segment EBITDA	21	10	(776)	110	77
GTA Segment Adjusted EBITDA	20	12	59	110	90
Room nights (in millions)	5.2	4.5	10.0	11.4	12.0
Total Transaction Value (TTV)	808	681	1,594	1,887	1,838
TTV margin (%)	14.4%	16.2%	15.7%	16.8%	16.6%

Travelport KPIs

The key performance indicators used by management to monitor group performance include Travelport Adjusted EBITDA.

Travelport Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure comparable to net income as determined under U.S. GAAP as it does not take into account certain expenses such as depreciation, principal and interest payments, tax payments, and other costs that we believe are unrelated to our ongoing operations. In addition, Travelport Adjusted EBITDA may not be comparable to similarly named measures used by other companies. The presentation of Travelport Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

We define Travelport Adjusted EBITDA as income (loss) before income taxes and equity in income (losses) of investment in Orbitz Worldwide, before interest, tax, depreciation and amortization and adjusted to exclude items we believe potentially mask our ability to assess the results of our underlying business.

We have included Travelport Adjusted EBITDA as it is the primary metric used by management across our company to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. In addition, it is used by the Board to determine incentive compensation.

We believe Travelport Adjusted EBITDA is a useful measure as it allows management to monitor our ongoing core operations. The core operations represent the primary trading operations of the business. Since our formation, actual results have been significantly affected by events that are unrelated to our ongoing operations due to the number of changes to our business during that time. These events include, among other things, the acquisition of Worldspan and subsequent integration, the deconsolidation of Orbitz Worldwide, the transfer of our headquarters from the United States to the United Kingdom and the associated restructuring costs. During the periods presented, the items we have adjusted to exclude primarily relate to the impact of purchase accounting, impairment of goodwill and intangible assets, expenses incurred in conjunction with Travelport’s separation from Cendant, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts and development of a global on-line travel platform and non-cash equity-based compensation.

The following table provides a reconciliation of Travelport Adjusted EBITDA to net loss from continuing operations:

	Six Months	Six Months
	Ended	Ended	Year Ended	Year Ended	Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(In $ millions)

Net income (loss) from continuing operations	1	(130)	(869)	(176)	(436)
Equity in earnings (losses) of investment in Orbitz Worldwide	(2)	156	162	144	4
Provision (benefit) for income taxes	27	14	(68)	43	41
Depreciation and amortization	122	124	243	263	248
Interest expense, net	129	138	286	342	373

EBITDA	277	302	(246)	616	230
Adjustments:
Disposed EBITDA(1)	—	—	—	8	(90)
Sponsor monitoring fees	—	4	7	8	57
Acquisition and corporate transaction costs(2)	24	13	23	69	112
Restructuring charges(3)	5	13	19	27	28
Impairment	—	—	833	1	1
Equity-based compensation	3	3	10	5	187
Other(4)	6	(20)	(14)	(18)	23

Total Adjustments	38	13	878	100	318

Travelport Adjusted EBITDA	315	315	632	716	548

(1)	Disposed EBITDA represents the EBITDA of entities disposed of by Travelport during the period presented, including the de-consolidation of Orbitz Worldwide in the year ended December 31, 2007 and the disposal of a non-core Airline IT Solutions business impacting the years ended December 31, 2008 and 2007.

(2)	Acquisition and corporate transaction costs related to the integration of Worldspan, costs associated with the relocation of Travelport’s finance and human resource functions from the United States to the United Kingdom, strategic transaction costs (including the proposed offering of securities, the initial public offering of Orbitz Worldwide and Company-related costs), other costs related to non-core GDS businesses, gain on the sale of Travelport’s Indian service organization and GTA committed costs arising from the acquisition of GTA by Cendant. This amount does not include items classified as impairment or restructuring charges, which are included as separate line items.

(3)	Restructuring charges represent the costs recorded during the period to enhance our organizational efficiency and consolidate and rationalize existing processes. There are no ongoing restructuring charges.

(4)	Other relates primarily to unrealized gains on derivative instruments (totaling $10 million, $(6) million and $(4) million in gains (losses) for the years ended December 31, 2009, 2008 and 2007 respectively, and (losses) gains of $(2) million and $13 million for the six months ended June 30, 2010 and 2009, respectively) and gains on the extinguishment of debt (totaling $10 million and $29 million for the years ended December 31, 2009 and 2008, respectively, and $6 million for the six months ended June 30, 2009). Other also includes amounts relating to purchase accounting impacts, including deferred revenue adjustments, recorded at the time of the Cendant Acquisition (totaling $3 million, $3 million and $7 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $2 million for each of the six months ended June 30, 2010 and 2009).

GDS KPIs

We monitor the performance of our GDS segment based on both financial and operational measures. These include the following:

Segments.  We record and charge one booking fee for each segment of an air travel itinerary (e.g., four segments for a round-trip airline ticket with one connection each way) and one booking fee for each hotel booking, car rental or cruise booking, regardless of the length of time or cost associated with the booking.

Average Revenue Per Segment.  Average revenue per segment is calculated by dividing our transaction processing revenue by total segments for the period.

Segment Adjusted EBITDA.  Segment Adjusted EBITDA is defined as Segment EBITDA (our GAAP segment profitability measure) adjusted to exclude certain items that management believes are necessary to provide it a measure of performance for our segment operations. Segment Adjusted EBTIDA is a non-GAAP financial measure and should not be considered in place of Segment EBITDA.

We use this measure similarly to Travelport Adjusted EBITDA including evaluating our business results, forecasting and determining future capital investment allocations. The reconciliation is as follows:

	GDS
	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007(1)
	(In $ millions)

Segment EBITDA	311	319	602	591	446
Disposed EBITDA(1)	—	—	—	8	12
Acquisition and corporate transaction costs(2)	4	9	17	54	46
Restructuring charges(3)	—	4	6	14	24
Other(4)	2	2	3	2	8

Segment Adjusted EBITDA	317	334	628	669	536

(1)	Disposed EBITDA represents the EBITDA of entities disposed of by us during the period presented, including the disposal of a non-core Airline IT Solutions business (included in GDS) impacting the years ended December 31, 2008 and 2007.

(2)	GDS Acquisition and corporate transaction costs include costs related to the integration of Worldspan, costs associated with the relocation of our finance and human resource functions from the United States to the United Kingdom, strategic transaction costs, and other non-recurring costs related to non-core GDS businesses. This measure does not include items classified as impairment or restructuring charges, which are included as separate line items.

(3)	Restructuring charges represent the costs recorded during the period to enhance our organizational efficiency and consolidate and rationalize existing processes. There are no ongoing restructuring charges.

(4)	Other relates primarily to gains and losses from foreign exchange and amounts relating to purchase accounting impacts, including deferred revenue adjustments, recorded at the time of the Cendant

Acquisition (totaling $3 million, $3 million and $5 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $2 million for each of the six months ended June 30, 2010 and 2009).

GTA KPIs

We monitor the performance of our GTA segment based on both financial and operational measures. These include the following:

Room Nights.  Room nights for GTA represents the total number of room nights sold to tour operators, wholesalers, travel agencies and directly to travelers on our customer websites.

Total Transaction Value.  Total transaction value, or “TTV,” for GTA represents the total dollar value of the inventory of hotel rooms sold to tour operators, wholesalers, travel agencies and directly to travelers on our customer websites and the dollar value of ground transportation and other services provided to travel agencies and tour operators.

Total Transaction Value Margin.  TTV margin for GTA represents revenue earned by GTA, divided by the total dollar value of the inventory of hotel rooms sold to tour operators, wholesalers, travel agencies and directly to travelers on our customer websites and the dollar value of ground transportation and other services provided to tour operators, wholesalers, travel agencies and tour operators.

Segment Adjusted EBITDA.  Segment Adjusted EBITDA has been defined as Segment EBITDA (our GAAP segment profitability measure) adjusted to exclude certain items that management believes are necessary to provide it a measure of performance for our segment operations. Segment Adjusted EBTIDA is a non-GAAP financial measure and should not be considered in place of Segment EBITDA.

We use this measure similarly to Travelport Adjusted EBITDA including evaluating our business results, forecasting and determining future capital investment allocations. The reconciliation is as follows:

	GTA
	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In $ millions)

Segment EBITDA	21	10	(776)	110	77
Acquisition and corporate transaction costs(1)	(2)	(1)	(2)	(4)	10
Restructuring charges(2)	1	3	4	4	2
Impairment	—	—	833	—	—
Other(3)	—	—	—	—	(1)

Segment Adjusted EBITDA	20	12	59	110	90

(1)	GTA acquisition and corporate transaction costs include GTA non-recurring items includes a gain on the sale of Travelport’s Indian service organization and GTA committed costs arising from the acquisition of GTA by Cendant. This measure does not include items classified as impairment or restructuring charges, which are included as separate line items.

(2)	Restructuring charges represent the costs recorded during the period to enhance our organizational efficiency and consolidate and rationalize existing processes. There are no ongoing restructuring charges.

(3)	Other relates primarily to gains and losses from foreign exchange and amounts relating to purchase accounting impacts, including deferred revenue adjustments, recorded at the time of the Cendant Acquisition (totaling $2 million in 2007).

Segments

GDS

Net Revenue

GDS revenue is primarily derived from transaction fees paid by travel suppliers for electronic travel distribution services, and to a lesser extent, other transaction and subscription fees. The GDSs operate an electronic marketplace in which travel suppliers, such as airlines, hotels, car rental companies, cruise lines, rail companies and other travel suppliers, can store, display, manage and sell their products and services, and in which online and traditional travel agencies are able to electronically locate, price, compare and purchase travel suppliers’ services. As compensation for GDS services, fees are earned, on a per segment or per booking basis, from airline, car rental, hotel and other travel-related suppliers for reservations booked through the GDS. We record and charge one transaction for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way), and one transaction for each car rental, hotel or cruise booking, regardless of the length of time associated with the booking.

Fees paid by travel suppliers vary according to the levels of functionality at which they can participate in our GDSs. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel supplier’s internal systems. Revenue for air travel reservations is recognized at the time of the booking of the reservation, net of estimated cancellations. Cancellations are estimated based on the historical level of cancellations, which are not significant. Revenue for car and hotel reservations is recognized upon fulfillment of the reservation. The later recognition of car and hotel reservation revenue reflects the difference in the contractual rights related to such services as compared to the airline reservation services.

In international markets, our GDS business employs a hybrid sales and marketing model consisting of direct sales, sales and marketing organizations (“SMOs”) and indirect NDCs. In the United States, our GDS business only employs an SMO model. In markets supported by our SMOs, we enter into agreements with subscribers which provide for inducements in the form of cash payments, equipment or other services. The amount of the inducements varies depending upon the volume of the subscriber’s business. We establish liabilities for these inducements and recognize the related expense as the revenue is earned in accordance with the contractual terms. Where incentives are provided at inception, we defer and amortize the expense over the life of the contract. In markets not supported by our SMOs, the GDSs utilize an NDC structure, where feasible, in order to take advantage of the NDC partner’s local market knowledge. The NDC is responsible for cultivating the relationship with subscribers in its territory, installing subscribers’ computer equipment, maintaining the hardware and software supplied to the subscribers and providing ongoing customer support. The NDC earns a commission based on the booking fees generated in the NDC’s territory.

We also provide technology services and solutions for the airline and hotel industry focusing on marketing and sales intelligence, reservation and passenger service system and e-commerce solutions. Such revenue is recognized as the service is performed.

Operating Expenses

Cost of revenue consists of direct costs incurred to generate revenue, including inducements paid to travel agencies who subscribe to the GDSs, commissions and costs incurred for NDCs and costs for call center operations, data processing and related technology costs.

Selling, general and administrative, or “SG&A,” expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, and expenses for finance, legal, human resources and other administrative functions.

GTA

Net Revenue

Services provided by GTA include reservation services for hotel, ground transportation and other travel related services, exclusive of airline reservations. The components of the packaged vacations are based on the specifications requested by the travel agencies and tour operators. The revenue generated from the sale of packaged vacation components is recognized upon departure of the individual traveler or the group of travelers, as GTA has performed all services for the travel agency and the tour operator at that time.

Gross Revenue

For approximately 2% of the hotel reservations that it provides, GTA assumes the inventory risk, resulting in recognition of revenue on a gross basis upon departure.

Operating Expenses

Cost of revenue consists of direct costs incurred to generate revenue, including costs for call center operations and the cost of hotel rooms for reservations provided where GTA assumes the inventory risk.

SG&A expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, and expenses for finance, legal, human resources and other administrative functions.

Orbitz Worldwide

As of October 31, 2007, we no longer consolidate Orbitz Worldwide. We note that we incorporated by reference into our Annual Report on Form 10-K the consolidated financial statements and related footnotes of our non-controlled affiliate, Orbitz Worldwide, Inc. We are required to include the Orbitz Worldwide financial statements in our Form 10-K due to Orbitz Worldwide meeting certain tests of significance under SEC Rule S-X 3-09. The management of Orbitz Worldwide is solely responsible for the form and content of the Orbitz Worldwide financial statements.

Factors Affecting Results of Operations

Macroeconomic and Travel Industry Conditions:  Our business is highly correlated to the overall performance of the travel industry, in particular, growth in air passenger travel, which, in turn, is linked to the global macro economic environment. For the year ended December 31, 2009, approximately 83% of our segment volumes were represented by air segments flown, 5% of segment volumes attributable to other air segments (such as cancellations on the day of travel), with land and sea bookings accounting for the remaining 12%. Between 2003 and 2008, air travel volumes increased at a CAGR of 6.1%, approximately twice the rate of global GDP. During the recent global economic recession, air travel volumes declined, with air passenger volumes showing modest growth of 1.6% in 2008 (down from 7.4% recorded in 2007) and a decline of 2.9% in 2009. Total GDS air bookings also declined by 5% in 2008 compared to 2007, and 5% in 2009 compared to 2008. Nonetheless, the GDS industry has recently shown signs of entering a cyclical recovery, as measured by GDS-processed air segments booked, with GDS-processed air segments increasing by 10% in the fourth quarter of 2009 compared to the same period in 2008 and 9% in the six months ended June 30, 2010 compared to the same period in 2009. TTV for the GTA business, which is driven by room nights and average daily rates achieved by GTA for hotels, decreased in 2009 as compared to 2008 as travelers reduced overnight stays during the global recession and hotels reduced rates in an attempt to maintain volumes. The GTA business has recently shown signs of recovery, with an increase in room nights and average daily rates in the six months ended June 30, 2010 as compared to the corresponding period in the previous year.

Our Share of GDS Industry:  Our global share of GDS-processed air segments was 29% for the six months ended June 30, 2010, and 29% for the year ended December 31, 2009. During 2008, our share of GDS-processed air segments increased significantly following the Worldspan Acquisition, from an estimated 22% in 2006 to 29% in 2008. Measures taken by us to capture share in recent years, however, were impacted by (i) the loss of Worldspan’s business with Expedia, a decision that was taken by Expedia prior to the

Worldspan Acquisition but which impacted us after the Worldspan Acquisition, (ii) growth in the online travel agent channel compared to traditional travel agencies, particularly in Europe, where our products and services for online travel agencies previously were less competitive, and (iii) our strategic decision to transition from an NDC operating model in certain Middle Eastern countries to using SMOs, resulting in improved margins but reduced segment volumes. Our share of GDS-processed air segments in the Middle East nonetheless improved following this transition, increasing from 32% to 34% between July 2009 and December 2009. We are executing a range of initiatives intended to re-capture profitable share in 2010 and beyond.

GDS Air Travel Cancellations:  The GDS business typically earns a fee for each segment cancellation. Revenue is earned as normal on subsequent rebookings, unless further cancellations are made, in which case we receive a smaller fee on each cancellation. In periods where significant volumes of cancellations are made, average revenue per segment increases significantly due to the additional fees with no associated increase in segment volume. For example, during the fourth quarter of 2008, the GDS business experienced an unusually large number of cancelled bookings as travelers, particularly in the corporate sector, cancelled travel plans as a result of the onset of the global economic recession.

Seasonality:  Our businesses experience seasonal fluctuations, reflecting seasonal trends for the products and services we offer. These trends cause our revenue to be generally higher in the second and third calendar quarters of the year, with GDS revenue peaking as travelers plan and purchase their spring and summer travel, and GTA revenue is traditionally highest in the third quarter, when travel peaks. Revenue then typically flattens or declines in the fourth and first quarters of the calendar year. Our results may also be affected by seasonal fluctuations in the inventory made available to us by our travel suppliers.

Foreign Exchange Movements:  We transact our business primarily in U.S. dollars. While the majority of our revenue is denominated in U.S. dollars, a portion of costs are denominated in other currencies (principally, the British pound, Euro and Japanese yen). We use foreign currency forward contracts to manage our exposure to changes in foreign currency exchange rates associated with our foreign currency denominated receivables and payables and forecasted earnings of foreign subsidiaries. The fluctuations in the value of these forward contracts largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Nevertheless, our operating results are impacted to a certain extent by movements in the underlying exchange rates between those currencies listed above.

Restructuring:  Since the Worldspan Acquisition, we have taken a number of actions to enhance organizational efficiency and consolidate and rationalize existing processes. These actions include, among others, the migration of the Galileo data center, formerly located in Denver, Colorado, into the Worldspan data center, located in Atlanta, Georgia; consolidating certain administrative and support functions of Galileo and Worldspan, including accounting, sales and marketing and human resources functions; and the renegotiation of several material vendor contracts. The most significant impact of these initiatives was the elimination of redundant staff positions within the Company, reduced technology costs associated with renegotiated vendor contracts, and, to a lesser extent, cost savings and synergies resulting from a reduction in the amount of office rental space required and related utilities, maintenance and other facility operating costs. Our results of operations have been significantly impacted by these actions.

During 2008, we continued with our business integration and restructuring program, with significant cost savings and other business performance improvements achieved through the following key strategies:

•	completion of our re-engineering program which yielded savings of $190 million, over twice the original target of $75 million;

•	divestiture of non-core assets during the previous three years, which generated over $100 million in cash;

•	consolidation of our two data centers into a single facility to reduce technology costs; and

•	acquisition of software to accelerate the development of our Universal Desktop Product for the GDS business.

During 2009, we continued to execute our business integration and restructuring program, which has delivered more than $170 million of synergies associated with the Worldspan Acquisition, over three times the targeted savings of $50 million. We also undertook several further strategic initiatives, such as:

•	establishing direct sales and marketing operations in certain countries in the Middle East;

•	promoting eNett, a payment services joint venture which is developing innovative integrated payment solutions and billing and settlement services for airlines; and

•	rolling out Traversa, a new online corporate booking tool.

As a result of these initiatives, combined with significant investment in IT infrastructure of approximately $510 million since 2002, our business has been re-engineered and positioned to benefit from favorable industry growth fundamentals.

Worldspan Acquisition:  On August 21, 2007, we completed the Worldspan Acquisition. The results of operations of Worldspan are included in the consolidated results of Travelport from the acquisition date forward and are included in the discussions below of the results of operations for the periods during which Worldspan was consolidated.

Deconsolidation of Orbitz Worldwide:  We were the sole owner of Orbitz Worldwide until July 25, 2007 when Orbitz Worldwide completed the initial public offering of approximately 41% of its shares of common stock on the New York Stock Exchange. We continued to consolidate the results of Orbitz Worldwide until October 31, 2007 when, pursuant to an internal restructuring, we transferred approximately 11% of the outstanding shares in Orbitz Worldwide out of the Company. As a result of these transactions, effective as of October 31, 2007, we no longer consolidate Orbitz Worldwide and account for our investment in Orbitz Worldwide under the equity method of accounting.

Impact of Delta/Northwest Merger:  Delta, one of our largest IT services customers, completed its acquisition of Northwest, another of our largest IT services customers, in 2009. As part of their integration, Delta and Northwest are migrating to a common IT platform and will have reduced needs for our IT services after the integration. As a result, our Airline IT Solutions revenue and Segment EBITDA will decrease in 2010.

Results of Operations

Description of Key Line Items

Net Revenue

GDS Transaction Processing Net Revenue:  GDS revenue is primarily derived from transaction fees paid by travel suppliers for electronic travel distribution services and, to a lesser extent, other transaction and subscription fees. The GDSs operate an electronic marketplace in which travel suppliers, such as airlines, hotels, car rental companies, cruise lines, rail companies and other travel suppliers, can store, display, manage and sell their products and services, and in which online and traditional travel agencies are able to electronically locate, price, compare and purchase travel suppliers’ services. As compensation for GDS services, fees are earned, on a per segment or per booking basis, from airline, hotel, car rental and other travel-related suppliers for reservations booked through the GDS. We record and charge one transaction for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way), and one transaction for each car rental, hotel or cruise booking, regardless of the length of time associated with the booking.

GDS Airline IT Solutions Net Revenue:  Our GDS business also provides technology services and solutions for the airline and hotel industry focusing on marketing and sales intelligence, reservation and passenger service system and e-commerce solutions. Such revenue is recognized as the service is performed.

GTA Net Revenue:  GTA revenue is derived from reservation services for hotel, ground transportation and other travel-related services, exclusive of airline reservations. Revenue generated from the sale of packaged vacation components is recognized upon departure of the individual traveler or the group of travelers, as GTA has performed all services for the tour operator, wholesaler, travel agency or directly for the traveler at that time.

Cost of Revenue

Cost of revenue consists of costs incurred to generate revenue, including commissions (comprised of costs incurred for bookings by NDCs and financial incentives paid to travel agencies, referred to as direct costs), costs for call center operations, cost of hotel rooms for reservations provided where GTA assumes the inventory risk (generally when hotel availability is limited in a given market due to high demand) and data processing and related technology costs.

Technology management costs, data processing costs and telecommunication costs included in cost of revenue consist primarily of internal system and software maintenance fees, data communications and other expenses associated with operating Travelport’s Internet sites and payments to outside contractors.

Selling, General and Administrative Expenses

SG&A expenses comprise primarily sales and marketing, labor and associated costs, advertising services, professional fees and expenses for finance, legal, human resources and other administrative functions.

Income Taxes

Income taxes comprise tax liabilities owed to governmental authorities where we operate. Our effective tax rate is likely to vary materially both from the statutory tax rate and from year to year. While within an annual period there may be discrete items that impact our effective tax rate, the following items consistently have an impact: (i) we are subject to income tax in numerous jurisdictions with varying tax rates, (ii) our GDS business earnings outside of the United States are at an effective rate that is lower than the U.S. rate and at a relatively consistent level of charge, (iii) the location of our debt in countries with no or low rates of corporate tax implies limited deductions for interest and (iv) a valuation allowance is established against the losses generated in the United States due to the historical losses in the jurisdiction.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

					Reconciling Items
					Corporate and
					Unallocated
	GDS Segment		GTA Segment		Expenses		Consolidated
	Six Month		Six Months		Six Months		Six Months
	Ended		Ended		Ended		Ended
	June 30,		June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010	2009	2010	2009
	(In $ millions)

Net revenue	1,056	1,026	123	119	—	—	1,179	1,145

Cost and Expenses
Cost of revenue	588	542	20	22	—	—	608	564
Selling, general and administration	157	163	81	84	51	30	289	277
Restructuring charges	—	4	1	3	4	6	5	13
Depreciation and amortization	100	91	20	29	2	4	122	124
Other income	—	(2)	—	—	—	(3)	—	(5)

Total costs and expenses	845	798	122	138	57	37	1,024	973

Operating income (loss)	211	228	1	(19)	(57)	(37)	155	172
Depreciation and amortization	100	91	20	29

Segment EBITDA	311	319	21	10

Interest expense, net							(129)	(138)
Gain on early extinguishment of debt							—	6

Income from operations before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide							26	40
Provision for income taxes							(27)	(14)
Equity in earnings (losses) of investment in Orbitz Worldwide							2	(156)

Net income (loss)							1	(130)

Consolidated Results

The net revenue increase of $34 million (3%) consists of a $30 million (3%) growth in our GDS segment and a $4 million (3%) growth in our GTA segment. The growth in net revenue is primarily due to increased global demand which has resulted in volume growth in both the GDS and GTA segments as described in more detail in the segment analysis below.

The cost of revenue increase of $44 million (8%) is attributable to growth in our GDS segment. The growth in cost of revenue is the result of higher transaction volumes and higher commission costs as described in more detail in the segment analysis below.

The SG&A increase of $12 million (4%) is primarily due to (i) a $21 million (70%) increase in our corporate costs and expenses not allocated to segments as detailed below, (ii) a $6 million (4%) decrease in our GDS segment expenses as detailed in the GDS segment analysis below and (iii) a $3 million (4%) decrease in our GTA segment as detailed in the GTA segment analysis below.

	Six Months Ended
	June 30,
	2010	2009
	(In $ millions)

Corporate administrative expenses	22	31
Transaction and integration costs	22	5
Equity-based compensation	3	3
Monitoring fees	—	4
Other, including (loss) gain on foreign currency derivatives	4	(13)

Total	51	30

The $17 million increase in transaction and integration costs for the six months ended June 30, 2010 is due to costs incurred in relation to a proposed offering of securities. The $17 million adverse movement on foreign currency derivatives and other is driven by a $13 million unrealized gain on foreign exchange derivatives recorded in 2009 compared to a $4 million loss recorded in 2010. The decrease in corporate administrative expenses is primarily the result of cost savings resulting from the restructuring programs.

Restructuring Charges

Restructuring charges decreased by $8 million (62%) as our actions to enhance organizational efficiency and consolidate and rationalize existing processes, following the acquisition of Worldspan in 2007, were substantially completed in 2009. Further charges were incurred in the six months ended June 30, 2010, primarily in relation to exiting a lease arrangement in the US as a result of relocations.

Depreciation and Amortization

Depreciation and amortization decreased $2 million (2%) primarily due to a lower amortization expense in GTA as a result of a reduction in the amortizable intangible asset values following the impairment charge in the third quarter of 2009, partially offset by increased depreciation within GDS following the purchase of software and equipment from IBM in the first quarter of 2010.

Other Income

Other income decreased $5 million as a result of gains on sale of assets recorded in 2009. There were no gains or losses on sale of assets recorded in 2010.

Interest Expense, Net

Interest expense decreased $9 million (7%) as a result of a reduction in the underlying interest charge of $13 million from the corresponding period in the prior year due to lower interest rates and a lower debt balance, partially offset by a $4 million increase due to a change in the fair value of interest rate derivative instruments compared to the six months ended June 30, 2009.

Equity in Earnings (Losses) of Investment in Orbitz Worldwide

Our share of equity in earnings (losses) of investment in Orbitz Worldwide was $2 million in the six months ended June 30, 2010 compared to a $(156) million loss in the six months ended June 30, 2009. These earnings (losses) reflect our 48% ownership interest in the earnings (losses) of Orbitz Worldwide. In the six months ended June 30, 2009, Orbitz Worldwide recorded a $332 million impairment charge on certain intangible assets.

Provision for Income Taxes

Our tax provision differs materially from the provision at the US Federal statutory rate primarily as a result of (i) being subject to income tax in numerous non-US jurisdictions with varying rates on average, (ii) a valuation allowance established against the losses generated in the US due to the historical losses in that jurisdiction and release of a portion of that allowance in 2009 and 2010, and (iii) certain costs and expenses that are not currently deductible for tax in the relevant jurisdiction.

The reconciliation from the statutory tax provision at the US tax rate of 35% is as follows:

	Six Months Ended
	June 30,
	2010	2009
	(In $ millions)

Tax provision at U.S. Federal statutory rate of 35%	(9)	(14)
Taxes on non-U.S. operations at alternative rates	(8)	(7)
Liability for uncertain tax positions	(4)	(3)
Valuation allowance released	3	16
Non-deductible costs and expenses	(6)	(4)
Other	(3)	(2)

Provision for income taxes	(27)	(14)

GDS Segment

Net Revenue

GDS revenue is comprised of:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(In $ millions)

Transaction processing revenue	955	914	41	4
Airline IT Solutions revenue	101	112	(11)	(10)

GDS revenue	1,056	1,026	30	3

Transaction processing revenue by region is comprised of:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(In $ millions)

Americas	380	372	8	2
Europe	279	272	7	3
MEA	141	141	—	—
APAC	155	129	26	20

Transaction processing revenue	955	914	41	4

GDS revenue increased $30 million (3%) as a result of a $41 million (4%) increase in transaction processing revenue, partially offset by an $11 million (10%) decrease in Airline IT Solutions revenue. Americas transaction processing revenue increased by $8 million (2%) due to a 4% increase in segments, partially offset by a 2% decline in average revenue per segment. Europe transaction processing revenue increased by $7 million (3%) due to a 5% increase in segments, partially offset by a 2% decline in average revenue per segment. MEA transaction processing revenue remained flat after a 4% increase in average revenue per segment was offset by a 4% decline in segments. APAC transaction processing revenue increased by $26 million (20%) due to a 17% increase in segments and a 2% increase in average revenue per segment. Airline IT Solutions revenue decreased by $11 million (10%) primarily due to lower hosting revenues arising from the Delta Northwest merger.

The GDS business experienced an improvement in global demand during the six months ended June 30, 2010, as reflected in the 5% increase in segment volumes which was attributable to global economic conditions, including improved consumer confidence, an increase in business travel and an increase in airline capacity.

Cost of Revenue

GDS cost of revenue is comprised of:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(In $ millions)

Commissions	450	396	54	14
Telecommunication and technology costs	138	146	(8)	(5)

GDS Cost of revenue	588	542	46	8

GDS cost of revenue increased by $46 million (8%) as a result of an increase in commissions paid to travel agencies and NDCs. This increase in commissions is attributable to the growth in volumes for the GDS business and an increase in the average rate of agency commissions. The increase in commissions was offset by a decrease in telecommunications and technology costs primarily due to the efficiencies from our recent investment in IT infrastructure.

Selling, General and Administrative Expenses (SG&A)

GDS SG&A decreased $6 million (4%) primarily as a result of (i) a $16 million reduction in administrative costs, including a reduction in wages and benefits of approximately $13 million as a result of effective cost management and (ii) a $5 million reduction in transaction and integration costs primarily associated with costs incurred during 2009 related to the integration of Worldspan, partially offset by (iii) an $8 million adverse movement in foreign exchange losses and (iv) a one-time gain of $8 million realized in 2009 from a commercial legal settlement.

GTA Segment

Net Revenue

GTA revenue increased $4 million (3%) from $119 million in the six months ended June 30, 2009 to $123 million in the six months ended June 30, 2010. The increase in revenue is due to an increase in TTV, which rose by 19% in the six months ended June 30, 2010 due to a 16% growth in the number of room nights, partially offset by a reduction in margin on sales and exchange rate movements.

Cost of Revenue

GTA cost of revenue decreased $2 million (9%) from $22 million in the six months ended June 30, 2009 to $20 million in the six months ended June 30, 2010. The cost of transactions for which GTA takes inventory risk was $7 million in the six months ended June 30, 2010 and $9 million in the six months ended June 30, 2009.

Selling, General and Administrative Expenses (SG&A)

GTA SG&A decreased $3 million (4%) primarily due to a decrease in bad debt expense of $6 million as a result of a reduction in the level of delinquencies experienced during the period and a $3 million decrease in foreign exchange losses partially offset by a $6 million increase in administrative costs including wages and benefits.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

					Reconciling Items
					Corporate and
					Unallocated
	GDS Segment		GTA Segment		Expenses		Consolidated
	Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
	(In $ millions)

Net revenue	1,981	2,171	267	356	—	—	2,248	2,527

Cost and Expenses
Cost of revenue	1,049	1,186	41	71	—	—	1,090	1,257
Selling, general and administration	326	373	165	171	76	104	567	648
Restructuring charges	6	14	4	4	9	9	19	27
Depreciation and amortization	180	194	56	63	7	6	243	263
Impairment of goodwill and intangible assets	—	—	833	—	—	1	833	1
Other expense (income)	(2)	7	—	—	(3)	—	(5)	7

Total costs and expenses	1,559	1,774	1,099	309	89	120	2,747	2,203

Operating income (loss)	422	397	(832)	47	(89)	(120)	(499)	324
Depreciation and amortization	180	194	56	63

Segment EBITDA	602	591	(776)	110

Interest expense, net							(286)	(342)
Gain on early extinguishment of debt							10	29

(Loss) income from operations before income taxes and equity in losses of investment in Orbitz Worldwide							(775)	11
Benefit (provision) for income taxes							68	(43)
Equity in losses of investment in Orbitz Worldwide							(162)	(144)

Net loss							(869)	(176)

Consolidated Results

The net revenue decrease of $279 million (11%) consists of a $190 million (9%) decline in the GDS segment and an $89 million (25%) decline in the GTA segment. The decline in net revenue is primarily due to reduced global demand which resulted in volume declines in both segments, as described in more detail in the segment analysis below.

The cost of revenue decrease of $167 million (13%) consists of a $137 million (12%) decline in the GDS segment and a $30 million (42%) decline in the GTA segment. The decline in cost of revenue is primarily the result of the decline in transaction volume and realization of synergies following the Worldspan Acquisition, as described in more detail in the segment analysis below.

The SG&A decrease of $81 million (13%) is primarily due to a $47 million (13%) decline in the GDS expenses and a $6 million (4%) decline in the GTA expenses as detailed in the segment analysis below, and a $28 million (27%) decline in corporate costs and expenses not allocated to the segments, as detailed below.

	Year Ended
	December 31,
	2009	2008
	(In $ millions)

Corporate administrative expenses	55	63
Transaction and integration costs	9	20
Equity-based compensation	10	5
Monitoring fees	7	8
Other, including (loss) gain on foreign currency derivatives	(5)	8

Total	76	104

The decrease in corporate administrative expenses is primarily the result of the synergies realized subsequent to the Worldspan Acquisition and cost savings associated with our restructuring programs.

Restructuring Charges

Restructuring charges decreased by $8 million (30%) as actions to enhance organizational efficiency and consolidate and rationalize existing processes were greater in 2008 following the Worldspan Acquisition in 2007.

Depreciation and Amortization

Depreciation and amortization decreased by $20 million (8%) primarily due to the accelerated depreciation on assets in the year ended December 31, 2008 related to the integration of the GDS data center, the decline in amortization expense in GTA as a result of a reduction in amortizable intangible assets following the impairment taken in 2009 and the impact of the Euro weakening relative to the dollar during 2009, which affected amortization amounts relating to euro-denominated assets of the GTA business.

Impairment of Goodwill and Other Intangible Assets

As a result of prolonged, difficult economic conditions affecting the GTA business, the earnings of the GTA segment were less than expected over 2009. Demand for the travel services that GTA provides declined during the first half of 2009, with earnings weakening further during the third quarter of 2009. This third quarter period has historically been the strongest for GTA, when demand for travel is at its peak. As a result, we concluded the travel market in which GTA operates would take longer than originally anticipated to recover and, therefore, the earnings of GTA would take longer to recover to levels consistent with levels prior to the downturn in the market. These circumstances indicated that the carrying value of GTA goodwill and intangible assets may have been impaired and, therefore, we performed an impairment test.

As a result of this testing, we concluded that the goodwill, trademarks and tradenames and customer relationships related to the GTA business were impaired. Accordingly, we recorded an impairment charge of $833 million during the third quarter of 2009, of which $491 million related to goodwill, $87 million related to trademarks and tradenames and $255 million related to customer relationships.

Other Income (Expense)

Other income in the year ended December 31, 2009 comprised a $5 million gain on the sale of assets. During the corresponding period in 2008, the business incurred a $7 million net loss on asset disposals.

Interest Expense, Net

Interest expense, net, decreased by $56 million (16%) primarily due to (i) a $22 million decrease as a result of interest rate swap contracts for which non-cash interest charges of $28 million were recorded in 2008, compared to charges of $6 million in 2009, (ii) a $24 million decrease due to lower interest rates, and (iii) a $10 million reduction primarily due to a lower debt balance.

Income Taxes

Our tax benefit (provision) differs materially from the provision (benefit) at the U.S. Federal statutory rate primarily as a result of (i) the fact that there is no deferred tax liability in relation to goodwill and therefore no deferred tax benefit upon its impairment, (ii) the fact that we are subject to income tax in numerous non-U.S. jurisdictions with varying rates on average and (iii) a valuation allowance established against the losses generated in the U.S. due to the historical losses in that jurisdiction and release of a portion of that allowance in 2009.

The reconciliation from the statutory tax charge at the U.S. tax rate of 35% is as follows:

	Year Ended
	December 31,
	2009	2008
	(In $ millions)

Tax benefit (provision) at U.S. Federal statutory rate of 35%	271	(4)
Non-deductible impairment charges and amortization of intangible assets	(175)	(4)
Taxes on non-U.S. operations at alternative rates	(53)	(31)
Liability for uncertain tax positions	(13)	(12)
Non-deductible compensation	(3)	(9)
Valuation allowance released	16	—
Other	25	17

Benefit (provision) for income taxes	68	(43)

Equity in Losses of Investment in Orbitz Worldwide

Our losses from our investment in Orbitz Worldwide have increased $18 million, from $144 million in 2008 to $162 million in 2009. These losses reflect our 48% ownership interest in the losses incurred by Orbitz Worldwide, which have been impacted significantly by impairment charges of $332 million and $297 million for the years ended December 31, 2009 and 2008, respectively.

GDS Segment

Net revenue

GDS revenue is comprised of:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(In $ millions)

Transaction processing revenue	1,758	1,932	(174)	(9)
Airline IT Solutions revenue	223	239	(16)	(7)

GDS revenue	1,981	2,171	(190)	(9)

Transaction processing revenue by region is comprised of:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(In $ millions)

Americas	726	764	(38)	(5)
Europe	505	565	(60)	(11)
MEA	263	333	(70)	(21)
APAC	264	270	(6)	(2)

Transaction processing revenue	1,758	1,932	(174)	(9)

GDS revenue decreased $190 million (9%) as a result of a $174 million (9%) decrease in transaction processing revenue and a $16 million (7%) decrease in Airline IT Solutions revenue. Americas transaction processing revenue decreased by $38 million (5%) due to a 7% decline in segments, partially offset by a 1% increase in average revenue per segment. Europe transaction processing revenue decreased by $60 million (11%) due to a 9% decline in segments and a 2% decline in average revenue per segment. MEA transaction processing revenue decreased by $70 million (21%) due to a 23% decline in segments, partially offset by a 2% increase in average revenue per segment. APAC transaction processing revenue decreased by $6 million (2%) due to a 5% decline in segments, partially offset by a 3% increase in average revenue per segment. Airline IT Solutions revenue decreased by $16 million (7%) due to lower hosting revenues.

The GDS business experienced continued reduced global demand during the year ended December 31, 2009, as reflected in the 9% reduction in segment volume, which was attributable to global economic conditions, including lower consumer confidence, reduced business travel and a reduction in airline capacity. The revenue decline in MEA was also impacted by our decision to focus on developing our own sales and marketing operations, which target higher margins on lower segment volumes. The overall net increase in average revenue per segment in which we operate was primarily due to the successful implementation of a new pricing strategy introduced in the second quarter of 2008.

Cost of Revenue

Cost of revenue is comprised of:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(In $ millions)

Commissions	771	848	(77)	(9)
Telecommunication and technology costs	278	338	(60)	(18)

Cost of revenue	1,049	1,186	(137)	(12)

GDS cost of revenue decreased by $137 million (12%) as a result of a $77 million (9%) decrease in commissions paid to travel agencies and NDCs and a $60 million (18%) decrease in telecommunication and technology costs. The 9% decrease in commissions is primarily attributable to the 9% decline in volumes for the GDS business. The decrease in telecommunication and technology costs primarily reflects the synergies realized following the Worldspan Acquisition, including the migration of our data center, as well as declines in transaction volume. The synergies contributed to a reduction in telecommunication and technology costs of approximately $81 million in 2009 compared to approximately $28 million in 2008.

Selling, General and Administrative Expenses

GDS SG&A decreased $47 million (13%) primarily as a result of a $37 million reduction in transaction and integration costs and $20 million of incremental synergies related to the Worldspan Acquisition. During 2009, we incurred approximately $17 million in transaction and integration costs primarily related to the Worldspan Acquisition and costs associated with the decision to relocate certain administrative functions from the United States to the United Kingdom as compared to $54 million in 2008. The transaction and integration costs include the costs incurred to complete the migration of the Denver, Colorado data center to the technology and data center in Atlanta, Georgia during the year ended December 31, 2008. As a result of the data center migration, and other synergy actions undertaken associated with the integration of Worldspan, we realized $20 million of incremental synergies during 2009. The synergies contributed to a reduction in SG&A costs of approximately $63 million in 2009 compared to $43 million in 2008. These cost reductions were partially offset by a $10 million increase in operating costs, including incremental costs incurred related to the decision to focus upon developing the GDS sales and marketing operations in the Europe and MEA regions and the impact of foreign currency exchange rates.

GTA Segment

Net revenue

GTA net revenue decreased $89 million (25%) from $356 million in the year ended December 31, 2008 to $267 million in the year ended December 31, 2009. The decrease in revenue is primarily due to (i) a decrease of $30 million attributable to a decrease in TTV, (ii) a $24 million reduction in rates and margin, (iii) a $20 million decrease in sales of risk-bearing inventory and (iv) a $14 million decrease due to unfavorable exchange rate movements. Global TTV declined 16% primarily due to 12% fewer room nights as travelers reduced overnight stays in response to deteriorating global economic conditions.

Cost of Revenue

GTA cost of revenue decreased $30 million (42%) from $71 million in the year ended December 31, 2008 to $41 million in the year ended December 31, 2009. The decrease in cost of revenue is primarily due to a $21 million decrease in transactions for which GTA takes inventory risk from $39 million for the year ended December 31, 2008 to $18 million for the year ended December 31, 2009 and a $9 million decrease primarily as a result of cost reduction actions.

Selling, General and Administrative Expenses

GTA SG&A decreased $6 million (4%) from $171 million in the year ended December 31, 2008 to $165 million in the year ended December 31, 2009 primarily due to $16 million of cost reduction actions partially offset by a $2 million unfavorable impact of foreign exchange movements and an $8 million increase in bad debt expense due to delinquencies experienced in the year ended December 31, 2009. These factors, coupled with a decrease in revenue of $89 million, resulted in SG&A increasing as a percentage of revenue from 48% in the year ended December 31, 2008 to 62% for the year ended December 31, 2009.

Impairment of Goodwill and Intangible Assets

As a result of prolonged, difficult economic conditions affecting the GTA business, the earnings of the GTA segment were less than expected during 2009. Demand for the travel services that GTA provides declined during the first half of 2009, with earnings weakening further during the third quarter of 2009. The third quarter period has historically been the strongest for GTA, when demand for travel is at its peak. As a result, GTA concluded that the travel market in which it operates would take longer than originally anticipated to recover and, therefore, the earnings of GTA would take longer to recover to levels consistent with levels prior to the downturn in the market. We believed these circumstances indicated that the carrying value of GTA goodwill and intangible assets may have been impaired and, therefore, we performed an impairment test.

As a result of this testing, we concluded that the goodwill, trademarks and tradenames and customer relationships related to the GTA business were impaired. Accordingly, we recorded an impairment charge of $833 million during the third quarter of 2009, of which $491 million related to goodwill, $87 million related to trademarks and tradenames and $255 million related to customer relationships.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

							Reconciling Items
							Corporate and
	GDS				Orbitz		Unallocated
	Segment		GTA Segment		Worldwide		Expenses		Consolidated
	Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007	2008	2007(a)	2008	2007
	(In $ millions)

Net revenue	2,171	1,772	356	330	—	743	—	(65)	2,527	2,780

Cost and Expenses
Cost of revenue	1,186	968	71	52	—	215	—	(65)	1,257	1,170
Selling, general and administrative	373	332	171	199	—	425	104	331	648	1,287
Separation and restructuring charges	14	24	4	2	—	1	9	63	27	90
Depreciation and amortization	194	138	63	62	—	45	6	3	263	248
Impairment of goodwill, intangible assets and other long-lived assets	—	—	—	—	—	—	1	1	1	1
Other expense, net	7	2	—	—	—	—	—	—	7	2

Total costs and expenses, net	1,774	1,464	309	315	—	686	120	333	2,203	2,798

Operating income (loss)	397	308	47	15	—	57	(120)	(398)	324	(18)
Depreciation and amortization	194	138	63	62	—	45

Segment EBITDA	591	446	110	77	—	102

Interest expense, net									(342)	(373)
Gain on early extinguishment of debt									29	—

Income (loss) from operations before income taxes and equity in losses of investment in Orbitz Worldwide									11	(391)
Provision for income taxes									(43)	(41)
Equity in losses of investment in Orbitz Worldwide									(144)	(4)

Loss from continuing operations									(176)	(436)
Loss from discontinued operations, net of tax									—	(1)
Loss on disposal of discontinued operations, net of tax									—	(6)

Net Loss									(176)	(443)

(a)	Includes inter-segment eliminations due to transaction with Orbitz Worldwide when it was a consolidated subsidiary.

Consolidated Results

Net revenue in 2008 decreased $253 million (9%) and included (i) a $743 million reduction resulting from the deconsolidation of Orbitz Worldwide, (ii) $467 million of incremental revenue from the Worldspan Acquisition, which contributed to revenue for the full year of 2008 compared to 2007, when it only consolidated Worldspan for the period from August 21, 2007 through December 31, 2007, (iii) a $26 million increase in the GTA segment and (iv) a $65 million increase resulting from the reduction of inter-segment eliminations, offset by a $68 million decrease in organic revenue from the GDS segment.

Cost of revenue in 2008 increased $87 million (7%) primarily due to (i) $218 million of incremental costs from the GDS segment, (ii) a $65 million increase from the reduction of inter-segment eliminations of transactions with Orbitz Worldwide and (iii) a $19 million increase at GTA, partially offset by (iv) a $215 million reduction resulting from the deconsolidation of Orbitz Worldwide.

SG&A in 2008 decreased $639 million (50%) primarily due to (i) a $425 million reduction resulting from the deconsolidation of Orbitz Worldwide, (ii) a $227 million decrease in corporate administrative expenses not allocated to the segments as detailed below, (iii) a $28 million decrease from the GTA segment, partially offset by (iv) $41 million of incremental costs from the GDS segment. The table below sets forth additional detail relating to the $227 million decrease in corporate costs and expenses not allocated to the segments from 2007 to 2008.

	Year Ended
	December 31,
	2008	2007
	(In $ millions)

Corporate administrative expenses	63	78
Transaction and integration costs	20	65
Equity-based compensation	5	187
Monitoring fees	8	—
Other, including loss on foreign currency derivatives	8	1

Total	104	331

The decrease in corporate administrative expenses is primarily the result of the impact of cost savings initiatives and synergies realized subsequent to the Worldspan Acquisition. The decrease in transaction and integration costs is primarily due to (i) a $13 million decrease in Worldspan integration costs, (ii) a $21 million reduction in one-time corporate transaction costs and (iii) $11 million of costs related to the Orbitz Worldwide IPO. The decrease in equity-based compensation of $182 million is due to the non-cash equity-based compensation in 2007 associated with accelerated vesting.

Separation and Restructuring Charges

Separation and restructuring charges decreased $63 million (70%) as a result of a $57 million one-time monitoring fee agreement termination charge occurring in 2007, a $5 million decrease in separation costs and a $1 million decrease in restructuring costs. Restructuring charges decreased $1 million as a result of decreases of $10 million and $1 million in the GDS and Orbitz Worldwide segments, respectively, offset by increases of $8 million and $2 million in Corporate and unallocated and the GTA segment, respectively. Included in the GDS restructuring charges in 2008 are $5 million of incremental costs from the Worldspan Acquisition.

During the year ended December 31, 2008, we incurred $27 million in restructuring charges, all of which related to the restructuring actions taken in 2007. Approximately $14 million and $4 million of the restructuring charges were recorded in the GDS and GTA segments, respectively, and approximately $9 million was recorded in Corporate and unallocated.

During the year ended December 31, 2007, we incurred $28 million in restructuring charges as we committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities, including costs related to global headcount reductions and facility consolidations subsequent to the Cendant Acquisition. Approximately $24 million, $2 million and $1 million of restructuring charges were recorded in the GDS, GTA and Orbitz Worldwide segments, respectively, and approximately $1 million was recorded in Corporate and unallocated. The remaining $62 million relates to the separation costs and monitoring fee agreement termination charge discussed above.

Depreciation and Amortization

Depreciation and amortization increased $15 million (6%) primarily due to (i) $51 million of incremental depreciation and amortization from the consolidation of the full-year results of Worldspan in 2008 compared to approximately four months during 2007, (ii) a $45 million decrease in depreciation and amortization due to the deconsolidation of Orbitz Worldwide and (iii) a $10 million increase primarily due to accelerated depreciation on assets in 2008 related to the integration of the GDS data center and the impact of foreign exchange fluctuations in the GTA segment.

Interest Expense, Net

Interest expense, net, decreased $31 million (8%) primarily due to (i) an approximately $39 million reduction in expense as a result of lower interest rates in 2008, (ii) a $25 million reduction in interest expense in 2007 related to the deconsolidation of Orbitz Worldwide, and (iii) a $20 million reduction in debt issuance costs as a result of the acceleration of the amortization of the deferred financing costs in 2007 associated with the amendment of the Credit Agreement. These decreases were partially offset by (i) an increase in interest expense of $26 million, net, related to the Worldspan Acquisition, and (ii) a $28 million non-cash pre-tax loss related to the change in fair value of our interest rate swaps that are not classified as cash flow hedges.

Equity in Losses of Investments

With effect from October 31, 2007, the investment in Orbitz Worldwide has been accounted for under the equity method of accounting. As a result of losses incurred by Orbitz Worldwide during 2008, a loss of $144 million was recorded related to the investment. The losses reported by Orbitz Worldwide include a $297 million charge related to an impairment of its goodwill and intangible assets.

Income Taxes

Our effective tax rate is likely to vary materially both from the statutory tax rate and from year to year. While within an annual period there may be discrete items that impact our effective tax rate, the following items consistently have an impact: (i) we are subject to income tax in numerous non-U.S. jurisdictions with varying tax rates, (ii) the GDS business earnings outside of the United States are taxed at an effective rate that is lower than the U.S. rate and at a relatively consistent level of charge, (iii) the location of our debt in countries with no or low rates of federal tax implies limited deductions for interest and (iv) a valuation allowance is established against the losses generated in the U.S. due to the historical losses in that jurisdiction.

The reconciliation from the statutory tax charge at the U.S. rate of 35% to our effective tax rate is as follows:

	Year Ended December 31,
	2008	2007
	(In $ millions)

Tax (provision) benefit at U.S. Federal statutory rate of 35%	(4)	137
Taxes on non-U.S. operations at alternative rates	(31)	(85)
Liability for uncertain tax positions	(12)	(24)
Non-deductible compensation	(9)	(51)
Non-deductible amortization	(4)	—
Other	17	(18)

Provision for income taxes	(43)	(41)

In addition to the normal recurring impacts discussed above, during the year ended December 31, 2007, the effective tax rate was significantly impeded by the stock compensation expense of $187 million associated with the acceleration of vesting of certain equity awards. This had a significant impact on the effective tax rate as it was not deductible for tax purposes.

GDS Segment

Net Revenue

GDS revenue is comprised of:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(In $ millions)

Galileo
Transaction processing revenue	1,385	1,452	(67)	(5)
Airline IT Solutions revenue	99	100	(1)	(1)

	1,484	1,552	(68)	(4)
Worldspan
Transaction processing revenue	547	175	372	*
Airline IT Solutions revenue	140	45	95	*

	687	220	467	*

GDS revenue	2,171	1,772	399	23

*	Not meaningful

Transaction processing revenue for Galileo by region is comprised of:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(In $ millions)

Americas	401	441	(40)	(9)
EMEA(1)	733	749	(16)	(2)
APAC	251	262	(11)	(4)

Transaction processing revenue	1,385	1,452	(67)	(5)

(1)	Galileo EMEA transaction processing revenue for the year ended December 31, 2008 consisted of $443 million from Europe and $290 million from MEA.

GDS revenue increased by $399 million (23%) including $467 million of incremental revenue as a result of the Worldspan Acquisition. Excluding the incremental revenue from Worldspan, GDS revenue decreased by $68 million (4%) primarily due to a $67 million decrease in transaction processing revenue and a $1 million decrease in Airline IT Solutions revenue. Galileo transaction processing volumes were 9% lower in 2008 compared to 2007, while average revenue per segment was 4% higher overall. Americas’ transaction processing revenue decreased by $40 million (9%) primarily due to an 11% decrease in segments, partially offset by a 2% increase in average revenue per segment. EMEA transaction processing revenue decreased by $16 million (2%) due to a 7% decrease in segments, including an 11% decline in Europe and a 2% decline in MEA, partially offset by a 6% increase in average revenue per segment in the region. APAC transaction processing revenue decreased by $11 million, (4%) due to a 9% decrease in segments, partially offset by a 5% increase in average revenue per segment.

The decline in segments booked through the GDSs is primarily due to reduced global demand for travel attributable to recent global economic conditions, including lower consumer confidence, a reduction in airline capacity, reduced business travel and higher travel costs. The increase in average revenue per segment for all regions in which we operate is primarily due to the combination of the successful implementation of a new pricing strategy in the second quarter of 2008 and the unusually high number of cancellations in the fourth quarter of 2008, for which we typically earn a fee, as travelers, particularly business travelers, responded to the worsening global economic recession.

Cost of Revenue

Cost of revenue is comprised of:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(In $ millions)

Commissions	848	689	159	23
Telecommunication and technology costs	338	279	59	21

Cost of revenue	1,186	968	218	23

GDS cost of revenue increased $218 million (23%) primarily due to incremental costs as a result of consolidating the full-year results of Worldspan in 2008, compared to approximately four months during 2007. These incremental costs were partially offset by telecommunications and technology cost reductions resulting from restructuring actions initiated in 2006 and synergies realized following the Worldspan Acquisition. These cost saving initiatives resulted in savings of $74 million in 2008 compared to $56 million in 2007. GDS also realized $28 million in Worldspan synergies in 2008, primarily due to cost reductions associated with the migration of the data center.

Selling, General and Administrative Expenses

GDS SG&A increased $41 million (13%) primarily as a result of the incremental costs as a result of consolidating the full-year results of Worldspan in 2008, compared to approximately four months during 2007. The incremental costs incurred were partially offset by cost reductions resulting from restructuring actions initiated in 2006 and synergies realized following the Worldspan Acquisition. These cost savings initiatives resulted in savings of $64 million in 2008 compared to $30 million in 2007. We also realized $43 million in Worldspan synergies in 2008.

GTA Segment

Net Revenue

GTA revenue increased $26 million (8%) from $330 million in the year ended December 31, 2007 to $356 million in the year ended December 31, 2008 primarily as a result of a 3% increase in global TTV, higher margins on overall sales, an increase in transactions for which the business takes inventory risk and favorable foreign exchange, resulting in increased revenue and cost of revenue, partially offset by lower margins within the GTA consumer business.

Cost of Revenue

GTA cost of revenue increased $19 million (37%) from $52 million in the year ended December 31, 2007 to $71 million in the year ended December 31, 2008 primarily as a result of incremental costs incurred as a result of an increase in TTV costs due to foreign exchange and an increase in transactions for which GTA took inventory risk. The value of transactions for which GTA took inventory risk increased from $26 million for the year ended December 31, 2007 to $39 million for the year ended December 31, 2008 as more areas were characterized by high demand, and tight supply required GTA to assume inventory risk in order to preserve availability in these areas. These factors, coupled with an increase in GTA revenue of $26 million, resulted in GTA cost of revenue increasing as a percentage of GTA revenue from 16% for the year ended December 31, 2007 to 20% for the year ended December 31, 2008.

Selling, General and Administrative Expenses

GTA SG&A decreased $28 million (14%) from $199 million in the year ended December 31, 2007 to $171 million in the year ended December 31, 2008 primarily as a result of a $19 million reduction in expense resulting from the impact of foreign exchange fluctuations, $4 million of incremental cost savings initiatives realized during the period and a $6 million decrease in various general administrative and overhead costs. Cost savings initiatives within GTA resulted in savings of $10 million in 2008 compared to $6 million in 2007. These factors, coupled with an increase in GTA revenue of $26 million, resulted in GTA SG&A decreasing as a percentage of GTA revenue from 60% for the year ended December 31, 2007 to 48% for the year ended December 31, 2008.

Liquidity and Capital Resources

Our principal source of liquidity is cash flow generated from operations, including working capital. We maintain an appropriate level of liquidity through several sources, including maintaining appropriate levels of cash, access to funding sources, a committed credit facility and other committed and uncommitted lines of credit. As of June 30, 2010, our financing needs were supported by $240 million of available capacity under our $300 million revolving credit facility and approximately $8 million of capacity under our $150 million synthetic letter of credit facility. We have the ability to add incremental term loan facilities or to increase commitments under the revolving credit facility by an aggregate amount of up to $350 million, all of which will be available after giving effect to this offering.

In the event additional funding is required, there can be no assurance that further funding will be available on terms favorable to us or at all for these incremental term loan facilities.

Our principal uses of cash are for working capital and to fund planned operating expenditures, capital expenditures, interest payments on debt and any mandatory or discretionary principal payments or repurchases of debt. As a result of the cash on our balance sheet, our ability to generate cash from operations over the course of a year and through access to our revolving credit facility and other lending sources, we believe we have sufficient liquidity to meet our ongoing needs for at least the next 12 months. If our cash flows from operations are less than we expect or we require funds for acquisitions of other businesses, assets, products or technologies, we may need to incur additional debt, sell or monetize certain existing assets or utilize our cash or cash equivalents. Alternatively, we may be able to offset any potential shortfall in cash flows from operations by taking cost reduction measures or reducing capital expenditures from existing levels.

As market conditions warrant, we may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise.

We believe an important measure of our liquidity is unlevered free cash flow. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We have included unlevered free cash flow as we believe it provides investors a better understanding of how assets are performing and measures management’s effectiveness in managing cash. We define unlevered free cash flow as net cash provided by (used in) operating activities adjusted to remove the impact of interest payments and to deduct capital expenditures on property and equipment additions. We believe this measure gives management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt assumed from the Cendant Acquisition and Worldspan Acquisition while our capital expenditures are primarily related to the development of our operating platforms.

In addition, we present Travelport Adjusted EBITDA, as a liquidity measure, as we believe it may be a useful measure to our investors to assess our ability to comply with certain debt covenants, including our leverage ratio. Our leverage ratio is computed by dividing the total debt outstanding (as defined in the terms of our credit agreement) by the last twelve months of our consolidated Travelport Adjusted EBITDA, including the impact of cost savings and synergies, which are not included in Travelport Adjusted EBITDA.

Travelport Adjusted EBITDA and unlevered free cash flows are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of Liquidity or cash flows from operations as determined under U.S. GAAP. The following table provides a reconciliation of these non GAAP measures.

	(Unaudited)
	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in $ millions)

Travelport Adjusted EBITDA	315	315	632	716	548
Less:
Interest payments	(111)	(131)	(255)	(296)	(336)
Tax payments	(16)	(17)	(46)	(34)	(41)
Changes in working capital	53	(9)	(32)	(134)	136
FASA liability payments	(9)	(17)	(26)	(33)	(11)
Other non-cash and adjusting items	(28)	(7)	(34)	(95)	(72)

Net cash (used in) provided by operating activities of continuing operations	204	134	239	124	224
Add back interest paid	111	131	255	296	336
Capital expenditures on property and equipment additions	(136)	(19)	(58)	(94)	(104)

Unlevered free cash flow	179	246	436	326	456

Cash Flow

The following table summarizes the changes to our cash from operating, investing and financing activities for the six months ended June 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In $ millions)

Cash provided by (used in):
Operating activities	204	134	239	124	224
Investing activities	(202)	(15)	(55)	(84)	(1,141)
Financing activities	(42)	(185)	(317)	6	1,137
Effects of exchange rate changes	(10)	4	5	(10)	4

Net (decrease) increase in cash and cash equivalents of continuing operations	(50)	(62)	(128)	36	224

Six Months Ended June 30, 2010 compared to Six Months Ended June 30, 2009

As of June 30, 2010, we had $167 million of cash and cash equivalents, a decrease of $50 million compared to December 31, 2009. The following discussion summarizes changes to our cash flows from operating, investing and financing activities for the six months ended June 20, 2010 compared to the six months ended June 30, 2009.

Operating Activities.  For the six months ended June 30, 2010, cash provided by operating activities was $204 million compared to cash provided by operating activities of $134 million for the six months ended June 30, 2009. This is mainly due to a $67 million increase in cash provided by working capital. There was $92 million of cash inflow from working capital in the six months ended June 30, 2010 compared to $25 million of cash inflow from working capital in the six months ended June 30, 2009 primarily due to an increase in trading volumes in our businesses as well as fluctuations in our collections and payable cycles.

Investing Activities.  The use of cash in investing activities for the six months ended June 30, 2010 was $202 million, due to $136 million used for capital expenditures, $50 million of additional investment in Orbitz Worldwide and $16 million for business acquisitions. During the six months ended June 30, 2010, capital expenditures of $136 million consisted primarily of software and computer equipment, including amounts related to the transaction processing facility software license from IBM. The use of cash in investing activities for the six months ended June 30, 2009 was primarily $19 million for capital expenditures, offset by $5 million of proceeds from the sale of assets.

Financing Activities.  Cash used in financing activities for the six months ended June 30, 2010 was $42 million, due to $6 million mandatory term loan repayments, $6 million capital lease payments and $30 million of cash paid on derivative contracts. Borrowings of $100 million drawn down under the revolving credit facility in the three months ended March 31, 2010 were repaid in the three months ended June 30, 2010. The use of cash in financing activities for the six months ended June 30, 2009 was $185 million due to $277 million principal repayments on borrowings, $42 million cash distributions to a parent, $7 million for a net share settlement on equity-based compensation and $3 million for debt finance costs, partially offset by $144 million of proceeds from new term loans.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

At December 31, 2009, we had $217 million of cash and cash equivalents, a decrease of $128 million compared to December 31, 2008. The following discussion summarizes changes to our cash from operating, investing and financing activities for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Operating Activities.  For the year ended December 31, 2009, cash provided by operations was $239 million compared to cash provided by operations of $124 million for the year ended December 31, 2008. This is mainly due to $9 million increase in operating income (after excluding the impact of the impairment) and a $116 million improvement in working capital compared to the previous year. There was $7 million of cash inflow from working capital in the year ended December 31, 2009 compared to $109 million cash outflow from working capital in the year ended December 31, 2008, primarily due to the timing of receivable collections and payments for various accruals and accounts payable. The use of working capital in 2008 reflects the impact of normal operations, as well as uses for several non-recurring events, principally $21 million incurred as a result of the termination of a vendor contract in conjunction with our data center migration from Denver, Colorado to Atlanta, Georgia and $10 million in professional fees related to the preparation for certain potential strategic transactions which were expensed in 2007 but paid in 2008.

Investing Activities.  The use of cash from investing activities for the year ended December 31, 2009 was driven by $58 million of capital expenditures, primarily related to development of our GDS infrastructure, and $2 million of acquisition-related payments, offset by $5 million of proceeds from asset sales. The use of cash from investing activities for the year ended December 31, 2008 was driven by $94 million of capital expenditures, partially offset by $10 million of net cash received related to the acquisitions of businesses and disposals of assets.

Financing Activities.  The use of cash in financing activities for the year ended December 31, 2009 was $317 million due to $307 million of principal repayments on borrowings, $227 million in cash distributions to our parent company, $7 million of payments for a net share settlement for participants of our long-term equity plan, $3 million of debt finance costs and $4 million of other financing related expenses, partially offset by $144 million received from the issuance of additional term loans and $87 million received related to terminated derivative instruments. The principal repayments on borrowings is comprised of a $263 million repayment of amounts outstanding under the revolving credit facility, $11 million of mandatory term loan payments, $15 million of capital lease payments and $28 million principal amount of debt repurchases. The debt repurchases resulted in a $10 million gain. Net cash provided from financing activities for the year ended December 31, 2008 was $6 million due to $151 million in cash used for the repurchase of debt, $60 million in cash distributions to our parent company, $24 million of payments for a net share settlement for participants in our long-term equity plan, $10 million of mandatory term loan payments, and $8 million of capital lease payments, partially offset by $259 million of borrowings under our revolving credit facility.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

At December 31, 2008, we had $345 million of cash and cash equivalents, an increase of $36 million compared to December 31, 2007. The following discussion summarizes the changes to our cash from operating, investing and financing activities for the year ended December 31, 2008 compared to the year ended December 31, 2007.

Operating Activities.  For the year ended December 31, 2008, our cash provided by operations was $124 million, a decrease of $100 million compared to the year ended December 31, 2007. The decrease was primarily due to the change in our working capital accounts which resulted in a use of cash of $109 million during 2008 and a source of cash of $141 million during 2007. The cash used in working capital was partially offset by an increase in our cash generated through earnings. The use of working capital in 2008 reflects the impact of normal operations, as well as uses for several non-recurring events, principally $21 million incurred as a result of the termination of a vendor contract in conjunction with our data center migration from Denver, Colorado to Atlanta, Georgia and $10 million in professional fees related to the preparation for certain potential strategic transactions which were expensed in 2007 but paid in 2008. In addition, working capital was impacted by approximately $25 million principally for lower 2008 year-end accruals for bonuses as a result of operating performance and interest as a result of the repurchase of debt during 2008. The source of working capital in 2007 includes the impact of Orbitz Worldwide for the ten months ended October 31, 2007 of $29 million, the accrual of $21 million for the termination payments related to the data center migration and the accrual of $57 million related to monitoring fees. In addition, working capital was positively impacted by approximately $20 million, principally for higher 2007 year-end accruals for bonuses as a result of performance and professional fees as a result of the work performed in preparation for certain potential strategic transactions.

Investing Activities.  The use of cash from investing activities for the year ended December 31, 2008 was driven by $94 million of capital expenditures, partially offset by $10 million of net cash received related to the acquisition of businesses and disposal of assets. During 2008, our capital expenditures included approximately $50 million in investments in our GDS technology infrastructure. Approximately $25 million of the capital expenditures in 2008 were for non-recurring projects. The use of cash from investing activities for the year ended December 31, 2007 was driven by (i) $1,074 million of net cash used to acquire Worldspan and other businesses, (ii) $104 million of capital expenditures, including $45 million used by Orbitz Worldwide and (iii) the impact on cash of the deconsolidation of Orbitz Worldwide of $39 million, partially offset by (iv) $93 million received from asset sales in 2007, including non-core subsidiaries and a facility in the United Kingdom.

Financing Activities.  Our net cash provided by financing activities was $259 million in 2008, and net cash used in financing activities was $253 million during the same year. The use of cash from financing activities for the year ended December 31, 2008 was due to $151 million in cash used to repurchase debt in 2008, $60 million in cash distributions to our parent company, $24 million of payments for a net share settlement for participants of our long-term equity plan, $10 million of mandatory term loan payments and $8 million of capital lease payments, offset by $259 million of borrowings under our revolving credit facility in 2008 to further enhance our liquidity and cash position as it continued to execute our business plans. The source of cash from financing activities for the year ended December 31, 2007 was due to approximately $1,040 million borrowed in connection with the Worldspan Acquisition, $600 million from term loans borrowed by Orbitz Worldwide, $477 million of net proceeds generated from the Orbitz Worldwide IPO, a $135 million contribution from our parent company and $5 million from the issuance of capital stock, partially offset by approximately $1,091 million in repayment of term loans and capital lease payments with the proceeds of the Orbitz Worldwide IPO and borrowings under Orbitz Worldwide’s credit facilities and $30 million of debt issuance costs.

Orbitz Worldwide IPO

On July 25, 2007, Orbitz Worldwide completed an initial public offering of approximately 41% of its equity for net proceeds of approximately $477 million. In addition, Orbitz Worldwide entered into a new senior secured credit agreement consisting of a seven-year $600 million senior secured term loan facility and a six-year $85 million senior secured revolving credit facility. Orbitz Worldwide used the net proceeds from the Orbitz Worldwide IPO and $530 million from term loan borrowings under its senior secured term loan facility to repay indebtedness owed to us and to pay us a dividend. We used such proceeds to repay a portion of borrowings under the Credit Agreement described under “— Description of Other Indebtedness.”

Foreign Currency and Interest Rate Risk

We use foreign currency forward contracts in order to manage our exposure to changes in foreign currency exchange rates associated with our euro-denominated debt. During the six months ended June 30, 2010, we replaced our existing net investment hedging strategy with additional foreign currency forward contracts to manage our exposure to changes in foreign currency exchange risks associated with our euro-denominated debt. These forward contracts were not designated as cash flow hedges; however, the fluctuations in the value of these forward contracts recorded within our Consolidated Statements of Operations largely offset the impact of the changes in the value of the Euro denominated debt they are intended to economically hedge.

We use foreign currency forward contracts to manage our exposure to changes in foreign currency exchange rates associated with our foreign currency denominated receivables and payables and forecasted earnings of our foreign subsidiaries. We primarily enter into foreign currency forward contracts to manage our foreign currency exposure to the British pound, Euro and Japanese yen. Some of these forward contracts are not designated as hedges for accounting purposes. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Gains (losses) on these forward contracts amounted to $9 million, $(25) million and $(4) million, for the years ended December 31, 2009, 2008 and 2007, respectively, and $(4) million and $10 million for the six months ended June 30, 2010 and 2009, respectively. These amounts are recorded as a component of selling, general and administrative expenses on our Consolidated Statements of Operations.

A portion of the debt used to finance much of our operations is exposed to interest rate fluctuations. Of our total indebtedness at June 30, 2010 of approximately $3.5 billion, $860 million is borrowed at a fixed rate. We use various hedging strategies and derivative financial instruments to create an appropriate mix of fixed and floating rate debt. The primary interest rate exposure as of June 30, 2010, and December 31, 2009, 2008 and 2007 was to interest rate fluctuations in the United States and Europe, specifically USLIBOR and EURIBOR interest rates. We currently use interest rate swaps, cross-currency swaps and foreign currency forward contracts as the derivative instruments in these hedging strategies. Several derivatives used to manage the risk associated with our floating rate debt are designated as cash flow hedges. Deferred amounts to be recognized in earnings will change with market conditions and will be substantially offset by changes in the value of the related hedge transactions. We record the effective portion of designated cash flow hedges in other comprehensive income (loss). As of June 30, 2010, our interest rate hedges cover transactions for periods that do not exceed three years. As of June 30, 2010, we had a net liability position of $155 million related to derivative instruments associated with our euro-denominated and floating rate debt, our foreign currency denominated receivables and payables and forecasted earnings of our foreign subsidiaries.

We assess our market risk based on changes in interest and foreign currency exchange rates utilizing a sensitivity analysis that measures the potential impact on our earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest and foreign currency rates. We used June 30, 2010 market rates to perform a sensitivity analysis separately for each of our market risk exposures. The estimates assume instantaneous, parallel shifts in interest rate yield curves and exchange rates. We have determined, through such analyses, that the impact of a 10% change in interest and foreign currency exchange rates and prices on our earnings, fair values and cash flows would not be material.

Financial Obligations

Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2009. The table below does not include future cash payments related to (i) contingent payments that may be made to Avis Budget and/or third parties at a future date; (ii) income tax payments for which the timing is uncertain; or (iii) the various guarantees described in our audited historical financial statements and related notes thereto which are included elsewhere in this prospectus. In addition to footnote (1) below, the table does not include $81 million of incremental debt due in 2016 incurred in connection to the private placement of the outstanding notes completed on August 11, 2010, and the $20 million drawn under our revolving credit facility in 2010.

	Year Ended December 31,
	2010	2011	2012	2013	2014	Thereafter	Total
	(In $ millions)

Debt(1)	23	20	20	2,317	819	464	3,663
Interest payments(2)	218	214	214	185	108	113	1,052
Defined benefit and post retirement plans	24	25	27	29	30	201	336
Operating leases(3)	26	21	19	17	15	23	121
Other purchase commitments(4)	79	62	43	22	—	—	206

Total	370	342	323	2,570	972	801	5,378

(1)	After giving effect to this offering, $149 million of debt currently due to be repaid in 2013 will be repaid in 2016.

(2)	Excludes the effects of mark-to-market adjustments on our variable rate debt hedging instruments and the effect of this offering.

(3)	Primarily reflects operating leases on facilities and data processing equipment.

(4)	Primarily reflects our agreement with a third party for data center services.

On March 31, 2010, we entered into an amendment to our Asset Management Offering Agreement (the “IBM Agreement”), effective as of July 1, 2002, as amended, with IBM. This amendment updated certain terms and extended the overall term of the IBM Agreement until December 31, 2014. Pursuant to the terms of the amendment, we will obtain upgrades to existing systems architecture and software infrastructure at our Atlanta, Georgia data center; migration services and access to IBM’s transaction processing facility software platform; licenses and other software products; equipment and software maintenance; and various other services. As a result of the IBM Agreement, our future other purchase commitments have changed.

The following table summarizes our future other purchase commitments as of June 30, 2010:

Twelve Month
Period Ending
June 30,
(In $ millions)

2011	63
2012	55
2013	37
2014	29
2015	18
Thereafter	—

202
Our other future contracted obligations have not changed significantly from the amounts reported in the table above.

Other Commercial Commitments and Off-Balance Sheet Arrangements

Purchase Commitments.  In the normal course of business, we make various commitments to purchase goods and services from specific suppliers, including those related to capital expenditures. As of December 31, 2009, we had approximately $206 million of outstanding purchase commitments, primarily relating to service contracts for information technology. These purchase obligations extend through 2013.

Standard Guarantees/Indemnifications.  In the ordinary course of business, we enter into numerous agreements that contain standard guarantees and indemnities whereby we indemnify another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-

party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) financial institutions in derivative contracts and (iv) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that we could be required to make under these guarantees, nor are we able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees, as the triggering events are not subject to predictability and there is little or no history of claims against us under such arrangements. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third-party claims for the use of real estate property leased by us, we maintain insurance coverage that mitigates any potential payments to be made.

Contractual Obligations to Indemnify Avis Budget for Certain Taxes Relating to the Separation from Avis Budget.  Our separation from Avis Budget involved a restructuring of the Travelport business whereby certain former foreign subsidiaries were separated independently of our separation from Avis Budget. It is possible that the independent separation of these foreign subsidiaries could give rise to an increased tax liability for Avis Budget that would not have existed had these foreign subsidiaries been separated from us. In order to induce Avis Budget to approve the separation structure, we agreed to indemnify Avis Budget for any increase in Avis Budget’s tax liability resulting from the structure. We made a payment of approximately $6 million related to this during the fourth quarter 2007.

Critical Accounting Policies

In presenting our financial statements in conformity with U.S. GAAP, we are required to make estimates and assumptions that affect the amounts reported and related disclosures. Several of the estimates and assumptions we are required to make are related to matters that are inherently uncertain as they pertain to future events. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions used when preparing our consolidated financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where a fee is paid for a service performed and, therefore, the majority of transactions are based on accounting policies that are not particularly subjective nor complex.

Global Distribution System Revenue Recognition

Fees are collected from travel suppliers based upon the bookings made by travel agencies, internet sites and other subscribers. We also collect fees from travel agencies, internet sites and other subscribers for providing the ability to access schedule and fare information, book reservations and issue tickets for air travel through the use of our GDSs. Our GDSs record revenue for air travel reservations processed through the Galileo and Worldspan GDSs at the time of the booking of the reservation. In cases where the airline booking is cancelled, the booking fee must be refunded to the customer less any cancellation fee. Additionally, certain of our more significant contracts provide for incentive payments based upon business volume. As a result, we record revenue net of any estimated future cancellations and net of anticipated incentives for customers. Cancellations are estimated based on historical cancellation rates, adjusted to take into account any recent factors which could cause a change in those rates. Anticipated incentives are calculated on a consistent basis and are frequently reviewed. In circumstances where expected cancellation rates or booking behavior changes, our estimates are revised, and in these circumstances, future cancellation and incentive estimates could vary materially, with a corresponding variation in revenue. Factors which could have a significant effect on our estimates include global security issues, epidemics or pandemics, natural disasters, general economic conditions, the financial condition of travel suppliers and travel-related accidents.

Our GDSs distribute their products through a combination of owned SMOs and a network of non-owned national distribution companies, or NDCs. The NDCs are used in markets where we do not have our own SMOs to distribute our products. In cases where NDCs are owned by airlines, we may pay a commission to the NDCs/airlines for the sales of distribution services to the travel agencies and also receive revenue from the same NDCs/airlines for the sales of segments through Galileo and Worldspan. We account for the fees received from the NDCs/airlines as revenue, and commissions paid to NDCs/airlines as cost of revenue. Fees received and commissions paid are presented on the Company’s Consolidated Statements of Operations on a gross basis, as the benefits derived from the sale of the segment are sufficiently separable from the commissions paid.

Accounts Receivable

We evaluate the collectability of accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet our financial obligations (e.g., bankruptcy filings, failure to pay amounts due to us or other known customer liquidity issues), we record a specific reserve for bad debts in order to reduce the receivable to the amount reasonably believed to be collectable. For all other customers, we recognize a reserve for estimated bad debts. Due to the number of different countries in which we operate, our policy of determining when a reserve is required to be recorded considers the appropriate local facts and circumstances that apply to an account. Accordingly, the length of time to collect, relative to local standards, does not necessarily indicate an increased credit risk. In all instances, local review of accounts receivable is performed on a regular basis, generally monthly, by considering factors such as historical experience, credit worthiness, the age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.

A significant deterioration in our collection experience or in the aging of receivables could require that we increase our estimate of the allowance for doubtful accounts. Any such additional bad debt charges could materially and adversely affect our future operating results. If, in addition to our existing allowances, 1% of the gross amount of our trade accounts receivable as of June 30, 2010 were uncollectible through either a change in our estimated contractual adjustment or as bad debt, our operating income for the six months ended June 30, 2010 would have been reduced by approximately $4 million.

Business Combinations and the Recoverability of Goodwill and Trademarks and Trade Names

A component of our growth strategy has been to acquire and integrate businesses that complement our existing operations. The purchase price of acquired companies is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill. In determining the fair value of assets acquired and liabilities assumed in a business combination, we use various recognized valuation methods including present value modeling and referenced market values (where available). Further, we make assumptions within certain valuation techniques including discount rates and timing of future cash flow. Valuations are usually performed by us with the assistance of a third-party specialist. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions that marketplace participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates.

We review the carrying value of goodwill and indefinite-lived intangible assets annually or more frequently if circumstances indicate impairment may have occurred. In performing this review, we are required to estimate the fair value of goodwill and other indefinite-lived intangible assets.

The determination of the fair value requires us to make significant judgments and estimates, including projections of future cash flow from the business. These estimates and required assumptions include estimated revenues and revenue growth rates, operating margins used to calculate projected future cash flow, future economic and market conditions, and the estimated weighted average cost of capital (“WACC”). We base our estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates. In addition, we make judgments and assumptions in allocating assets and liabilities to each of our reporting units.

During the third quarter of 2009, based on indicators of potential impairment, we tested our goodwill and intangible assets of the GTA business for impairment. The key assumptions applied in the test of impairment of the GTA goodwill and intangible assets were (i) estimated cash flows based on financial projections for periods ranging from 2010 through 2014 and which were extrapolated to perpetuity for goodwill and trademarks and until 2025 for customer lists, (ii) terminal values based on terminal growth rates not exceeding 2% and (iii) discount rates, based on WACC, ranging from 13% to 14%.

As a result of the impairment test performed during 2009, we concluded that the carrying value of goodwill and intangible assets of the GTA business exceeded the fair value and, as a result, recorded an impairment charge of $833 million, of which $491 million related to goodwill, $87 million related to trademarks and tradenames and $255 million related to definite-lived intangible assets (as discussed below). The aggregate net carrying value of goodwill and indefinite-lived intangible assets was $1.7 billion, $1.7 billion, $2.2 billion and $2.3 billion as of June 30, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, respectively. We performed our annual impairment test in the fourth quarter of 2009 and did not identify any additional impairment.

Impairment of Definite-Lived Intangible Assets

We review the carrying value of these assets if indicators of impairment are present and determine whether the sum of the estimated undiscounted future cash flow attributable to these assets is less than the carrying value. If less, we recognize an impairment loss based on the excess of the carrying amount of the definite-lived asset over our respective fair value. In estimating the fair value, we are required to make a number of assumptions, including assumptions related to projections of future cash flow, estimated growth and discount rates. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could result in impairment in future periods.

As a result of an impairment test performed during the third quarter of 2009, we concluded that the carrying value of our definite-lived intangible assets exceeded the fair value and, as a result, recorded an impairment charge of $255 million related to the GTA definite-lived intangible assets. This reduced the carrying value of the GTA definite-lived intangible assets. We performed our annual impairment test in the fourth quarter of 2009 and did not identify any additional impairment.

Valuation of Equity Method Investments

We review our investment in Orbitz Worldwide for impairment each quarter. This analysis is focused on the market value of Orbitz Worldwide common stock compared to our recorded book value of such common stock. Factors that could lead to impairment of our investment in the equity of Orbitz Worldwide include, but are not limited to, a prolonged period of decline in the price of Orbitz Worldwide stock or a decline in the operating performance of, or an announcement of adverse changes or events by, Orbitz Worldwide. We may be required in the future to record a charge to earnings if our investment in equity of Orbitz Worldwide becomes impaired. Any such charge would adversely impact our results.

Upfront Inducement Payments

We pay inducements to traditional and online travel agencies for their usage of the Galileo and Worldspan GDSs. These inducements may be paid at the time of signing a long-term agreement, at specified intervals of time, upon reaching specified transaction thresholds or for each transaction processed through the Galileo or Worldspan GDS. Inducements that are payable on a per transaction basis are expensed in the month the transactions are generated. Inducements paid at contract signing or payable at specified dates are capitalized and amortized over the expected life of the travel agency contract. Inducements payable upon the achievement of specified objectives are assessed as to the likelihood and amount of ultimate payment and expensed as incurred. If the estimate of the inducements to be paid to travel agencies in future periods changes, based upon developments in the travel industry or upon the facts and circumstances of a specific travel agency, cost of revenue could increase or decrease accordingly. In addition, we estimate the recoverability of capitalized inducements based upon the expected future cash flow from transactions generated by the related travel agencies. If the estimate of the future recoverability of amounts capitalized changes, cost of revenue will increase as the amounts are written-off. As of June 30, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, we recorded upfront inducement payments of $182 million, $141 million, $94 million and $103 million, respectively, which are included on our consolidated balance sheets.

Derivative Instruments

We use derivative instruments as part of our overall strategy to manage our exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. As a matter of policy, we do not use derivatives for trading or speculative purposes. We determine the fair value of our derivative instruments using pricing models that use inputs from actively quoted markets for similar instruments and other inputs which require judgment. These amounts include fair value adjustments related to our own credit risk and counterparty credit risk.

Subsequent to initial recognition, we adjust the initial fair value position of the derivative instruments for the creditworthiness of our banking counterparty (if the derivative is an asset) or of ourselves (if the derivative is a liability). This adjustment is calculated based on default probability of the banking counterparty or us, as applicable, and is obtained from active credit default swap markets and is then applied to the projected cash flow. The aggregate counterparty credit risk adjustments applied to our derivative position was approximately $3 million and approximately $8 million as of June 30, 2010 and June 30, 2009, respectively.

We use foreign currency forward contracts to manage our exposure to changes in foreign currency exchange rates associated with our foreign currency denominated receivables and payables, including debt, and forecasted earnings of foreign subsidiaries. We primarily enter into derivative instruments to manage our foreign currency exposure to the British pound, Euro and Australian dollar. A portion of the forward contracts that we utilize do not qualify for hedge accounting treatment under U.S. GAAP. The fluctuations in the value of these forward contracts do, however, offset the impact of changes in the value of the underlying risk they are intended to economically hedge.

A portion of the debt used to finance much of our operations is exposed to interest rate fluctuations. We use various hedging strategies and derivative financial instruments to create an appropriate mix of fixed and floating rate assets and liabilities. The primary interest rate exposure at June 30, 2010, December 31, 2009, December 31, 2008 and December 31, 2007 was to interest rate fluctuations in the United States and Europe, specifically USLIBOR and EURIBOR interest rates. We currently use interest rate swaps as the derivative instrument in these hedging strategies. Several derivatives used to manage the risk associated with our floating rate debt were designated as cash flow hedges.

Income Taxes

We recognize deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review deferred tax assets by jurisdiction to assess our potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to the valuation allowance resulting in an increase or decrease in the effective tax rate, which could materially impact the results of operations. During 2009, we released $16 million of the valuation allowance. For the six months ended June 30, 2010, we released $3 million of the valuation allowance.

We operate in numerous countries where our income tax returns are subject to audit and adjustment by local tax authorities. As we operate globally, the nature of the uncertain tax positions is often very complex and subject to change, and the amounts at issue can be substantial. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

BUSINESS

Overview

We are a broad-based business services company and a leading provider of critical transaction processing solutions and data to companies operating in the global travel industry. We believe that we are one of the most diversified of such companies in the world, both geographically and in the scope of the services we provide.

We are comprised of two businesses:

•	The GDS business consists of our GDSs, which provide aggregation, search and transaction processing services to travel suppliers and travel agencies, allowing travel agencies to search, compare, process and book tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds. Our GDS business operates three systems, Galileo, Apollo and Worldspan, across approximately 160 countries to provide travel agencies with booking technology and access to considerable supplier inventory that we aggregate from airlines, hotels, car rental companies, rail networks, cruise and tour operators, and destination service providers. Our GDS business provides travel distribution services to more than 950 travel suppliers and approximately 60,000 online and offline travel agencies, which in turn serve millions of end consumers globally. In 2009, approximately 148 million tickets were issued through our GDS business, with approximately four billion fares available at any one time. Our GDS business executed an average of 75 million searches and processed up to 1.6 billion travel-related messages per day in 2009.

Within our GDS business, our Airline IT Solutions business provides hosting solutions and IT subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. Our Airline IT Solutions business manages the mission-critical reservations and related systems for United and Delta, as well as eight other airlines. Our Airline IT Solutions business also provides an array of leading-edge IT software subscription services, directly and indirectly, to 241 airlines and airline ground handlers globally. We estimate our IT services were used in the handling of approximately 560 million boarded airline passengers in 2009.

•	The GTA business receives access to accommodation, ground travel, sightseeing and other destination services from travel suppliers at negotiated rates and then distributes this inventory in over 130 countries, through multiple channels to other travel wholesalers, tour operators and travel agencies, as well as directly to consumers via its affiliate channels. GTA has an inventory of approximately 27,000 hotels worldwide, a substantial number of which are independent of major hotel chains, and over 56 million hotel rooms on an annual basis.

For the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, our GDS business recorded revenue of $1,056 million, $1,026 million, $1,981 million, $2,171 million and $1,772 million, respectively (including revenue of $101 million, $112 million, $223 million, $239 million and $145 million, respectively, from our Airline IT Solutions business), and our GTA business recorded revenue of $123 million, $119 million, $267 million, $356 million and $330 million, respectively.

For the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, our GDS business recorded Segment Adjusted EBITDA of $317 million, $334 million, $628 million, $669 million and $536 million, respectively. For the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, or GTA business recorded Segment Adjusted EBITDA of $20 million, $12 million, $59 million, $110 million and $90 million, respectively.

Company History

Galileo, the cornerstone of our GDS business, began as the United Airlines Apollo computerized reservation system in 1971 in the United States. In 1997, Galileo International became a publicly listed company on the New York and Chicago Stock Exchanges. In October 2001, Galileo was acquired by Cendant. As part of Cendant from 2001 to 2006, Travelport completed a series of acquisitions, including Orbitz, Inc. in November 2004 and Gullivers Travel Associates (which forms the base of our GTA business) in April 2005.

Travelport Limited was formed on July 13, 2006 to acquire the travel distribution services businesses of Cendant. On August 23, 2006, the acquisition was completed, and we were acquired by affiliates of Blackstone, affiliates of TCV and certain existing and former members of our management. OEP acquired an economic interest in us in December 2006. On July 25, 2007, Orbitz Worldwide completed an initial public offering of common stock on the New York Stock Exchange. On October 31, 2007, we transferred approximately 11% of the outstanding equity of Orbitz Worldwide out of us, leaving approximately 48% of Orbitz Worldwide’s outstanding equity under our control, and since then we have accounted for our remaining investment in Orbitz Worldwide using the equity method. On January 26, 2010, we purchased $50 million of newly issued common shares of Orbitz Worldwide pursuant to an agreement with Orbitz Worldwide. After this investment, and a simultaneous exchange between Orbitz Worldwide and PAR Investment Partners of approximately $49.68 million of Orbitz Worldwide debt for common shares of Orbitz Worldwide, we continue to own approximately 48% of Orbitz Worldwide’s outstanding common stock.

On August 21, 2007, we completed the acquisition of Worldspan for $1.3 billion. Worldspan operated as an independent GDS based in the United States before becoming part of the Travelport GDS business in August 2007. The Worldspan system resulted from the combination of Delta, TWA and Northwest GDS systems in the early 1990s.

We continually explore, prepare for and evaluate possible transactions, including acquisitions, divestitures, joint ventures and other arrangements, to ensure we have the most efficient and effective capital structure and/or to maximize the value of the enterprise. No assurance can be given with respect to the timing, likelihood or effect of any possible transactions.

Although we focus on organic growth, we may augment such growth through the select acquisition of (or possible joint venture with) complementary businesses in the travel and business services industries. We expect to fund the purchase price of any such acquisition with cash on hand or borrowings under our credit lines. In addition, we continually review and evaluate our portfolio of existing businesses to determine if they continue to meet our business objectives. As part of our ongoing evaluation of such businesses, we intend from time to time to explore and conduct discussions with regard to joint ventures, divestitures and related corporate transactions. However, we can give no assurance with respect to the magnitude, timing, likelihood or financial or business effect of any possible transaction. We also cannot predict whether any divestitures or other transactions will be consummated or, if consummated, will result in a financial or other benefit to us. We intend to use a portion of the proceeds from any such dispositions and cash from operations to retire indebtedness, make acquisitions and for other general corporate purposes.

The GDS Business

Our GDS business is characterized by a uniquely balanced global footprint and a leading position in each of the four major world travel regions: the Americas, Europe, MEA and APAC, as measured by GDS-processed air segments booked for the year ended December 31, 2009. In 2009, our GDS business processed more than 295 million air segments, approximately 23 million hotel bookings, approximately 17 million car rental bookings and approximately two million rail bookings. In the year ended December 31, 2009, we captured approximately 29% of the global share of GDS-processed air segments, with a uniquely balanced split across regions, with 46% of GDS-processed air segments in the Americas, 26% in Europe, 12% in MEA and 17% in APAC. In 2009, approximately 148 million tickets were issued through our GDS business, with four billion stored fares normally available at any one time. Our GDS business executed an average of 75 million searches and processed up to 1.6 billion travel-related messages per day in 2009. In 2009, our GDS business accounted for a TTV of approximately $75 billion and earned approximately $1.8 billion in transaction processing revenue, consisting primarily of approximately $1.5 billion from airlines, approximately $100 million from hotels and approximately $75 million from car rental companies.

Our GDS business provides a core distribution vehicle and transaction processing services for travel suppliers to facilitate efficient distribution of travel inventory to travel agencies and ultimately to end customers globally. Our GDS and Airline IT Solutions businesses provide merchandising and booking-related services, payment solutions, hosting, IT services and business intelligence to travel suppliers in exchange for travel-related content. Our GDS then distributes this content, including pricing, availability, reservations, ticketing and payment, to both online and traditional travel agencies. Travel agencies are given the ability to shop and book across thousands of suppliers in real time, handle payment processing and other fulfillment services on behalf of clients and suppliers, perform customer service functions, such as changes, cancellations and re-issues, and efficiently manage activity through direct data feeds from the GDS to the agency mid- and back-office systems. We typically earn a fee from travel suppliers for each segment booked, cancelled or changed. In connection with these bookings, we pay commissions or provide other financial incentives to travel agencies to encourage greater use of our GDS. Travel agencies then distribute the travel inventory to end customers.

Our GDS operational business global headquarters are located in the United Kingdom. We are uniquely balanced across the four major travel regions, which allows us to be well positioned to take advantage of market-driven growth in each major travel region and emerging markets in particular, where the number of air passengers boarded are forecast to grow faster than the Americas and Europe. This geographic balance also helps to insulate us from downturns related to specific regional economies. The table below shows a regional breakdown of our share of GDS-processed air segments, which represented approximately 83% of total segments booked through GDSs, for the year ended December 31, 2009, as well as that of our traditional GDS competitors, Amadeus and Sabre.

	Global Distribution
	of GDS-Processed	GDS-Processed Air Segments
Region	Air Segments	Travelport	Amadeus	Sabre	Other
	(In %)

Americas	43	31	12	57	0
Europe	32	23	65	12	0
MEA	9	38	44	13	5
APAC	15	31	31	8	30
Global	100	29	35	31	5

Source:  MIDT

Travel Suppliers.  Our relationships with travel suppliers extend to airlines, hotels, car rental companies, rail networks, cruise and tour operators and destination service providers. Travel suppliers process, store, display, manage and distribute their products and services to travel agencies primarily through GDSs. Through participating carrier agreements (for airlines) and various agreements for other travel suppliers, airlines and other travel suppliers are offered varying levels of services and functionality at which they can participate in the Travelport GDSs. These levels of functionality generally depend upon the travel supplier’s preference as well as the type of communications and real-time access allowed with respect to the particular travel supplier’s host reservations systems.

We connect travel suppliers with travel agencies across approximately 160 countries and use 29 languages to distribute supplier inventory that is aggregated from approximately 400 airlines, approximately 290 hotel chains covering more than 88,000 hotel properties, more than 25 car rental companies and 13 major rail networks worldwide, as well as cruise and tour operators.

The table below lists alphabetically Travelport’s largest airline suppliers in the Americas, Europe, MEA and APAC for the year ended December 31, 2009, based on revenue:

Americas	Europe	MEA	APAC
American Airlines	Air France	Emirates Airlines	Cathay Pacific
Delta Air Lines	Alitalia Airlines	Qatar Airways	Jet Airlines
United Airlines	British Airways	Saudi Arabian Airlines	Qantas Airways
US Airways	KLM	South African Airways	Singapore Airlines
	Lufthansa Airlines	Turkish Airlines	Thai Airways

We have entered into a number of specific-term agreements with airlines in the larger and more mature geographic areas, including North America and Western Europe, as well as APAC, to secure full-content parity with the airlines’ supplier.com websites. Full-content agreements allow our travel agency customers to have access to the full range of our airline suppliers’ content, including the ability to book the last available seat, as well as to parity in functionality. The typical duration of these agreements ranges from three to seven years. We have secured full-content agreements with over 100 airlines worldwide, including all the major airlines in North America, as well as European and Asian airlines such as British Airways, Air France, KLM, Iberia, Lufthansa, Swiss, Alitalia, Qantas and Singapore Airlines. Bookings attributable to such full-content agreements comprised 72% of our air segments in the year ended December 31, 2009.

Our standard GDS distribution agreements with air, hotel and car rental suppliers are open-ended and roll over unless specifically terminated. The majority of our agreements remain in effect each year, with exceptions usually linked to airline mergers or insolvencies. Our contracts with a majority of our top fifteen suppliers, as measured by revenue for the year ended December 31, 2009, are in place until 2012, with contracts with four of the largest U.S. travel suppliers, representing approximately 17% of our transaction processing revenue for the year ended December 31, 2009, up for renewal in 2011. See “Risk Factors.” Our top 15 travel suppliers (by revenue), all of which are airlines, have been customers on average for more than ten years and, for the year ended December 31, 2009, represented approximately 42% of transaction processing revenues. We have a high renewal rate with our travel suppliers.

We have over 60 LCCs participating in our GDS, with our top 10 LCCs by revenue, accounting for approximately 4% of our air segments in the year ended December 31, 2009. Frontier Airlines, AirTran Airways and Aegean Airlines represented the largest number of segments attributable to LCCs during the period. Our segment volume from LCCs increased by 6% for the year ended December 31, 2009, in contrast to a 10% decline in segments attributable to traditional carriers. We believe that our geographic breadth makes us a compelling source of value for most major LCCs, although LCC activity on the GDS relative to legacy airlines remains at an early stage of development in terms of the level of booking activity. In addition, the choice and level of participation is driven by the relevance of the GDS in the countries and regions in which the LCCs choose to distribute and sell. For example, our leading position with LCCs, including participation of both JetBlue and Southwest Airlines in the United States, Virgin Blue and JetStar in APAC and easyJet and Air Berlin in Europe, is indicative of the value that travel suppliers place on the scale and breadth of a GDS’s footprint. We believe that we are well positioned to capture growth from the LCCs due to our global footprint and strength in the business travel arena in some of the prime areas where LCCs are strongest such as the United States, the United Kingdom and Australia.

We have relationships with more than 88,000 hotels, representing approximately 290 hotel chains, which provide us with live availability and instant confirmation for bookings. Our top five hotel suppliers for our GDS business for the year ended December 31, 2009 were Hilton, Hyatt, Intercontinental Hotel Group, Marriott Hotels and Sheraton, which together accounted for approximately 52% of our hotel revenue in this period. We have a relationship with over 30,000 car rental locations, providing seamless availability and instant confirmation for virtually all customers. Our top five car rental companies for our GDS business for the year ended December 31, 2009 were Avis, Budget, Enterprise, Hertz and National, which together accounted for approximately 73% of our car rental revenue in this period. We provide electronic ticketing solutions to 13 major international and national rail networks, including Société Nationale des Chemins de Fer France (SNCF) (France), Amtrak (United States), Via-Rail (Canada), Eurostar Group (United Kingdom/France) and AccessRail (United States), which accounted for all of our rail revenue for the year ended December 31, 2009.

Travel Agencies.  Approximately 60,000 online and offline travel agencies worldwide use us for travel information, booking and ticketing capabilities, travel purchases and management tools for travel information and travel agency operations. Access to the Travelport GDSs enables travel agencies to electronically search travel-related data such as schedules, availability, services and prices offered by travel suppliers and to book travel for end customers.

Our GDS business also facilitates travel agencies’ internal business processes such as quality control, operations and financial information management. Increasingly, this includes the integration of products and services from independent parties that complement our core product and service offerings, including a wide array of mid- and back-office service providers. We also provide technical support, training and other assistance to travel agencies, including numerous customized access options, productivity tools, automation, training and customer support focusing on process automation, back-office efficiency, aggregation of content at the desktop and online booking solutions.

Our relationships with travel agencies typically are non-exclusive, with the majority of GDS-processed air segments booked through agencies which are dual automated, meaning they subscribe to and have the ability to use more than one GDS. In order to encourage greater use of our GDS, we pay commissions or provide other financial incentives to many travel agencies as a means of encouraging greater use of our GDS. Travel agencies or other GDS subscribers in some cases pay a fee for access to our GDSs on a transactional basis or to access specific services or travel content. Such fees, however, are often discounted or waived if the travel agency generates a specified number of transactions processed by us during a specified time period, and are normally significantly less than incentives provided by us.

Our travel agency customers comprise online, offline, corporate and leisure travel agencies. Our top ten travel agencies as measured by booking fees have, on average, been customers for over fifteen years, and booking fees attributable to their activities in the year ended December 31, 2009 represented approximately 29% of GDS transaction processing revenue. Our largest online travel agency customers, by booking fees, in 2009 were Expedia, Orbitz Worldwide (which includes orbitz.com and cheaptickets.com in the United States and ebookers.com in Europe) and Priceline. In addition, in February 2008, we announced a new agreement to provide GDS services to Expedia in Europe. In the year ended December 31, 2009, regional travel agencies (such as TrailFinders) accounted for over 50% of GDS bookings, online travel agencies were the next largest category, representing less than 25% of GDS bookings, and global accounts (such as American Express) accounted for the remaining amount. Our largest corporate travel agency customers in 2009 were American Express, BCD Holdings, Carlson Wagonlit Travel, Flight Centre Limited and Hogg Robinson Group. Our top leisure travel agencies include AAA Travel, Kuoni, Trailfinders, USA Gateway and Affinion.

Airline IT Solutions.  We have been a pioneer in IT services for the airline industry, being the first GDS to provide e-ticketing to travel agencies in 1995 and the first GDS to offer an automated repricing solution in 2000. Through our Airline IT Solutions business, we provide hosting solutions and IT subscription services to United, Delta and eight other airlines and the technology companies that support them as well as business intelligence services to more than 115 airlines. In total, we employ or contract with 1,300 IT professionals to support and enhance our application suite, many of whom are shared across GDS and IT solutions activities. We estimate that our IT solutions were used in the handling of approximately 560 million boarded airline passengers in 2009.

•	Hosting solutions. These solutions encompass mission-critical systems for airlines such as internal reservation system services, seat and fare class inventory management, flight operations technology services and software development services. Our internal reservation system services include the operation, maintenance, development and hosting of an airline’s internal reservation system and include seat availability, reservations, fares and pricing, ticketing and baggage services. These services are integral to an airline’s operations as they are the means by which an airline sells tickets to passengers and also drive all the other key passenger-related services and revenue processes and systems within the airline. Flight operations technology services provide operational support to airlines, from pre-flight preparation through to departure and landing. Some of these services include weight and balance, flight planning and tracking, passenger boarding, flight crew management, passenger manifests and cargo. Software development services focus on creating innovative software for use in an airline’s internal reservation system and flight operations’ systems. Hosting solutions accounted for approximately 60% of Airline IT Solutions revenue for the year ended December 31, 2009.

We host and manage the IT platforms for United and operate the hosting platform for Delta. These contracts, which accounted for over 98% of hosting revenue in the year ended December 31, 2009, expire in

2013 and 2018, respectively. United has announced that it may transition its reservation system away from us to another service provider, which could adversely impact our hosting business. Under the terms of our agreement with United, United has been permitted to terminate its agreement with us since January 1, 2010. We do not currently expect that United will terminate its agreement with us or transition its reservation system to another provider, although some services currently provided by us may transition to another provider. In addition, Delta’s acquisition of Northwest has resulted in the two airlines migrating to a common IT platform in the first quarter of 2010. As a result of the integration of Delta’s and Northwest’s operations which we managed, we anticipate that in 2010 the annual revenue and Travelport EBITDA attributable to contracts with these airlines, which include Airline IT Solutions and transaction processing services, will decrease by approximately $33 million and $25 million, respectively. We also provide eight other airlines around the world with other reservation system products through our hosting solutions.

•	IT subscription services. While some airlines elect to have their internal reservation system run by a single IT services provider, others prefer to outsource selected functions to multiple IT services providers. We have developed, in part through our hosting arrangements, an array of leading-edge IT subscription services for mission-critical applications in fares, pricing and e-ticketing. We provide these services, which accounted for approximately 12% of Airline IT Solutions revenue for the year ended December 31, 2009, to 241 airlines and airline ground handlers, of which 46 are direct customers and 195 are indirect customers that receive our services through an intermediary. Direct IT subscription customers include Emirates, Air New Zealand and Alitalia. Our IT subscription services include:

•	Fares and Pricing/e-pricing/Global Fares: A fare-shopping tool that enables airlines to outsource fares and pricing functionality to us.

•	Electronic Ticketing: A database and interchange that enables airlines to outsource electronic ticketing storage, maintenance and exchange to us. We provide electronic ticketing services to more than 220 airlines.

•	Rapid Reprice: An automated solution that enables airlines to recalculate fares when itineraries change.

•	Fare Verified: A comprehensive pre-ticketing fare audit tool that enables airlines to protect against errors or fraud caused by reservation and ticketing agents and incorrectly priced or reissued tickets.

•	Interchange: A system that provides interactive message translation and switching for multiple functions, such as e-ticketing and check-in, between airline partners.

•	Business Intelligence. As part of our GDS business, we also provide data to airlines, travel agencies, hotels, car rental companies and other travel industry participants, which accounted for approximately 28% of Airline IT Solutions revenue for the year ended December 31, 2009. Our data sets are critical to these businesses in the management of our own operations and the optimization of our industry position and revenue-generating potential. Travelport Business Intelligence is a leader in providing businesses involved in all aspects of travel with access to both traditional and proprietary market intelligence data sets. We provide market-sensitive data to 120 airlines, supporting processes such as GDS billing, airline revenue accounting and industry settlement. We also supply marketing-oriented raw data sets, data processing services, consulting services and web-based analytical tools to 48 airlines, travel agencies and other travel-related companies worldwide to support their business processes, such as airline network planning, revenue management, pricing, sales and partnership management. This combined offering of data and analytical capabilities delivers market intelligence to businesses that use the information to enhance their industry position. A primary data product supplies “raw” GDS booking data with details of routes, fares and prices. No personally identifiable data is provided. Our business intelligence tools include Beacon and Clarity, which analyze market specific data for sales planning, network planning, revenue management and channel management.

New Products and Products in Development.  We have invested approximately $125 million in new product development over the last four years. We employ or contract with 1,300 IT professionals to support and enhance our application suite. As a result, we have a continuous pipeline of new products/enhancements to the GDS for the various channels we serve:

•	Search and Shopping. We are investing to improve the speed, quality of results and functionality available for searches. The existing product suite includes Travelport e-Pricing, a leading tool due for further roll-out in 2010, which requires a single entry to initiate searches across published, negotiated, web and advertised fares and returns shopping results in seconds. Travelport e-Pricing outperforms in finding the lowest fare available and generates the greatest average saving. We also have recently acquired Sprice.com, a meta-search provider with a technology platform which will complement and extend our existing GDS channels to enable us to distribute more content and expand our existing hospitality portfolio.

•	Travelport Universal Desktop, due for launch in the third quarter of 2010, will be a fully-integrated intelligent desktop, unifying selling and merchandising programs, automating processes and providing a single integrated channel to access full GDS, LCC, hotel, car rental and rail content from multiple sources. Universal Desktop will deliver a new graphic interface that is faster, more user-friendly and offers greater flexibility than the traditional “green screen” interface. In addition to allowing agencies to configure the desktop to satisfy their respective customer needs, Universal Desktop will also feature a dashboard and activity panel that will provide the latest information, access reports, calendars and email within the same application. The Universal Record feature, which will combine components of a travel itinerary irrespective of source, will remove the need for duplication by travel agencies. Further tools will include traveler profiling, supplier preferencing, policy and quality control, agency search capabilities, customer service automation, continuity checking, data tracking and access to management information.

•	Travelport Traversa is a corporate travel online booking tool that allows business travelers to shop for and book their own reservations quickly and cost-effectively while enabling corporations to maintain travel policies, maximize supplier agreements, standardize processes and achieve high online adoption. Traversa has over 444,000 active traveler profiles and processes in excess of 2 million segments annually.

•	Merchandising and Advertising. We offer a suite of travel sales and marketing capabilities which allow travel suppliers flexibility in how they sell products or target special offers to particular traveler groups. It enables travel agencies to tailor their product offers to end customers and provides a platform on which such products can be advertised and sold.

•	eNett (Payment Services Joint Venture) is developing automated payment solutions between suppliers and travel agencies, tailored to meet the needs of the travel industry, currently focusing on Asia, Europe and the United States. eNett’s billing and settlement solutions via web-based technology can be integrated or accessed as an independent system.

GDS Sales and Marketing.  Our sales and marketing teams, accounting for approximately 15% of our employees, are responsible for developing existing and initiating new commercial relationships with travel suppliers and travel agencies worldwide. The sales and marketing teams include customer support, product strategy, management and marketing communications and sales teams working across the Americas, Europe, MEA and APAC. Our Airline IT Solutions team includes a dedicated sales and service organization that is responsible for marketing our services to airlines globally. We also provide global account management services to certain large multi-national customers.

We employ a hybrid sales and marketing model consisting of direct sales and SMOs, which we directly manage, and indirect, third-party NDCs. We market, distribute and support our products and services primarily through SMOs. In certain countries and regions, however, we provide our products and services through our relationships with NDCs which are typically independently owned and operated by a local travel-related business in that country or region or otherwise by a major airline based in the local market. Our SMOs and NDCs are organized by country or region and are typically divided between the new account teams, which seek to add new travel agencies to our distribution system, and account management teams, which service and expand existing business. In certain regions, smaller customers are managed by telemarketing teams.

Historically, we relied on NDCs owned by national airlines in various countries in Europe, MEA and APAC to distribute our products and services. However, in 1997, following Galileo’s listing on the New York Stock Exchange, we acquired many of these NDCs from the airlines, including in the United States, the Netherlands, Switzerland and the United Kingdom, and, later, in Hungary, Ireland, Italy, Australia, New Zealand, Malaysia and Canada. This enabled us to directly control our distribution at a time when the airlines wished to divest the NDCs and concentrate on their core airline businesses. In the year ended December 31, 2009, SMO operations accounted for 83% of GDS-processed air segments, up from 79% for the year ended December 31, 2007.

Our top three SMOs are located in the United States, the United Kingdom and Australia, accounting for 47%, 7% and 4% of GDS-processed air segments, respectively, for the year ended December 31, 2009. We typically pay an NDC a commission based on the booking fees generated pursuant to the relationship that the NDC establishes with a subscriber, with the NDC retaining subscriber fees billed for these bookings. We regularly review our network of NDCs and periodically revise these relationships. In less developed regions, where airlines continue to exert strong influence over travel agencies, NDCs remain a viable and cost effective alternative to direct distribution. Although SMO margins are typically higher than NDC margins, an NDC structure is generally preferred in countries where we have the ability to leverage a strong airline relationship or an NDC’s expertise in a local market. We also contract with new NDCs in countries and regions where doing so would be more cost effective than establishing an SMO. In 2009, we consolidated our Indian NDC arrangements and acquired our Galileo NDC in Poland, consolidating this with our Worldspan SMO operation. In 2008, we acquired our Galileo NDC in Hungary and since that time have consolidated our Galileo and Worldspan operations there. Our top three NDCs, in India, South Africa and Saudi Arabia, accounted for 7% of total GDS-processed air segments for the year ended December 31, 2009.

The table below sets out the share of our GDS-processed air segments represented by SMOs and NDCs across the regions in which we operate for the year ended December 31, 2009:

		Travelport’s	Travelport’s
		GDS-Processed	GDS-Processed
	Travelport’s	Air Segments	Air Segments
	GDS-Processed	Represented by	Represented by
	Air Segments	SMOs	NDCs
	(In %)

Americas	50	100	—
Europe	24	92	8
MEA	12	32	68
APAC	14	49	51
Total	100	83	17

GDS Competitive Landscape.  The marketplace for travel distribution is large, multi-faceted and highly competitive. The Travelport GDS business competes with a number of travel distributors, including other traditional GDSs such as Amadeus and Sabre, several regional GDS competitors, API-based direct connections between travel suppliers and travel agencies, and also supplier.com websites and other forms of direct booking.

In contrast to us, our main GDS competitors are highly geographically concentrated in the markets of their respective founder airlines. In the year ended December 31, 2009, Amadeus accounted for an 83% share of GDS-processed air segments in Germany, France, Spain, Denmark, Norway and Sweden compared to a 27% share in the rest of the world. In the same period, Sabre accounted for a 57% share of GDS-processed air segments in the United States compared to a 16% share in the rest of the world. The largest regional GDSs are based in Asia and include Abacus, which is primarily owned by a group of ten Asian airlines; Axess International Network Inc. and INFINI Travel Information, Inc., which are majority owned by Japan Airlines System and All Nippon Airways, respectively; Topas Co., Ltd., which is majority owned by Korean Air Lines; and TravelSky, which is majority owned by Chinese state-owned enterprises.

We routinely face new competitors and new methods of travel distribution. Suppliers and third parties seek to promote distribution systems that book directly with travel suppliers, with direct channels accounting for 30% of revenue from airline bookings in the United States in 2008. Airlines and other travel suppliers are selectively looking to build API-based direct connectivity with travel agencies. In addition, established and start-up search engine companies, as well as metasearch companies, have entered the travel marketplace to offer end customers new ways to shop for and book travel by, for example, aggregating travel search results across travel suppliers, travel agencies and other websites. The impact of these alternative travel distribution systems on our GDSs, however, remains unclear at this time.

Each of the other traditional GDSs offers products and services substantially similar to ours. We believe that competition in the GDS industry is based on the following criteria:

•	the timeliness, reliability and scope of travel inventory and related information offered;

•	service, reliability and ease of use of the system;

•	the number and size of travel agencies utilizing our GDSs and the fees charged and inducements paid to travel agencies;

•	travel supplier participation levels, inventory and the transaction fees charged to travel suppliers; and

•	the range of products and services available to travel suppliers and travel agencies.

As a result of a number of structural issues, our total share of GDS-processed air segments declined moderately from 33% in September 2007 (following the Worldspan Acquisition) to 29% in the year ended December 31, 2009 (including the share attributable to Worldspan in 2007 prior to the Worldspan Acquisition). This decline was driven in part by Expedia’s shift of business from Worldspan, a decision which was taken prior to our agreeing to acquire Worldspan. In addition, during 2009, our management took an active decision to trade reduced share for increased margin in MEA, transitioning from NDC operations to wholly-owned operations in the United Arab Emirates, Saudi Arabia and Egypt by establishing direct operations in these countries in 2009. In recent months, our share outside of MEA has been steady. We believe we have addressed the key drivers of this share loss and have strategies in place which aim to gain share in the future.

Airline IT Solutions Competitive Landscape.  The Airline IT Solutions sector of the travel industry is highly fragmented by service offering, including hosting solutions, such as internal reservation system services, as well as flight operations technology services and software development services. For example, our competitors with respect to internal reservation and other system services include Amadeus, HP Enterprise Services, Navitaire Inc., Sabre, Unisys Corporation and SITA, as well as airlines that provide the services and support for their own internal reservation system services and also host external airlines. The business intelligence services sector of the Airline IT Solutions business is highly competitive, with our ability to market our products dependent on our perceived competitive position and the value of the information obtained through the GDS business. Our primary competitors in this sector are IATA, through its PaxIS product, as well as Amadeus and Sabre.

Technology.  We recently consolidated our Galileo and Worldspan data centers into a single location in Atlanta, Georgia to support our GDSs and Airline IT Solutions businesses. See “Risk Factors.” Our data center offers a state-of-the-art facility that has just completed comprehensive technology upgrades to the latest IBM processing and storage platforms. The combined facility features an industry-leading technology platform in terms of functionality, performance, reliability and security. The existing systems are certified compliant with the Payment Card Industry Data Security Standard, offering a secure environment for combined Galileo and Worldspan operations and a 99.98% core systems uptime. The combined data center comprises over eight mainframes, open systems servers and storage and network devices, providing over four billion fares eligible for processing, with maximum peak message rates of more than 25,000 messages per second. The data center processes more than 31 billion transactions each month, averaging 12,000 per second. On peak message days up to 1.6 billion travel-related messages are processed. In the first year of combined operation, our data center supported more than 330 million travel-related bookings and can handle more than 400 billion messages at a lower cost per booking.

The consolidation of our primary data center operations in Atlanta, Georgia, is an example of the significant competitive advantage created as a result of the ongoing integration of the Galileo, Apollo and Worldspan GDS systems. By managing all three systems in a state-of-the-art, unified data center environment, our customers benefit from access to one of the industry’s most powerful, reliable and responsive travel distribution and hosting platforms. Running our GDS business from one facility will allow us over time to rationalize more rapidly the links required to connect suppliers to our GDSs and to more readily share technology across the systems. This will result in reduced complexity and cost for our suppliers. In addition, our balanced geographical presence contributes to efficiency in data center operations as travel agencies from various regions in which we operate access the system at different times.

Continued modernization of our technical environment is an integral part of our aim to support growth by efficiently delivering transaction processing systems to our GDS customers. In April 2010, we announced a multi-year agreement with IBM under which IBM will deliver significant upgrades to our existing systems architecture and software infrastructure of our technology platform. This investment, which is designed to more than double the information we process on behalf of customers, is expected to expand options for users of our GDS platform by facilitating broader travel and travel-related content search and aggregation functions, and to integrate searching from sources in addition to those typically stored in a GDS platform.

The GTA Business

GTA.  GTA is a leading global wholesaler of accommodation, ground travel, sightseeing and other destination services with three decades of travel expertise. GTA is focused on city center travel rather than beach destinations. GTA has relationships with more than 28,000 travel supplier partners and sells travel products and services in over 130 countries. GTA has an inventory of approximately 27,000 hotels, a substantial number of which are independent, and over 56 million hotel rooms annually. For the year ended December 31, 2009, GTA serviced more than 22,000 groups, supplied more than eight million FIT room nights, made over 2.4 million bookings and generated TTV of approximately $1,594 million and revenue of approximately $267 million. GTA’s business is geographically diverse, with no single inbound destination and no single outbound source accounting for more than 20% of GTA’s sales as measured by TTV.

GTA receives access to rate accommodations, ground travel, sightseeing and other destination services from travel suppliers at negotiated rates and then distributes the inventory, through multiple channels, to other travel wholesalers, tour operators, travel agencies and directly to end customers through Octopus Travel. GTA has arrangements with individual hotel chains and independent hotel properties through which it is given access to an inventory of over 27,000 participating hotels at negotiated rates. The room inventory to which GTA has access under these arrangements is provided to GTA on an allocation basis, which ensures availability of those rooms. GTA then distributes the room inventory under contract to other travel wholesalers, tour operators and travel agencies. GTA currently bears inventory risk on approximately 2% of its supplier contracts, based on room nights, which represented approximately 1% of GTA’s TTV in the year ended December 31, 2009.

A critical aspect of GTA’s business model is that it competes successfully both as a wholesale and retail provider of group and independent travel, the two key leisure travel segments. This business model makes GTA attractive to hotels and other travel suppliers as it helps drive these two fundamentally discrete groups of travelers to their businesses. In return, GTA is able to secure highly competitive inventory allotments and net rates. GTA’s group and independent traveler offerings operate symbiotically and strengthen its offering to both suppliers and travel agencies.

GTA has a significant presence in Asia, with one-third of its business originating in the region, particularly Japan, China and Indonesia. GTA also is well positioned to take advantage of growth in the fast growing MEA and APAC regions, with more than a dozen offices in the region and significant experience in operating in this region.

Octopus Travel.  Octopus Travel, which includes the brands Octopus Travel and Needahotel.com, delivers content directly to end customers, offering the ability to book reservations online from a large inventory of hotels in numerous cities and countries. It offers accommodation in more than 130 countries worldwide and conducts business in 29 different languages. Octopus Travel’s bookings are also made directly to consumers through its affiliate channels, such as airlines, loyalty companies and financial institutions, which incorporate the booking services and content of Octopus Travel into their own websites. Partners can choose from a variety of branding solutions to market products and services to their customers. Octopus Travel manages content, online marketing and customer service functions on behalf of many of these partners. Octopus Travel has more than 600 agreements with its partners, including AirMiles, Singapore Airlines and eDreams, and several major airlines in the Europe, MEA and APAC regions.

Travel Suppliers.  GTA has relationships with more than 28,000 travel supplier partners, including more than 27,000 contracted hotels, a substantial number of which are contracted with independents. GTA’s contracts with travel suppliers are typically renegotiated every six months, with substantially all suppliers typically electing to renew with GTA. GTA has had relationships with its top ten hotel suppliers (as measured by number of room nights) for over five years. These suppliers represented approximately 2% of room nights sold in the year ended December 31, 2009.

Travel Wholesalers, Travel Agencies and Tour Operators.  GTA’s customers include travel wholesalers, travel agencies and tour operators in over 130 countries. GTA has relationships with over 5,000 travel agencies. On average, GTA’s top ten travel agencies (by revenue) have been customers for over ten years, and in the year ended December 31, 2009 represented approximately 20% of revenue. GTA typically has evergreen agreements with travel customers, which have no set expiry but which may be terminated by either party.

GTA Sales and Marketing.  GTA has 2,200 staff in 26 sales offices globally, including in London, New York, Hong Kong, Tokyo and Dubai, which are responsible for maintaining and building relationships with retail travel agencies, wholesale tour operators and corporate travel clients in over 130 countries worldwide. GTA develops relationships with its customers using its direct sales force and account managers. The GTA strategy focuses on both attracting new customers and increasing the business of existing customers. Sales and marketing techniques include partnership marketing, preferred product placement, public relations and recommendations in travel guides. GTA also works with the media and country and regional tourism boards to promote destinations. Points of differentiation include technology customized to provide direct access to inventory and rates, inventory allocations, GTA’s reputation as a reliable supplier and competitive room rates. GTA has dedicated contractors globally that are tasked with securing local hotel and services content. These contractors are responsible for negotiating commercial terms for hotels (including rates and allocations) and other ground services (including restaurants, sightseeing, excursions, transfers and long distance coaches).

Technology.  GTA has an IT department of approximately 115 personnel that operates its core systems from a third-party hosted center near Hounslow, United Kingdom, and has secondary servers in GTA’s operational business headquarters in London, United Kingdom. GTA’s systems and telecommunication infrastructure is online 24 hours a day, seven days a week, 365 days a year. Since April 2009, GTA has added a dynamic inventory model to its operations, which provides real time updates to available rates from participating hotels. This allows GTA to access greater volumes of room nights at the best available rates. In January 2010, GTA acquired a software development firm that has worked on GTA’s IT systems for over 15 years. The acquisition added a core team of developers to GTA’s IT operations and is expected to improve the continuity of the management of GTA’s IT systems.

GTA’s back end systems are hosted on a large, logically partitioned, IBM iSeries platform with immediate replication to associated secondary systems. The platform is scaleable vertically, within the same chassis, and horizontally, to further partitioned servers if required. GTA’s front end systems are hosted on variable sized load balanced “stacks’ of servers utilizing open source software and industry standard database technology. The structure is such that more stacks can easily be added to enable scalability to cater to the ever-increasing levels of traffic being directed at the platform. The front end systems have been developed to allow customers of GTA and Octopus Travel the ability to search and use inventory and pricing of hotels and ancillary services. Industry strength secure networks support GTA’s worldwide presence. GTA’s systems are subject to annual review by external third parties from a compliance and security perspective.

GTA operates and maintains global websites and online interfaces that serve a diverse range of travel sellers. Wholesale customers and corporate “white label” customers may use an XML interface that has been developed in-house. Some of GTA’s core operational applications were developed and are maintained by a third party. The GTA hotel search process also connects customers to chain hotel inventory via multiple hotel aggregator systems, which is in addition to the GTA contract inventory. The results of the concurrent searches are blended and displayed seamlessly to the customer.

GTA Competitive Landscape.  The wholesale travel industry is highly fragmented. GTA competes primarily with regional and local wholesalers of accommodation, transportation, sightseeing and other travel-related products and services, such as Kuoni Travel Holding Ltd. (Switzerland) and TUI Travel PLC (Europe), Tourico Holidays, Inc. (United States), Miki Travel Limited (Japan) and Qantas Holidays Limited (Australia). We believe that, unlike GTA, many of these regional competitors often depend on one region for 75% or more of their TTV. GTA, with its global footprint, is well positioned to sell inter- and intra-regional travel worldwide. In the year ended December 31, 2009, GTA’s largest outbound markets, measured by TTV, were Japan (19%), Australia (7%), the United Kingdom (7%) and the United States (7%). For the same period, GTA’s largest destinations, measured by TTV, were Italy (12%), France (10%), the United States (9%) and the United Kingdom (8%). GTA also competes with global, regional and local online hotel retailers in the Americas, Europe, MEA and APAC.

We believe that factors affecting the competitive success of travel wholesalers, including GTA, include:

•	the choice and availability of travel inventory;

•	customer service;

•	the strength of independent hotel relationships;

•	the breadth, diversification and strength of local tour operator and travel agency relationships;

•	pricing pressures, which have increased in mature markets in Europe and North America as a result of increased use of new distribution channels (such as online travel agencies and hotel websites);

•	the reliability of the reservation system;

•	the geographic scope of products and services offered; and

•	the ability to package products and services in ways appealing to travelers.

Orbitz Worldwide

Orbitz Worldwide was originally founded by a group of leading U.S. airlines in 1999 to participate in the rapidly growing online travel industry. On July 25, 2007, Orbitz Worldwide completed the initial public offering of approximately 41% of its common stock on the NYSE.

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz.com, the largest of these brands, enables travelers to search for and purchase a broad array of travel products, including airline tickets, hotel rooms, rental cars, cruises and vacation packages. Since launching its website to the general public in June 2001, Orbitz.com has become one of the largest online travel sites in the world and has led the industry with innovations, including Flight Price Assurance, Hotel Price Assurance and Total Price hotel search results. On Orbitz.com, consumers can search more than 85,000 suppliers worldwide including airlines, hotels and car rental companies. Orbitz.com is owned by Orbitz Worldwide, which employs over 1,500 employees in over 20 countries. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). In the year ended December 31, 2009, Orbitz Worldwide accounted for 14% of our total air segments.

We believe that Orbitz Worldwide has benefited from its decision to eliminate booking fees on flights, which increased bookings made through its website. In addition, online travel agencies were affected less adversely during the recent, global recession as infrequent leisure travelers, who tend to book online, reduced travel spending less than other traveler groups, such as business travelers. In light of Orbitz Worldwide’s strong future prospects and its importance as a key customer, we consider our shareholding in Orbitz Worldwide as a core strategic investment.

On January 26, 2010, we purchased $50 million of newly issued common shares of Orbitz Worldwide pursuant to an agreement with Orbitz Worldwide. After this investment, and a simultaneous exchange between Orbitz Worldwide and PAR Investment Partners of approximately $49.68 million of Orbitz Worldwide debt for common shares of Orbitz Worldwide, we continue to own approximately 48% of Orbitz Worldwide’s outstanding common stock.

Trademarks and Intellectual Property

We regard our technology and other intellectual property as critical components and assets of our business. We protect our intellectual property rights through a combination of copyright, trademark and patent laws, and trade secret and confidentiality laws and procedures, as well as database rights, where applicable. We own and seek protection of key technology and business processes and rely on trade secret and copyright laws to protect proprietary software and processes. We also use confidentiality procedures and non-disclosure and other contractual provisions to protect our intellectual property assets. We rely on appropriate laws to protect the ownership of our data and databases.

Where appropriate, we seek statutory and common law protection of our material trade and service marks, which include TRAVELPORT®, GALILEO®, GULLIVERS TRAVEL ASSOCIATES®, GTA®, OCTOPUSTRAVEL®, TRAVELCUBE®, TRAVEL BOUND®, WORLDSPAN® and related logos. The laws of some foreign jurisdictions, however, vary and offer less protection than other jurisdictions for our proprietary rights. Unauthorized use of our intellectual property could have a material adverse effect on us, and there is no assurance that our legal remedies would adequately compensate us for the damages caused by such unauthorized use.

We rely on technology that we license or obtain from third parties to operate our business. Vendors that support our core GDS technology include IBM, Hitachi, CA, Cisco and Microsoft. Certain agreements with these vendors are subject to renewal or negotiation within the next year. We license our Transaction Processing Facility operation software from IBM under an agreement that expires in June 2013. In addition, we rely on our jointly developed fares and pricing application and share intellectual property rights in these applications with Expedia and EDS.

Employees

As of June 30, 2010, we had approximately 5,440 employees worldwide, with approximately 2,020 employees in the Americas, approximately 1,880 employees in Europe, approximately 1,310 employees in APAC and approximately 230 employees in MEA. None of our employees in the United States are subject to collective bargaining agreements governing employment with us. In certain of the European countries in which we operate, we are subject to, and comply with, local law requirements in relation to the establishment of work councils. In addition, due to our presence across Europe and pursuant to an E.U. Directive, we have a Travelport European Works Council (EWC) in which we address E.U. and enterprise-wide issues. We believe that our employee relations are good.

Properties and Facilities

Headquarters and Corporate Offices

Our headquarters are located in New York, New York, under a lease with a term of 4 years which expires in April 2011.

We also have corporate offices in leased space in Langley in the United Kingdom and in Atlanta, Georgia. Our Langley lease has a term of 15 years and expires in June 2017. Our Atlanta lease has a term of ten years and expires in December 2014.

Operations

Our GDS operational business global headquarters are located in our Langley, United Kingdom offices. Our GDS operational business U.S. headquarters are located in Atlanta, Georgia.

Our GTA operational business global headquarters are located in London, United Kingdom, under a lease with a term of 15 years which expires in June 2022.

In addition, we have leased facilities in over 40 countries that function as call centers or fulfillment or sales offices. Our GDS product development centers are located in leased offices in Denver, Colorado, under a 15 year lease expiring in July 2014 and leased offices in Kansas City, Missouri under a lease expiring in July 2010.

The table below provides a summary of our key facilities:

Location	Purpose	Leased/Owned

New York, New York	Headquarters	Leased
Langley, United Kingdom	GDS Operational Business Global Headquarters	Leased
Atlanta, Georgia	GDS Operational Business U.S. Headquarters	Leased
London, United Kingdom	GTA Operational Business Global Headquarters	Leased
Atlanta, Georgia	GDS Data Center	Leased
Denver, Colorado	GDS Product Development Center	Leased
Denver, Colorado	GDS Data Center	Owned
Kansas City, Missouri	GDS Product Development Center	Leased

Data Centers

We operate a data center out of leased facilities in Atlanta, Georgia, pursuant to a lease that expires in August 2022. The Atlanta facility is leased from Delta. We recently moved our systems infrastructure and web and database servers for our Galileo GDS operations from our Denver, Colorado facility to the Atlanta, Georgia facility, which, prior to the consolidation, supported our Worldspan operations. The Atlanta data center powers travel agency terminals and Internet travel websites and provides access 24 hours a day, seven days a week and 365 days a year. The facility is a hardened building housing two data centers: one used by us and the other used by Delta Technology (a subsidiary of Delta). We and Delta each have equal space and infrastructure at the Atlanta facility. Our Atlanta data center comprises 94,000 square feet of raised floor space, 27,000 square feet of office space and 39,000 square feet of facilities support area. We use our data center in Denver, which we own, to offer disaster recovery and co-location services and intends to use it as part of our disaster recovery plan in the longer term.

We believe that our properties are sufficient to meet our present needs, and they do not anticipate any difficulty in securing additional space, as needed, on acceptable terms.

Government Regulation

In the countries in which we operate, we are subject to or affected by international, federal, state and local laws, regulations and policies, which are constantly subject to change. The descriptions of the laws, regulations and policies that follow are summaries and should be read in conjunction with the texts of the laws and regulations. The descriptions do not purport to describe all present and proposed laws, regulations and policies that affect our businesses.

We believe that we are in material compliance with these laws, regulations and policies. Although we cannot predict the effect of changes to the existing laws, regulations and policies or of the proposed laws, regulations and policies that are described below, we are not aware of proposed changes or proposed new laws, regulations and policies that will have a material adverse effect on our business.

GDS Regulations

Our GDS businesses are subject to specific regulations in the European Union and Canada. Prior to July 31, 2004, our GDS businesses were also subject to regulations in the United States.

In October 2005, the European Commission announced that it proposed to repeal many regulations, including the CRS Regulations. Similar regulations were originally adopted in the United States, Canada and the European Union to guarantee consumers access to competitive information by requiring CRSs (then owned by individual airlines) to provide travel agencies with unbiased displays and rankings of flights. On January 14, 2009, following a public consultation, the European Commission adopted new CRS Regulations which entered into force on March 29, 2009. Under the new CRS Regulations, GDSs and airlines are free to negotiate booking fees charged by the GDSs and the information content provided by the airlines. The new CRS Regulations include provisions to ensure a neutral and non-discriminatory presentation of travel options in the GDS displays and to prohibit the identification of travel agencies in MIDT data without their consent. The new CRS Regulations also require GDSs to display rail or rail/air alternatives to air travel on the first screen of their principal displays in certain circumstances. In addition, to prevent parent carriers of GDSs from hindering competition from other GDSs, parent carriers will continue to be required to provide other GDSs with the same information on their transport services and to accept bookings from another GDS.

There are also GDS regulations in Canada, under the regulatory authority of the Canadian Department of Transport. On April 27, 2004, a significant number of these regulations were lifted. Amendments to the rules include eliminating the “obligated carrier” rule, which required larger airlines in Canada to participate equally in the GDSs, and elimination of the requirement that transaction fees charged by GDSs to airlines be non-discriminatory. Due to the elimination of the obligated carrier rule in Canada, Air Canada, the dominant Canadian airline, could choose distribution channels that it owns and controls or distribution through another GDS rather than through our GDSs. Under its agreements with us, Air Canada may terminate its distribution in the Worldspan system upon 30 days’ notice and may terminate its distribution in the Galileo and Apollo systems after the expiration of its current contract in 2012.

We are also subject to regulations affecting issues such as telecommunications and exports of technology.

GTA Regulations

Our travel services are subject to regulation and laws governing the offer and/or sale of travel products and services, including laws requiring us to register as a “seller of travel” and to comply with certain disclosure requirements. Where we sell travel products and services in Europe directly to travelers as part of a “package,” we are regulated by The Package Travel, Package Holidays and Package Tours Regulations Directive 90/314/EEC (June 13, 1990), as implemented by E.U. member states into country-specific regulations (the “Package Travel Regulations”). Where the Package Travel Regulations apply, they impose primary liability on us for all elements of a trip sold through us, whether we own or control those services or whether we sub-contracts them to independent suppliers. The Package Travel Regulations principally affect our GTA business where the sale is made in the European Union.

Travel Agency Regulations

The products and services that we provide are subject to various international, U.S. federal, U.S. state and local regulations. We must comply with laws and regulations relating to our sales and marketing activities, including those prohibiting unfair and deceptive advertising or practices. As a seller of air transportation products in the United States, we are subject to regulation by the U.S. Department of Transportation, which has jurisdiction over economic issues affecting the sale of air travel, including customer protection issues and competitive practices. The U.S. Department of Transportation has the authority to enforce economic regulations and may assess civil penalties or challenge our operating authority. In addition, many of our travel suppliers and trade customers are heavily regulated by the U.S. and other governments, and we are indirectly affected by such regulation.

In addition, certain jurisdictions may require that we hold a local travel agencies’ license in order to sell travel products to travelers.

Privacy and Data Protection Regulations

Privacy regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Many states in the United States have introduced legislation or enacted laws and regulations that require strict compliance with standards for data collection and protection of privacy and provide for penalties for failure to notify customers when such standards are breached, even by third parties.

Many countries have enacted or are considering legislation to regulate the protection of private information of consumers, as well as limiting unsolicited commercial email to consumers. In the United States, the legislation that has become state law is a small percentage of the number still pending, and is similar to what has been introduced at the federal level. We cannot predict whether any of the proposed state privacy legislation currently pending will be enacted and what effect, if any, it would have on our businesses.

A primary source of privacy regulations to which our operations are subject is the E.U. Data Protection Directive 95/46/EC of the European Parliament and Council (October 24, 1995). Pursuant to this Directive, individual countries within the European Union have specific regulations related to the transborder dataflow of personal information (i.e., sending personal information from one country to another). The E.U. Data Protection Directive requires companies doing business in E.U. member states to comply with its standards. It provides for, among other things, specific regulations requiring all non-E.U. countries doing business with E.U. member states to provide adequate data privacy protection when processing personal data from any of the E.U. member states. The E.U. has enabled several means for U.S.-based companies to comply with the E.U. Data Protection Directive, including a voluntary safe-harbor arrangement and a set of standard form contractual clauses for the transfer of personal data outside of Europe. We completed self-certification for our GDS data processing under this safe-harbor arrangement on February 9, 2010.

The new CRS Regulations in force in Europe also incorporate personal data protection provisions that, among other things, classify GDSs as data controllers under the E.U. Data Protection Directive. The data protection provisions contained in the CRS Regulations are complementary to E.U. national and international data protection and privacy laws. In the U.S., our GDS business is certified with the Department of Commerce as compliant with the safe harbor privacy framework.

Many other countries have adopted data protection regimes. An example is Canada’s Personal Information and Protection of Electronic Documents Act (“PIPEDA”). PIPEDA provides Canadian residents with privacy protections with regard to transactions with businesses and organizations in the private sector. PIPEDA recognizes the need of organizations to collect, use and share personal information and establishes rules for handling personal information.

Marketing Operation Regulations

The products and services offered by our various businesses are marketed through a number of distribution channels, including over the Internet. These channels are regulated on a country-by-country basis, and we believe that our marketing operations will increasingly be subject to such regulations. Such regulations, including anti-fraud laws, customer protection laws, and privacy laws, may limit our ability to solicit new customers or to market additional products or services to existing customers. Management is also aware of, and is actively monitoring the status of, certain proposed U.S. state legislation related to privacy and to email marketing that may be enacted in the future. It is unclear at this point what effect, if any, such U.S. state legislation may have on our businesses. California in particular, has enacted legislation that requires enhanced disclosure on Internet websites regarding customer privacy and information sharing among affiliated entities. We cannot predict whether these laws will affect our practices with respect to customer information and inhibit our ability to market our products and services nor can we predict whether other U.S. states will enact similar laws.

Internet Regulations

We must also comply with laws and regulations applicable to businesses engaged in online commerce. An increasing number of laws and regulations apply directly to the Internet and commercial online services. For example, email activities are subject to the U.S. CAN-SPAM Act of 2003. The U.S. CAN-SPAM Act regulates the sending of unsolicited, commercial electronic mail by requiring the sender to (i) include an identifier that the message is an advertisement or solicitation if the recipient did not expressly agree to receive electronic mail messages from the sender, (ii) provide the recipient with an online opportunity to decline to receive further commercial electronic mail messages from the sender and (iii) list a valid physical postal address of the sender. The U.S. CAN-SPAM Act also prohibits predatory and abusive electronic mail practices and electronic mail with deceptive headings or subject lines. There is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent customer protection laws.

New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products or increase the cost of doing business.

U.S. federal legislation imposing limitations on the ability of U.S. states to impose taxes on Internet-based sales was enacted in 1998. The U.S. Internet Tax Freedom Act, which was extended in 2007, exempted certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through November 1, 2014. The majority of products and services we offer are already taxed. Hotel rooms and car rentals are taxed at the local level, and air transportation is taxed at the federal level (with states pre-empted from imposing additional taxes on air travel).

In Europe, there are laws and regulations governing e-commerce and distance-selling which require our businesses to act fairly towards customers, for example, by giving customers a cooling-off period during which they can cancel transactions without penalty. There are various exceptions for the leisure and travel industry.

Legal Proceedings

We are a party to various litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of the matters in which we are currently involved will have a material adverse effect on our financial condition or on the results of our operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors, including their respective ages:

Name	Age	Position

Jeff Clarke	49	President, Chief Executive Officer and Director
Gordon A. Wilson	44	Deputy Chief Executive Officer; President and Chief Executive Officer, GDS Business
Philip Emery	46	Executive Vice President and Chief Financial Officer
Kenneth S. Esterow	46	President and Chief Executive Officer, GTA Business
Eric J. Bock	45	Executive Vice President, Chief Administrative Officer and General Counsel
Lee K. Golding	45	Executive Vice President, Human Resources
Paul C. Schorr IV	43	Chairman of the Board of Directors
Martin J. Brand	35	Director
William J.G. Griffith	38	Director
M. Gregory O’Hara	44	Director

Jeff Clarke.  Mr. Clarke has served as our President and Chief Executive Officer since May 2006. Mr. Clarke has served as a member of our Board of Directors since September 2006. Mr. Clarke also serves as Chairman of the Board of Directors of Orbitz Worldwide, Inc. Mr. Clarke has 24 years of strategic, operational and financial experience with leading high-technology firms. From April 2004 to April 2006, Mr. Clarke was Chief Operating Officer of the software company CA, Inc. (formerly Computer Associates, Inc.). Mr. Clarke also served as Executive Vice President and Chief Financial Officer of CA, Inc. from April 2004 until February 2005. From 2002 through November 2003, Mr. Clarke was Executive Vice President, Global Operations at Hewlett-Packard Company. Before then, Mr. Clarke joined Compaq Computer Corporation in 1998 and held several positions, including Chief Financial Officer of Compaq from 2001 until the time of Compaq’s merger with Hewlett-Packard Company in 2002. From 1985 to 1998, Mr. Clarke held several financial, operational and international management positions with Digital Equipment Corporation. Mr. Clarke serves on the Board of Directors of Red Hat, Inc., a New York Stock Exchange company that is a leading open source technology solutions provider. Mr. Clarke is also a member of the Board of Directors of the Transatlantic Business Dialogue, a governor on the World Economic Forum’s Committee on Aviation, Travel and Tourism, an executive committee member of the World Travel and Tourism Council (WTTC) and a member of the Geneseo Foundation Board of Directors (Charitable Foundation for SUNY at Geneseo).

Gordon A. Wilson.  Mr. Wilson has served as our Deputy Chief Executive Officer since November 2009 and as President and Chief Executive Officer of Travelport’s GDS business (which includes the Airline IT Solutions business) since January 2007. Mr. Wilson has 19 years of experience in the electronic travel distribution and airline IT industry. Prior to the acquisition of Worldspan, Mr. Wilson served as President and Chief Executive Officer of Galileo. Mr. Wilson was Chief Executive Officer of B2B International Markets for Cendant’s Travel Distribution Services Division from July 2005 to August 2006 and for Travelport’s B2B International Markets from August 2006 to December 2006, as well as Executive Vice President of International Markets from 2003 to 2005. From 2002 to April 2003, Mr. Wilson was Managing Director of Galileo EMEA and Asia Pacific. From 2000 to 2002, Mr. Wilson was Vice President of Galileo EMEA. Mr. Wilson also served as Vice President of Global Customer Delivery based in Denver, Colorado, General Manager of Galileo Southern Africa in Johannesburg, General Manager of Galileo Portugal and Spain in Lisbon, and General Manager of Airline Sales and Marketing. Prior to joining Galileo International in 1991, Mr. Wilson held a number of positions in the European airline and chemical industries.

Philip Emery.  Mr. Emery has served as our Executive Vice President and Chief Financial Officer since October 2009 and is responsible for all aspects of finance and accounting, decision support and financial planning and analysis globally. Prior to this role, Mr. Emery had served as Chief Financial Officer of Travelport’s GDS division since September 2006. Before joining Travelport, from January 2006 to September 2006, Mr. Emery was an “Entrepreneur in Residence” with Warburg Pincus. Between 2002 and 2005, Mr. Emery was Chief Financial Officer of Radianz, a global extranet for the financial services industry, based in New York, which was sold to British Telecom in 2005. Prior to that, Mr. Emery worked in a number of global and European strategic planning and financial roles for London Stock Exchange and NASDAQ-listed companies, such as Rexam plc and 3Com Inc., holding roles such as International Finance Director and Controller and Operations Director.

Kenneth S. Esterow.  Mr. Esterow has served as President and Chief Executive Officer of Travelport’s GTA business, including Octopus Travel, since January 2007. Mr. Esterow was President and Chief Executive Officer of B2B Americas for Cendant’s Travel Distribution Services Division from June 2005 to August 2006 and for Travelport’s B2B Americas from August 2006 to December 2006. From May 2003 to June 2005, Mr. Esterow was Executive Vice President, Global Supplier Services for Cendant’s Travel Distribution Services Division. From September 2001 to April 2003, Mr. Esterow was Senior Vice President and Chief Development Officer of Cendant’s Travel Distribution Services Division. Prior thereto, Mr. Esterow served as Senior Vice President, Corporate Strategic Development Group of Cendant Corporation, as well as Senior Vice President and General Manager of AutoVantage.com, TravelersAdvantage.com and PrivacyGuard.com. Mr. Esterow joined Cendant Corporation in 1995 from Deloitte & Touche LLP, where he was a management consultant. Mr. Esterow is an Executive Committee Member of the US Travel Association Board of Directors.

Eric J. Bock.  Mr. Bock has served as our Executive Vice President, General Counsel and Chief Compliance Officer since August 2006 and as our Chief Administrative Officer since January 2009. Mr. Bock served as our Corporate Secretary from August 2006 to January 2009. In addition, Mr. Bock oversees our legal, corporate and government affairs, communications, compliance, corporate social responsibility and philanthropic programs and corporate secretarial functions. Mr. Bock also plays an integral role in developing and implementing our strategic development plans. In addition, Mr. Bock serves as the Chairman of our Enterprise Risk Management Committee, as well as a member of our Employee Benefits Committee, Charitable Contribution, Disclosure and Investment Committees. Mr. Bock also is Treasurer of the TravelportPAC Governing Committee. Mr. Bock also serves on the Board of Directors of numerous subsidiaries of Travelport and is a member of the Board of Directors of eNett International, a leading provider of payment solutions. From May 2002 to August 2006, Mr. Bock was Executive Vice President, Law, and Corporate Secretary of Cendant where he oversaw legal groups in multiple functions, including corporate matters, finance, mergers and acquisitions, corporate secretarial and governance, as well as the Travelport legal function since its inception in 2001. From July 1997 until December 1999, Mr. Bock served as Vice President, Legal, and Assistant Secretary of Cendant and was promoted to Senior Vice President in January 2000 and Corporate Secretary in May 2000. Prior to this, Mr. Bock was an associate in the corporate group at Skadden, Arps, Slate, Meagher & Flom LLP in New York.

Lee K. Golding.  Ms. Golding is our Executive Vice President, Human Resources. From September 2007 until October 2009, Ms. Golding was Senior Vice President, Human Resources for Travelport’s GDS business; from January 2007 to August 2007, she was Vice President, Human Resources, for Galileo; from April 2004 to December 2006, she was Group Vice President, Human Resources, International Markets; and from September 2002 to March 2004, Ms. Golding was Vice President, Human Resources, Galileo EMEA. Before joining Travelport in 2002, Ms. Golding held a number of senior human resources positions, including Human Resources Director of Chordiant Software, a US-based CRM enterprise software provider, and Head of Human Resources at Kingfisher Plc, the UK-based international retailer.

Paul C. Schorr IV (“Chip”).  Mr. Schorr has served as a member of our Board of Directors since July 2006 and as the Chairman of our Board of Directors since September 2006. Mr. Schorr has served as Chairman of our Compensation Committee since September 2006. Mr. Schorr has served as a member of our Audit Committee since September 2006 and served as Chairman of the Audit Committee from September 2006 to March 2007. Mr. Schorr is a Senior Managing Director in the Corporate Private Equity Group of

Blackstone. Mr. Schorr principally concentrates on investments in technology. Before joining Blackstone in 2005, Mr. Schorr was a Managing Partner of Citigroup Venture Capital in New York where he was responsible for group management and the firm’s technology/telecommunications practice. Mr. Schorr was involved in such transactions as Fairchild Semiconductor, ChipPAC, Intersil, AMI Semiconductor, Worldspan and NTelos. He had been with Citigroup Venture Capital for nine years. Mr. Schorr received his MBA with honors from Harvard Business School and a BSFS magna cum laude from Georgetown University’s School of Foreign Service. Mr. Schorr is a member of the Boards of Directors of Freescale Semiconductor, Inc., Intelnet and Orbitz Worldwide, Inc. Mr. Schorr is also a member of the Boards of Jazz at Lincoln Center and the Whitney Museum of Modern Art.

Martin J. Brand.  Mr. Brand has served as a member of our Board of Directors, Chairman of our Audit Committee and a member of our Compensation Committee since March 2007. Mr. Brand is a Managing Director in the Corporate Private Equity Group of Blackstone. Mr. Brand joined Blackstone’s London office in 2003 and transferred to Blackstone’s New York office in 2005. Since joining Blackstone, Mr. Brand has been involved in the execution of the firm’s direct investments in SULO, Kabel BW, Primacom, New Skies, CineUK, NHP, Travelport, Vistar, Performance Food Group and OSUM, as well as add-on investments in Cleanaway and Worldspan. Before joining Blackstone, Mr. Brand was a consultant with McKinsey & Company. Prior to that, Mr. Brand was a derivatives trader with the Fixed Income, Currency and Commodities division of Goldman, Sachs & Co. in New York and Tokyo. Mr. Brand is a member of the Boards of Directors of Bayview Asset Management LLC, Performance Food Group Company and Orbitz Worldwide, Inc.

William J.G. Griffith.  Mr. Griffith has served as a member of our Board of Directors and our Audit Committee and Compensation Committee since September 2006. Mr. Griffith is a General Partner of Technology Crossover Ventures, or TCV, a private equity and venture capital firm. Mr. Griffith joined TCV as a Principal in 2000 and became a General Partner in 2003. Prior to joining TCV, Mr. Griffith was an associate at The Beacon Group, a private equity firm that was acquired by JP Morgan Chase in 1999. Prior to that, Mr. Griffith was an investment banking analyst at Morgan Stanley. Mr. Griffith serves on the Boards of Directors of Orbitz Worldwide, Inc. and several privately-held companies.

M. Gregory O’Hara.  Mr. O’Hara has served as a member of our Board of Directors since April 2008 and a member of our Audit Committee and Compensation Committee since April 2008. Mr. O’Hara has served as a Managing Director of One Equity Partners (OEP) since January 2006 and has over 20 years of operating experience. Prior to joining OEP, Mr. O’Hara served as Executive Vice President of Worldspan from June 2003 to December 2005 and was a member of its board of directors. Prior to this, Mr. O’Hara was a management partner advising Citicorp Venture Capital and Ontario Teachers Pension Plan, served as Senior Vice President of Sabre, and worked in various capacities for Perot Systems Corporation. Mr. O’Hara holds a M.B.A. from Vanderbilt University.

RELATED PARTY TRANSACTIONS

Blackstone, TCV and OEP

Transaction and Monitoring Fee Agreement.  On August 23, 2006, we entered into a Transaction and Monitoring Fee Agreement with an affiliate of Blackstone and an affiliate of TCV. Pursuant to the Transaction and Monitoring Fee Agreement, in consideration of Blackstone and TCV having undertaken the financial and structural analysis, due diligence investigations, other advice and negotiation assistance in connection with the Acquisition and the financing thereof, we paid a transaction and advisory fee of $45,000,000 to an affiliate of Blackstone and an affiliate of TCV on closing of the Acquisition. Such fee was divided between the affiliate of Blackstone and the affiliate of TCV according to the pro-rata equity contribution of their respective affiliates in the Acquisition.

In addition, we appointed an affiliate of Blackstone and an affiliate of TCV as our advisers to render monitoring, advisory and consulting services during the term of the Transaction and Monitoring Fee Agreement. In consideration for such services, we agreed to pay the affiliate of Blackstone and the affiliate of TCV an annual monitoring fee (the “Monitoring Fee”) equal to the greater of $5 million or 1% of adjusted

EBITDA (as defined in our senior secured credit agreement). The Monitoring Fee was agreed to be divided among the affiliate of Blackstone and the affiliate of TCV according to their respective beneficial ownership interests in the Company at the time any payment is made.

Pursuant to the Transaction and Monitoring Fee Agreement, the affiliate of Blackstone and the affiliate of TCV could elect at any time in connection with or in anticipation of a change of control or an initial public offering of the Company to receive, in lieu of annual payments of the Monitoring Fee, a single lump sum cash payment (the “Advisory Fee”) equal to the then present value of all then current and future Monitoring Fees payable to the affiliate of Blackstone and the affiliate of TCV under the Transaction and Monitoring Fee Agreement. The Advisory Fee was agreed to be divided between the affiliate of Blackstone and the affiliate of TCV according to their respective beneficial ownership interests in the Company at the time such payment is made.

On December 31, 2007, we received a notice from Blackstone and TCV electing to receive, in lieu of annual payments of the Monitoring Fee, the Advisory Fee in consideration of the termination of the appointment of Blackstone and TCV to render services pursuant to the Transaction and Monitoring Fee Agreement as of the date of such notice. The Advisory Fee was agreed to be an amount equal to approximately $57.5 million. The Advisory Fee is payable as originally provided in the Transaction and Monitoring Fee Agreement.

We agreed to reimburse the affiliates of Blackstone and the affiliates of TCV for out-of-pocket expenses incurred in connection with the Transaction and Monitoring Fee Agreement and to indemnify such entities for losses relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of the affiliate of Blackstone and the affiliate of TCV pursuant to the Transaction and Monitoring Fee Agreement.

On May 8, 2008, we entered into a new Transaction and Monitoring Fee Agreement with an affiliate of Blackstone and an affiliate of TCV, pursuant to which Blackstone and TCV provide us monitoring, advisory and consulting services. Pursuant to the new agreement, payments made by us in 2008, 2010 and subsequent years are credited against the Advisory Fee of approximately $57.5 million owed to affiliates of Blackstone and TCV pursuant to the election made by Blackstone and TCV discussed above. In 2008, 2009 and 2010, we made payments of approximately $8 million, $8 million and $6 million, respectively, under the new Transaction and Monitoring Fee Agreement. The payments made in 2008 and 2010 were credited against the Advisory Fee and reduced the Advisory Fee to be paid to approximately $44.0 million. The payment made in 2009 was a 2008 expense and was recorded within selling, general and administrative expense for the year ended December 31, 2008. In addition, in 2008 and 2009, we paid approximately $0.5 million and $0.6 million, respectively, in reimbursement for out-of-pocket costs incurred in connection with the new Transaction and Monitoring Fee Agreement.

Shareholders Agreement.  In connection with the acquisition, TDS Cayman, our ultimate parent company, entered into a Shareholders Agreement with affiliates of Blackstone and TCV. On October 13, 2006, this Shareholders Agreement was amended to add a TCV affiliate as a shareholder. The Shareholders Agreement contains agreements among the parties with respect to the election of our directors and the directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions) and registration rights (including customary indemnification provisions).

Blackstone Financial Advisory Letter Agreement.  On August 20, 2007, we entered into a letter agreement with an affiliate of Blackstone pursuant to which Blackstone agreed to provide us financial advisory services in connection with certain of our strategic acquisitions and divestitures. For such services, we agreed to pay Blackstone an initial retainer fee of $1 million on signing of the letter agreement and an additional transaction fee equal to an agreed percentage of the aggregate consideration received or paid by us in the transaction. The transaction fees payable by us are limited to $4 million, of which less than $1 million and $1 million was paid by us in 2009 and 2008, respectively. In addition, we agreed to reimburse affiliates of Blackstone for out-of-pocket expenses incurred in connection with services provided under the letter agreement and to indemnify affiliates of Blackstone for losses relating to its engagement as a financial advisor under the letter agreement.

Transaction Fee Agreement.  On August 21, 2007, Travelport LLC entered into a Transaction Fee Agreement with affiliates of Blackstone, TCV and OEP. Pursuant to the Transaction Fee Agreement, in consideration of Blackstone, TCV and OEP having undertaken the financial and structural analysis, due diligence investigations, other advice and negotiation assistance in connection with the Worldspan Acquisition and the financing thereof, Travelport LLC paid a one-time transaction and advisory fee of $14 million to affiliates of Blackstone, TCV and OEP on the closing of the Worldspan Acquisition. Such fee was divided among Blackstone, TCV and OEP according to the pro rata beneficial equity ownership of their respective affiliates in the Company. Travelport LLC agreed to reimburse affiliates of Blackstone, TCV and OEP for out-of-pocket expenses incurred in connection with the Transaction Fee Agreement and to indemnify affiliates of Blackstone, TCV and OEP for losses relating to the Transaction Fee Agreement.

Sale of Travelport India Service Organization.  On November 29, 2007, Travelport (Luxembourg) S.à.r.l, Donvand Limited, Gullivers Travel Associates (Investments) Ltd and Gate Pacific Limited, each an indirect wholly owned subsidiary of the Company, entered into a sale and purchase agreement with Blackstone GPV Capital Partners (Mauritius) V-G Holdings Limited, an affiliate of Blackstone, for the sale of their two business process outsourcing companies based in India, called the India Service Organization (ISO). The sale was completed on November 30, 2007. Travelport (Luxembourg) S.à.r.l, Donvand Limited, Gullivers Travel Associates (Investments) Ltd and Gate Pacific Limited received an aggregate purchase price of approximately $40 million. In 2008, Travelport (Luxembourg) S.à.r.l, Donvand Limited, Gullivers Travel Associates (Investments) Ltd and Gate Pacific Limited received an aggregate of approximately $1.6 million pursuant to a working capital adjustment. The sale and purchase agreement contained customary representations, warranties, covenants and indemnities for a transaction of this type.

Bond Repurchases.  In July 2008, Travelport LLC purchased approximately $48 million of such notes from Blackport Capital Fund Ltd., an affiliate of Blackstone.

Orbitz Worldwide

In connection with the Orbitz Worldwide IPO, we entered into a separation agreement, a transition services agreement, a master license agreement, a tax sharing agreement and several other agreements with Orbitz Worldwide, each of which generally became effective upon the completion of the Orbitz Worldwide IPO.

Separation Agreement.  On July 25, 2007, we entered into a separation agreement with Orbitz Worldwide (the “Separation Agreement”) that provided for certain matters upon separation, including indemnification of the parties with respect to certain matters described in the Separation Agreement, provision of financial information, novation of liabilities, maintenance of Orbitz Worldwide’s letter of credit facility, provision of transferable registration rights to us for the Orbitz Worldwide common stock we held following the Orbitz Worldwide IPO, the non-solicitation and non-hire of certain employees of the respective entities for a period of two years following the completion of the Orbitz Worldwide IPO, cooperation in connection with litigation, claims and proceedings that involve both Orbitz Worldwide and us, other than matters governed by the Tax Sharing Agreement (described below), and procedures for resolution of disputes arising in connection with the Separation Agreement. In addition, for so long as we beneficially own at least 50% of the combined voting power of all of Orbitz Worldwide’s outstanding voting securities, if Orbitz Worldwide should issue equity securities, Orbitz Worldwide is required to offer to sell to us at the same price an amount of equity securities sufficient for us to retain our current ownership interest in Orbitz Worldwide.

On May 5, 2008, we entered into an amendment to the Separation Agreement with Orbitz Worldwide. This amendment, among other things, clarified how our aggregate ownership of Orbitz Worldwide voting stock is determined for all purposes of the Separation Agreement. In addition, we agreed to issue letters of credit on behalf of Orbitz Worldwide until March 31, 2009, which was extended to March 31, 2010 pursuant to an amendment dated January 23, 2009, in an aggregate amount not to exceed $75 million (denominated in U.S. dollars). In consideration for this extension of support, Orbitz Worldwide agreed to pay us fees on any letters of credit issued, renewed or extended after December 31, 2008 at the then-current market rate.

Transition Services Agreement.  On July 25, 2007, Travelport Inc., one of our wholly-owned subsidiaries, entered into a Transition Services Agreement with Orbitz Worldwide (the “Transition Services Agreement”) for

the provision or receipt of certain services relating to insurance, legal, human resources and employee benefits, payroll, tax, technical accounting, treasury and cash management, communications, information technology and support services and other existing shared services. The term for the provision of most of these services generally expired on March 31, 2008. The cost for the provision of each service still provided approximates the human resource cost (wages and benefits) of the provider based on time expended by the employees of the service provider. The services provided under the Transition Services Agreement may be terminated at any time by mutual agreement of the parties, or may be extended by mutual agreement of the parties for a mutually agreed period of time prior to 90 days before the scheduled termination of such services (subject to any restrictions imposed by third-party licensors or providers on whom such services are reliant). Either party may terminate the Transition Services Agreement as a whole if the other party materially breaches its obligations thereunder and fails to remedy such breach, or upon the insolvency of the other party. The parties have agreed that any additional costs imposed by a third party for the provision of a service or resulting from the separation will be allocated to the party receiving such service or terminating the receipt of such service. The costs incurred by either party in their capacity as a service provider in obtaining any third-party consents necessary for provision of the services are shared equally between the parties. Services provided since March 31, 2008 may be charged at rates which may be higher than actual costs.

Master License Agreement.  On July 23, 2007, Galileo International Technology, LLC and Travelport International, LLC (formerly known as Galileo International, LLC), our wholly-owned subsidiaries (the “Travelport Parties”), entered into a Master License Agreement (the “Master License Agreement”) with Orbitz LLC, ebookers Limited, Donvand Limited, Travelport for Business, Inc. (now known as Orbitz for Business, Inc.), Orbitz Development, LLC and Neat Group Corporation (the “Orbitz Parties”) to document the Orbitz Parties’ and their affiliates’ rights to use certain of the Travelport Parties’ and their affiliates’ intellectual property in the future and the Travelport Parties’ and their affiliates’ rights to use certain of the Orbitz Parties’ and their affiliates’ intellectual property in the future. All licenses under the Master License Agreement were granted on an “as is” basis and generally include the right to create derivative works and other improvements of the licensed intellectual property. Certain licenses include ongoing maintenance and/or support obligations from the Orbitz Parties and their affiliates to the Travelport Parties. Neither the Travelport Parties nor the Orbitz Parties made any intellectual property representations and warranties or agreed to any indemnification obligations under the Master License Agreement. Under the Master License Agreement, the Travelport Parties agreed to pay one of the Orbitz Parties a one-time fee of $150,000 in consideration for the licenses they received under the Master License Agreement, and the Orbitz Parties agreed to pay the Travelport Parties a one-time fee of $25,000 in consideration for the licenses the Travelport Parties received under the Master License Agreement. The Travelport Parties also agreed to pay fees for certain related maintenance and support services that the Orbitz Parties have agreed to provide. The Master License Agreement continues in effect for so long as any license grant remains in effect.

Real Estate and Related Guarantees.  Travelport entities share office space with Orbitz Worldwide entities in Sydney, Australia; Rome, Italy; Moscow, Russia; Chicago, Illinois and Denver, Colorado, United States. On July 25, 2007, Orbitz Worldwide, LLC, on behalf of itself and its subsidiaries, Donvand Limited, on behalf of itself and its subsidiaries, Travelport Inc., on behalf of itself and its subsidiaries, Galileo International Inc., on behalf of itself and its subsidiaries, and Travelport (Luxembourg) S.à.r.l, on behalf of itself and its subsidiaries, entered into an Equipment, Services and Use Agreement with respect to each office location occupied by both a Travelport entity and an Orbitz Worldwide entity commencing in most locations on June 1, 2007. The agreement provided that (1) the cost of the space shall be rateably allocated, (2) the term of the agreement shall end on December 31, 2007, which was extended with respect to the above locations by mutual agreement for periods ranging from 2012 to 2023, and (3) either party may terminate the agreement with respect to any individual location (excluding the premises in Colorado, United States and Moscow, Russia) on 90 days’ prior notice. Orbitz Worldwide ceased to share office space with us in Rome as of March 31, 2010. In connection with the foregoing agreement, Orbitz Worldwide assigned various leasehold interests to us and our subsidiaries (within which no portion of the Orbitz Worldwide business was located) and we and our subsidiaries assigned various leasehold interests to Orbitz Worldwide.

Tax Sharing Agreement.  On July 25, 2007, Travelport Inc. and Orbitz Worldwide entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) that provides for the allocation of tax and tax-related liabilities between Orbitz Worldwide and Travelport Inc. Orbitz Worldwide and its U.S. subsidiaries were, prior to February 2007, members of a consolidated group for U.S. federal income tax purposes that included Travelport Inc. and its U.S. subsidiaries. Under the Tax Sharing Agreement, Orbitz Worldwide has agreed to indemnify Travelport Inc. for all taxes that are attributable to its business or any breach of its obligations under the Tax Sharing Agreement. Conversely, Travelport Inc. has agreed to indemnify Orbitz Worldwide for all taxes that are attributable to its business or any breach of its obligations under the Tax Sharing Agreement. Orbitz Worldwide and Travelport Inc. have agreed to split (on a 29%:71% basis) certain other taxes and tax-related liabilities, including any tax-related liability imposed as a result of an agreement between Avis Budget and us. The Tax Sharing Agreement also generally provides for the preparation and filing of tax returns, the payment of taxes, the receipt of tax refunds and tax-related payments, the conduct of tax audits and similar tax controversies, and cooperation with respect to matters that may affect the income tax liability of the parties to the Tax Sharing Agreement.

Subscriber Services Agreement.  On July 23, 2007, Galileo International, LLC and Travelport Global Distribution System B.V. (formerly known as Galileo Nederland B.V.) entered into a Subscriber Services Agreement (the “Subscriber Services Agreement”) with Orbitz Worldwide under which Orbitz Worldwide Agencies (as defined in the Agreement) are obliged to use, and we are obliged to provide, GDS services from Galileo and Worldspan, subject to certain exceptions described in the Subscriber Services Agreement (for example, where Orbitz Worldwide Agencies have existing supplier link obligations or where Galileo or Worldspan do not have material content). Subject to the exceptions described below, the Orbitz Worldwide Agencies agreed to use Galileo or Worldspan exclusively for air and car segments for all of their current and future online travel agency sites in North America and will use commercially reasonable efforts to use Galileo or Worldspan for hotel segments that they book through a GDS. Galileo or Worldspan will pay the Orbitz Worldwide Agencies an inducement fee for each segment that they book through Galileo or Worldspan. In certain cases, the Orbitz Worldwide Agencies will pay a content access fee to Galileo or Worldspan to book a segment on a specific airline. In addition, the Orbitz Worldwide Agencies are obligated to provide annual segment volume guarantees for the North American websites. If the Orbitz Worldwide Agencies fail to meet their annual obligation, they will have to pay a shortfall payment in certain cases, except where the Orbitz Worldwide Agencies have achieved at least 95% of their annual obligation or have put all eligible segments through Galileo or Worldspan but have still failed to meet the minimum. The Orbitz Worldwide Agencies have agreed to use Galileo or Worldspan exclusively for segments booked through a GDS on European country websites where the Orbitz Worldwide Agencies previously used Galileo. If the Orbitz Worldwide Agencies fail to satisfy this obligation, they will have to pay a shortfall payment in certain cases, except where the Orbitz Worldwide Agencies have achieved at least 95% of their obligation. On European country websites where the Orbitz Worldwide Agencies did not previously use Galileo, they have agreed they will use Galileo or Worldspan exclusively under certain circumstances. For non-North American and non-European agencies, Galileo or Worldspan is the exclusive provider of GDS services for all current and future online travel agencies, to the extent that Galileo or Worldspan can provide these services on terms and conditions commercially reasonable in that region. To the extent that Orbitz Worldwide Agencies cannot agree with Galileo or Worldspan on commercially reasonable terms for a non-North American, non-European website and the Orbitz Worldwide Agencies desire to use a non-Travelport GDS, Galileo or Worldspan will have a right of first refusal to provide the Orbitz Worldwide Agencies with GDS services on substantially similar terms and conditions as those offered by the non-Travelport GDS. We have agreed to provide the GDS services on commercial terms and conditions not less favorable overall than the overall terms and conditions offered by us to any other online travel agency delivering equivalent or lesser booking volumes. The Subscriber Services Agreement expires on December 31, 2014. The Subscriber Services Agreement was subsequently amended by letter agreements dated February 8, 2008, April 4, 2008, January 23, 2009, July 9, 2009, November 5, 2009, February 18, 2010 and April 1, 2010.

In addition to the agreements discussed above, Orbitz Worldwide is party to commercial arrangements with members of the Company, as described below.

Hotel inventory access agreement.  GTA has a hotel inventory access agreement with Orbitz Worldwide pursuant to which Orbitz Worldwide pays market rate booking fees to Octopus Travel for access to certain of their hotel rooms. The agreement expires on December 31, 2010 and will renew upon mutual agreement of the parties. Orbitz Worldwide is restricted from providing distribution of hotel rooms and destination services to certain of GTA’s and Octopus Travel’s largest clients until December 31, 2010.

Airline agreements.  CheapTickets, part of Orbitz Worldwide, relies on certain Galileo airline supplier agreements for air content and pricing on favorable terms as an affiliate of Galileo. These agreements expire beginning in 2011, unless terminated earlier in accordance with the terms of those agreements.

Intercompany Notes and Guarantees.  On January 26, 2007 and January 30, 2007, Orbitz Worldwide became the obligor on two intercompany notes payable to subsidiaries of the Company in the aggregate principal amounts of approximately $25 million and $835 million, respectively. The unpaid principal of these notes accrued interest at a fixed annual rate of 10.25% until the earlier of payment in full or the maturity date of February 19, 2014. All principal amounts outstanding under these notes, along with accrued and unpaid interest, were paid in full on July 25, 2007.

We provided guarantees, letters of credit and other performance guarantees on behalf of Orbitz Worldwide and its subsidiaries under their commercial agreements and leases and for the benefit of certain regulatory agencies. Letters of credit on Orbitz Worldwide’s behalf are issued under the Credit Agreement. Following the Orbitz Worldwide IPO, Orbitz Worldwide agreed to use its reasonable best efforts to release us from such guarantees and we expressed that we would no longer provide them in connection with commercial agreements or leases entered into or replaced after completion of the Orbitz Worldwide IPO. As of June 30, 2010, approximately $69 million in letters of credit remained outstanding under our Credit Agreement pursuant to an arrangement whereby we have agreed to maintain these letters of credit for Orbitz Worldwide. Orbitz Worldwide has agreed to indemnify us for any losses based on, arising out of or resulting from any guaranty, letter of credit, other performance guarantees, keep well, net worth or financial condition maintenance agreement of or by us provided to any parties with respect to any of Orbitz Worldwide’s actual or contingent obligations.

Loan to Parent

During 2010, Travelport (Bermuda) Ltd., a subsidiary of the Parent Guarantor, loaned approximately $9.4 million to its ultimate parent, TDS Investor (Cayman) L.P. The notes accrued interest at 9.5% per annum. Accrued but unpaid interest on the notes was payable on the last day of each calendar quarter commencing on June 30, 2010. All interest payable on the notes accrued and was capitalized on each interest payment date. The principal under the notes, together with accrued and unpaid interest, was paid in full on September 30, 2010.

Cendant Corporation

Cendant Purchase Agreement.  A summary of the terms of the Cendant Purchase Agreement between us and Cendant is set forth under “— Other Material Contracts.” On August 23, 2006, the Cendant Purchase Agreement was amended. A summary of the terms of the Amendment Agreement between us and Cendant is set forth under “Other Material Contracts” below.

Separation and Distribution Agreement.  A summary of the terms of the Separation and Distribution Agreement between us and Cendant is set forth under “— Other Material Contracts” below.

Executive Relocations

In connection with the residential relocation of our former Chief Financial Officer, Michael E. Rescoe, an independent third-party relocation company purchased Mr. Rescoe’s home in June 2007, on our behalf, for approximately $1 million pursuant to the standard home-sale assistance terms utilized by the Company in the ordinary course of business.

In connection with the residential relocation of Mr. Bock, an independent third-party relocation company purchased Mr. Bock’s home in November 2008, on our behalf, for approximately $4 million pursuant to the standard home-sale assistance terms utilized by the Company in the ordinary course of business.

Other Material Contracts

In addition to the agreements referenced above and our financing agreements discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we have entered into the following additional material contracts to which we are or any member of Travelport is or has been a party within the two years immediately preceding the date of this prospectus and which are material, or which contain any provision under which the Company or any member of Travelport has any obligation or entitlement which is material to Travelport as of the date of this prospectus:

Cendant Purchase Agreement, dated as of June 30, 2006, by and among Cendant Corporation (now known as Avis Budget Group, Inc.), Travelport Americas, LLC and Travelport LLC

On June 30, 2006, Cendant entered into an agreement (the “Cendant Purchase Agreement”) to sell its travel distribution services business to Travelport LLC, a wholly-owned subsidiary of the Company and then an affiliate of Blackstone, for approximately $4.3 billion in cash. The Cendant Purchase Agreement contains customary representations, warranties, covenants and agreements of Cendant, Travelport Americas, LLC and Blackstone. The transaction was subject to certain closing conditions, including the receipt of certain regulatory approvals, the absence of a material adverse effect on Travelport Americas, LLC and other customary closing conditions. Blackstone obtained equity and debt financing commitments for the transactions contemplated by the Cendant Purchase Agreement.

Amendment, dated as of August 23, 2006, to the Cendant Purchase Agreement, among Cendant Corporation (now known as Avis Budget Group, Inc.), Travelport Americas, LLC, Travelport LLC and the Company

On August 23, 2006, Cendant, Travelport Americas, LLC, Travelport LLC and we entered into an amendment to the Cendant Purchase Agreement. Under this amendment, Cendant is required to indemnify Travelport Americas, LLC and Travelport LLC for certain taxes and tax-related liability attributable to periods prior to the Cendant acquisition. Conversely, we, Travelport LLC and Travelport Americas, LLC are required to indemnify Cendant for any increase in Cendant’s tax liability resulting from certain reorganization transactions undertaken prior to the Cendant acquisition at our behest. This amendment also generally provides for the reporting of the restructuring transactions, the preparation and filing of tax returns, the payment of taxes and cooperation with respect to matters that may affect the income tax liability of the parties to the agreement.

Separation and Distribution Agreement, dated as of July 27, 2006, by and among Cendant Corporation (now known as Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, LLC

On July 27, 2006, Cendant entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) that set forth the agreements among Cendant, Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, LLC (together with Realogy Corporation and Wyndham Worldwide Corporation, the “Separated Companies”) regarding the principal transactions necessary to effect the separations of the Separated Companies from Cendant. The Separation and Distribution Agreement also contains other agreements governing Cendant’s ongoing relationships with the Separated Companies and relationships among the Separated Companies following the completion of their respective separations.

In addition, pursuant to the Separation and Distribution Agreement, the Separated Companies incurred debt pursuant to their respective credit facilities and transferred an aggregate of $5,485 million to Cendant (the “Transferred Funds”). The Transferred Funds included the transfer by Travelport Americas, LLC to Cendant of approximately $1,900 million in cash to repay a portion of Cendant’s existing corporate debt, certain corporate legacy liabilities and separation-related expenses and certain other expenses.

Security Agreement, dated as of August 23, 2006, by and among Travelport LLC, Travelport Limited, Waltonville Limited, Certain Subsidiaries Named therein and UBS AG, Stamford Branch, as supplemented from time to time

On August 23, 2006, Travelport LLC, Travelport Limited (together with Travelport LLC and certain subsidiary parties to the Security Agreement, the “Grantors”), Waltonville Limited, certain subsidiaries named therein and UBS AG, Stamford Branch, entered into the Security Agreement, in which each Grantor assigned and pledged to UBS AG, Stamford Branch, as collateral agent, for the benefit of the secured parties to the Credit Agreement, a security interest in all equity interests held or obtained in the future by such Grantor, debt securities owned or obtained in the future by such Grantor, all proceeds received in respect of these securities, and certain assets and properties owned or obtained in the future by such Grantor. The Security Agreement shall terminate when all outstanding obligations under the Credit Agreement have been paid in full, the lenders have no further commitment to lend under the Credit Agreement, the letter of credit obligations have been reduced to zero and the letter of credit issuers have no further obligations to issue letters of credit under the Credit Agreement.

Agreement and Plan of Merger, dated as of December 7, 2006, by and among Travelport LLC, Warpspeed Sub Inc., Worldspan, CVC, OTPP and Blackstone

On December 7, 2006, an Agreement and Plan of Merger was entered into by and among Travelport LLC, Warpspeed Sub Inc., a Delaware corporation, Worldspan, CVC, OTPP and Blackstone, pursuant to which Warpspeed Sub Inc. merged with and into Worldspan. The initial merger consideration was $1.4 billion, (i) adjusted by an estimated closing working capital adjustment, (ii) decreased by the estimated closing net indebtedness and estimated transaction expenses, and (iii) increased by the amount of any recapitalization financing expenses that were incurred up to $18.75 million.

Amendments 9 and 11, dated as of February 20, 2008 and March 31, 2010, respectively, by and among Worldspan, L.P., Travelport Inc., Galileo International LLC, IBM and IBM Credit LLC, to the Asset Management Offering Agreement, dated as of July 1, 2002, by and among Worldspan, L.P., IBM and IBM Credit LLC

On February 20, 2008, Worldspan, L.P., Travelport Inc., Galileo International LLC, IBM and IBM Credit LLC entered into Amendment 9 (“Amendment 9”), effective October 1, 2007, to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended (as so amended, the “IBM AMO Agreement”), by and among Worldspan, L.P., IBM and IBM Credit LLC. The IBM AMO Agreement will remain in effect until June 30, 2013. Pursuant to the IBM AMO Agreement, we will obtain the following products and services that will support our combined IT operations at our Atlanta, Georgia, data center: enhanced infrastructure at the Atlanta data center in connection with the migration to that data center of the processing currently being performed by IBM for us in our Denver, Colorado, data center; future hardware requirements; licenses for IBM’s Transaction Processing Facility software platform and all other IBM software used by us at the Atlanta data center; leases and maintenance for ten IBM mainframe processors and mainframe storage equipment; maintenance for mainframe storage equipment owned by us; and onsite support services 24 hours a day, seven days a week, 365 days a year.

On March 31, 2010, Travelport, LP and IBM entered into Amendment 11 (“Amendment 11”) to the IBM AMO Agreement which will remain in effect until December 31, 2014. Pursuant to Amendment 11, IBM will provide us with significant upgrades to our existing systems architecture and the software infrastructure of our technology platform and allow us to more than double the information we process on behalf of our customers in 160 countries, including travel agencies, hotels, car rental companies, cruise and tour operators and rail networks. We will utilize IBM technologies and work with IBM to upgrade our core system operating software to the IBM z/Transaction Processing Facility, creating a modern, service-oriented architecture platform that will allow developers to run applications on the underlying middleware that best supports them.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Our Credit Agreement originally provided senior secured financing of $2.6 billion, consisting of (i) a $2.2 billion term loan facility, (ii) a $275 million revolving credit facility and (iii) a $125 million synthetic letter of credit facility. We are required to repay the term loans in quarterly installments equal to 1% per annum of the original funded principal amount, which commenced on December 29, 2006. The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline borrowings. The term loan facility and the synthetic letter of credit facility mature in August 2013, and the revolving credit facility matures in August 2012.

Travelport LLC, an indirect wholly-owned subsidiary of Travelport Limited, is the borrower (the “Borrower”) under the Credit Agreement. All obligations under the Credit Agreement are unconditionally guaranteed by Travelport Limited, as parent guarantor, Waltonville Limited, as intermediate parent guarantor, and, subject to certain exceptions, each of Travelport Limited’s existing and future domestic wholly-owned subsidiaries.

All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all the following assets of the Borrower and each guarantor, subject to certain exceptions: (i) a pledge of 100% of the capital stock of the Borrower, 100% of the capital stock of each guarantor and 65% of the capital stock of each of Travelport Limited’s wholly-owned non-U.S. subsidiaries that are directly owned by Travelport Limited or one of the guarantors, and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each guarantor.

In May 2007, the Borrower amended the Credit Agreement to allow for (i) borrowings of $1.04 billion of additional term loans for the Worldspan Acquisition, (ii) an increase of $25 million under the revolving credit facility, (iii) an increase of $25 million under the synthetic letter of credit facility and (iv) a reduction in the interest rate on the euro-denominated term loans from Euro Interbank Offered Rate (“EURIBOR”) plus 2.75% to EURIBOR plus 2.5%. On August 21, 2007, the Borrower borrowed the maximum allowable amount of term loans of approximately $1.0 billion to finance the Worldspan Acquisition.

During July 2007, in connection with the proceeds received from the Orbitz Worldwide IPO, the repayment of indebtedness owed by Orbitz Worldwide to us and a dividend paid to us by Orbitz Worldwide, we repaid approximately $1.0 billion under the Credit Agreement.

During the year ended December 31, 2007, we made a $100 million discretionary repayment of amounts outstanding under the term loan portion of the Credit Agreement and repaid approximately $16 million of borrowings under the senior secured credit facility as required under the Credit Agreement.

During the year ended December 31, 2008, we repaid approximately $10 million of debt under the Credit Agreement as required under the Credit Agreement. In addition, the principal amount outstanding under the euro-denominated term loan facility under the Credit Agreement decreased by approximately $22 million as a result of foreign exchange fluctuations, which are fully offset with foreign exchange hedge instruments contracted by us.

Our aggregate revolving credit facility commitment of $300 million under the Credit Agreement is with a consortium of banks, including LCPI. The availability under the $300 million revolving credit facility has been reduced by $30 million due to LCPI’s status as a defaulting lender. In September 2008, we borrowed $113 million, net of LCPI non-funding, under the revolving credit facility. In October 2008, we borrowed an additional $68 million and €59 million, net of LCPI non-funding, under the revolving credit facility.

As of December 31, 2009, borrowings under the U.S. term loan facility under the Credit Agreement (other than the $150 million term loans borrowed in June 2009) bear interest at London Interbank Offered Rate (“LIBOR”) plus 2.5% with respect to the dollar-denominated facility and EURIBOR plus 2.5% with respect to the euro-denominated facility. Borrowings under the $300 million revolving credit facility under the Credit Agreement bear interest at LIBOR plus 2.75%. Under the $150 million synthetic letter of credit facility under the Credit Agreement, we must pay a facility fee equal to the applicable margin under the U.S. term loan facility on the amount on deposit. The applicable margin for borrowings under the term loan facility, the revolving credit facility and the synthetic letter of credit facility may be adjusted depending on our Leverage Ratio.

In June 2009, we borrowed $150 million principal amount in additional dollar-denominated term loans, discounted to $144 million, under the Credit Agreement. The additional term loans mature on the same maturity date as the existing term loans, and we are required to repay in quarterly installments in aggregate annual amounts equal to 1.00% of the initial principal amount thereof. The additional term loans have an interest rate of United States dollars Interbank Offered Rate (“USLIBOR”) plus 7.5%, with a USLIBOR minimum interest rate of 3%. The interest rate at December 31, 2009 was 10.5%. The proceeds from this offering will be used to repay the $150 million term loans in their entirety. During the second quarter of 2009, we repaid $263 million that was outstanding under the revolving credit facility.

During the year ended December 31, 2009, we repaid approximately $11 million of debt under the Credit Agreement as required under its terms. In addition, the principal amount outstanding under the euro-denominated term loan facility under the Credit Agreement increased by approximately $13 million as a result of foreign exchange fluctuations, which were fully offset with foreign exchange hedge instruments contracted by us.

During the six months ended June 30, 2010, we repaid approximately $6 million of debt, as required under the terms of our Credit Agreement. In addition, the principal amount outstanding under the euro-denominated term loan facility under the Credit Agreement decreased by approximately $136 million as a result of foreign exchange fluctuations, which were fully offset with foreign exchange hedge instruments contracted by us. As of June 30, 2010, there was approximately $60 million outstanding under our revolving credit facility under the Credit Agreement.

As of June 30, 2010, we had approximately $142 million of commitments outstanding under our synthetic letter of credit facility under the Credit Agreement, including commitments of $69 million in letters of credit issued by us on behalf of Orbitz Worldwide pursuant to our separation agreement with Orbitz Worldwide. As of June 30, 2010, this facility had a remaining capacity of approximately $8 million.

In addition to paying interest on outstanding principal under the Credit Agreement, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be adjusted depending on our Leverage Ratio. We are also required to pay customary letter of credit fees.

Borrowings under the credit facilities are subject to amortization and prepayment requirements, and the Credit Agreement contains various covenants, including a leverage ratio, events of default and other provisions.

Our Leverage Ratio under the Credit Agreement is computed by calculating the last twelve months of our reported consolidated Travelport Adjusted EBITDA, including the impact of cost savings and synergies, and dividing the total net debt outstanding (as defined in the terms of our Credit Agreement) at the balance sheet date, by this figure. The Leverage Ratio was 5.48 as of June 30, 2010 compared to a maximum allowed of 6.0. The maximum Leverage Ratio allowed decreases to 5.5, 5.0 and 4.0 at December 31, 2010, 2011, and 2012, respectively. We are currently in compliance with all restrictive and financial covenants under our long-term debt.

Senior Notes and Senior Subordinated Notes

On August 23, 2006, in connection with the Cendant Acquisition, Travelport LLC issued $150 million aggregate principal amount of senior dollar floating rate notes due 2014, €235 million aggregate principal amount of senior euro floating rate notes due 2014 ($299 million dollar equivalent as of August 23, 2006) and $450 million aggregate principal amount of 9 7/8% senior dollar fixed rate notes due 2014 (collectively, the “Senior Notes”). The dollar-denominated floating rate Senior Notes due 2014 bear interest at a rate equal to LIBOR plus 4 5/8%. The euro-denominated floating rate Senior Notes due 2014 bear interest at a rate equal to

EURIBOR plus 4 5/8%. The Senior Notes due 2014 are unsecured senior obligations and are subordinated to all of Travelport LLC’s existing and future secured indebtedness (including the Credit Agreement described under “— Senior Secured Credit Facilities”), but are senior in right of payment to any existing and future subordinated indebtedness (including the senior subordinated notes due 2016 described below). Upon the occurrence of a change of control, which is defined in the indenture governing the Senior Notes, Travelport LLC shall make an offer to repurchase all of the Senior Notes due 2014 at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the relevant purchase date. During the year ended December 31, 2007, the amounts outstanding on the Senior Notes due 2014 increased by approximately $33 million as a result of foreign exchange fluctuations, which were offset by foreign exchange hedge instruments contracted by us.

On August 23, 2006, in connection with the Cendant Acquisition, Travelport LLC issued $300 million aggregate principal amount of 11 7/8% dollar senior subordinated notes due 2016 and €160 million aggregate principal amount of 10 7/8% senior euro subordinated notes due 2016 ($204 million dollar equivalent as of August 23, 2006) (collectively, the “Senior Subordinated Notes”). The senior subordinated notes due 2016 are unsecured senior subordinated obligations and are subordinated in right of payment to all of Travelport LLC’s existing and future senior indebtedness and secured indebtedness (including the Credit Agreement described under “— Senior Secured Credit Facilities” and the Senior Notes due 2014 described above). Upon the occurrence of a change of control, which is defined in the indenture governing the senior subordinated notes, Travelport LLC shall make an offer to repurchase the senior subordinated notes due 2016 at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the relevant purchase date. During the year ended December 31, 2007, the amounts outstanding on the senior subordinated notes due 2016 increased by approximately $22 million as a result of foreign exchange fluctuations, which were offset by foreign exchange hedge instruments contracted by us.

During the year ended December 31, 2008, we repurchased approximately $180 million aggregate principal amount of our Senior Notes due 2014 and senior subordinated notes due 2016 at a discount, resulting in a $29 million gain from early extinguishment of debt. In addition, the principal amount outstanding under the euro-denominated Senior Notes due 2014 and senior subordinated notes due 2016 decreased by approximately $14 million as a result of foreign exchange fluctuations, which were fully offset with foreign exchange hedge instruments contracted by us.

During the year ended December 31, 2009, we repurchased approximately $28 million aggregate principal amount of our Senior Notes due 2014 and senior subordinated notes due 2016 at a discount, resulting in a $10 million gain from early extinguishment of debt. In addition, the principal amount outstanding under our euro-denominated Senior Notes due 2014 and senior subordinated notes due 2016 increased by approximately $12 million as a result of foreign exchange fluctuations. This foreign exchange loss was largely offset by foreign exchange hedge instruments contracted by us and net investment hedging strategies.

During the six months ended June 30, 2010, the principal amount outstanding under our euro-denominated Senior Notes due 2014 and senior subordinated notes due 2016 decreased by approximately $136 million as a result of foreign exchange fluctuations. This foreign exchange gain was largely offset by foreign exchange hedge instruments contracted by us and net investment hedging strategies.

The indentures governing the Senior Notes due 2014 and senior subordinated notes due 2016 limit our ability to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, repurchase or make other distributions in respect of their capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Subject to certain exceptions, the indentures governing the Senior Notes due 2014 and the senior subordinated notes due 2016 do not permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. None of Travelport (Bermuda) Ltd. and its subsidiaries, which together comprise our non-U.S. operations, guarantees the Senior Notes due 2014 and the senior subordinated notes. As a result, these entities are less restricted than the issuer and the guarantors in their ability to incur indebtedness.

We are in compliance with all restrictive and financial covenants under the indentures governing the Senior Notes due 2014 and the senior subordinated notes.

THE EXCHANGE OFFER

General

We hereby offer to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer.

As of the date of this prospectus, $250,000,000 aggregate principal amount of 9% Senior Notes due 2016 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to us on or about          , 2010. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We entered into registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 360 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes were issued on August 18, 2010.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding notes or exchange notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or to the extent applicable, a subsequent shelf registration statement. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not permit us and the guarantors to effect this exchange offer;

•	if for any other reason the exchange offer is not consummated within 360 days of the issue date of the outstanding notes;

•	any initial purchaser requests in writing to us within 30 days after the consummation of this exchange offer with respect to outstanding notes that are not eligible to be exchanged for exchange notes in this exchange offer and held by it following the consummation of this exchange offer;

•	if any holder of the outstanding notes that participates in this exchange offer does not receive exchange notes that may be sold without restriction in exchange for its tendered outstanding notes (other than due solely to the status of such holder as an affiliate of us) and notifies us within 30 days after becoming aware of restrictions; or

•	if we so elect.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement.

Each holder of outstanding notes that wishes to exchange their outstanding notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•	such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	such holder is not an affiliate of us, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $2,000. We will issue $2,000 principal amount or an integral multiple of $2,000 of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indentures under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class for all purposes under the indentures. For a description of the indenture, please see “Description of Senior Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer”.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Procedures for Tendering Outstanding Notes

The tender to us of outstanding notes by you as set forth below and our acceptance of the outstanding notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender outstanding notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition:

•	certificates for such outstanding notes must be received by the exchange agent along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such outstanding notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant. The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered by a holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program (each such entity being hereinafter referred to as an “eligible institution”). If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer). Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of outstanding notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, such outstanding notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name(s) of the registered holder(s) that appear on the outstanding notes and the signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering outstanding notes, you represent to us that, among other things, the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the exchange notes, and that you are not holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such exchange notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See “— Conditions to the exchange offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are tendered for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned to the holder without cost to such holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedure described above, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the outstanding notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the outstanding notes to be withdrawn,

•	the outstanding notes to be withdrawn (including the principal amount of such outstanding notes),

•	where certificates for outstanding notes have been transmitted, the name in which such outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer” and “— Procedures for tendering outstanding notes”; and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Exchange Agent

We have appointed The Bank of Nova Scotia Trust Company of New York as the exchange agent for the exchange offer. The Bank of Nova Scotia Trust Company of New York also acts as trustee under the indenture governing the notes. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of Nova Scotia Trust Company of New York, Exchange Agent

By Registered or Certified Mail, Overnight Delivery:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza,
23rd Floor
(Attn: Patricia Keane)
New York, NY 10006
Telephone: 212-225-5427

By Facsimile Transmission:
212-225-5436

To Confirm by Telephone:
212-225-5427

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the costs of the exchange offer and expense these costs over the term of the outstanding notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes described in the legend on your certificates. These transfer restrictions are required because the outstanding notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the exchange notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the exchange notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes you will receive in the exchange offer,

•	you are holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the exchange notes or have any arrangement or understanding with respect to the distribution of the exchange notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. In addition, to comply with state securities laws, you may not offer or sell the exchange notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF SENIOR NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to Travelport Limited (“Holdings”) and its consolidated Subsidiaries; (ii) “Foreign Holdcos” refers collectively to, and only to, TDS Investor (Luxembourg) S.à.r.l. and Waltonville Limited and not to any of their Subsidiaries, (iii) the term “Issuer” refers collectively to, and only to, Travelport LLC and Travelport Inc. and not to any of their Subsidiaries and (iv) the term “Senior Notes” refers to the 9% Senior Notes due 2016.

The exchange notes will be issued under the Indenture dated as of August 18, 2010 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”) among the Issuers, the Guarantors and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). This is the same indenture under which the Senior Notes were issued.

We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Senior Notes. The following summary, which describes certain provisions of the Indenture and the Senior Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as in effect on the date of the original issue of the Senior Notes (the “TIA”), and all the provisions of the Indenture and the Senior Notes, including the definitions therein of terms not defined in this prospectus. Certain terms used herein are defined below under “— Certain Definitions.”

The terms of the exchange notes we are issuing in this exchange offer and the Senior Notes that are outstanding are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act; and

•	the exchange notes will not contain certain transfer restrictions and registration rights (including interest rate increases) that relate to the Senior Notes.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Senior Notes.

Brief Description of Senior Notes

The Senior Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Existing Senior Notes) of the Issuer;

•	will be effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the Senior Notes) (including the Existing Senior Subordinated Notes) of the Issuer; and

•	will be initially guaranteed on a senior unsecured basis by our indirect parent, Holdings, our intermediate parents, Foreign Holdcos, and each Restricted Subsidiary that guarantees the Senior Credit Facilities and the Existing Senior Notes.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the

Indenture and the Senior Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Senior Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Our indirect parent, Holdings, our intermediate parents, Foreign Holdcos and the Restricted Subsidiaries (other than as detailed below) will initially guarantee the Senior Notes. Each of the Guarantees of the Senior Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness (including the Existing Senior Subordinated Notes) of each such entity. The Senior Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Senior Notes.

Not all of Holdings’ Subsidiaries will Guarantee the Senior Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Holdings. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries or Receivables Subsidiaries (subject to certain limited exceptions) will guarantee the Senior Notes. Non-guarantor subsidiaries of Holdings accounted for approximately $1,212 million, or 54%, of our net revenue, and approximately $(806) million of our operating loss, inclusive of an $833 million impairment charge, in each case for the year ended December 31, 2009. Non-guarantor subsidiaries of Holdings accounted for approximately $674 million, or 57%, of our net revenue, and contributed an operating loss of approximately $(38) million to our operating income, in each case for the six months ended June 30, 2010. All periods are presented without giving effect to intercompany eliminations.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to the Exchange Offer and Holding of the Notes — Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Each Guarantee by a Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

Each of Travelport LLC and Travelport Inc. is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, each of them is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Ranking

Senior Secured Indebtedness Versus the Senior Notes

The payment of the principal of, premium, if any, and interest on the Senior Notes and the payment of any Guarantee will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Senior Notes and the Guarantees will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of June 30, 2010, Holdings had $2,270 million of Secured Indebtedness, consisting entirely of Secured Indebtedness under the Senior Credit Facilities. As of June 30, 2010, Holdings also had an additional $240 million of borrowing capacity under the revolving portion of the Senior Credit Facilities, an additional $8 million available to be drawn under the synthetic letter of credit facility of our Senior Credit Facilities and the option to raise incremental term or revolving credit facilities under our Senior Credit Facilities of up to $350 million.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Notes

The Issuer will maintain one or more paying agents for the Senior Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Notes will be the Trustee.

The Issuer will also maintain one or more registrars with offices in the Borough of Manhattan, City of New York and a transfer agent, including one with offices in the Borough of Manhattan, City of New York. The initial registrar and transfer agent will be the Trustee. The registrar will maintain a register reflecting ownership of the Senior Notes outstanding from time to time, and the transfer agent will make payments on and facilitate transfer of Senior Notes on behalf of the Issuer.

The Issuer may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

So long as any series of Senior Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents and will comply with any notice requirements required under such exchange in connection with any change of Paying Agent, Registrar or transfer agent.

Transfer and Exchange

The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Exchange Note selected for redemption.

Also, the Issuer will not be required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

Principal, Maturity and Interest

The Senior Notes will mature on March 1, 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Senior Notes from time to time after this offering under the Indenture (“Additional Senior Notes”). The Senior Notes offered by the Issuer and any Additional Senior Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Indenture and this “Description of Senior Notes” include any Additional Senior Notes that are actually issued.

Interest on the Senior Notes will accrue at the rate of 9% per annum. Interest on the Senior Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing on March 1, 2011 to the Holders of Senior Notes of record on the immediately preceding February 15 and August 15. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Senior Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Senior Notes at its option prior to September 1, 2013.

At any time prior to September 1, 2013, the Issuer may redeem all or a part of the Senior Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after September 1, 2013, the Issuer may redeem the Senior Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders — Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on September 1 of each of the years indicated below:

Year	Percentage

2013	104.50%
2014	102.25%
2015	100.00%

In addition, until September 1, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Senior Notes issued by it at a redemption price equal to 109% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of Senior Notes originally issued under the Indenture and any Additional Senior Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any Senior Notes are listed on an exchange, and to the extent required by such stock exchange, the Issuer will notify the exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any Senior Notes outstanding following any partial redemption of such Senior Notes.

If the Issuer redeems less than all of the outstanding Senior Notes, the Trustee shall select the Senior Notes to be redeemed in the manner described under “Repurchase at the Option of Holders — Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Senior Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Senior Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Issuer to purchase such Senior Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Senior Notes, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Notes and its election to have such Senior Notes purchased;

(7) that if the Issuer is redeeming less than all of the Senior Notes, the Holders of the remaining Senior Notes will be issued new Senior Notes and such new Senior Notes will be equal in principal amount to the unpurchased portion of the Senior Notes surrendered. The unpurchased portion of the Senior Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Senior Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Senior Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Senior Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Holdings and its Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Notes may require the Issuer to make an offer to repurchase the Senior Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Asset Sales

The Indenture will provide that Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Notes, that are assumed by the transferee of any such assets and for which Holdings and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities; and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Senior Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Senior Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Issuer shall make an offer to all Holders of the Senior Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Notes and such Pari Passu

Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $35.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Senior Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Senior Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value (as specified in an Officer’s Certificate) or principal amount of the Senior Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the Senior Notes issued by it at any time, the Trustee will select the Senior Notes to be redeemed (a) if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Senior Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. If any Senior Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the date of the Issue Date (i) the Senior Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Senior Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant

Suspension Event”) the covenants specifically listed under the following captions in this “Description of Senior Notes” section of this prospectus will not be applicable to the Senior Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders — Asset Sales”;

(2) “— Limitation on Restricted Payments”;

(3) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “— Transactions with Affiliates”;

(6) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, Holdings may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Senior Notes will be entitled to substantially less covenant protection. In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating, then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

During any Suspension Period, Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that Holdings or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) Holdings or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to “— Liens” below without equally and ratably securing the Senior Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by Holdings or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “— Repurchase at the Option of Holders — Asset Sales” above; provided further that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Senior Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Senior Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six months of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Holdings could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after August 23, 2006 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) beginning July 1, 2006, to the end of Holdings’ recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after August 23, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified

Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after August 23, 2006 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and

(B) to the extent such net cash proceeds are actually contributed to Holdings, Equity Interests of Holdings’ direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of Holdings that have been converted into or exchanged for such Equity Interests of Holdings;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings following August 23, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings or its Restricted Subsidiaries, in each case after August 23, 2006; or

(ii) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after August 23, 2006; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after August 23, 2006, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $50.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the

Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings or any Equity Interests of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock ”) and

(b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $20.0 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings or any direct or indirect parent entity of Holdings) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum

(without giving effect to the following proviso) of $25.0 million in any calendar year (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings or any direct or indirect parent corporation of Holdings)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, Equity Interests of any of Holdings’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to Holdings from members of management of Holdings, any of Holdings’ direct or indirect parent companies or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries issued in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $75.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on Holdings’ common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of Holdings’ common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to Holdings in or from any such public offering, other than public offerings with respect to Holdings’ common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 1.875% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) Intentionally omitted;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all Senior Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by Holdings to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings and its Restricted Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were Holdings, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of Holdings related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings’ Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Holdings may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $100.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by Holdings or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $3,100 million outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale or series of related Asset Sales;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Senior Notes (including any Guarantee) (other than any Additional Senior Notes);

(3) Indebtedness of Holdings and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed

4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of Holdings, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Senior Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Senior Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary equal to 200% of the net cash proceeds received by Holdings since immediately after the Issue Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses

(3)(b) and (3)(c) of the first paragraph of “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and

(b) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $300.0 million; provided, however, that no more than $100.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by Holdings or any Restricted Subsidiary, of Holdings of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under a Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio of Holdings and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings; provided that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(19) Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (19) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Indebtedness under Credit Facilities permitted to be incurred under the covenant described above under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither Holdings nor the Issuer may consolidate or merge with or into or wind up into (whether or not Holdings or the Issuer, as applicable, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Holdings or the Issuer, as applicable, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of Holdings or the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than Holdings or the Issuer, expressly assumes all the obligations of Holdings or the Issuer, as applicable, under the Senior Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Company, Holdings or the Issuer, as applicable, and the Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for Holdings or the Issuer, as the case may be, under the Indenture, the Guarantees and the Senior Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings or the Issuer, and

(2) Holdings or the Issuer may merge with an Affiliate of Holdings or the Issuer, as the case may be, solely for the purpose of reincorporating Holdings or the Issuer in a State of the United States so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among Holdings or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) Intentionally omitted;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by Holdings or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Holdings in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Holdings in good faith; and

(14) investments by the Investors in securities of Holdings or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, the indenture governing the Existing Senior Notes and the indenture governing the Existing Senior Subordinated Notes and the related documentation;

(b) the Indenture and the Senior Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by Holdings or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Holdings will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Senior Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Senior Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require Holdings to file with the SEC (and make available to the Trustee and Holders of the Senior Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date:

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and the Holders of the Senior Notes, in each case within 15 days after the time Holdings would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Holdings will agree that, for so long as any Senior Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of Holdings becomes a guarantor of the Senior Notes, the Indenture will permit Holdings to satisfy its obligations in this covenant with respect to financial information relating to Holdings by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after Holdings would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus.

Events of Default and Remedies

The Indenture will provide that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Senior Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 25% in principal amount of the Senior Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries, other than Indebtedness owed to Holdings or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by Holdings or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to Holdings or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Senior Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Note may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Senior Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Senior Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Senior Notes concerning issuing temporary Senior Notes, registration of such Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Notes and the Issuer must specify whether such Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Notes, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. Federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Existing Senior Notes or the indenture pursuant to which the Existing Senior Notes were issued, the Existing Senior Subordinated Notes or the indenture pursuant to which the Existing Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes, when either:

(1) all Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness) with respect to the Indenture or the Senior Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Existing Senior Notes (or the indenture governing the Existing Senior Notes), Existing Senior Subordinated Notes (or the indenture governing the Existing Senior Subordinated Notes) or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes, other than Senior Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Notes).

The Indenture will provide that, without the consent of each affected Holder of Senior Notes, an amendment or waiver may not, with respect to any Senior Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Note or alter or waive the provisions with respect to the redemption of such Senior Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Notes, except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Senior Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes;

(9) make any change to or modify the ranking of the Senior Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Senior Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Notes of such series in addition to or in place of certificated Senior Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Senior Notes to any provision of this “Description of Senior Notes” to the extent that such provision in this “Description of Senior Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Senior Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Senior Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture provides that it, the Senior Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition,

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Note at September 1, 2013 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Senior Note through September 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the then outstanding principal amount of such Senior Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Holdings or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Holdings.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) any Additional Interest, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility) and (z) any accretion or accrued interest of discounted liabilities; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations (including the Travel 2 Travel 4 operations being disposed) shall be excluded;

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes (other than the impact of unfavorable contract liabilities and commission agreements under purchase accounting), shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges and any adjustments to liabilities due to the former owners of Orbitz under the tax sharing arrangement or integration and non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(12) Intentionally omitted.

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of FASB Accounting Standards Codification 815; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Holdings’ EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of Holdings and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Holdings.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders or investors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(w), (x) and (y) thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities, the separation from Cendant and the business-to-consumer platform; plus

(f) any other non-cash charges, including any write offs or write downs and the amortization of up-front bonuses in connection with the supplier services business, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates”; plus

(i) the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $85.8 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments”; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to Holdings’ or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of Holdings; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”

“Existing Senior Notes” means the $150 million aggregate principal amount of the Issuer’s senior floating rate notes due 2014 issued on August 23, 2006, the €235 million aggregate principal amount of the Issuer’s senior floating rate notes due 2014 issued on August 23, 2006 and the $450 million aggregate principal amount of the Issuer’s 9 7/8% senior fixed rate notes due 2014 issued on August 23, 2006.

“Existing Senior Subordinated Notes” means the $300 million aggregate principal amount of the Issuer’s 117/8% dollar senior subordinated notes due 2016 issued on August 23, 2006 and the €160 million aggregate principal amount of the Issuer’s 107/8% euro senior subordinated notes due 2016 issued on August 23, 2006.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $50.0 million, such determination shall be made by the Board of Directors of the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means Holdings and each Restricted Subsidiary that Guarantees the Senior Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d) representing any Hedging Obligations; or

(e) during a Suspension Period only, obligations in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, and UBS Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such

Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investors” means The Blackstone Group and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means the original issuance of the Senior Notes.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, Federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders — Asset Sales”.

“Permitted Holders” means each of the Investors and members of management of Holdings (or its direct parent) on the Issue Date who are holders of Equity Interests of Holdings (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in Holdings or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by Holdings or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed

2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate; and

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(9) Liens on property at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $40.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business; and

(27) during a Suspension Period only, Liens securing Indebtedness, and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Holdings or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Second Amended and Restated Credit Agreement dated as of August 23, 2006, as amended and restated on January 29, 2007, and as further amended and restated on May 23, 2007 by and among the Issuer, Foreign Holdcos, Holdings, the lenders party thereto in their capacities as lenders thereunder and UBS AG, Stamford Branch, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities or Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Existing Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for Federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Issuer.

“Subordinated Indebtedness” means, with respect to the Senior Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Existing Senior Notes, the Existing Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.

“Transaction Agreement” means the Purchase Agreement, dated as of June 30, 2006 by and among Cendant Corporation, Travelport Inc. and TDS Investor LLC, as amended on August 23, 2006.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 1, 2013; provided, however, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Holdings may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings;

(b) such designation complies with the covenants described under “Certain Covenants — Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary.

Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for Holdings its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Holdings or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-Entry, Delivery and Form

The Senior Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Senior Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Senior Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Senior Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Senior Notes registered in their names, will not receive physical delivery of Senior Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Senior Notes, including the Global Notes, are registered as the owners of the Senior Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Senior Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC reserves the right to exchange the Global Notes for Senior Notes in certificated form, and to distribute such Senior Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Senior Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Senior Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain anticipated material U.S. federal income tax considerations to a holder of outstanding notes relating to the exchange of outstanding notes for exchange notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the outstanding notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his or her tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the exchange notes.

The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a “significant modification” of the outstanding note for U.S. federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the outstanding note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an outstanding note for an exchange note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange note as it had in the outstanding note immediately before the exchange. A holder who does not exchange its outstanding notes for exchange notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

CERTAIN ERISA CONSIDERATIONS

The notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must, however, determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that the purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law. Each purchaser and transferee of a note who is subject to Section 406 of ERISA and/or Section 4975 of the Code or any similar law (“Plan Investor”) will be deemed to have represented to us, by its acquisition and holding of the note, that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar law. The sale of any notes to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2010 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the exchange notes or registrable securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes or registrable securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the exchange notes and related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries filed with the SEC as an exhibit as part of the Registration Statement on Form S-4 of which this prospectus forms a part, and the effectiveness of Orbitz Worldwide, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing therein. Such financial statements and financial statement schedule are included therein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRAVELPORT LIMITED

INDEX TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2010

Consolidated Condensed Statements Of Operations	F-2
Consolidated Condensed Balance Sheets	F-3
Consolidated Condensed Statements Of Cash Flows	F-4
Consolidated Condensed Statement Of Changes In Total Equity	F-5
Notes To Consolidated Condensed Financial Statements	F-6

TRAVELPORT LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2009

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(In $ millions)
	(Unaudited)

Net revenue	598	592	1,179	1,145

Costs and expenses
Cost of revenue	297	286	608	564
Selling, general and administrative	138	127	289	277
Restructuring charges	4	7	5	13
Depreciation and amortization	64	62	122	124
Other income	—	(5)	—	(5)

Total costs and expenses	503	477	1,024	973

Operating income	95	115	155	172
Interest expense, net	(63)	(72)	(129)	(138)
Gain on early extinguishment of debt	—	6	—	6

Income from operations before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide	32	49	26	40
Provision for income taxes	(15)	(14)	(27)	(14)
Equity in earnings (losses) of investment in Orbitz Worldwide	5	5	2	(156)

Net income (loss)	22	40	1	(130)
Less: Net income attributable to non-controlling interest in subsidiaries	—	(1)	—	(2)

Net income (loss) attributable to the Company	22	39	1	(132)

See Notes to Consolidated Condensed Financial Statements

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(In $ millions)
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	167	217
Accounts receivable (net of allowances for doubtful accounts of $46 and $59)	400	346
Deferred income taxes	22	22
Other current assets	151	156

Total current assets	740	741
Property and equipment, net	548	452
Goodwill	1,251	1,285
Trademarks and tradenames	404	419
Other intangible assets, net	1,076	1,183
Investment in Orbitz Worldwide	116	60
Other non-current assets	204	206

Total assets	4,339	4,346

Liabilities and Equity
Current liabilities:
Accounts payable	177	139
Accrued expenses and other current liabilities	949	765
Current portion of long-term debt	18	23

Total current liabilities	1,144	927
Long-term debt	3,499	3,640
Deferred income taxes	110	143
Other non-current liabilities	247	228

Total liabilities	5,000	4,938

Commitments and contingencies (note 12)
Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	1,009	1,006
Accumulated deficit	(1,642)	(1,643)
Accumulated other comprehensive (loss) income	(43)	30

Total shareholders’ equity	(676)	(607)
Equity attributable to non-controlling interest in subsidiaries	15	15

Total equity	(661)	(592)

Total liabilities and equity	4,339	4,346

See Notes to Consolidated Condensed Financial Statements

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
	(In $ millions)
	(Unaudited)

Operating activities
Net income (loss)	1	(130)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	122	124
Gain on sale of assets	—	(5)
Provision for bad debts	2	10
Equity-based compensation	3	3
Gain on early extinguishment of debt	—	(6)
Amortization of debt finance costs	8	8
Loss (gain) on interest rate derivative instruments	1	(3)
Loss (gain) on foreign exchange derivative instruments	2	(16)
Equity in (earnings) losses of investment in Orbitz Worldwide	(2)	156
FASA liability	(9)	(17)
Deferred income taxes	(2)	(5)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(81)	(33)
Other current assets	(4)	4
Accounts payable, accrued expenses and other current liabilities	177	54
Other	(14)	(10)

Net cash provided by operating activities	204	134

Investing activities
Property and equipment additions	(136)	(19)
Investment in Orbitz Worldwide	(50)	—
Businesses acquired	(16)	—
Loan to parent	(5)	—
Proceeds from sale of assets	—	5
Other	5	(1)

Net cash used in investing activities	(202)	(15)

Financing activities
Principal repayments	(112)	(277)
Proceeds from new borrowings	100	144
Payments on settlement of derivative contracts	(30)	—
Net share settlement for equity-based compensation	—	(7)
Debt finance costs	—	(3)
Distribution to a parent	—	(42)

Net cash used in financing activities	(42)	(185)

Effect of changes in exchange rates on cash and cash equivalents	(10)	4

Net decrease in cash and cash equivalents	(50)	(62)
Cash and cash equivalents at beginning of period	217	345

Cash and cash equivalents at end of period	167	283

Supplemental disclosure of cash flow information
Interest payments	111	131
Income tax payments, net	16	17

See Notes to Consolidated Condensed Financial Statements

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN TOTAL EQUITY

				Accumulated	Non-
		Additional		Other	Controlling
	Common	Paid in	Accumulated	Comprehensive	Interest in	Total
	Stock	Capital	Deficit	Income (Loss)	Subsidiaries	Equity
	(In $ millions)
	(Unaudited)

Balance as of January 1, 2010	—	1,006	(1,643)	30	15	(592)
Equity-based compensation	—	3	—	—	—	3
Comprehensive income (loss)
Net income	—	—	1	—	—	1
Currency translation adjustment, net of tax of $0	—	—	—	(70)	—	(70)
Unrealized loss on cash flow hedges, net of tax of $0	—	—	—	(9)	—	(9)
Unrealized gain on equity investment and other, net of tax of $0	—	—	—	6	—	6
Total comprehensive loss						(72)

Balance as of June 30, 2010	—	1,009	(1,642)	(43)	15	(661)

See Notes to Consolidated Condensed Financial Statements

TRAVELPORT LIMITED

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(unaudited)

1.	Basis of Presentation

Travelport Limited (the “Company” or “Travelport”) is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry. Travelport is comprised of the global distribution system (“GDS”) business that includes the Worldspan and Galileo brands and Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines, and Gullivers Travel Associates (“GTA”), a leading global, multi-channel provider of hotel and ground services. The Company also owns approximately 48% of Orbitz Worldwide, Inc., a leading global online travel company. The Company has approximately 5,400 employees and operates in 160 countries. Travelport is a closely held company owned by affiliates of The Blackstone Group (“Blackstone”), Technology Crossover Ventures (“TCV”), One Equity Partners (“OEP”) and Travelport management.

These financial statements and other financial information included in this Quarterly Report on Form 10-Q are unaudited. They have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the US Securities and Exchange Commission (“SEC”) for interim reporting. Certain disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations.

The December 31, 2009 balance sheet was derived from audited financial statements but does not include all disclosures required by US GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgments and available information. Accordingly, actual results could differ from those estimates. In management’s opinion, the Company’s consolidated condensed financial statements contain all normal recurring adjustments necessary for a fair presentation of these interim results. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 17, 2010, as amended by Amendment No. 1 to the Form 10-K filed with the SEC on April 16, 2010.

2.	Recently Issued Accounting Pronouncements

Improving Disclosures about Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance related to new disclosures about fair value measurements and clarification on certain existing disclosure requirements. This guidance requires new disclosures on significant transfers in and out of Level 1 and Level 2 categories of fair value measurements. This guidance also clarifies existing requirements on (i) the level of disaggregation in determining the appropriate classes of assets and liabilities for fair value measurement disclosures, and (ii) disclosures about inputs and valuation techniques. The Company has adopted the provisions of this guidance, except for the new disclosures around the activity in Level 3 categories of fair value measurements which will be adopted on January 1, 2011, as required. There was no material impact on the consolidated condensed financial statements resulting from the adoption of this guidance.

Accounting and Reporting for Decreases in Ownership of a Subsidiary

In January 2010, the FASB issued guidance related to accounting and reporting for decreases in ownership of a subsidiary. This guidance clarifies the scope of the requirements surrounding the decrease in ownership of a subsidiary and expands the disclosure requirements for deconsolidation of a subsidiary or de-recognition of a group of assets. The Company has adopted the provisions of this guidance. There was no material impact on the consolidated condensed financial statements resulting from the adoption of this guidance.

Amendment to Revenue Recognition involving Multiple Deliverable Arrangements

In October 2009, the FASB issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management’s best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence of fair value or third-party evidence is unavailable. This guidance is effective for all new or materially modified arrangements entered into in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. Full retrospective application of the new guidance is optional. The Company is assessing the impact of this new guidance but does not expect a material impact on the consolidated condensed financial statements.

Amendment to Software Revenue Recognition

In October 2009, the FASB issued guidance which amends the scope of existing software revenue recognition accounting. Tangible products containing software components and non-software components that function together to deliver the product’s essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue recognition guidance. This guidance is effective for all new or materially modified arrangements entered into in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. Full retrospective application of the new guidance is optional. This guidance must be adopted in the same period that the Company adopts the amended accounting for arrangements with multiple deliverables described in the preceding paragraph. The Company is assessing the impact of this new guidance but does not expect a material impact on the consolidated condensed financial statements.

3.	Restructuring Charges

Following the acquisition of Worldspan Technologies, Inc. (“Worldspan”) in 2007 and the completion of plans to integrate Worldspan into the GDS segment, the Company committed to various strategic initiatives, including the relocation of certain finance and administrative positions from the United States to the United Kingdom.

The recognition of the restructuring charges and the corresponding utilization of accrued balances during the six months ended June 30, 2010 are summarized as follows:

(In $ millions)

Balance as of January 1, 2010	8
Restructuring charges	5
Cash payments	(7)

Balance as of June 30, 2010	6

During the three and six months ended June 30, 2010, the Company incurred approximately $4 million and $5 million, respectively, of costs related to the relocation, including charges related to exiting a lease arrangement in the United States. The Company expects to incur $1 million of additional restructuring charges for personnel related costs during 2010.

The restructuring charges of $4 million and $5 million incurred during the three and six months ended June 30, 2010, respectively, included $1 million that has been recorded within the GTA segment.

The restructuring charges of $7 million incurred during the three months ended June 30, 2009 included $2 million and $1 million that have been recorded within the GDS and GTA segments, respectively. The restructuring charges of $13 million incurred during the six months ended June 30, 2009 included $4 million and $3 million that have been recorded within the GDS and GTA segments, respectively. Cash payments for restructuring charges were $10 million during the six months ended June 30, 2009.

The accrued restructuring balance of $6 million as of June 30, 2010 primarily relates to future retention and severance payments.

4.	Other Current Assets

Other current assets consisted of:

	June 30,	December 31,
	2010	2009
	(In $ millions)

Upfront inducement payments and supplier deposits	71	70
Sales and use tax receivables	41	48
Prepaid expenses	18	20
Deferred costs	—	10
Loan to parent	5	—
Other	16	8

	151	156

Deferred costs as of December 31, 2009 relate to costs incurred directly in relation to a proposed offering of securities. These costs were expensed in the first quarter of 2010 due to events occurring in the first quarter of 2010 which resulted in a postponement of the Company’s proposed offering of securities.

During the six months ended June 30, 2010, the Company loaned approximately $5 million to its ultimate parent. The loans accrue interest at 9.5% per annum and are due to be repaid by December 31, 2010.

5.	Property and Equipment, Net

Property and equipment consisted of:

	As of			As of
	June 30, 2010			December 31, 2009
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net
	(In $ millions)

Land	4	—	4	4	—	4
Capitalized software	588	(226)	362	455	(182)	273
Furniture, fixtures and equipment	223	(121)	102	230	(129)	101
Building and leasehold improvements	46	(21)	25	48	(20)	28
Construction in progress	55	—	55	46	—	46

	916	(368)	548	783	(331)	452

Additions in the six months ended June 30, 2010 include a transaction processing facility software license and equipment from International Business Machines Corporation (“IBM”) as part of the investment in the Company’s GDS infrastructure.

The Company recorded depreciation expense of $35 million and $28 million during the three months ended June 30, 2010 and 2009, respectively. The Company recorded depreciation expense of $63 million and $56 million during the six months ended June 30, 2010 and 2009, respectively.

6.	Intangible Assets

The changes in the carrying amount of goodwill and intangible assets for the Company between January 1, 2010 and June 30, 2010 are as follows:

	January 1,		Foreign	June 30,
	2010	Additions	Exchange	2010
	(In $ millions)

Non-Amortizable Assets:
Goodwill
GDS	979	6	—	985
GTA	306	5	(45)	266

	1,285	11	(45)	1,251

Trademarks and tradenames	419	—	(15)	404

Amortizable Intangible Assets
Customer relationships	1,564	—	(64)	1,500
Vendor relationships and other	51	1	(7)	45

	1,615	1	(71)	1,545
Accumulated amortization	(432)	(59)	22	(469)

Amortizable intangible assets, net	1,183	(58)	(49)	1,076

During the six months ended June 30, 2010, the Company made two acquisitions for a total cash consideration of $16 million, for an acquisition in the GTA business resulting in goodwill of $5 million and an acquisition in the GDS business resulting in goodwill of $6 million.

As of June 30, 2010, the GDS and GTA segments had a gross carrying value of intangible assets excluding goodwill of $1,440 million and $509 million, respectively.

As of December 31, 2009, the GDS and GTA segments had a gross carrying value of intangible assets excluding goodwill of $1,439 million and $595 million, respectively.

Amortization expense relating to all intangible assets was as follows:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(In $ millions)

Customer relationships	29	34	58	67
Vendor relationships and other	—	—	1	1

Total*	29	34	59	68

*	Included as a component of depreciation and amortization on the consolidated condensed statements of operations.

The Company expects amortization expense relating to intangible assets to be approximately $61 million for the remainder of 2010 and $117 million, $112 million, $110 million, $107 million and $99 million for each of the five succeeding fiscal years, respectively.

The assessment of the fair value of goodwill and other intangible assets requires the utilization of various assumptions, including projections of future cash flows and discount rates. A change in these underlying assumptions could cause a change in the results of the tests and as such, could cause the fair value to be less than the respective carrying amount. Although the Company believes such assets are recoverable as of June 30, 2010, the Company cannot assure these assets will not be impaired in future periods.

7.	Orbitz Worldwide

The Company accounts for its investment of approximately 48% in Orbitz Worldwide, Inc. (“Orbitz Worldwide”) under the equity method of accounting. As of June 30, 2010 and December 31, 2009, the carrying value of the Company’s investment in Orbitz Worldwide was $116 million and $60 million, respectively. The fair market value of the Company’s investment in Orbitz Worldwide as of June 30, 2010 was approximately $186 million.

On January 26, 2010, the Company purchased approximately $50 million of newly-issued common shares of Orbitz Worldwide. After this investment, and a simultaneous agreement between Orbitz Worldwide and PAR Investment Partners to exchange approximately $49.68 million of Orbitz Worldwide debt for Orbitz Worldwide common shares, the Company continues to own approximately 48% of Orbitz Worldwide’s outstanding shares.

Presented below are the summary results of operations for Orbitz Worldwide for the three and six months ended June 30, 2010 and 2009, respectively.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(In $ millions)

Net revenue	193	188	381	376
Operating expenses	171	166	351	345
Impairment of assets	—	—	2	332

Operating income (loss)	22	22	28	(301)
Interest expense, net	(11)	(12)	(22)	(27)

Income (loss) before income taxes	11	10	6	(328)
Income tax (provision) benefit	(1)	—	(2)	2

Net income (loss)	10	10	4	(326)

The Company recorded earnings of $5 million and $2 million related to its investment in Orbitz Worldwide for the three and six months ended June 30, 2010, respectively, within the equity in earnings (losses) of investment in Orbitz Worldwide on the Company’s consolidated condensed statements of operations. For the three and six months ended June 30, 2009, the Company recorded earnings (losses) of $5 million and $(156) million, respectively, within the equity in earnings (losses) of investment in Orbitz Worldwide on the Company’s consolidated condensed statements of operations.

The loss in the six months ended June 30, 2009 includes the Company’s share of a non-cash impairment charge recorded by Orbitz Worldwide of $332 million, of which $250 million related to goodwill and $82 million related to trademarks and tradenames. During that period, Orbitz Worldwide experienced a significant decline in its stock price and a decline in its operating results due to continued weakness in economic and industry conditions. These factors, coupled with an increase in competitive pressures, resulted in the recognition of an impairment charge.

Net revenue disclosed above includes approximately $6 million and $17 million of net revenue earned by Orbitz Worldwide through transactions with the Company during the three and six months ended June 30, 2010, respectively.

Net revenue disclosed above includes approximately $14 million and $39 million of net revenue earned by Orbitz Worldwide through transactions with the Company during the three and six months ended June 30, 2009, respectively.

As of June 30, 2010 and December 31, 2009, the Company had balances payable to Orbitz Worldwide of approximately $20 million and $3 million, respectively, which are included on the Company’s consolidated condensed balance sheets within accrued expenses and other current liabilities.

8.	Long-Term Debt

Long-term debt consisted of:

		June 30,	December 31,
	Maturity	2010	2009
	(In $ millions)

Senior Secured Credit Facility
Term loan facility
Dollar denominated	August 2013	1,841	1,846
Euro denominated	August 2013	429	501
Senior notes
Dollar denominated floating rate notes	September 2014	143	143
Euro denominated floating rate notes	September 2014	198	232
9 7/8% Dollar denominated notes	September 2014	443	443
Senior subordinated notes
11 7/8% Dollar denominated notes	September 2016	247	247
10 7/8% Euro denominated notes	September 2016	171	201
Capital leases and other		45	50

Total debt		3,517	3,663
Less: current portion		18	23

Long-term debt		3,499	3,640

During the six months ended June 30, 2010, the Company repaid approximately $6 million of its Dollar denominated debt under its senior secured credit facility as required under the senior secured credit agreement and approximately $6 million under its capital lease obligations. The Company borrowed and repaid approximately $100 million under its revolving credit facility during this period.

The principal amount of Euro denominated long-term debt decreased by approximately $136 million as a result of foreign exchange fluctuations during the six months ended June 30, 2010. This foreign exchange gain was largely offset by losses on foreign exchange hedge instruments contracted by the Company and the Company’s net investment hedging strategies.

As of June 30, 2010, there were $30 million of letter of credit commitments outstanding under the Company’s revolving credit facility. The remaining capacity under the Company’s revolving credit facility was $240 million as of June 30, 2010.

In addition, the Company has a synthetic letter of credit facility of $150 million. As of June 30, 2010, the Company had approximately $142 million of commitments outstanding under this facility, including commitments of approximately $69 million in letters of credit issued by the Company on behalf of Orbitz Worldwide pursuant to the Company’s Separation Agreement with Orbitz Worldwide. As of June 30, 2010, this facility had remaining capacity of $8 million.

9.	Financial Instruments

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. The Company does not use derivatives for trading or speculative purposes.

As of June 30, 2010, the Company had a net liability position of $155 million related to derivative instruments associated with its Euro denominated and floating rate debt, its foreign currency denominated receivables and payables, and forecasted earnings of its foreign subsidiaries.

During the six months ended June 30, 2010, the Company paid $30 million in cash to settle certain foreign currency forward contracts.

Interest Rate Risk

A portion of the debt used to finance much of the Company’s operations is exposed to interest rate fluctuations. The Company uses hedging strategies and derivative financial instruments to create an appropriate mix of fixed and floating rate debt. The primary interest rate exposure as of June 30, 2010 and December 31, 2009 was to interest rate fluctuations in the United States and Europe, specifically USLIBOR and EURIBOR interest rates. During the six months ended June 30, 2010, the Company used interest rate and cross currency swaps as the derivative instruments in these hedging strategies. As of June 30, 2010, the Company’s interest rate hedges cover transactions for periods that do not exceed three years.

Foreign Currency Risk

The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its Euro denominated debt. In the first quarter of 2010, the Company replaced its net investment hedging strategy with additional foreign currency forward contracts to manage its exposure to changes in foreign currency exchange risk associated with its Euro denominated debt. The Company does not designate these forward contracts as cash flow hedges; however, the fluctuations in the value of these forward contracts recorded within the Company’s consolidated condensed statements of operations largely offset the impact of the changes in the value of the Euro denominated debt they are intended to economically hedge. The fair value of the forward contracts and the impact of the changes in the fair value of these forward contracts are presented in the tables below.

The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables and forecasted earnings of its foreign subsidiaries. The Company primarily enters into foreign currency forward contracts to manage its foreign currency exposure to the British pound, Euro and Japanese yen. As of June 30, 2010, certain derivatives used to manage the Company’s foreign currency exposure are designated as cash flow hedges. Deferred amounts to be recognized in earnings will change with market conditions and will be substantially offset by changes in the value of the related hedge transactions. The Company records the effective portion of designated cash flow hedges in other comprehensive income (loss). Some of these forward contracts are not designated as hedges for accounting purposes. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge.

Fair Value Disclosures for Derivative Instruments

The Company’s financial assets and liabilities recorded at fair value consist primarily of derivative instruments. These amounts have been categorized based upon a fair value hierarchy and are categorized as Level 2 — Significant Other Observable Inputs.

The fair value of interest rate and cross currency derivative instruments is determined using pricing models based on discounted cash flows that use inputs from actively quoted markets for similar instruments, adjusted for the Company’s own credit risk and counterparty credit risk. This adjustment is calculated based on default probability of the banking counterparty or the Company and is obtained from active credit default swap markets. The fair value of foreign currency forward contracts is determined by comparing the contract rate to a published forward price of the underlying currency, which is based on market rates for comparable transactions.

Changes in fair value of derivatives not designated as hedging instruments and the ineffective portion of derivatives designated as hedging instruments are currently recognized in earnings in the Company’s consolidated condensed statements of operations.

Presented below is a summary of the fair value of the Company’s derivative contracts recorded on the consolidated condensed balance sheets at fair value.

	Assets			Liabilities
		Fair Value Asset			Fair Value Asset
		(Liability)			(Liability)
		June 30,	December 31,		June 30,	December 31,
	Balance Sheet Location	2010	2009	Balance Sheet Location	2010	2009
	(In $ millions)

Derivatives designated as hedging instruments:
Interest rate swaps	Other non-current assets	—	(5)	Accrued expenses and other current liabilities	—	(8)
Interest rate swaps				Other non-current liabilities	—	(3)
Foreign currency impact of cross currency swaps	Other non-current assets	—	23
Foreign currency forward contacts				Accrued expenses and other current liabilities	(11)	(4)

		—	18		(11)	(15)

Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Other current assets	2	1	Accrued expenses and other current liabilities	(88)	(6)
Interest rate swaps				Accrued expenses and other current liabilities	(34)	(25)
Interest rate swaps				Other non-current liabilities	(15)	(10)
Foreign exchange impact of cross currency swaps				Other non-current liabilities	(9)	—

		2	1		(146)	(41)

Total fair value of derivative assets		2	19		(157)	(56)

As of June 30, 2010, the Company had an aggregate outstanding notional $1,250 million of interest rate swaps, $180 million of cross currency swaps, and $885 million of foreign currency forward contracts.

The table below presents the impact that changes in fair values of derivatives designated as hedges had on accumulated other comprehensive income (loss) and income (loss) during the period and the impact derivatives not designated as hedges had on income (loss) during that period.

	Amount of (Loss) Gain
	Recognized in
	Other Comprehensive
	Income (Loss)					Amount of Gain (Loss)
	Three Months					Recorded into Income (Loss)
	Ended		Six Months			Three Months		Six Months
	June 30,		Ended June 30,		Location of Gain (Loss)	Ended June 30,		Ended June 30,
	2010	2009	2010	2009	Recorded into Income	2010	2009	2010	2009
	(In $ millions)

Derivatives designated as hedging instruments:
Interest rate swaps	(2)	(2)	(4)	(3)	Interest expense, net	(3)	(9)	(5)	(15)
Foreign exchange impact of cross currency swaps	(4)	52	(15)	3	Selling, general and administrative	(4)	52	(15)	3
Foreign exchange forward contracts	(10)	—	(18)	—	Selling, general and administrative	(6)	—	(6)	—
Derivatives not designated as hedging instruments:
Interest rate swaps					Interest expense, net	(6)	(7)	(16)	(8)
Foreign exchange impact of cross currency swaps					Selling, general and administrative	(16)	—	(16)	—
Foreign exchange forward contracts					Selling, general and administrative	(66)	16	(113)	10

						(101)	52	(171)	(10)

During the six months ended June 30, 2010, the Company de-designated as hedges certain of its derivative contracts. The total loss of $16 million included within accumulated other comprehensive income (loss) in relation to these contracts is being recorded into income (loss) in the Company’s consolidated condensed statements of operations over the period to December 2011, in line with the previously hedged cash flows relating to these contracts. The total amount of loss recorded on these contracts during the three and six months ended June 30, 2010 was $2 million in the consolidated condensed statements of operations.

The total amount of gain (loss) reclassified into net interest expense from accumulated other comprehensive income (loss) for the interest rate swaps designated as hedges includes amounts for ineffectiveness of less than $(1) million and less than $1 million for the three months ended June 30, 2010 and 2009, respectively, and less than $(1) million and $2 million for the six months ended June 30, 2010 and 2009, respectively.

The total amount of loss to be reclassified from accumulated other comprehensive income (loss) to the Company’s consolidated condensed statements of operations within the next 12 months is expected to be $23 million.

Fair Value Disclosures for All Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses and other current liabilities approximate to their fair value due to the short-term maturities of these assets and liabilities.

The fair values of the Company’s other financial instruments are as follows:

	June 30, 2010		December 31, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In $ millions)

Asset (liability)
Investment in Orbitz Worldwide	116	186	60	292
Derivative assets (see above)	2	2	19	19
Derivative liabilities (see above)	(157)	(157)	(56)	(56)
Total debt	(3,517)	(3,367)	(3,663)	(3,526)

The fair value of the investment in Orbitz Worldwide has been determined based on quoted prices in active markets.

The fair value of the total debt has been determined by calculating the fair value of the senior notes and senior subordinated notes based on quoted prices in active markets for identical debt instruments; and by calculating amounts outstanding under the senior secured credit facility based on market observable inputs.

10.	Equity-Based Compensation

As detailed in the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2010, as amended by Amendment No. 1 to the Form 10-K filed with the SEC on April 16, 2010, the partnership that owns 100% of the Company (the “Partnership”) has an equity-based, long-term incentive program for the purpose of retaining certain key employees. Under several plans within this program, key employees have been granted restricted equity units and profit interests in the Partnership.

In May 2009, the board of directors of the Partnership authorized the grant of 33.3 million restricted equity units under the 2009 Travelport Long-Term Incentive Plan. Of these, 8.2 million restricted equity units were recognized for accounting purposes as being granted in May 2009, 8.4 million restricted equity units were recognized for accounting purposes as being granted in March 2010, and the remainder will be recognized as granted for accounting purposes over the subsequent period up to December 31, 2012. The level of award vesting each year is dependent upon continued service and performance measures of the business as established by the board of directors of the partnership towards the start of each year. The fair value of the restricted equity units, recognized as grants for accounting purposes, is based on a valuation of the total equity of the Partnership at the time of each grant.

The activity of all the equity award programs is presented below:

	Restricted Equity Units
	Class A-2
		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value
	(In millions)

Balance as of January 1, 2010	90.0	$2.32
Granted at fair market value	8.4	$1.13

Balance as of June 30, 2010	98.4	$2.22

The Company recorded non-cash equity compensation expense of $3 million in the three and six months ended June 30, 2010, and $3 million in the three and six months ended June 30, 2009.

11.	Comprehensive Income (Loss)

Other comprehensive income (loss) amounts are recorded directly as an adjustment to shareholders’ equity, net of tax, and were as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(In $ million)

Net income (loss)	22	40	1	(130)
Other comprehensive income (loss)
Currency translation adjustment, net of tax of $0	(45)	72	(70)	6
Unrealized (loss) gain on cash flow hedges, net of tax of $0	(1)	7	(9)	14
Unrecognized actuarial gain on defined benefit plans, net of tax of $0	—	—	—	3
Unrealized gain on equity investment and other, net of tax of $0	2	—	6	1

Comprehensive (loss) income	(22)	119	(72)	(106)

12.	Commitments and Contingencies

Purchase Commitments

In the ordinary course of business, the Company makes various commitments to purchase goods and services from specific suppliers, including those related to capital expenditures. As of June 30, 2010 the Company had approximately $202 million of outstanding purchase commitments, primarily relating to service contracts for information technology (of which $63 million relates to the twelve months ended June 30, 2011). These purchase obligations extend through 2015.

Company Litigation

The Company is involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters. The Company believes it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and although the Company believes its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur, which could have a material adverse effect on the Company’s results of operations or cash flows in a particular reporting period.

In connection with the Company’s former national distribution company (“NDC”) arrangements in the Middle East, the Company is involved in a dispute with certain of its former NDC partners regarding the payment of certain disputed fees. While no assurance can be provided, the Company believes the dispute is without merit and does not believe the outcome of this dispute will have a material adverse effect on the Company’s results of operations or its liquidity condition.

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) licensees of trademarks, (iv) financial institutions in derivative contracts and (v) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees, as the triggering events are not subject to predictability and there is little or no history of claims against the Company under such arrangements. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third-party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

13.	Segment Information

The US GAAP measures which management and the Chief Operating Decision Maker (the “CODM”) evaluate the performance of the Company are net revenue and Segment EBITDA, which is defined as operating income before depreciation and amortization, each of which is presented on the Company’s consolidated condensed statements of operations.

Although not presented herein, the Company also evaluates its performance based on Segment Adjusted EBITDA, which is Segment EBITDA adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred in conjunction with Travelport’s separation from Cendant, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts, non-cash equity-based compensation, and other adjustments made to exclude expenses management and the CODM view as outside the normal course of operations.

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its management and CODM to assess financial performance and to allocate resources. Certain expenses which are managed outside of the segments are excluded from the results of the segments and are included within corporate and unallocated, as reconciling items.

The Company’s presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(In $ millions)

GDS
Net revenue	520	515	1,056	1,026
Segment EBITDA	160	167	311	319
GTA
Net revenue	78	77	123	119
Segment EBITDA	23	21	21	10
Combined Totals
Net revenue	598	592	1,179	1,145
Segment EBITDA	183	188	332	329
Reconciling items:
Corporate and unallocated(a)	(24)	(11)	(55)	(33)
Interest expense, net	(63)	(72)	(129)	(138)
Gain on early extinguishment of debt	—	6	—	6
Depreciation and amortization	(64)	(62)	(122)	(124)

Income from operations before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide	32	49	26	40

(a)	Corporate and unallocated includes corporate general and administrative costs not allocated to the segments, such as central finance, treasury, legal and human resources and other costs that are managed at the corporate level, including company-wide equity compensation plans and the impact of foreign exchange derivative contracts.

Provided below is a reconciliation of segment assets to total assets:

	June 30,	December 31,
	2010	2009
	(In $ millions)

GDS	3,122	3,007
GTA	1,009	1,089

Total segment assets	4,131	4,096
Reconciling items: corporate and unallocated	208	250

Total	4,339	4,346

14.	Guarantor and Non-Guarantor Consolidating Condensed Financial Statements

The following consolidating condensed financial statements presents the Company’s consolidating condensed balance sheets as of June 30, 2010 and December 31, 2009 and the consolidating condensed statements of operations and cash flows for the three and six months ended June 30, 2010 and 2009 for: (a) Travelport Limited (“the Parent Guarantor”); (b) Waltonville Limited, which is currently in dissolution, and TDS Investor (Luxembourg) s.à.r.l. (“the Intermediate Parent Guarantor”), (c) Travelport LLC (formerly known as Travelport Inc.) (“the Issuer”), (d) the guarantor subsidiaries; (e) the non-guarantor subsidiaries; (f) elimination and adjusting entries necessary to combine the Parent and Intermediate Parent Guarantor with the guarantor and non-guarantor subsidiaries; and (g) the Company on a consolidated basis.

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2010

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	339	346	(87)	598

Costs and expenses
Cost of revenue	—	—	—	125	172	—	297
Selling, general and administrative	2	—	5	38	180	(87)	138
Restructuring charges	—	—	—	3	1	—	4
Depreciation and amortization	—	—	—	47	17	—	64

Total costs and expenses	2	—	5	213	370	(87)	503

Operating (loss) income	(2)	—	(5)	126	(24)	—	95
Interest expense, net	—	—	(62)	(1)	—	—	(63)
Equity in earnings of subsidiaries	24	49	116	—	—	(189)	—

Income (loss) from operations before income taxes and equity in earnings of investment in Orbitz Worldwide	22	49	49	125	(24)	(189)	32
Provision for income taxes	—	(1)	—	(9)	(5)	—	(15)
Equity in earnings of investment in Orbitz Worldwide	—	5	—	—	—	—	5

Net income (loss)	22	53	49	116	(29)	(189)	22
Less: Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—

Net income (loss) attributable to the Company	22	53	49	116	(29)	(189)	22

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2010

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	647	674	(142)	1,179

Costs and expenses
Cost of revenue	—	—	—	281	327	—	608
Selling, general and administrative	2	—	8	71	350	(142)	289
Restructuring charges	—	—	—	4	1	—	5
Depreciation and amortization	—	—	—	88	34	—	122

Total costs and expenses, net	2	—	8	444	712	(142)	1,024

Operating (loss) income	(2)	—	(8)	203	(38)	—	155
Interest expense, net	—	—	(125)	(4)	—	—	(129)
Equity in earnings of subsidiaries	3	54	187	—	—	(244)	—

Income (loss) from operations before income taxes and equity in earnings of investment in Orbitz Worldwide	1	54	54	199	(38)	(244)	26
Provision for income taxes	—	(1)	—	(12)	(14)	—	(27)
Equity in earnings of investment in Orbitz Worldwide	—	2	—	—	—	—	2

Net income (loss)	1	55	54	187	(52)	(244)	1
Less: Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—

Net income (loss) attributable to the Company	1	55	54	187	(52)	(244)	1

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2009

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	336	334	(78)	592

Costs and expenses
Cost of revenue	—	—	—	207	79	—	286
Selling, general and administrative	(12)	—	3	47	167	(78)	127
Restructuring charges	—	—	—	5	2	—	7
Depreciation and amortization	—	—	—	44	18	—	62
Other income	—	—	—	(5)	—	—	(5)

Total costs and expenses	(12)	—	3	298	266	(78)	477

Operating income (loss)	12	—	(3)	38	68	—	115
Interest expense, net	—	—	(70)	(2)	—	—	(72)
Gain on early extinguishment of debt	—	—	6	—	—	—	6
Equity in earnings (losses) of subsidiaries	27	(31)	36	—	—	(32)	—

Income (loss) from operations before income taxes and equity in earnings of investment in Orbitz Worldwide	39	(31)	(31)	36	68	(32)	49
(Provision) benefit for income taxes	—	(1)	—	1	(14)	—	(14)
Equity in earnings of investment in Orbitz Worldwide	—	5	—	—	—	—	5

Net income (loss)	39	(27)	(31)	37	54	(32)	40
Less: Net income attributable to non-controlling interest in subsidiaries	—	—	—	(1)	—	—	(1)

Net income (loss) attributable to the Company	39	(27)	(31)	36	54	(32)	39

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2009

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	660	591	(106)	1,145

Costs and expenses
Cost of revenue	—	—	—	301	263	—	564
Selling, general and administrative	(12)	—	3	99	293	(106)	277
Restructuring charges	—	—	—	10	3	—	13
Depreciation and amortization	—	—	—	89	35	—	124
Other income	—	—	—	(5)	—	—	(5)

Total costs and expenses	(12)	—	3	494	594	(106)	973

Operating income (loss)	12	—	(3)	166	(3)	—	172
Interest expense, net	—	—	(133)	(5)	—	—	(138)
Gain on early extinguishment of debt	—	—	6	—	—	—	6
Equity in (losses) earnings of subsidiaries	(144)	30	160	—	—	(46)	—

(Loss) income from operations before income taxes and equity in losses of investment in Orbitz Worldwide	(132)	30	30	161	(3)	(46)	40
(Provision) benefit for income taxes	—	(1)	—	1	(14)	—	(14)
Equity in losses of investment in Orbitz Worldwide	—	(156)	—	—	—	—	(156)

Net (loss) income	(132)	(127)	30	162	(17)	(46)	(130)
Less: Net income attributable to non-controlling interest in subsidiaries	—	—	—	(2)	—	—	(2)

Net (loss) income attributable to the Company	(132)	(127)	30	160	(17)	(46)	(132)

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED BALANCE SHEETS
As of June 30, 2010

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Assets
Current assets:
Cash and cash equivalents	—	—	1	10	156	—	167
Accounts receivable, net	—	—	—	65	335	—	400
Deferred income taxes	—	—	—	16	6	—	22
Other current assets	—	—	2	43	106	—	151

Total current assets	—	—	3	134	603	—	740
Investment in subsidiary/intercompany	(680)	(1,357)	2,294	—	—	(257)	—
Property and equipment, net	—	—	—	431	117	—	548
Goodwill	—	—	—	985	266	—	1,251
Trademarks and tradenames	—	—	—	313	91	—	404
Other intangible assets, net	—	—	—	661	415	—	1,076
Investment in Orbitz Worldwide	—	116	—	—	—	—	116
Other non-current assets	4	—	22	70	108	—	204

Total assets	(676)	(1,241)	2,319	2,594	1,600	(257)	4,339

Liabilities and equity
Current liabilities:
Accounts payable	—	—	—	27	150	—	177
Accrued expenses and other current liabilities	—	53	180	58	658	—	949
Current portion of long-term debt	—	—	12	6	—	—	18

Total current liabilities	—	53	192	91	808	—	1,144
Long-term debt	—	—	3,460	39	—	—	3,499
Deferred income taxes	—	—	—	34	76	—	110
Other non-current liabilities	—	—	24	136	87	—	247

Total liabilities	—	53	3,676	300	971	—	5,000
Total shareholders’ equity/intercompany	(676)	(1,294)	(1,357)	2,294	614	(257)	(676)
Equity attributable to non-controlling interest in subsidiaries	—	—	—	—	15	—	15

Total equity	(676)	(1,294)	(1,357)	2,294	629	(257)	(661)

Total liabilities and equity	(676)	(1,241)	2,319	2,594	1,600	(257)	4,339

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED BALANCE SHEETS
As of December 31, 2009

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Assets
Current assets:
Cash and cash equivalents	—	—	—	38	179	—	217
Accounts receivable, net	—	—	—	77	269	—	346
Deferred income taxes	—	—	—	16	6	—	22
Other current assets	1	—	2	45	108	—	156

Total current assets	1	—	2	176	562	—	741
Investment in subsidiary/intercompany	(608)	(1,408)	2,250	—	—	(234)	—
Property and equipment, net	—	—	—	324	128	—	452
Goodwill	—	—	—	985	300	—	1,285
Trademarks and tradenames	—	—	—	313	106	—	419
Other intangible assets, net	—	—	—	701	482	—	1,183
Investment in Orbitz Worldwide	—	60	—	—	—	—	60
Other non-current assets	4	—	45	71	86	—	206

Total assets	(603)	(1,348)	2,297	2,570	1,664	(234)	4,346

Liabilities and equity
Current liabilities:
Accounts payable	—	—	—	27	112	—	139
Accrued expenses and other current liabilities	4	35	78	77	571	—	765
Current portion of long-term debt	—	—	12	11	—	—	23

Total current liabilities	4	35	90	115	683	—	927
Long-term debt	—	—	3,601	39	—	—	3,640
Deferred income taxes	—	—	—	33	110	—	143
Other non-current liabilities	—	—	14	133	81	—	228

Total liabilities	4	35	3,705	320	874	—	4,938
Total shareholders’ equity/intercompany	(607)	(1,383)	(1,408)	2,250	775	(234)	(607)
Equity attributable to non-controlling interest in subsidiaries	—	—	—	—	15	—	15

Total equity	(607)	(1,383)	(1,408)	2,250	790	(234)	(592)

Total liabilities and equity	(603)	(1,348)	2,297	2,570	1,664	(234)	4,346

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2010

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Operating activities
Net income (loss)	1	55	54	187	(52)	(244)	1
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	—	—	—	88	34	—	122
Provision for bad debts	—	—	—	—	2	—	2
Equity-based compensation	—	—	—	3	—	—	3
Amortization of debt finance costs	—	—	8	—	—	—	8
Gain on interest rate derivative instruments	—	—	1	—	—	—	1
Gain on foreign exchange derivative instruments	—	—	2	—	—	—	2
Equity in losses of investment in Orbitz Worldwide	—	(2)	—	—	—	—	(2)
FASA liability	—	—	—	(9)	—	—	(9)
Deferred income tax	—	—	—	2	(4)	—	(2)
Equity in earnings of subsidiaries	(3)	(54)	(187)	—	—	244	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	—	—	—	12	(93)	—	(81)
Other current assets	—	—	—	2	(6)	—	(4)
Accounts payable, accrued expenses and other current liabilities	—	19	(7)	(3)	168	—	177
Other	—	—	—	(11)	(3)	—	(14)

Net cash (used in) provided by operating activities	(2)	18	(129)	271	46	—	204

Investing activities
Property and equipment additions	—	—	—	(133)	(3)	—	(136)
Investment in Orbitz Worldwide	—	(50)	—	—	—	—	(50)
Businesses acquired	—	—	—	(11)	(5)	—	(16)
Intercompany funding	7	32	166	(154)	(51)	—	—
Loan to parent	(5)	—	—	—	—	—	(5)
Other	—	—	—	5	—	—	5

Net cash provided by (used in) investing activities	2	(18)	166	(293)	(59)	—	(202)

Financing activities
Principal repayments	—	—	(106)	(6)	—	—	(112)
Proceeds from new borrowings	—	—	100	—	—	—	100
Payments on settlement of derivative contracts	—	—	(30)	—	—	—	(30)

Net cash used in financing activities	—	—	(36)	(6)	—	—	(42)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	(10)	—	(10)

Net increase (decrease) in cash and cash equivalents	—	—	1	(28)	(23)	—	(50)
Cash and cash equivalents at beginning of period	—	—	—	38	179	—	217

Cash and cash equivalents at end of period	—	—	1	10	156	—	167

TRAVELPORT LIMITED

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2009

		Intermediate
	Parent	Parent		Guarantor	Non-Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
				(In $ millions)

Operating activities
Net (loss) income	(132)	(127)	30	162	(17)	(46)	(130)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	—	—	89	35	—	124
Gain on sale of assets	—	—	—	(5)	—	—	(5)
Provision for bad debts	—	—	—	—	10	—	10
Equity-based compensation	—	—	—	3	—	—	3
Gain on early extinguishment of debt	—	—	(6)	—	—	—	(6)
Amortization of debt finance costs	—	—	8	—	—	—	8
Gain on interest rate derivative instruments	—	—	(3)	—	—	—	(3)
Gain on foreign exchange derivative instruments	(12)	—	(4)	—	—	—	(16)
Equity in losses of investment in Orbitz Worldwide	—	156	—	—	—	—	156
FASA liability	—	—	—	(17)	—	—	(17)
Deferred income tax	—	—	—	2	(7)	—	(5)
Equity in losses (earnings) of subsidiaries	144	(30)	(160)	—	—	46	—
Changes in assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	—	—	—	(8)	(25)	—	(33)
Other current assets	—	—	—	6	(2)	—	4
Accounts payable, accrued expenses and other current liabilities	—	1	(5)	31	27	—	54
Other	—	—	1	(2)	(9)	—	(10)

Net cash (used in) provided by operating activities	—	—	(139)	261	12	—	134

Investing activities
Property and equipment additions	—	—	—	(18)	(1)	—	(19)
Proceeds from asset sales	—	—	—	5	—	—	5
Businesses acquired	—	—	—	1	(2)	—	(1)
Net intercompany funding	118	—	270	(386)	(2)	—	—

Net cash provided by (used in) investing activities	118	—	270	(398)	(5)	—	(15)

Financing activities
Principal repayments	—	—	(272)	(5)	—	—	(277)
Proceeds from new borrowings	—	—	144	—	—	—	144
Net share settlement for equity-based compensation	—	—	—	(7)	—	—	(7)
Debt finance costs	—	—	(3)	—	—	—	(3)
Distribution to a parent	(42)	—	—	—	—	—	(42)

Net cash used in financing activities	(42)	—	(131)	(12)	—	—	(185)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	4	—	4

Net increase (decrease) in cash and cash equivalents	76	—	—	(149)	11	—	(62)
Cash and cash equivalents at beginning of period	94	—	—	189	62	—	345

Cash and cash equivalents at end of period	170	—	—	40	73	—	283

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Travelport Limited

have audited the accompanying consolidated balance sheets of Travelport Limited and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in total equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Travelport Limited and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company adopted the non-controlling interest guidance from Accounting Standards Codification 810-10-65-1, Consolidations (formerly Statement of Financial Accounting Standards No. 160, Non-Controlling Interests in Consolidated Financial Statements — an amendment of ARB 51). The Company has retrospectively adjusted all periods presented in the consolidated financial statements for the effect of this change.

/s/  DELOITTE LLP

London, United Kingdom
March 17, 2010

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Net revenue	2,248	2,527	2,780

Costs and expenses
Cost of revenue	1,090	1,257	1,170
Selling, general and administrative	567	648	1,287
Separation and restructuring charges	19	27	90
Depreciation and amortization	243	263	248
Impairment of goodwill, intangible assets and other long-lived assets	833	1	1
Other (income) expense	(5)	7	2

Total costs and expenses	2,747	2,203	2,798

Operating (loss) income	(499)	324	(18)
Interest expense, net	(286)	(342)	(373)
Gain on early extinguishment of debt	10	29	—

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	(775)	11	(391)
Benefit (provision) for income taxes	68	(43)	(41)
Equity in losses of investment in Orbitz Worldwide	(162)	(144)	(4)

Loss from continuing operations, net of tax	(869)	(176)	(436)
Loss from discontinued operations, net of tax	—	—	(1)
Loss from disposal of discontinued operations, net of tax	—	—	(6)

Net loss	(869)	(176)	(443)
Less: Net (income) loss attributable to non-controlling interest in subsidiaries	(2)	(3)	3

Net loss attributable to the Company	(871)	(179)	(440)

See Notes to Consolidated Financial Statements

TRAVELPORT LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(In $ millions)

Assets
Current assets:
Cash and cash equivalents	217	345
Accounts receivable (net of allowances for doubtful accounts of $59 and $49)	346	372
Deferred income taxes	22	7
Other current assets	156	178

Total current assets	741	902
Property and equipment, net	452	491
Goodwill	1,285	1,738
Trademarks and tradenames	419	499
Other intangible assets, net	1,183	1,552
Investment in Orbitz Worldwide	60	214
Non-current deferred income taxes	2	—
Other non-current assets	204	174

Total assets	4,346	5,570

Liabilities and Equity
Current liabilities:
Accounts payable	139	140
Accrued expenses and other current liabilities	765	764
Current portion of long-term debt	23	19

Total current liabilities	927	923
Long-term debt	3,640	3,783
Deferred income taxes	143	238
Other non-current liabilities	228	207

Total liabilities	4,938	5,151

Commitments and contingencies (Note 17)
Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	1,006	1,225
Accumulated deficit	(1,643)	(773)
Accumulated other comprehensive income (loss)	30	(40)

Total shareholders’ equity	(607)	412
Equity attributable to non-controlling interest in subsidiaries	15	7

Total equity	(592)	419

Total liabilities and equity	4,346	5,570

See Notes to Consolidated Financial Statements

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Operating activities of continuing operations
Net loss	(869)	(176)	(443)
Loss from discontinued operations	—	—	7

Net loss from continuing operations	(869)	(176)	(436)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	243	263	248
Impairment of goodwill, intangible assets and other long-lived assets	833	1	1
(Gain) loss on sale of assets	(5)	7	3
Provision for bad debts	15	9	11
Equity-based compensation	10	1	191
Gain on early extinguishment of debt	(10)	(29)	—
Amortization of debt finance costs	16	20	40
Loss (gain) on interest rate derivative instruments	6	28	(1)
(Gain) loss on foreign exchange derivative instruments	(13)	9	4
Equity in losses of investment in Orbitz Worldwide	162	144	4
Non-cash charges related to Orbitz Worldwide tax sharing liability	—	—	12
FASA liability	(26)	(33)	(11)
Deferred income taxes	(118)	(12)	(24)
Changes in assets and liabilities, net of effects from acquisition and disposals:
Accounts receivables	31	4	56
Other current assets	(4)	(10)	(12)
Accounts payable, accrued expenses and other current liabilities	(20)	(103)	97
Other	(12)	1	41

Net cash provided by operating activities of continuing operations	239	124	224

Investing activities of continuing operations
Property and equipment additions	(58)	(94)	(104)
Proceeds from sale of assets	5	3	93
Businesses acquired and related payments	(2)	4	(1,074)
Impact to cash from deconsolidation of Orbitz Worldwide	—	—	(39)
Other	—	3	(17)

Net cash used in investing activities of continuing operations	(55)	(84)	(1,141)

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Financing activities of continuing operations
Principal repayments	(307)	(169)	(1,097)
Proceeds from new borrowings	144	259	1,647
Proceeds from settlement of derivative instruments	87	—	—
Proceeds from Orbitz Worldwide IPO	—	—	477
Debt finance costs	(3)	—	(30)
Net share settlement for equity-based compensation	(7)	(24)	—
Issuance of common shares, net of share issuance costs	—	—	5
Distribution to a parent company	(227)	(60)	—
Capital contribution from a parent company	—	—	135
Other	(4)	—	—

Net cash (used in) provided by financing activities of continuing operations	(317)	6	1,137

Effect of changes in exchange rates on cash and cash equivalents	5	(10)	4

Net (decrease) increase in cash and cash equivalents of continuing operations	(128)	36	224

Cash provided by (used in) discontinued operations
Operating activities	—	—	5
Investing activities	—	—	(3)

Net cash provided by discontinued operations	—	—	2

Cash and cash equivalents at beginning of year	345	309	87

Cash and cash equivalents at end of year	217	345	313
Less: Cash of discontinued operations	—	—	(4)

Cash and cash equivalents of continuing operations at end of year	217	345	309

Supplementary Disclosures
Interest payments	255	296	336
Income tax payments, net	46	34	41

See Notes to Consolidated Financial Statements

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL EQUITY

				Accumulated	Non-
		Additional		Other	Controlling
		Paid in	Accumulated	Comprehensive	Interest in	Total
	Common Stock	Capital	Deficit	Income (Loss)	Subsidiaries	Equity
	(In $ millions)

Balance as of January 1, 2007	—	908	(154)	11	1	766
Issuance of common stock	—	5	—	—	—	5
Equity-based compensation	—	187	—	—	—	187
Capital contribution from a parent company	—	135	—	—	—	135
Contributed surplus from sale of Orbitz Worldwide shares	—	188	—	—	—	188
Dividend of Orbitz Worldwide shares	—	(106)	—	—	3	(103)
Impact of adoption of revised accounting guidance for defined benefit pension plans, net of tax of $0	—	—	—	34	—	34
Comprehensive loss:
Net loss	—	—	(440)	—	(3)	(443)
Currency translation adjustment, net of tax of $0	—	—	—	143	3	146
Unrealized loss on cash flow hedges, net of tax of $0	—	—	—	(13)	—	(13)
Unrealized loss on equity investment	—	—	—	(11)	—	(11)
Unrealized gains on available for sale securities, net of tax of $0	—	—	—	(1)	—	(1)

Total comprehensive loss						(322)

Balance as of December 31, 2007	—	1,317	(594)	163	4	890
Distribution to a parent company	—	(60)	—	—	—	(60)
Net share settlement for equity-based compensation	—	(32)	—	—	—	(32)
Comprehensive loss:
Net (loss) income	—	—	(179)	—	3	(176)
Currency translation adjustment, net of tax of $0	—	—	—	(88)	—	(88)
Unrealized gains on available for sale securities, net of tax $0	—	—	—	3	—	3
Unrealized loss on equity investment	—	—	—	(11)	—	(11)
Unrealized loss on cash flow hedges, net of tax of $0	—	—	—	(14)	—	(14)
Unrecognized actuarial loss on defined benefit plans	—	—	—	(93)	—	(93)

Total comprehensive loss						(379)

Balance as of December 31, 2008	—	1,225	(773)	(40)	7	419
Distribution to a parent company	—	(227)	—	—	—	(227)
Equity-based compensation, net of repurchases	—	8	—	—	—	8
Acquisitions of business	—	—	1	—	7	8
Dividend to non-controlling interest shareholders	—	—	—	—	(1)	(1)
Comprehensive income:
Net (loss) income	—	—	(871)	—	2	(869)
Currency translation adjustment, net of tax of $0	—	—	—	33	—	33
Unrealized gain on cash flow hedges, net of tax of $0	—	—	—	18	—	18
Defined benefit plan settlement, net of tax of $0	—	—	—	4	—	4
Unrecognized actuarial gain on defined benefit plans, net of tax of $0	—	—	—	8	—	8
Unrealized gain on equity investment and other, net of tax of $0	—	—	—	7	—	7

Total comprehensive loss						(799)

Balance as of December 31, 2009	—	1,006	(1,643)	30	15	(592)

See Notes to Consolidated Financial Statements

TRAVELPORT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in $ millions)

1.	Basis of Presentation

Travelport Limited (hereafter “Travelport” or the “Company”) is a broad-based business services company and a leading provider of critical transaction processing solutions and data to companies operating in the global travel industry. It operates 20 leading brands including Galileo and Worldspan global distribution systems (“GDS”) and Gulliver’s Travel Associates (“GTA”), a wholesaler of travel content. The Company has approximately 5,380 employees and operates in 160 countries. Travelport is a closely-held company owned by affiliates of The Blackstone Group (“Blackstone”) of New York, Technology Crossover Ventures (“TCV”) of Palo Alto, California, One Equity Partners (“OEP”) of New York and Travelport management.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Certain prior period amounts within the consolidated statements of operations, the consolidated balance sheets and operating activities on the consolidated statements of cash flows have been reclassified to conform to current year classification. There was no impact on net loss, shareholders’ equity, or net cash provided by operating activities of continuing operations.

Business Description

The Company’s operations are organized under the following business segments:

•	The GDS business provides aggregation, search and transaction processing services to travel suppliers and travel agencies, allowing travel agencies to search, process and book itinerary and pricing options across multiple travel suppliers. Travelport’s GDS business operates three systems, Galileo, Apollo and Worldspan. Within Travelport’s GDS business, Travelport’s Airline IT Solutions business provides hosting solutions and IT subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. Travelport’s Airline IT Solutions business also provides IT software subscription services to several airlines globally.

•	The GTA business receives access to accommodation, ground travel, sightseeing and other destination services from travel suppliers at negotiated rates and then distributes this inventory through multiple channels to other travel wholesalers, tour operators and travel agencies, as well as directly to consumers via its affiliate channels.

•	The Orbitz Worldwide business offers travel products and services directly to consumers, largely through online travel agencies, including Orbitz Worldwide, CheapTickets, ebookers, HotelClub, RatesToGo, the Away Network and Orbitz Worldwide’s corporate travel businesses. Prior to the deconsolidation of Orbitz Worldwide, effective October 31, 2007, this entity represented a segment of the Company.

2.	Summary of Significant Accounting Policies

Consolidation Policy

The Company’s financial statements include the accounts of Travelport, Travelport’s wholly-owned subsidiaries and entities of which Travelport controls a majority of the entity’s outstanding common stock. The Company has eliminated significant intercompany transactions and accounts in its financial statements.

Effective October 31, 2007, the Company no longer consolidated Orbitz Worldwide and accounts for its investment in Orbitz Worldwide under the equity method of accounting.

Revenue Recognition

The Company provides global transaction processing and computer reservation services, offers retail consumer and corporate travel agency services through its online travel agencies and provides travel marketing information to airline, car rental and hotel clients as described below.

GDS Revenue

Transaction Processing Revenue

The Company’s GDS business provides travel agencies, internet sites and other subscribers with the ability to access schedule and fare information, book reservations and print tickets for air travel. The Company also provides subscribers with information and booking capability covering car rentals and hotel reservations at properties throughout the world. Such transaction processing services are provided through the use of GDSs. As compensation for services provided, fees are collected, on a per segment basis, from airline, car rental, hotel and other travel-related suppliers for reservations booked through the Company’s GDSs. Additionally, certain of the Company’s more significant contracts provide for incentive payments based upon business volume. Revenue for air travel reservations is recognized at the time of booking of the reservation, net of estimated cancellations and anticipated incentives for customers. Cancellations are estimated based on the historical level of cancellations, which have not been significant. Revenue for car rental, hotel reservations and cruise reservations is recognized upon fulfillment of the reservation. The timing of the recognition of car and hotel reservation revenue reflects the difference in the contractual rights related to such services compared to the airline reservation services.

Airline IT Solutions Revenue

The Company’s GDS business provides hosting solutions and IT software subscription services to airlines. Such revenue is recognized as the services are performed.

GTA Revenue

The Company’s GTA business provides the components of packaged vacations to travel agencies, which the travel agencies sell to individual travelers or groups of travelers. Services include reservation services provided by GTA for hotel, ground transportation and other travel-related services, exclusive of airline reservations. The components of the packaged vacations are based on the specifications requested by the travel agencies. The net revenue generated from the sale of packaged vacation components is recognized upon departure of the individual traveler or the group of travelers, as the Company has performed all services for the travel agency at that time and the travel agency is the tour operator and provider of the packaged vacation. For approximately 2% of the hotel reservations that it provides, GTA assumes the inventory risk, resulting in recognition of revenue on a gross basis upon departure.

A small percentage of the revenue earned by GTA is through airline, car rental, hotel and other travel reservation and fulfillment services to its customers through its Octopus Travel subsidiary. These products and services are offered on a stand-alone and packaged basis, primarily through the agency and merchant business models. Revenue recognition for the components of a package is based upon the nature of each separate component.

Cost of Revenue

Cost of revenue consists of direct costs incurred to generate the Company’s revenue, including commissions and costs incurred for third-party national distribution companies (“NDCs”), financial incentives paid to travel agencies who subscribe to the Company’s GDSs; and costs for call centre operations, data processing and related technology costs. Cost of revenue excludes depreciation and amortization expenses.

In markets not supported by the Company’s sales and marketing organizations, the Company utilizes an NDC structure, where feasible, in order to take advantage of the NDC’s local market knowledge. The NDC is responsible for cultivating the relationship with subscribers in its territory, installing subscribers’ computer equipment, maintaining the hardware and software supplied to the subscribers and providing ongoing customer support. The NDC earns a share of the booking fees generated in the NDC’s territory.

The Company enters into agreements with significant subscribers, which provide for incentives in the form of cash payments, equipment or other services at no charge. The amount of the incentive varies depending upon the expected volume of the subscriber’s business. The Company establishes liabilities for these incentives and recognizes the related expense as the revenue is earned in accordance with the contractual terms. Where incentives are provided at inception, the Company defers and amortizes the expense over the life of the contract. The Company generally amortizes the incentives on a straight-line basis as it expects the benefit of that incentive, which are the air segments booked on its GDSs, to accrue evenly over the life of the contract.

Technology management costs, data processing costs, and telecommunication costs which are included in cost of revenue consist primarily of internal system and software maintenance fees, data communications and other expenses associated with operating the Company’s Internet sites and payments to outside contractors.

Commission costs are recognized in the same accounting period as the revenue which was generated from those activities. All other costs are recognized as expenses when obligations are incurred.

Advertising Expense

Advertising costs are expensed in the period incurred and include online marketing costs such as search and banner advertising, and offline marketing such as television, media and print advertising. Advertising expense, included in selling, general and administrative expenses on the consolidated statements of operations, was approximately $26 million, $20 million and $288 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Income Taxes

The provision for income taxes for annual periods is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based on the temporary differences between the financial statement carrying amounts and income tax bases of assets and liabilities using currently enacted tax rates. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the provision for income taxes and increases to the valuation allowance result in additional provision for income taxes. The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in the Company’s estimate of future taxable income may require an addition or reduction to the valuation allowance.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant authority. An uncertain income tax position is not recognized if it has less than a 50% likelihood of being sustained. The Company classifies uncertain tax positions as non-current other liabilities unless it is expected to be paid within one year. Liabilities expected to be paid within one year are included in the accrued expenses and other current liabilities account. Interest and penalties are recorded in both the accrued expenses and other current liabilities, and other non-current liabilities accounts. The Company recognizes interest and penalties accrued related to unrecognized tax positions as part of the provision for income taxes.

Cash and Cash Equivalents

The Company considers highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s trade receivables are reported in the balance sheets net of allowance for doubtful accounts. The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filings, failure to pay amounts due to the Company, or other known customer liquidity issues), the Company records a specific reserve for bad debts in order to reduce the receivable to the amount reasonably believed to be collectable. For all other customers, the Company recognizes a reserve for estimated bad debts. Due to the number of different countries in which the Company operates, its policy of determining when a reserve is required to be recorded considers the appropriate local facts and circumstances that apply to an account. Accordingly, the length of time to collect, relative to local standards, does not necessarily indicate an increased credit risk. In all instances, local review of accounts receivable is performed on a regular basis, generally monthly, by considering factors such as historical experience, credit worthiness, the age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.

Bad debt expense is recorded in selling, general and administrative expenses on the consolidated statements of operations and amounted to $15 million, $12 million and $11 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Derivative Instruments

The Company uses derivative instruments as part of its overall strategy to manage exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. All derivatives are recorded at fair value either as assets or liabilities. As a matter of policy, the Company does not use derivatives for trading or speculative purposes, and does not offset derivative assets and liabilities.

The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is reported currently in earnings in the consolidated statements of operations. Amounts included in accumulated other comprehensive income are reflected in earnings in the same period during which the hedged cash flow affects earnings. Changes in fair value of derivatives not designated as hedging instruments are recognized currently in earnings in the consolidated statements of operations.

Fair Value Measurement

The financial assets and liabilities on the Company’s consolidated balance sheets that are required to be recorded at fair value on a recurring basis are assets and liabilities related to derivative instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to overall fair value measurement.

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes. The Company determines the fair value of its derivative instruments using pricing models that use inputs from actively quoted markets for similar instruments that do not entail significant judgment. These amounts include fair value adjustments related to the Company’s own credit risk and counterparty credit risk. These pricing models are categorized within Level 2 of the fair value hierarchy.

Property and Equipment

Property and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of depreciation and amortization expense on the consolidated statements of operations, is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvement, also recorded as a component of depreciation and amortization, is computed using the straight-line method over the shorter of the estimated benefit period of the related assets or the lease term. Useful lives are up to 30 years for buildings, up to 20 years for leasehold improvements, from three to ten years for capitalized software and from three to seven years for furniture, fixtures and equipment.

Capitalization of software developed for internal use commences during the development phase of the project. The Company amortizes the software developed or obtained for internal use on a straight-line basis when such software is substantially ready for use. For the years ended December 31, 2009, 2008 and 2007, the Company amortized software development costs of $58 million, $48 million, $43 million, respectively, as a component of depreciation and amortization expense in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company is required to assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for possible impairment by comparing the carrying value of its reporting units to their fair values. The Company determines the fair value of its reporting units utilizing estimated future discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. The Company uses comparative market multiples and other factors to corroborate the discounted cash flow results, if available. If, as a result of testing, the Company determines that the carrying value exceeds the fair value, then the level of impairment is assessed by allocating the total estimated fair value of the reporting unit to the fair value of the individual assets and liabilities of that reporting unit, as if that reporting unit is being acquired in a business combination. This results in the implied fair value of the goodwill. Other indefinite-lived assets are tested for impairment by estimating their fair value utilizing estimated future discounted cash flows attributable to those assets and are written down to the estimated fair value where necessary.

The Company evaluates the recoverability of its other long-lived assets, including definite-lived intangible assets, if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the consolidated statements of operations.

The Company performs its annual impairment testing in the fourth quarter of each year subsequent to completing its annual forecasting process or more frequently if circumstances indicate impairment may have occurred. See Note 6 — Impairment of Long-Lived Assets for additional information.

The Company is required under US GAAP to review its investments in equity interests for impairment when events or changes in circumstance indicate the carrying value may not be recoverable. The Company has an equity investment in Orbitz Worldwide that is evaluated quarterly for impairment. This analysis is focused on the market value of Orbitz Worldwide shares as compared to the book value of such shares. Factors that could lead to impairment of the investment in the equity of Orbitz Worldwide include, but are not limited to, a prolonged period of decline in the price of Orbitz Worldwide stock or a decline in the operating performance of, or an announcement of adverse changes or events by, Orbitz Worldwide. The Company may be required in the future to record a charge to earnings if its investment in equity of Orbitz Worldwide becomes impaired. Any such charge would adversely impact the Company’s results of operations.

Equity Method Investments

The Company accounts for its investment in Orbitz Worldwide under the equity method of accounting. The investment was initially recorded at cost at the time Orbitz Worldwide was deconsolidated on October 31, 2007, and the carrying amount has been adjusted to recognize the Company’s share of Orbitz Worldwide earnings and losses since deconsolidation.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of accumulated foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments related to foreign currency and interest rate hedge transactions designated in hedge relationships, unrealized actuarial gains or losses on defined benefit plans and unrealized gain (loss) on equity investment. Foreign currency translation adjustments exclude income taxes related to indefinite investments in foreign subsidiaries. Assets and liabilities of foreign subsidiaries having non-US dollar functional currencies are translated at period end exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into US dollars, net of hedging gains or losses and taxes, are included in accumulated other comprehensive income (loss) on the balance sheets. Gains or losses resulting from foreign currency transactions are included in earnings as a component of net revenues, cost of revenues or selling, general and administrative expenses, based upon the nature of the underlying transaction, in the consolidated statements of operations. The effect of exchange rates on cash balances denominated in foreign currency is included as a separate component on the consolidated statements of cash flows.

Equity-Based Compensation

The Company operates an equity-based long-term incentive program for the purpose of retaining certain key employees. Under this program, key employees are granted restricted equity units and/or partnership interests in the partnership which ultimately controls the Company.

The Company expenses all employee equity-based compensation over their vesting period based upon the fair value of the award on the date of grant, the estimated achievement of performance targets and anticipated staff retention. The equity-based compensation expense is included as a component of equity on the Company’s consolidated balance sheets, as the ultimate payment of such awards will not be achieved through use of the Company’s cash or other assets.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

The Company’s accounting policies, which include significant estimates and assumptions, include estimation of the collectability of accounts receivables, including amounts due from airlines that are in bankruptcy or which have faced financial difficulties, amounts for future cancellations of airline bookings processed through the GDSs, determination of the fair value of assets and liabilities acquired in a business combination, the evaluation of the recoverability of the carrying value of intangible assets and goodwill, discount rates and rates of return effecting the calculation of the assets and liabilities associated with the employee benefit plans and the evaluation of uncertainties surrounding the calculation of the Company’s tax assets and liabilities.

Recently Issued Accounting Pronouncements

The FASB Accounting Standards Codification

In June 2009, the FASB issued the Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (the “Codification”). The Codification is now the single official source of authoritative, non-governmental GAAP. The Codification did not change US GAAP but reorganizes the literature. The Company has adopted the provisions of this statement effective September 30, 2009, as required, and the adoption of this statement did not have an impact on the consolidated financial statements.

Improving Disclosures about Fair Value Measurements

In January 2010, the FASB issued guidance related to new disclosures about fair value measurements and clarification on certain existing disclosure requirements. This guidance requires new disclosures on significant transfers in and out of Level 1 and Level 2 categories of fair value measurements. This guidance also clarifies existing requirements on (i) the level of disaggregation in determining the appropriate classes of assets and liabilities for fair value measurement disclosures, and (ii) disclosures about inputs and valuation techniques. The Company will adopt the provisions of this guidance effective January 1, 2010, except for the new disclosures around the activity in Level 3 categories of fair value measurements, which will be adopted on January 1, 2011, as required. The Company does not anticipate a material impact on the consolidated financial statements.

Accounting and Reporting for Decreases in Ownership of a Subsidiary

In January 2010, the FASB issued guidance related to accounting and reporting for decreases in ownership of a subsidiary. This guidance clarifies the scope of the requirements surrounding the decrease in ownership and situations where the guidance does not apply. This guidance also expands the disclosure requirements for deconsolidation of a subsidiary or de-recognition of a group of assets. The Company will adopt the provisions of this guidance, as required, and does not anticipate a material impact on the consolidated financial statements.

Amendment to Revenue Recognition involving Multiple Deliverable Arrangements

In October 2009, the FASB issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management’s best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence, vendor objective evidence or third-party evidence is unavailable. This guidance is effective for all new or materially modified arrangements entered into on or after June 15, 2010 with earlier adoption permitted as of the beginning of a fiscal year. Full retrospective application of the new guidance is optional. The Company is assessing the impact of this new guidance, but does not anticipate a material impact on the consolidated financial statements.

Amendment to Software Revenue Recognition

In October 2009, the FASB issued guidance which amends the scope of existing software revenue recognition accounting. Tangible products containing software components and non-software components that function together to deliver the product’s essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue recognition guidance. This guidance is effective for all new or materially modified arrangements entered into on or after June 15, 2010 with earlier application permitted as of the beginning of a fiscal year. Full retrospective application of the new guidance is optional. This guidance must be adopted in the same period that the Company adopts the amended accounting for arrangements with multiple deliverables described in the preceding paragraph. The Company is assessing the impact of this new guidance, but does not anticipate a material impact on the consolidated financial statements.

Fair Value Measurements and Disclosures

In August 2009, the FASB issued guidance related to fair value measurements and disclosures. This guidance provides clarification on fair value measurement in circumstances in which a quoted price in an active market for the identical liability is not available. The Company adopted the provisions of this guidance effective October 1, 2009, as required. There was no material impact on the Company’s consolidated financial statements resulting from the adoption of this guidance.

Subsequent Events

In May 2009, the FASB issued new accounting guidance related to the accounting and disclosure of subsequent events, with a subsequent update in February 2010. This guidance establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the provisions of this guidance effective June 30, 2009, as required. There was no material impact on the Company’s consolidated financial statements resulting from the adoption of this guidance.

Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued new guidance related to interim disclosures about the fair value of financial instruments. This guidance makes amendments to require an entity to provide disclosures about fair value of financial instruments in the interim financial information. The Company adopted this guidance effective June 30, 2009, as required. There was no material impact on the Company’s consolidated financial statements resulting from the adoption of this guidance.

Determining Fair Value under Market Value Decline

In April 2009, the FASB issued new guidance related to determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly. This guidance clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. The Company adopted this pronouncement effective June 30, 2009, as required. There was no material impact on the Company’s consolidated financial statements resulting from the adoption of this guidance.

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued new guidance related to disclosures about derivative instruments and hedging activities. This guidance establishes enhanced disclosure requirements for derivative instruments and hedging activities. The Company adopted the provisions of this statement on January 1, 2009, as required. There was no impact on the Company’s consolidated financial statements resulting from the adoption of this guidance, apart from disclosure.

Business Combinations

In December 2007, the FASB issued new guidance related to the accounting for business combinations and related disclosure. This guidance changes the accounting treatment for certain specific items, including, but not limited to: acquisition costs are generally expensed as incurred; non-controlling interests are valued at fair value at the acquisition date; acquired contingent liabilities are recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies; in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowance and income tax uncertainties after the acquisition date generally affect income tax expense. This guidance applies prospectively to business combinations for which the acquisition date was on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, as well as recognizing adjustments to uncertain tax positions through earnings on all acquisitions regardless of the acquisition date. The Company adopted the provisions of this statement on January 1, 2009, as required. There was no material impact on the Company’s consolidated financial statements resulting from the adoption of this guidance.

Non-controlling Interest in Consolidated Financial Statements

In December 2007, the FASB issued new guidance related to the accounting for non-controlling interest in consolidated financial statements. This guidance requires non-controlling interests to be separately labeled and classified as part of equity and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. This guidance also clarifies the accounting and reporting for deconsolidation of a subsidiary. The Company adopted the provisions of this statement on January 1, 2009, as required. There was no impact on the Company’s consolidated financial statements resulting from the adoption of this guidance, apart from presentation.

3.	Orbitz Worldwide Transactions

Initial Public Offering

On July 25, 2007, the Company’s then subsidiary, Orbitz Worldwide, Inc., completed an initial public offering (the “Orbitz Worldwide IPO”) of 41% of its shares of common stock for net proceeds of approximately $477 million. In addition, Orbitz Worldwide entered into a new senior secured credit agreement consisting of a seven-year $600 million senior secured term loan facility and a six-year $85 million senior secured revolving credit facility. Orbitz Worldwide used the net proceeds from the Orbitz Worldwide IPO and $530 million from term loan borrowings under its new senior secured credit facility to repay indebtedness it owed to the Company and to pay the Company a dividend. The Company used such proceeds to repay a portion of its senior secured credit facilities. As part of a broader reorganization, the Company reflected the resulting gain of $188 million as an increase to shareholders’ equity. The gain reflects the difference in the net book value of Orbitz Worldwide prior to the Orbitz Worldwide IPO and the value of the stock issued in the Orbitz Worldwide IPO.

Investment in Orbitz Worldwide

On October 31, 2007, pursuant to an internal restructuring, the Company transferred approximately 9.1 million shares, or approximately 11% of the outstanding shares of Orbitz Worldwide, to the Company’s direct parent. No shares of Orbitz Worldwide, Inc. were sold on the open market. As a result of these transactions, the Company no longer consolidates Orbitz Worldwide, effective October 31, 2007, and accounts for its investment in Orbitz Worldwide of approximately 48% under the equity method of accounting.

As of December 31, 2009 and 2008, the Company’s investment in Orbitz Worldwide was $60 million and $214 million, respectively. The fair market value of the Company’s investment in Orbitz Worldwide as of December 31, 2009 was approximately $292 million.

On January 26, 2010, the Company purchased $50 million of newly-issued common shares of Orbitz Worldwide. After this investment, and a simultaneous agreement between Orbitz Worldwide and PAR Investment Partners to exchange approximately $49.68 million of Orbitz Worldwide debt for Orbitz Worldwide common shares, the Company continues to own approximately 48% of Orbitz Worldwide’s outstanding shares.

Presented below are the summary balance sheets for Orbitz Worldwide as of December 31, 2009 and 2008:

	As of	As of
	December 31,	December 31,
	2009	2008
	(In $ millions)

Current assets	169	128
Non-current assets	1,125	1,462

Total assets	1,294	1,590

Current liabilities	403	386
Non-current liabilities	760	766

Total liabilities	1,163	1,152

As of December 31, 2009 and 2008, the Company had balances payable to Orbitz Worldwide of approximately $3 million and $10 million, respectively, which is included on the Company’s consolidated balance sheet within accrued expenses and other current liabilities.

The Company’s financial statements for all periods prior to October 31, 2007 reflect the results of Orbitz Worldwide on a consolidated basis. Presented below are the amounts reflected in the Company’s consolidated statements of operations for the ten month period to October 31, 2007. Also presented below are the summary results of operations for Orbitz Worldwide for the years ended December 31, 2009 and 2008, and the period from November 1, 2007 through December 31, 2007.

	Equity Accounted			Consolidated
			November 1,	Ten Months
	Year Ended	Year Ended	2007 through	Ended
	December 31,	December 31,	December 31,	October 31,
	2009	2008	2007	2007
	(In $ millions)

Net revenue	738	870	130	743
Operating expenses	678	811	123	686

Operating income	60	59	7	57
Impairment of long-lived assets	(332)	(297)	—	—
Interest expense, net	(58)	(63)	(12)	(72)
Gain on extinguishment of debt	2	—	—	—

Loss from continuing operations before income taxes	(328)	(301)	(5)	(15)
Income tax provision (benefit)	(9)	2	(1)	—

Net loss	(337)	(299)	(6)	(15)

The Company has recorded losses of $162 million, $144 million and $3 million related to its investment in Orbitz Worldwide for the years ended December 31, 2009 and 2008, and the period November 1, 2007 through December 31, 2007, respectively, within the equity in losses of investment in Orbitz Worldwide line item on the Company’s consolidated statements of operations. The loss in the year ended December 31, 2009 includes the Company’s share of a non-cash impairment charge recorded by Orbitz Worldwide of $332 million. The loss in the year ended December 31, 2008 includes the Company’s share of a non-cash impairment charge recorded by Orbitz Worldwide of $297 million. These impairment charges are discussed in further detail below.

Net revenue disclosed above includes approximately $70 million, $114 million, $12 million and $65 million of net revenue earned by Orbitz Worldwide through transactions with the Company during the years ended December 31, 2009 and 2008, the period November 1, 2007 through December 31, 2007, and the ten month period ended October 31, 2007, respectively.

The Company has various commercial arrangements with Orbitz Worldwide, and under those commercial agreements with Orbitz Worldwide, it has earned approximately $42 million and $137 million of revenue and recorded approximately $106 million and $232 million of expense in the years ended December 31, 2009 and 2008, respectively. The Company has a Transition Services Agreement with Orbitz Worldwide under which it provides Orbitz Worldwide with certain insurance, human resources and employee benefits, payroll, tax, communications, information technology and other services that were shared by the companies prior to Orbitz Worldwide’s initial public offering. The Company has recorded approximately $1 million and $5 million of cost recovery under the Transition Services Agreement and incurred $1 million and $1 million of other net costs in the years ended December 31, 2009 and 2008, respectively. In addition, the Company has recorded approximately $4 million and $3 million of interest income related to letters of credit issued on behalf of Orbitz Worldwide in the years ended December 31, 2009 and 2008, respectively.

Impairment

In connection with the preparation of its financial statements in 2008, Orbitz Worldwide performed an impairment test of its goodwill, trademarks and tradenames and customer relationships and concluded that the goodwill, trademarks and tradenames, and customer relationships related to its domestic and international subsidiaries were impaired. As a result, Orbitz Worldwide recorded a non-cash impairment charge of $297 million during the year ended December 31, 2008, of which $210 million related to goodwill, $74 million related to trademarks and tradenames and $13 million related to customer relationships.

During the three months ended March 31, 2009, Orbitz Worldwide experienced a significant decline in its stock price and a decline in its operating results due to continued weakness in economic and industry conditions. These factors, coupled with an increase in competitive pressures resulted in the recognition of a further impairment charge. The results of Orbitz Worldwide for the year ended December 31, 2009 were impacted by a non-cash impairment charge of $332 million, of which $250 million related to goodwill and $82 million related to trademarks and tradenames.

4.	Discontinued Operations

As of December 31, 2007, the Company reached a definitive agreement to sell its Trust International business (“TRUST”), a non-core business within its GTA segment. The Company completed the sale of this business in January 2008. The Company recorded a pre-tax loss on disposal of approximately $12 million, as the amount realized from the sale was less than the carrying value of the assets on the Company’s consolidated balance sheet.

Summarized consolidated statement of operations data for TRUST, which represents all of the discontinued operations for the year ended 2007, is as follows:

Year Ended
December 31,
2007
(In $ millions)

Net revenues	30

Loss before income taxes	(1)
Benefit for income taxes	—

Loss from discontinued operations, net of tax	(1)

Loss on disposal of discontinued operations	(12)
Benefit for income taxes	6

Loss on disposal of discontinued operations, net of tax	(6)

5.	Acquisitions

Assets acquired and liabilities assumed in business combinations are recorded based upon their estimated fair values at the respective acquisition dates. The results of operations of businesses acquired by the Company have been included in the consolidated statements of operations since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

2009 Acquisitions

During the year ended December 31, 2009, the Company made two small acquisitions in the GDS business, resulting in goodwill of $7 million.

2007 Acquisition

On August 21, 2007, the Company acquired 100% of Worldspan. Worldspan is a provider of electronic distribution of travel information services serving customers worldwide. Management believes the acquisition will enable the Company to succeed in an increasingly competitive industry by increasing the Company’s scale, network of travel brands, content and service offerings. The Company paid approximately $1.3 billion in cash and other consideration, including the application of $135 million in principal and interest on an outstanding paid in kind (“PIK”) loan.

The Company has substantially completed the process of integrating the operations of Worldspan and has incurred certain costs relating to such integration. These costs resulted from integrating operating systems, relocating employees, closing facilities, reducing duplicative efforts and exiting and consolidating other activities. These costs were recorded in the balance sheets as adjustments to the purchase price or in the consolidated statements of operations as expenses, as appropriate. The purchase accounting for this transaction was completed during 2008. In June 2009, the Company identified an additional contractual obligation of $6 million that should have been reflected in the adjustments to Goodwill which were made during 2008. See Note 7 — Intangible Assets.

The allocation of the purchase price is summarized as follows:

(In $ millions)

Cash consideration	1,109
Application of PIK loan	135
Transaction costs and expenses	35

Total purchase price	1,279
Less: Historical value of tangible assets acquired in excess of liabilities assumed	261
Less: Fair value adjustments	247

Goodwill	771

The fair value adjustments included in the preliminary allocation of the purchase price above primarily consisted of:

(In $ millions)

Fair value of identifiable intangible assets	357
Adjustments to deferred income taxes and income tax payable	(63)
Costs associated with exit activities	(25)
Fair value adjustments to:
Tangible assets acquired	49
Founding airlines service agreement liability	(92)
Deferred revenue	9
Other liabilities assumed	12

247

The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the acquisition:

(In $ millions)

Cash	101
Other current assets	101
Property and equipment	259
Other non-current assets	53
Intangible assets
Trademarks and tradenames	103
Customer relationships	254
Goodwill	771

Total assets	1,642

Current liabilities	147
Founding airlines service agreement liability	92
Non-current liabilities	124

Total liabilities	363

Fair value of net assets acquired	1,279

In connection with the acquisition of Worldspan, the Company assumed certain obligations under the Founding Airlines Service Agreement (“FASA”). The fair value of this liability established at the acquisition date was $92 million.

As of December 31, 2007, the purchase price allocation was preliminary, and was adjusted by $14 million in 2008 primarily as a result of a $10 million adjustment to the purchase price of Worldspan and $4 million of fair value adjustments to the assets acquired and liabilities assumed. The Company based the purchase price for the acquisition on historical and forecasted performance metrics, which included EBITDA (net income before interest, taxes, depreciation and amortization) and cash flow. The purchase price resulted in a significant amount of goodwill due to the leading industry position and growth opportunities in the market as well as anticipated operational synergies. As a result, the predominant portion of the purchase price was based on the expected financial performance of the business, and not the identified net assets at the time of the acquisition. The goodwill was all assigned to the GDS segment, none of which is tax deductible.

Definite lived intangibles consist of customer relationships and other intangible assets, with a weighted average life of eight years and nine years, respectively. The tradenames are not subject to amortization due to their indefinite lives.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma data for the Company’s significant acquisition of Worldspan includes the results of operations as if the acquisition had been consummated as of the beginning of the period presented. This pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations.

	Year Ended December 31, 2007
	Historical		Worldspan
	as Reported	Worldspan(a)	Adjustment(b)	Pro Forma
	(In $ millions)

Net revenue	2,780	484	(30)	3,234
Operating (loss) income	(18)	67	9	58
Net (loss) income	(440)	2	7	(431)

(a)	Represents the historical results of Worldspan prior to the acquisition.

(b)	Represents the adjustments to the historical results of Worldspan to reflect the acquisition by the Company, including adjustments to depreciation, amortization, interest expense and intercompany transactions.

The impact of these adjustments, among other things, decreased operating expenses by $9 million and increased interest expense by $2 million for the year ended December 31, 2007. Intercompany transactions resulted in a $30 million adjustment to net revenue for the year ended December 31, 2007.

6.	Impairment of Long-Lived Assets

The Company assesses the carrying value of goodwill and indefinite-lived intangible assets for impairment annually, or more frequently whenever events occur and circumstances change indicating potential impairment.

During the third quarter of 2009, the Company observed indicators of potential impairment related to its GTA segment, specifically that the performance in what historically has been the strongest period for GTA, due to peak demand for travel, was less than expected. This resulted in a downward modification to the revenue forecasts for GTA, as it was concluded that the recovery in the travel market in which GTA operates will take longer than originally anticipated. As a result, an impairment assessment was performed.

The impairment test involves two steps: a comparison of the estimated fair value of the reporting unit to the carrying value of net assets and, if the carrying value exceeds the fair value of the net assets, a further assessment is required to analyze the fair value of the goodwill. In estimating the fair value of the reporting unit, the Company used the income approach. The income approach, which results in a Level 3 fair value, is based on discounted expected future cash flows from the business. The estimates used in this approach included (a) estimated cash flows based on financial projections for periods from 2010 through 2014 and which were extrapolated to perpetuity for goodwill and trademarks and until 2025 for customer lists, (b) terminal values based on terminal growth rates not exceeding 2% and (c) discount rates, based on weighted average cost of capital (“WACC”), ranging from 13% to 14%.

As a result of this testing, the Company determined that additional impairment analysis was required as the carrying value exceeded the fair value. The estimated fair value of GTA was allocated to the individual fair value of the assets and liabilities of GTA as if GTA had been acquired in a business combination, which resulted in the implied fair value of the goodwill. The allocation of the fair value required the Company to make a number of assumptions and estimates about the fair value of assets and liabilities where the fair values were not readily available or observable.

As a result of this assessment, the Company recorded an impairment charge of $833 million during the year ended December 31, 2009, of which $491 million related to goodwill, $87 million related to trademarks and tradenames and $255 million related to customer relationships. This charge is included in the impairment of goodwill and intangible assets expense line item in the consolidated statements of operations. A tax benefit of $96 million has been recognized in the Company’s consolidated statements of operations as a result of the impairment charge in the year. Accordingly, the non-current deferred income tax liability has been reduced by $96 million. This includes $72 million related to the impairment of customer relationships and $24 million related to the impairment of trademarks and tradenames. There was no tax impact arising from the impairment of the goodwill.

For other long-lived assets, the impairment assessment determines whether the sum of the estimated undiscounted future cash flows attributable to long-lived assets is less than their carrying value. If less, the Company recognizes an impairment loss based on the excess of the carrying amount of the long-lived asset over its respective fair value. In estimating the fair value, the Company is required to make a number of estimates and assumptions including assumptions related to including projections of future cash flows, estimated growth and discount rates. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could result in an impairment in future periods.

The Company performed its annual impairment test in the fourth quarter of 2009 and did not identify any additional impairment. In 2008 and 2007, as a result of the impairment tests performed, the Company recorded an impairment charge of approximately $1 million in each year related to property and equipment values.

7.	Intangible Assets

The changes in the gross carrying amount of goodwill and other intangible assets for the Company between January 1, 2009 and December 31, 2009 are as follows:

	Balance				Balance
	January 1,		Impairment	Foreign	December 31,
	2009	Additions	Charge	Exchange	2009
	(In $ millions)

Non-Amortizable Assets:
Goodwill
GDS	972	7	—	—	979
GTA	766	—	(491)	31	306

	1,738	7	(491)	31	1,285

Trademarks and tradenames	499	—	(87)	7	419

Amortizable Intangible Assets:
Customer relationships	1,796	—	(255)	23	1,564
Vendor relationships and other	50	1	—	—	51

	1,846	1	(255)	23	1,615

At December 31, 2009, the GDS and GTA segments had a gross carrying value of other intangible assets of $1,439 million and $595 million, respectively.

At December 31, 2008, the GDS and GTA segments had a gross carrying value of other intangible assets of $1,437 million and $908 million, respectively.

In 2009, the Company made two small acquisitions in the GDS business resulting in goodwill of $7 million. During June 2009, the Company identified an additional contractual obligation of $6 million that should have been reflected in the opening balance sheet. As a result, the Company has recorded an adjustment to goodwill and other current liabilities as of December 31, 2008.

The changes in the gross carrying amount of goodwill and intangible assets for the Company between January 1, 2008 and December 31, 2008 are as follows:

			Adjustments to
	Balance		Intangibles		Balance
	January 1,		Acquired in	Foreign	December 31,
	2008	Additions	Prior Periods	Exchange	2008
	(In $ millions)

Non-Amortizable Assets:
Goodwill
GDS	948	1	23	—	972
GTA	809	—	—	(43)	766

	1,757	1	23	(43)	1,738

Trademarks and tradenames	510	—	—	(11)	499

Amortizable Intangible Assets:
Customer relationships	1,826	—	—	(30)	1,796
Vendor relationships and other	52	—	—	(2)	50

	1,878	—	—	(32)	1,846

The adjustments to goodwill acquired in prior periods are primarily the result of a $16 million adjustment to the purchase price of Worldspan and $7 million of fair value adjustments to the assets acquired and liabilities assumed. The goodwill acquired during 2008 is the result of an acquisition by the Company’s GDS segment with a purchase price of approximately $1 million.

The changes in the gross carrying amount of goodwill and intangible assets for the Company between January 1, 2007 and December 31, 2007 are as follows:

			Adjustments to
	Balance		Intangibles			Balance
	January 1,		Acquired in	Foreign		December 31,
	2007	Additions	Prior Periods	Exchange	Other*	2007
	(In $ millions)

Non-Amortizable Assets:
Goodwill
GDS	164	771	13	—	—	948
Orbitz Worldwide	1,242	—	(36)	7	(1,213)	—
GTA	738	—	(3)	74	—	809

	2,144	771	(26)	81	(1,213)	1,757

Trademarks and tradenames	705	103	—	15	(313)	510

Amortizable Intangible Assets:
Customer relationships	1,606	254	(13)	69	(90)	1,826
Vendor relationships and other	71	—	(18)	4	(5)	52

	1,677	254	(31)	73	(95)	1,878

*	Represents the amount of goodwill and intangible assets for Orbitz Worldwide that is not consolidated on the December 31, 2007 balance sheet.

Amortization expense relating to all intangible assets was as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Customer relationships	130	138	129
Vendor relationships and other	2	3	5

Total*	132	141	134

*	Included as a component of depreciation and amortization on the consolidated statements of operations.

Accumulated amortization of customer relationships was $424 million, $287 million and $157 million as of December 31, 2009, 2008 and 2007, respectively. Accumulated amortization of vendor relationships and other was $8 million, $7 million and $4 million as of December 31, 2009, 2008 and 2007, respectively.

The Company expects amortization expense relating to intangible assets to be approximately $122 million, $117 million, $112 million, $110 million and $107 million for each of the five succeeding fiscal years, respectively.

8.	Separation and Restructuring Charges

Separation and restructuring charges consist of:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Separation costs	—	—	5
Sponsor monitoring fee	—	—	57
Restructuring charges	19	27	28

Total	19	27	90

Restructuring Charges

Following the acquisition of Worldspan in 2007, and the completion of plans to integrate Worldspan into the GDS segment, the Company committed to various strategic initiatives targeted principally at reducing costs and enhancing organizational efficiency by consolidating and rationalizing existing processes. Substantially all of the costs incurred were personnel related. During the year ended December 31, 2009, the Company continued to make significant progress on this restructuring program, including further payment of retention and severance related to several administrative functions being relocated from the United States to the United Kingdom.

The recognition of restructuring charges and utilization of accrued balances are summarized by category as follows:

	Personnel	Facility
	Related	Related	Other	Total
	(In $ millions)

Balance as of January 1, 2007	2	1	2	5
2006 restructuring plan charges incurred in 2007	22	2	—	24
2007 restructuring plan charges incurred in 2007	4	—	—	4
Cash payments related to the 2006 plan	(20)	(3)	(1)	(24)
Other non-cash reduction related to the 2006 plan	—	—	(1)	(1)

Balance as of December 31, 2007	8	—	—	8
2007 restructuring plan charges incurred in 2008	26	—	1	27
Cash payments made in 2008	(25)	—	—	(25)

Balance as of December 31, 2008	9	—	1	10
2007 restructuring plan charges incurred in 2009	18	1	—	19
Cash payments made in 2009	(21)	—	—	(21)

Balance as of December 31, 2009	6	1	1	8

The restructuring charges included within “Other” in the table above include asset impairments and consulting fees. The restructuring charges of $19 million incurred during the year ended December 31, 2009 included approximately $6 million and $4 million that have been recorded within the GDS and GTA segments, respectively. Further charges may be incurred in relation to exiting a number of lease arrangements in the United States as a result of relocations.

The restructuring charges of $27 million incurred during the year ended December 31, 2008 included approximately $14 million and $4 million that have been recorded within the GDS and GTA segments, respectively.

The restructuring charges of $28 million incurred during the year ended December 31, 2007 included approximately $24 million, $2 million and $1 million that have been recorded within the GDS, GTA and Orbitz Worldwide segments, respectively.

Sponsor Monitoring Fee

Under the terms of the Transaction and Monitoring Fee Agreement, the Company pays an annual management fee to Blackstone, TCV and OEP. On December 31, 2007, the Company received a notice from its Sponsors electing to receive a lump sum monitoring fee, in lieu of annual payments of the monitoring fee in consideration of the termination of the appointment of Blackstone, TCV and OEP to render services pursuant to the Transaction and Monitoring Fee Agreement as of the date of such notice. The lump sum monitoring fee was agreed to be an amount equal to approximately $57 million.

On May 8, 2008, the Company entered into a new Transaction and Monitoring Fee Agreement with its Sponsors, pursuant to which Sponsors render monitoring, advisory and consulting services to the Company. Pursuant to the new agreement, payments made by the Company in 2008, 2010 and subsequent years are credited against the advisory fee of approximately $57 million owed to affiliates of Blackstone and TCV pursuant to the election made by Blackstone and TCV discussed above. In 2008 and 2009, the Company made payments of approximately $8 million and $8 million, respectively, under the new Transaction and Monitoring Fee Agreement. The payment made in 2008 was credited against the Advisory Fee and reduced the Advisory Fee to be paid to approximately $49 million. The payment made in 2009 was a 2008 expense and was recorded within selling, general and administrative expense for the year ended December 31, 2008.

Separation Costs

Separation costs of $5 million for the year ended December 31, 2007 consist of $3 million in employee retention plans and $2 million in professional fees and other costs directly related to the separation from Avis Budgets Group, Inc. (“Avis Budget”) in 2006.

9.	Income Taxes

The Benefit (provision) for income taxes consisted of:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Current
US State	(3)	(3)	(2)
Non-US	(33)	(40)	(39)

	(36)	(43)	(41)

Deferred
US Federal	13	(3)	3
US State	—	(1)	1
Non-US	105	16	20

	118	12	24

Non-current
Liabilities for uncertain tax positions	(14)	(12)	(24)

Benefit (provision) for income taxes	68	(43)	(41)

The benefit for income taxes on continuing operations of $68 million for the year ended December 31, 2009 includes a $96 million deferred tax benefit associated with the GTA impairment charge on intangible assets, other than goodwill, and the release of $16 million from the current portion of the US valuation allowance as it is now considered more-likely-than-not that certain operating loss carry forwards will be realized.

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide for US and non-US operations consisted of:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

United States	36	52	(256)
Non-US	(811)	(41)	(135)

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	(775)	11	(391)

Deferred income tax assets and liabilities were comprised of:

	As of	As of
	December 31,	December 31,
	2009	2008
	(In $ millions)

Deferred tax assets:
Accrued liabilities and deferred income	59	66
Accrued interest	56	—
Unrealized foreign exchange loss	—	5
Allowance for doubtful accounts	9	5
Depreciation and amortization	1	69
Capital loss carry forward	2	3
Net operating loss carry forwards and tax credit carry forwards	20	69
Equity-based compensation	2	—
Accumulated other comprehensive income	22	25
Other assets	1	1
Less: Valuation allowance	(148)	(236)

Total deferred tax assets	24	7

Deferred tax liabilities
Accrued liabilities and deferred income	(1)	(1)
Depreciation and amortization	(142)	(238)
Other	—	1

Total deferred tax liabilities	(143)	(238)

Net deferred tax liability	(119)	(231)

The deferred tax assets and liabilities shown above are offset within taxing jurisdictions in the same manner as presented in the consolidated balance sheets. On a gross basis, deferred tax assets would be $45 million and $16 million as of December 31, 2009 and 2008, respectively. Deferred tax liabilities would be $164 million and $247 million as of December 31, 2009 and 2008, respectively.

The Company believes that it is more likely than not that the benefit from certain US federal, US State and non-US net operating loss carry forwards will not be realized. A valuation allowance of $148 million has been recorded against the deferred tax assets as of December 31, 2009. If the assumptions change and it is determined that the Company will be able to realize the net operating losses, the valuation allowance will be recognized as a reduction of income tax expense. As of December 31, 2009, the Company had federal net operating loss carry forwards of approximately $4 million, which expire between 2026 and 2028, and other non-US net operating losses of $5 million that expire between four years and indefinitely.

As a result of certain realization requirements of accounting for equity-based compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2009 that arose directly from tax deductions related to equity-based compensation in excess of compensation recognized for financial reporting. Equity will be increased by $25 million if such deferred tax assets are ultimately realized. The Company uses tax law ordering for purposes of determining when excess tax benefits have been realized.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-US subsidiaries in those operations. As of December 31, 2009, the Company had not made a provision for US or additional non-US withholding tax on approximately $1,214 million of the excess of the amount for financial reporting over the tax basis of investments in subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to taxation upon the remittance of dividends and under certain other circumstances. It is not practical to estimate the amount of deferred tax liability related to investments in these non-US subsidiaries.

The Company’s effective income tax rate differs from the US federal statutory rate as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In %)

US Federal statutory rate	35.0	35.0	35.0
US State and local income taxes, net of federal tax benefits	(0.4)	30.8	(0.2)
Taxes on non-US operations at alternative rates	(6.8)	283.7	(21.8)
Tax benefit resulting from non-US rate change	—	5.7	4.8
Tax benefit arising from US state rate change	—	4.8	—
Liability for uncertain tax positions	(1.6)	108.5	(6.1)
Non-deductible compensation	(0.4)	(84.4)	(13.0)
Non-deductible interest	—	5.1	(1.1)
Non-deductible impairment and amortization	(22.6)	31.2	—
Capitalized consulting costs	—	(76.2)	(3.5)
Change in valuation allowance	5.1	35.5	(4.9)
Other non-deductible items	(0.9)	11.1	—
Other	1.4	0.1	0.3

	8.8	390.9	(10.5)

The Company is subject to income taxes in the United States and numerous non-US jurisdictions. The effective tax rate is likely to vary materially both from the statutory tax rate and from period to period. While within a period there may be discrete items that impact the effective tax rate, the following items consistently have an impact: (a) the Company is subject to income tax in numerous non-US jurisdictions with varying tax rates, (b) the GDS business earnings outside of the US are taxed at an effective rate that is lower than the US rate and at a relatively consistent level of charge, (c) the location of the Company’s debt in countries with no or low rates of federal tax implies limited deductions for interest, and (d) a valuation allowance is established against the historical losses generated in the United States. Significant judgment is required in determining the Company’s worldwide provision for income taxes and recording the related assets and liabilities; the effective tax rate is set annually based upon forecast expectations of the full year income before taxes. The tax rate for the year ended December 31, 2009 includes the effect of the GTA impairment to goodwill and intangible assets. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

The Company believes there is appropriate support for the positions taken on its tax returns, although the Company has recorded liabilities representing the best estimates of the probable loss on certain positions. The Company believes the accruals for tax liabilities are adequate for all open years, based on assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. However, tax regulations are subject to interpretation and tax litigation is inherently uncertain. Therefore, the Company’s assessments can involve both a series of complex judgments about future events and rely heavily on estimates and assumptions. The final determination of tax audits and any other related litigation could be materially different from that which is reflected in historical income tax provisions and recorded assets and liabilities.

Pursuant to the purchase agreement governing the acquisition of the Travelport business of Avis Budget on August 23, 2006, the Company is indemnified by Avis Budget for all income tax liabilities relating to periods prior to the sale of the Company. The Company believes its accruals for the indemnified tax liabilities are adequate for all remaining open years, based on its assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

The results of an audit or litigation related to these matters include a range of potential outcomes, which may involve material amounts. However, as discussed above, the Company is indemnified by Avis Budget for all income taxes relating to periods prior to the sale of the Company and, therefore, does not expect any such resolution to have a significant impact on its earnings, financial position or cash flows.

The Company adopted the revised accounting guidance which clarified the accounting for uncertainty in income taxes recognized in an entity’s financial statements, and prescribed a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return, with effect from January 1, 2007. As a result of its application, the Company recorded an additional income tax liability of approximately $22 million. As the conditions resulting in a portion of this liability arose as a result of the purchase agreement relating to the acquisition of the Travelport business of Avis Budget, the Company recorded additional goodwill of approximately $21 million. The application of this revised guidance also decreased the opening accumulated deficit by approximately $1 million.

Under the terms of the purchase agreement relating to the acquisition of the Travelport business of Avis Budget, the Company is indemnified for all pre-closing income tax liabilities. For the purpose of accounting for uncertain tax positions for periods prior to the acquisition of the Travelport business of Avis Budget, the Company is only required to take into account tax returns for which it or one of its affiliates is the primary taxpaying entity. The Company’s US subsidiaries file a consolidated income tax return for US federal income tax purposes. During the first quarter of 2007, the Company implemented a series of transactions that led to the creation of two US consolidated income tax groups, one for the GDS and GTA businesses and one for the Orbitz Worldwide business.

The Company has undertaken an analysis of all material tax positions in its tax accruals for all open years and has identified all of its outstanding tax positions. The Company only expects a significant increase to unrecognized tax benefits within the next twelve months for the uncertain tax positions relating to thin capitalization interest exposure. The Company expects a reduction of approximately $2 million in the total amount of unrecognized tax benefits within the next twelve months as a result of payments. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $64 million as of December 31, 2009 and $50 million as of December 31, 2008.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Unrecognized tax benefit — opening balance	50	53	27
Gross increases — tax positions in prior periods	9	5	17
Gross decreases — tax positions in prior periods	(6)	(11)	—
Gross increases — tax positions in current period	8	13	7
Settlements	(1)	(2)	—
Increases (decreases) due to currency translation adjustments	4	(8)	—
Additions due to acquisition of Worldspan	—	—	4
Decrease related to deconsolidation of Orbitz Worldwide	—	—	(2)

Unrecognized tax benefit — ending balance	64	50	53

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as part of the provision for income taxes. The Company accrued approximately $2 million and $1 million for interest and penalties in 2009 and 2008 respectively. The total interest and penalties included in the ending balance of unrecognized tax benefits above is $7 million and $5 million in 2009 and 2008, respectively.

10.	Other Current Assets

Other current assets consisted of:

	As of	As of
	December 31,	December 31,
	2009	2008
	(In $ millions)

Derivative contracts	1	27
Upfront inducement payments and supplier deposits	70	59
Sales and use tax receivables	48	45
Prepaid expenses	20	21
Deferred costs	10	—
Other	7	26

	156	178

During the year ended December 31, 2009, the Company received $14 million related to a receivable for a derivative contract which expired during 2008. This receivable was included in “Other” within other current assets.

Deferred costs relate to costs incurred directly in relation to a proposed offering of securities.

11.	Property and Equipment, Net

Property and equipment consisted of:

	As of			As of
	December 31, 2009			December 31, 2008
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net
	(In $ millions)

Land	4	—	4	4	—	4
Capitalized software	455	(182)	273	402	(118)	284
Furniture, fixtures and equipment	230	(129)	101	207	(84)	123
Building and leasehold improvements	48	(20)	28	44	(10)	34
Construction in progress	46	—	46	46	—	46

	783	(331)	452	703	(212)	491

As of December 31, 2009 and 2008, the Company had net capital leases of $52 million and $55 million, respectively.

During the years ended December 31, 2009, 2008 and 2007, the Company recorded depreciation expense of $111 million, $122 million and $114 million, respectively.

Construction in progress as of December 31, 2009 and 2008 includes $1 million and less than $1 million, respectively, of capitalized interest.

12.	Other Non-Current Assets

Other non-current assets consisted of:

	As of	As of
	December 31,	December 31,
	2009	2008
	(In $ millions)

Deferred financing costs	42	55
Development advances	87	54
Avis Budget tax receivable	7	7
Pension assets	14	—
Derivative assets	18	23
Other	36	35

	204	174

13.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of:

	As of	As of
	December 31,	December 31,
	2009	2008
	(In $ millions)

Accrued travel supplier payments, deferred revenue and customer advances	206	193
Accrued commissions and incentives	197	160
Accrued payroll and related	63	71
Derivative contracts	43	63
Accrued sales and use tax	75	64
Accrued sponsor monitoring fees	49	55
Current portion of Worldspan founding airline service agreement liability	18	26
Accrued interest expense	41	36
Accrued merger and acquisition costs	9	4
Other	64	92

	765	764

14.	Long-Term Debt

Long-term debt consisted of:

		As of	As of
		December 31,	December 31,
	Maturity	2009	2008
	(In $ millions)

Senior Secured Credit Facility
Term loan facility
Dollar denominated	August 2013	1,846	1,713
Euro denominated	August 2013	501	488
Senior notes
Dollar denominated floating rate notes	September 2014	143	144
Euro denominated floating rate notes	September 2014	232	243
9 7/8% Dollar denominated notes	September 2014	443	443
Senior subordinated notes
11 7/8% Dollar denominated notes	September 2016	247	247
10 7/8% Euro denominated notes	September 2016	201	205
Revolver borrowings	August 2012	—	263
Capital leases and other		50	56

Total debt		3,663	3,802
Less: current portion		23	19

Long-term debt		3,640	3,783

Senior Secured Credit Facilities

On August 23, 2006, in connection with the acquisition of the Travelport businesses of Avis Budget, the Company entered into a $2.6 billion senior secured credit facility consisting of: (i) a $2,200 million term loan facility; (ii) a $275 million revolving credit facility; and (iii) a $125 million synthetic letter of credit facility.

The Company is required to repay the term loans in quarterly installments equal to 1% per annum of the original funded principal amount, commencing on December 29, 2006. The $275 million revolving credit facility comprised of a US dollar denominated sub-facility of $175 million and an alternative currency sub-limit (Sterling and Euro) of $100 million.

During May 2007, the Company amended its senior secured credit agreement to allow for (i) borrowings of approximately $1.0 billion of an additional term loan for the acquisition of Worldspan; (ii) an increase of $25 million under its revolving credit facility, bringing the total availability to $300 million; (iii) an increase of $25 million in the synthetic letter of credit facility, bringing the total availability to $150 million; and (iv) a reduction in the interest rate on its euro denominated term loan from EURIBOR plus 2.75% to EURIBOR plus 2.5%. The Company borrowed the maximum allowable amount of the term loan equal to approximately $1.0 billion to finance the acquisition of Worldspan.

During July 2007, in connection with the proceeds received from the Orbitz Worldwide initial public offering and borrowings by Orbitz Worldwide under its term loan facility, the Company repaid approximately $1.0 billion under its senior secured credit facility. Pursuant to the Company’s separation agreement with Orbitz Worldwide, the Company maintains letters of credit under its synthetic letter of credit facility on behalf of Orbitz Worldwide.

During the year ended December 31, 2007, the Company made a $100 million discretionary repayment of amounts outstanding under the term loan portion of its senior secured credit facility and repaid approximately $16 million of the term loan as required under the agreement. As of December 31, 2007, there were no borrowings under the revolving credit facilities and $134 million of commitments outstanding under the synthetic letter of credit facility, including $74 million of commitments entered into on behalf of Orbitz Worldwide.

During the year ended December 31, 2008, the Company repaid approximately $10 million of debt under its senior secured credit facility as required under the senior secured credit agreement. In addition, the principal amount outstanding under the euro denominated term loan facility decreased by approximately $22 million as a result of foreign exchange fluctuations, which were fully offset with foreign exchange hedge instruments contracted by the Company.

The Company’s aggregate revolving credit facility commitment of $300 million is with a consortium of banks, including Lehman Commercial Paper Inc. (“LCPI”), a subsidiary of Lehman. The availability under the $300 million revolving credit facility has been reduced by $30 million due to LCPI’s status as a defaulting lender. On September 18, 2008, the Company borrowed $113 million, net of LCPI non-funding, under the revolving credit facility. In October 2008, the Company borrowed an additional $68 million and €59 million, net of LCPI non-funding, under the revolving credit facility. The euro denominated portion of the revolver borrowings amounted to $82 million equivalent as of December 31, 2008. As of December 31, 2008, there was $263 million outstanding under the revolving credit facilities and $147 million of commitments outstanding under the synthetic letter of credit facility, including $67 million of commitments entered into on behalf of Orbitz Worldwide.

In June 2009, the Company borrowed $150 million principal amount in additional US dollar denominated term loans, discounted to $144 million, under its senior secured credit facility. The additional term loans mature on the same maturity date as the existing term loans, and the Company is required to repay in quarterly installments in aggregate annual amounts equal to 1.00% of the initial principal amount thereof. The additional term loans have an interest rate of 7.5% above USLIBOR, with a USLIBOR minimum interest rate of 3%. The interest rate as of December 31, 2009 was 10.5%.

During the year ended December 31, 2009, the Company repaid approximately $11 million of debt under its senior secured credit facility as required under the senior secured credit agreement. In addition, the principal amount outstanding under the euro denominated term loan facility under the Credit Agreement increased by approximately $13 million as a result of foreign exchange fluctuations, which are fully offset with foreign exchange hedge instruments contracted by the Company. During the year ended December 31,

2009, the Company repaid approximately $263 million of debt under its revolving credit facility. As of December 31, 2009, there were no borrowings outstanding under the Company’s revolving credit facility.

As of December 31, 2009, the Company had approximately $136 million of commitments outstanding under the Company’s synthetic letter of credit facility, including commitments of $62 million in letters of credit issued by the Company on behalf of Orbitz Worldwide. As of December 31, 2009, this facility has a remaining capacity of $14 million.

Senior Notes and Senior Subordinated Notes

On August 23, 2006, in connection with the acquisition of the Travelport businesses of Avis Budget, the Company issued $150 million of US dollar denominated senior floating rate notes, a €235 million euro denominated senior floating rate notes ($299 million equivalent, on the date of issuance) and $450 million 9 7/8% senior fixed rate notes. The US dollar denominated floating rate senior notes bear interest at a rate equal to LIBOR plus 4 5/8%. The euro denominated floating rate senior notes bear interest at a rate equal to EURIBOR plus 4 5/8%. The senior notes are unsecured senior obligations of the Company and are subordinated to all existing and future secured indebtedness of the Company (including the senior secured credit facility) and will be senior in right of payment to any existing and future subordinated indebtedness (including the senior subordinated notes). In addition, during the year ended December 31, 2007, the amounts outstanding on the senior notes increased by approximately $33 million as a result of foreign exchange fluctuations, which were largely offset with foreign exchange hedge instruments contracted by the Company. The unrealized impacts of the hedge instruments are recorded within other current assets and liabilities on the consolidated balance sheets.

On August 23, 2006, in connection with the acquisition of the Travelport businesses of Avis Budget, the Company issued $300 million of 11 7/8% US dollar denominated notes and €160 million of 10 7/8% euro denominated notes ($204 million equivalent, on the date of issuance). The senior subordinated notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness and secured indebtedness of the Company (including the senior credit facilities and the senior notes). In addition, during the year ended December 31, 2007, the amounts outstanding on the senior subordinated notes increased by approximately $22 million as a result of foreign exchange fluctuations, which were largely offset with foreign exchange hedge instruments contracted by the Company.

During the year ended December 31, 2008, the Company repurchased approximately $180 million aggregate principal amount of notes at a discount, resulting in a $29 million gain from early extinguishment of debt. In addition, the principal amount outstanding under the euro denominated notes decreased by approximately $14 million as a result of foreign exchange fluctuations, which are fully offset with foreign exchange hedge instruments contracted by the Company.

During the year ended December 31, 2009, the Company repurchased approximately $1 million principal amount of its US dollar denominated senior notes and approximately $27 million principal amount of its euro denominated notes at a discount, resulting in a $10 million gain from early extinguishment of debt. In addition, the principal amount of euro denominated long-term debt increased by approximately $12 million as a result of foreign exchange fluctuations during the year ended December 31, 2009. This foreign exchange loss was largely offset through foreign exchange hedge instruments contracted by the Company and net investment hedging strategies. The unrealized impacts of the hedge instruments are recorded within other current assets, other non-current assets, accrued expenses and other current liabilities, and other non-current liabilities on the Company’s consolidated balance sheet.

Capital Leases and Other

During the year ended December 31, 2009, the Company repaid approximately $15 million under its capital lease obligations. The Company entered into additional capital lease obligations of approximately $9 million during the year ended December 31, 2009. During the year ended December 31, 2008, the Company repaid approximately $8 million as required under its capital leases.

Debt Maturities

Aggregate maturities of debt as of December 31, 2009 are as follows:

(In $ millions)

2010	23
2011	20
2012	20
2013	2,317
2014	819
Thereafter	464

3,663

Debt Issuance Costs

Debt issuance costs are capitalized within other assets on the balance sheet and amortized over the life of the related debt into earnings as part of interest expense on the consolidated statements of operations. The movement in deferred financing costs is summarized below:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Deferred financing costs at beginning of year	55	75	85
Debt issuance costs incurred	3	—	30
Amortization	(16)	(20)	(40)

Deferred financing costs at end of year	42	55	75

Debt Covenants and Guarantees

The senior secured credit agreement and the indentures governing the Company’s notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness or issue preferred stock; create liens on assets; enter into sale and leaseback transactions; engage in mergers or consolidations; sell assets; pay dividends and distributions or repurchase capital stock; make investments, loans or advances; repay subordinated indebtedness (including the Company’s senior subordinated notes); make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing the Company’s subordinated indebtedness (including the Company’s senior subordinated notes); change the Company’s lines of business; and change the status of the Company as a passive holding company.

In addition, the Company is required to maintain a maximum total leverage ratio. The senior secured credit agreement and indentures also contain certain customary affirmative covenants and events of default. As of December 31, 2009, the Company was in compliance with all financial covenants related to long-term debt, including the leverage ratio.

The senior notes and senior subordinated notes and borrowings under the senior secured credit agreement are guaranteed by the Company’s subsidiaries incorporated in the US with certain exceptions.

15.	Financial Instruments

RISK MANAGEMENT

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. The Company does not use derivatives for trading or speculative purposes.

As of December 31, 2009, the Company had a net liability position of $37 million related to derivative instruments associated with its euro denominated and floating rate debt, its foreign currency denominated receivables and payables, and forecasted earnings of its foreign subsidiaries. Following is a description of the Company’s risk management policies:

Interest Rate Risk

A portion of the debt used to finance much of the Company’s operations is exposed to interest rate fluctuations. The Company uses various hedging strategies and derivative financial instruments to create an appropriate mix of fixed and floating rate debt. The primary interest rate exposure as of December 31, 2009 was to interest rate fluctuations in the United States and Europe, specifically USLIBOR and EURIBOR interest rates. The Company currently uses interest rate and cross-currency swaps as the derivative instruments in these hedging strategies. Several derivatives used to manage the risk associated with the Company’s floating rate debt are designated as cash flow hedges. Deferred amounts to be recognized in earnings will change with market conditions and will be substantially offset by changes in the value of the related hedge transactions. The Company records deferred gains or losses in other comprehensive income for contracts designated as cash flow hedges. As of December 31, 2009, the Company’s interest rate hedges cover transactions for periods that do not exceed three years.

Foreign Currency Risk

During September 2009, certain cross-currency swap contracts treated as hedges to manage the exposure of the euro denominated debt matured. To replace these contracts, the Company entered into foreign currency forward contracts and adopted a net investment hedging strategy in order to manage its exposure to changes in foreign currency exchange rates associated with its euro denominated debt.

Certain foreign currency forward contracts are not designated as hedge accounting relationships, however, the fluctuations in the value of these forward contracts recorded within the consolidated statements of operations largely offset the impact of the changes in the value of the euro denominated debt they are intended to economically hedge. The fair value of the forward contracts and the impact of the changes in the fair value of these forward contracts are presented in the tables below. The adoption of the net investment hedging strategy involved designating a proportion of the euro denominated debt as a hedge against certain euro denominated net assets, consisting primarily of goodwill and intangibles within the GTA segment. The impact of fluctuations in exchange rates resulting in changes in the carrying amount of the euro denominated debt can be matched against the corresponding equal but opposite changes in carrying amount of goodwill and intangible assets. As this net investment hedging strategy has been deemed as highly effective under US GAAP, the changes in the carry value of the euro denominated debt is recorded as a component of other comprehensive income, and thus offsets the impact of the currency translation adjustments of the net investment.

The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables and forecasted earnings of foreign subsidiaries. The Company primarily enters into foreign currency forward contracts to manage its foreign currency exposure to the British pound, Euro, Australian dollar and Japanese yen. Some of these forward contracts are not designated as hedges for accounting purposes. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk they are intended to economically hedge. Gains (losses) on these forward contracts amounted to $9 million, $(25) million and $(4) million for the years ended 2009, 2008 and 2007, respectively. These amounts are recorded as a component of selling, general and administrative expenses on the Company’s consolidated statements of operations.

Credit Risk and Exposure

The Company is exposed to counterparty credit risk in the event of non-performance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amounts at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties. As of December 31, 2009, there were no significant concentrations of credit risk with any individual counterparty or group of counterparties.

Fair Value Disclosures for Derivative Instruments

The Company’s financial assets and liabilities recorded at fair value consist primarily of derivative instruments. These amounts have been categorized based upon a fair value hierarchy and are categorized as Level 2 — Significant Other Observable Inputs. See Note 2 — Summary of Significant Accounting Policies, for a discussion of the Company’s polices regarding this hierarchy.

Fair value of derivative instruments is determined using pricing models that use inputs from actively quoted markets for similar instruments and other inputs which require judgment. These amounts include fair value adjustments related to the Company’s own credit risk and counterparty credit risk. Subsequent to initial recognition, the initial fair value position of the derivative instruments is adjusted for the creditworthiness of the Company’s banking counterparty (if the derivative is an asset) or of the Company itself (if the derivative is a liability). This adjustment is calculated based on default probability of the banking counterparty or the Company, as applicable, and is obtained from active credit default swap markets and is then applied to the projected cash flows.

The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. Changes in fair value of derivatives not designated as hedging instruments and the ineffective portion of derivatives designated as hedging instruments are recognized currently in earnings in the Company’s consolidated statements of operations.

In March 2008, the FASB issued new guidance related to enhanced disclosure requirements for derivative instruments and hedging activities. The Company adopted the provisions of this guidance from January 1, 2009. Presented below is a summary of the fair value of the Company’s derivative contracts recorded on the balance sheet at fair value.

	Asset			Liability
		Fair Value Asset			Fair Value Asset
		(Liability)			(Liability)
	Balance Sheet	December 31,	December 31,	Balance Sheet	December 31,	December 31,
	Location	2009	2008	Location	2009	2008
	(In $ millions)

Derivatives designated as hedging instruments
Interest rate swaps	Other current assets	—	(12)	Accrued expenses and other current liabilities	(8)	(12)
	Other non-current assets	(5)	(22)	Other non-current liabilities	(3)	—
Foreign exchange impact of cross currency swaps	Other current assets	—	34	Accrued expenses and other current liabilities	—	(6)
	Other non-current assets	23	45	Other non-current liabilities	—	—
Foreign exchange forward contracts				Accrued expenses and other current liabilities	(4)	—

	Total	18	45	Total	(15)	(18)

Derivatives not designated as hedging instruments
Interest rate swaps	Other current assets	—	—	Accrued expenses and other current liabilities	(25)	(27)
	Other non-current assets	—	—	Other non-current liabilities	(10)	—
Foreign exchange forward contracts	Other current assets	1	5	Accrued expenses and other current liabilities	(6)	(18)

	Total	1	5	Total	(41)	(45)

Total fair value of derivative assets (liabilities)		19	50		(56)	(63)

As of December 31, 2009, the Company had an aggregate outstanding notional amount of $1,250 million interest rate swaps, $200 million of cross-currency swaps and $880 million of foreign exchange forward contracts.

The table below presents the impact that changes in fair values of derivatives designated as hedges had on accumulated other comprehensive income and income during the year ended December 31, 2009, and the impact derivatives not designated as hedges had on income during that period.

	Amount of Gain (Loss)
	Recognized
	in Other		Amount of Gain
	Comprehensive		(Loss) Recorded
	Income		into Income
	Year Ended		Year Ended
	December 31,	Location of Gain (Loss)	December 31,
	2009	Recorded into Income	2009
	(In $ millions)

Derivatives designated as hedging instruments
Interest rate swaps	9	Interest expense, net	(13)
Foreign exchange impact of cross-currency swaps	26	Selling, general and administrative	26
Foreign exchange forward contracts	(4)	Selling, general and administrative	—
Derivatives not designated as hedging instruments
Interest rate swaps		Interest expense, net	(30)
Foreign exchange forward contracts		Selling, general and administrative	(9)

			(26)

The total amount of loss reclassified into interest expense from accumulated other comprehensive income for the interest rate swaps designated as hedges include amounts for ineffectiveness of less than $1 million for the year ended December 31, 2009.

The total amount of loss to be reclassified from accumulated other comprehensive income to the consolidated statement of operations is expected to be $8 million over the year to December 31, 2010.

During the year ended December 31, 2009, certain interest rate and cross-currency swap contracts used to manage the exposure of the euro denominated debt expired, resulting in $73 million of cash recorded by the Company. During the same period, the Company received $14 million related to a receivable for a derivative contract which expired during 2008.

16.	Fair values of financial instruments and non-financial assets

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

The fair values of the Company’s other financial instruments are as follows:

	December 31, 2009		December 31, 2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In $ millions)

Asset/(liability)
Derivative assets (see Note 15)	19	19	50	50
Derivative liabilities (see Note 15)	(56)	(56)	(63)	(63)
Total debt	(3,663)	(3,526)	(3,802)	(1,537)

The fair values of the senior notes and senior subordinated notes have been calculated based on quoted prices in active markets for identical debt instruments. The fair value of the amounts outstanding under the senior secured credit facility is based on market observable inputs.

Fair values of non-financial assets measured on a non-recurring basis

During the year, the Company recorded certain non-financial assets at fair value following events that required the Company to assess goodwill and indefinite-live intangible assets for impairment.

	Fair Value as of
	September 30, 2009
	Measured Using
	Significant	Total Losses for
	Unobservable	Year Ended
	Inputs	December 31,
	(Level 3)	2009
	(In $ millions)

Goodwill	312	(491)
Trademarks and tradenames	108	(87)
Other intangible assets, net	295	(255)

As of September 30, 2009, goodwill with a carrying amount of $803 million was written down to its implied fair value of $312 million, resulting in an impairment charge of $491 million which was included in earnings from continuing operations for the year (see Note 6). As of December 31, 2009, the carrying value of this goodwill has reduced to $306 million due to foreign exchange movements of $6 million.

As of September 30, 2009, trademarks and tradenames with a carrying amount of $195 million were written down to their implied fair value of $108 million, resulting in an impairment charge of $87 million which was included in earnings from continuing operations for the year (see Note 6). As of December 31, 2009, the carrying value of these trademarks and tradenames has reduced to $106 million due to foreign exchange movements of $2 million.

Other intangible assets with a carrying amount of $550 million were written down to their implied fair value of $295 million, resulting in an impairment charge of $255 million which was included in earnings from continuing operations for the year (see Note 6). As of December 31, 2009, the carrying value of these other intangible assets has reduced to $283 million due to foreign exchange movements of $6 million and amortization of $6 million.

17.	Commitments and Contingencies

Commitments

Leases

The Company is committed to making rental payments under non-cancellable operating leases covering various facilities and equipment.

Future minimum lease payments required under non-cancellable operating leases as of December 31, 2009 are as follows:

(In $ millions)

2010	26
2011	21
2012	19
2013	17
2014	15
Thereafter	23

121

Commitments under capital leases amounted to $50 million as of December 31, 2009 primarily related to office and information technology equipment.

During the years ended December 31, 2009, 2008 and 2007, the Company incurred total rental expense of $30 million, $31 million and $39 million, respectively, principally related to leases of office facilities.

During 2007, the Company completed a sale and leaseback of a GTA facility located in the United Kingdom. The Company received $50 million for the sale of the facility and deferred recognition of a $2 million gain over the life of the lease.

Purchase Commitments

In the normal course of business, the Company makes various commitments to purchase goods and services from specific suppliers, including those related to capital expenditures. As of December 31, 2009, the Company had approximately $206 million of outstanding purchase commitments, primarily relating to service contracts for information technology (of which $79 million relates to the year to December 31, 2010). These purchase obligations extend through 2013.

Contingencies

Company Litigation

The Company is involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters. The Company believes it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur, which could have a material adverse effect on the Company’s results of operations or cash flows in a particular reporting period.

In connection with the Company’s existing NDC arrangements in the Middle East, the Company is involved in a dispute with one of its existing NDC partners regarding the payment of certain fees. The Company intends to defend vigorously any claims brought against the Company and to pursue vigorously appropriate cross-claims. While no assurance can be provided, the Company does not believe the outcome of this dispute will have a material adverse effect on the Company’s results of operations or its liquidity condition.

Guarantees/Indemnifications

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) licensees of trademarks, (iv) financial institutions in derivative contracts and (v) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees, as the triggering events are not subject to predictability and there is little or no history of claims against the Company under such arrangements. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third-party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

Contractual Obligations to Indemnify Avis Budget for Certain Taxes Relating to the Separation from Avis Budget The Company’s separation from Avis Budget involved a restructuring of the Travelport business whereby certain former foreign subsidiaries were separated independently of the Company’s separation from Avis Budget. It is possible that the independent separation of these foreign subsidiaries could give rise to an increased tax liability for Avis Budget that would not have existed had these foreign subsidiaries been separated with the Travelport business. In order to induce Avis Budget to approve the separation structure, the Company agreed to indemnify Avis Budget for any increase in Avis Budget’s tax liability resulting from the structure. The Company made a payment of approximately $6 million related to this during the fourth quarter 2007.

18.	Equity

Description of Capital Stock

The Company has authorized share capital of $12,000 and has issued 12,000 shares, with a par value of $1 per share. Subject to any resolution of the Company to the contrary (and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares), the share capital of the Company is divided into shares of a single class the holders of which, subject to the provisions of the bylaws, are (i) entitled to one vote per share; (ii) entitled to such dividends as the Board may from time to time declare; (iii) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, entitled to the surplus assets of the Company; and (iv) generally entitled to enjoy all of the rights attaching to shares.

The Board may, subject to the bylaws and in accordance with local legislation, declare a dividend to be paid to the shareholders, in proportion to the number of shares held by them. Such dividend may be paid in cash and/or in kind. No unpaid dividend shall bear interest as against the Company.

The Board may elect any date as the record date for determining the shareholders entitled to receive any dividend. The Board may declare and make such other distributions to the members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

Contribution from Parent

During 2006, OEP contributed $125 million to an indirect parent of the Company, which was then loaned by this entity to Worldspan under a PIK note. Upon completion of the acquisition of Worldspan in August 2007, the principal of the $125 million PIK note, plus $10 million of accrued interest, was repaid and then contributed by the parent to the Company.

Distributions to Parent

During the year ended December 31, 2009, the Company made $227 million of cash distributions to its parent company. During the year ended December 31, 2008, the Company made $60 million of cash distributions to its parent company.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) represents certain components of revenues, expenses, gains and losses that are included in comprehensive income (loss), but are excluded from net income (loss). Other comprehensive income (loss) amounts are recorded directly as an adjustment to total equity, net of tax. Accumulated other comprehensive income (loss), net of tax, consisted of:

		Unrealized		Unrealized
		Gain	Unrealized	Gain	Unrealized
		(Loss) on	Gain	(Loss) on	Gain	Accumulated
	Currency	Available	(Loss) on	Defined	(Loss) on	Other
	Translation	for Sale	Cash Flow	Benefit	Equity	Comprehensive
	Adjustments	Securities	Hedges	Plans	Investment	Income (Loss)
	(In $ millions)

Balance as of January 1, 2007	20	—	(9)	—	—	11
Activity during period, net of tax	143	(1)	(13)	34	(11)	152

Balance as of December 31, 2007	163	(1)	(22)	34	(11)	163
Activity during period, net of tax	(88)	3	(14)	(93)	(11)	(203)

Balance as of December 31, 2008	75	2	(36)	(59)	(22)	(40)
Activity during period, net of tax	33	—	18	12	7	70

Balance as of December 31, 2009	108	2	(18)	(47)	(15)	30

19.	Equity-Based Compensation

Travelport Equity-Based Long-Term Incentive Program

The Company has a long-term incentive program for the purpose of retaining certain key employees. Under various plans within this program, key employees are granted restricted equity units and profit interests in the partnership that owns 100% of the Company. The board of directors of the partnership approved the grant of up to approximately 120 million restricted equity units. In December 2007, the equity award program was amended and resulted in the conversion of all profit interests at fair market value into Class A-2 Units, which, along with all outstanding restricted equity units, except those granted under the Supplemental Profit Sharing Plan (discussed below), were vested immediately. In addition, under the amended program, the board of directors of the partnership approved the grant of 16.4 million restricted equity units, representing the remaining unallocated Class B-1, Class C and Class D profit interests. None of the awards require the payment of an exercise price by the recipient.

In July 2008, the board of directors of the partnership approved the grant of 1.3 million restricted equity units, of which approximately 0.8 million vested in 2009 and approximately 0.5 million will vest over the next three years. The fair value of the 1.3 million restricted equity units that were granted was based on a valuation of the total equity of the partnership that owns 100% of the Company at the time of each grant.

In December 2008, the Company completed a net share settlement for approximately 29 million restricted equity units on behalf of the employees that participate in the Travelport equity-based long-term incentive plan upon the conversion of the restricted equity units to Class A-2 units pursuant to the terms of the equity plan. The net share settlement was in connection to taxes incurred on the conversion to Class A-2 units of restricted equity units that vested during 2007 and were transferred to the employees during 2008, creating taxable income for the employee. The Company agreed to pay these taxes on behalf of the employees in return for the employee returning an equivalent value of restricted equity units to the Company. This net settlement resulted in a decrease of approximately $32 million to equity on the Company’s consolidated balance sheet as the cash payment of the taxes was effectively a repurchase of the restricted equity units granted in previous years.

In May 2009, the board of directors of the partnership authorized the grant of 33.3 million restricted equity units under the 2009 Travelport Long-Term Incentive Plan. Of these, 8.2 million restricted equity units were recognized for accounting purposes as being granted in May 2009, and the remainder will be recognized as granted for accounting purposes over each of the subsequent three years through December 31, 2012. The level of award vesting each year is dependent upon continued service and performance measures of the business as established by the board of directors of the partnership towards the start of each year. The fair value of the restricted equity units recognized as grants for accounting purposes was based on a valuation of the total equity of the partnership that owns 100% of the Company at the time of each grant.

The activity of all the Company’s equity award programs is presented below:

	Restricted Equity
	Units		Profit Interests
	Class A-2		Class B		Class B-1		Class C
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value	of Shares	Fair Value	of Shares	Fair Value

Balance as of January 1, 2007	36.4	$1.00	11.3	$0.49	—	—	11.3	$0.43
Granted at fair market value	41.0	$2.28	—	—	1.9	$0.67	1.8	$0.65
Conversion/forfeiture of Orbitz Worldwide Units	(4.2)	$1.03	(1.1)	$0.49	(0.1)	$0.67	(1.2)	$0.45
Conversion to A-2 Units	38.0	$2.78	(10.0)	$0.49	(1.8)	$0.67	(11.7)	$0.46
Forfeited	(1.2)	$1.00	(0.2)	$0.49	—	—	(0.2)	$0.43

Balance as of December 31, 2007	110.0	$2.10	—	—	—	—	—	—
Granted at fair market value	1.3	$1.96	—	—	—	—	—	—
Net share settlement	(29.1)	$1.13	—	—	—	—	—	—
Forfeited	(0.1)	$1.96	—	—	—	—	—	—

Balance as of December 31, 2008	82.1	$2.44	—	—	—	—	—	—
Granted at fair market value	8.2	$1.10	—	—	—	—	—	—
Net share settlement and repurchases	(0.2)	$2.24	—	—	—	—	—	—
Forfeited	(0.1)	$1.96	—	—	—	—	—	—

Balance as of December 31, 2009	90.0	$2.32	—	—	—	—	—	—

	Partnership Interests
	Class C-1		Class D
		Weighted		Weighted
		Average		Average
	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value

Balance as of January 1, 2007	—		11.3	$0.38
Granted at fair market value	1.8	$0.83	2.7	$0.63
Conversion/forfeiture of Orbitz Worldwide Units	—	—	(1.2)	$0.39
Conversion to A-2 Units	(1.8)	$0.83	(12.6)	$0.43
Forfeited	—	—	(0.2)	$0.38

Balance as of December 31, 2007	—	—	—	—
Granted at fair market value	—	—	—	—

Balance as of December 31, 2008	—	—	—	—
Granted at fair market value	—	—	—	—

Balance as of December 31, 2009	—	—	—	—

The fair value of the 16.4 million restricted equity units that were granted in December 2007 was based on the expected return divided by the number of units issued. The expected return was based on a valuation of the Company’s total equity at the time of conversion.

The fair value of the Class B-1 and Class C profit interests and 1.9 million of the Class D profit interests granted during 2007 was estimated on the dates of grant using a Monte-Carlo valuation model with the following weighted average assumptions:

2007

Dividend yield	—
Expected volatility	45.00%
Risk-free interest rate	4.64%
Expected holding period Class B	6.2 years
Expected holding period Class C	6.2 years
Expected holding period Class D	6.2 years

The fair value of the Class C-1 profit interests and 0.9 million Class D profit interests granted during 2007 was estimated on the dates of grant using a Monte-Carlo valuation model with the following weighted average assumptions:

Dividend yield	—
Expected volatility	45.00%
Risk-free interest rate	4.51%
Expected holding period Class C-1	5.8 years
Expected holding period Class D	5.8 years

For the year ended December 31, 2009, the Company recorded $9 million of non-cash equity compensation expense for grants made in 2009. In addition, the Company recorded $1 million of non-cash equity compensation expense for grants made in prior years.

For the year ended December 31, 2008, the Company recorded approximately $1 million of non-cash equity compensation expense related to the restricted equity unit grants and approximately $4 million of cash expense related to employer taxes on grants deemed as compensation to employees.

During the year ended December 31, 2007, the Company recognized $159 million in compensation expense related to the restricted equity units, Class A-2 units and profit interests.

In August and November 2007, the Board of Directors approved the grant of 19.8 million restricted equity units pursuant to the Travelport 2007 Supplemental Profit Sharing Plan (the “Profit Sharing Plan”). The Profit Sharing Plan provided for management profit sharing bonus payments aggregating 25% of the amount by which adjusted EBITDA (as defined in the Profit Sharing Plan) exceeded a certain threshold for 2007. The payments were made in the form of cash or restricted equity units. The ultimate number of restricted equity units which vested was dependent on the attainment of the performance goal. For the year ended December 31, 2007, the Company recorded $28 million of non-cash equity compensation expense related to the Profit Sharing Plan.

In addition, during 2007, the Company approved the Orbitz Worldwide 2007 Equity and Incentive Plan (the “Orbitz Plan”). The Orbitz Plan provides for the grant of equity-based awards to the Orbitz Worldwide directors, officers and other employees, advisors and consultants who are selected by Orbitz Worldwide’s compensation committee for participation in the Orbitz Plan. The restricted equity units and profit interests in the Travelport equity-based long-term incentive plan held by the Orbitz Plan participants were converted into shares of the Orbitz Plan. During 2007, Orbitz Worldwide recorded $4 million of compensation expense related to its equity and incentive plan.

20.	Employee Benefit Plans

Defined Contribution Savings Plan

The Company sponsors a defined contribution savings plan that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by the plan. The Company’s costs for contributions to this plan were approximately $11 million, $13 million and $9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Defined Benefit Pension, Post-retirement and Other Plans

The Company sponsors domestic non-contributory defined benefit pension plans, which cover certain eligible employees. The majority of the employees participating in these plans are no longer accruing benefits. Additionally, the Company sponsors contributory defined benefit pension plans in certain foreign subsidiaries with participation in the plans at the employee’s option. Under both the US domestic and foreign plans, benefits are based on an employee’s years of credited service and a percentage of final average compensation, or as otherwise described by the plan. As of December 31, 2009, 2008 and 2007, the aggregate accumulated benefit obligations of these plans were $475 million, $456 million and $460 million, respectively.

Substantially all of the defined benefit pension plans maintained by the Company had accumulated benefit obligations that exceeded the fair value of the assets of such plans as of December 31, 2009. The Company’s policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws, plus such additional amounts the Company determines to be appropriate. The Company also maintains post-retirement health and welfare plans for eligible employees of certain domestic subsidiaries.

The Company uses a December 31 measurement date for its defined benefit pension and post-retirement benefit plans. For such plans, the following tables provide a statement of funded status as of December 31, 2009, 2008 and 2007, and summaries of the changes in the benefit obligation and fair value of assets for the years then ended:

	Defined Benefit Pension Plans
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Benefit obligation, beginning of year	456	460	337
Benefit obligation assumed from Worldspan acquisition	—	—	204
Service cost	1	1	1
Interest cost	27	28	19
Actuarial loss (gain)	27	(3)	(15)
Net benefits paid	(15)	(25)	(13)
Defined benefit plan settlement(a)	(29)	—	—
Currency translation adjustment and other(b)	8	(5)	(73)

Benefit obligation, end of year	475	456	460

Fair value of plan assets, beginning of year	363	465	285
Fair value of plan assets acquired from Worldspan	—	—	220
Return on plan assets	59	(76)	33
Employer contribution	3	6	15
Net benefits paid	(15)	(25)	(13)
Defined benefit plan settlement(a)	(21)	—	—
Currency translation adjustment and other(b)	6	(7)	(75)

Fair value of plan assets, end of year	395	363	465

Funded status	(80)	(93)	5

(a)	During the year ended December 31, 2009, the Company settled two defined benefit pension plans for a cash payment of $2 million.

(b)	For the year ended December 31, 2007, other includes an adjustment of approximately $75 million to the benefit obligation and fair value of plan assets related a defined benefit plan of a subsidiary located in the United Kingdom. This plan has characteristics of both a defined benefit plan and a defined contribution plan. During 2007, it was determined that the benefit obligation and fair value of plan assets related to the portion of the plan with the characteristics of a defined contribution plan should be accounted for as a defined contribution plan and therefore were adjusted for and reflected on the summary of the changes in the benefit obligation and fair value of assets.

The amount in accumulated other comprehensive income (loss) that has not yet been recognized as a component of net periodic benefit expense relating to unrecognized actuarial gain amount to $63 million and $77 million as of December 31, 2009 and 2008, respectively.

	Post-Retirement Benefit Plan
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Benefit obligation, beginning of year	17	36	12
Benefit obligation assumed from Worldspan acquisition	—	—	27
Interest cost	1	2	1
Actuarial loss (gain)	(3)	(4)	(1)
Net benefits paid	(3)	(3)	(3)
Plan amendment	—	(14)	—

Benefit obligation, end of year	12	17	36

Fair value of plan assets, beginning of year	—	—	—
Employer contribution	3	3	3
Net benefits paid	(3)	(3)	(3)

Fair value of plan assets, end of year	—	—	—

Funded status	(12)	(17)	(36)

The amount in accumulated other comprehensive income (loss) that has not yet been recognized as a component of net periodic post-retirement benefit expense relating to unrecognized actuarial loss amount to $16 million and $18 million as of December 31, 2009 and 2008, respectively.

The following table provides the components of net periodic benefit cost for the respective years:

	Defined Benefit Pension Plans
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Service cost	1	1	1
Interest cost	27	28	19
Expected return on plan assets	(25)	(35)	(23)
Recognized net actuarial loss	5	—	—

Net periodic benefit cost	8	(6)	(3)

	Post-Retirement Benefit Plan
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

Interest cost	1	2	1
Amortization of prior service cost	(5)	—	—
Recognized net actuarial loss	(2)	(1)	—

Net periodic benefit cost	(6)	1	1

The Company sponsors several defined benefit plans for certain employees located outside the United States. The aggregate benefit obligation for these plans (included in the table above) was $52 million, $63 million and $80 million as of December 31, 2009, 2008 and 2007, respectively, and the aggregate fair value of plan assets included $65 million, $64 million and $75 million as of December 31, 2009, 2008 and 2007, respectively.

As a result of the adoption of a new accounting pronouncement for the year ended December 31, 2007, the Company was not required to reclassify any costs from other comprehensive income into net period benefit cost. As of December 31, 2007, approximately $34 million of transition assets were recorded as part of other comprehensive income (loss).

The Company’s defined benefit pension and post-retirement benefit plans utilized a weighted average discount rate of 5.2%, 6.1% and 6.4% for December 31, 2009, 2008 and 2007, respectively. The Company’s defined benefit pension plans utilized a weighted average expected long-term rate of return on plan assets of 6.3%, 7.5% and 8.25% for December 31, 2009, 2008 and 2007, respectively. Such rate is based on long-term capital markets forecasts and risk premiums for respective asset classes, expected asset allocations, expected inflation and other factors. The Company’s health and welfare benefit plans use an assumed health care cost trend rate of 9% for 2010, declining 1% for two years and 1/2% per year until a rate of 5% is achieved. The effect of a one-percentage point change in the assumed health care cost trend would not have a material impact on the net periodic benefit costs or the accumulated benefit obligations of the Company’s health and welfare plans.

The Company seeks to produce a return on investment for the plans which is based on levels of liquidity and investment risk that are prudent and reasonable, given prevailing market conditions. The assets of the plans are managed in the long-term interests of the participants and beneficiaries of the plans. The Company manages this allocation strategy with the assistance of independent diversified professional investment management organizations. The assets and investment strategy of the Company’s UK based defined benefit plans are managed by an independent custodian. The Company’s investment strategy for its US defined benefit plan is to achieve a return sufficient to meet the expected near-term retirement benefits payable under the plan when considered along with the minimum funding requirements. The target allocation of plan assets is 40% in equity securities, 55% in fixed income securities and 5% to all other types of investments.

The fair values of the Company’s pension plan assets by asset category as of December 31, 2009 are as follows:

	Pension Plan Assets
	Level 1	Level 2	Total
	(In $ millions)

Common & commingled trust funds	—	375	375
Mutual funds	10	—	10
Money market funds	—	10	10

Total	10	385	395

The Company’s contributions to its defined benefit pension and post-retirement benefit plans are estimated to aggregate $4 million in 2010.

The Company estimates its defined benefit pension and other post-retirement benefit plans will pay benefits to participants as follows:

	Defined Benefit	Post-Retirement
	Pension Plans	Benefit Plan
	(In $ millions)

2010	23	1
2011	24	1
2012	26	1
2013	28	1
2014	29	1
Five years thereafter	197	4

	327	9

21.	Segment Information

The GAAP measures which management evaluates the performance of the Company are net revenue and “Segment EBITDA”, which is defined as income (loss) from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide, interest expense, net, depreciation and amortization, each of which is presented on the Company’s consolidated statements of operations.

Although not presented herein, the Company also evaluates its performance based on Segment EBITDA, adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred in conjunction with Travelport’s separation from Cendant, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts and development of a global on-line travel platform, non-cash equity-based compensation, and other adjustments made to exclude expenses management views as outside the normal course of operations.

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its management to assess financial performance and to allocate resources. Certain expenses which are managed outside of the segments are excluded from the results of the segments and are included within Corporate and unallocated, as reconciling items.

The Company’s presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

GDS
Net revenue	1,981	2,171	1,772
Segment EBITDA(d)	602	591	446
GTA
Net revenue	267	356	330
Segment EBITDA	(776)	110	77
Orbitz Worldwide(a)
Net revenue	—	—	743
Segment EBITDA	—	—	102
Intersegment eliminations(b)
Net revenue	—	—	(65)

Combined totals
Net revenue	2,248	2,527	2,780
Segment EBITDA	(174)	701	625
Reconciling items:
Corporate and unallocated(c)(d)	(72)	(85)	(395)
Interest expense, net	(286)	(342)	(373)
Depreciation and amortization	(243)	(263)	(248)

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	(775)	11	(391)

(a)	Includes only ten months of activity for 2007, due to the deconsolidation of Orbitz Worldwide effective October 31, 2007. Subsequent to October 31, 2007, Orbitz Worldwide has been equity accounted.

(b)	Consists primarily of eliminations related to the inducements paid by GDS to Orbitz Worldwide.

(c)	Corporate and unallocated includes corporate general and administrative costs not allocated to the segments, such as treasury, legal and human resources and other costs that are managed at the corporate level including company-wide equity compensation and incentive plans and the impact of foreign exchange derivative contracts.

(d)	As of January 1, 2009, certain costs were reclassified from reconciling items to the GDS segment. Similar costs in 2008 and 2007 have been reclassified from reconciling items to the GDS segment for consistency with the current year presentation.

Provided below is a reconciliation of segment assets to total assets:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
	(In $ millions)

GDS	3,007	3,019	3,228
GTA	1,089	1,907	2,087

Total segment assets	4,096	4,926	5,315
Reconciling items: corporate and unallocated	250	644	835

Total	4,346	5,570	6,150

The geographic segment information provided below is classified based on geographic location of the Company’s subsidiaries:

	United	United	All Other
	States	Kingdom	Countries	Total
	(In $ millions)

Net Revenue
Year ended December 31, 2009	877	135	1,236	2,248
Year ended December 31, 2008	1,044	155	1,328	2,527
Year ended December 31, 2007	1,204	261	1,315	2,780
Long-Lived Assets (excluding financial instruments and deferred tax assets)
As of December 31, 2009	1,707	843	1,031	3,581
As of December 31, 2008	2,090	1,661	894	4,645
As of December 31, 2007	2,042	1,818	1,264	5,124

Net revenue by country is determined by the domicile of the legal entity receiving the revenue for consumer revenue and the location code for the segment booking for transaction processing revenue.

22.	Related Party Transactions

Transactions with Entities Related to Owners

Blackstone is the ultimate majority shareholder in the Company. Blackstone invests in a wide variety of companies operating in many industries. The Company paid an annual monitoring fee to Blackstone, TCV and OEP. In December 2007, the Company received a notice from Blackstone and TCV electing to receive, in lieu of annual payments, a lump sum fee in consideration of the termination of the appointment of Blackstone and TCV to render services pursuant to the Transaction and Monitoring Fee Agreement as of the date of such notice. The advisory fee was agreed to be an amount equal to approximately $57 million; accordingly, the Company recorded an expense of $57 million in termination fees (see Note 8 — Separation and Restructuring Charges).

On May 8, 2008, the Company entered into a new Transaction and Monitoring Fee Agreement with an affiliate of Blackstone and an affiliate of TCV, pursuant to which Blackstone and TCV render monitoring, advisory and consulting services to the Company. Pursuant to the new agreement, payments made by the Company in 2008, 2010 and subsequent years are credited against the advisory fee of approximately

$57 million owed to affiliates of Blackstone and TCV pursuant to the election made by Blackstone and TCV discussed above. In 2008 and 2009, the Company made payments of approximately $8 million and $8 million, respectively, under the new Transaction and Monitoring Fee Agreement. The payment made in 2008 was credited against the Advisory Fee and reduced the Advisory Fee to be paid to approximately $49 million. The payment made in 2009 was a 2008 expense and was recorded within selling, general and administrative expense for the year ended December 31, 2008.

In addition, in 2008 and 2009, the Company paid approximately $1 million and $1 million, respectively, in reimbursement for out-of-pocket costs incurred in connection with the new Transaction and Monitoring Fee Agreement.

In July 2008, Travelport LLC, a wholly-owned subsidiary of the Company and issuer of the senior and senior subordinated notes, purchased approximately $48 million of notes from Blackport Capital Fund Ltd., an affiliate of Blackstone.

Executive Relocation

In connection with the residential relocation of the Company’s former Chief Financial Officer, Michael E. Rescoe, an independent third-party relocation company purchased Mr. Rescoe’s home in June 2007, on the Company’s behalf, for approximately $1 million pursuant to the standard home-sale assistance terms utilized by the company in the ordinary course of business.

In connection with the residential relocation of the Company’s Executive Vice President, Chief Administrative Officer and General Counsel, Eric J. Bock, an independent third-party relocation company purchased Mr. Bock’s home in November 2008, on the Company’s behalf, for approximately $4 million pursuant to the standard home-sale assistance terms utilized by the company in the ordinary course of business.

23.	Subsequent Events

On January 26, 2010, the Company purchased $50 million of newly-issued common shares of Orbitz Worldwide. After this investment, and a simultaneous agreement between Orbitz Worldwide and PAR Investment Partners to exchange approximately $49.68 million of Orbitz Worldwide debt for Orbitz Worldwide common shares, the Company continues to own approximately 48% of Orbitz Worldwide’s outstanding shares.

The consolidated financial statements have been prepared evaluating all the subsequent events occurring after December 31, 2009 up to the date of issuance of these consolidated financial statements.

24.	Guarantor and Non-Guarantor Financial Statements

The following consolidating condensed financial statements presents the Company’s consolidating condensed balance sheets as of December 31, 2009 and 2008 and the consolidating condensed statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007 for: (a) Travelport Limited (“the Parent Guarantor”); (b) Waltonville Limited, which is currently in dissolution, and TDS Investor (Luxembourg) S.à.r.l. (“the Intermediate Parent Guarantor”), (c) Travelport LLC (formerly known as Travelport Inc.) (“the Issuer”), (d) the guarantor subsidiaries; (e) the non-guarantor subsidiaries; (f) elimination and adjusting entries necessary to combine the Parent and Intermediate Parent Guarantor with the guarantor and non-guarantor subsidiaries; and (g) the Company on a consolidated basis.

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
For the year ended December 31, 2009

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	1,036	1,212	—	2,248

Costs and expenses
Cost of revenue	—	—	—	588	502	—	1,090
Selling, general and administrative	(9)	—	5	(27)	598	—	567
Restructuring charges	—	—	—	14	5	—	19
Depreciation and amortization	—	—	—	163	80	—	243
Impairment of goodwill and intangible assets	—	—	—	—	833	—	833
Other income	—	—	—	(5)	—	—	(5)

Total costs and expenses	(9)	—	5	733	2,018	—	2,747

Operating income (loss)	9	—	(5)	303	(806)	—	(499)
Interest expense, net	(2)	—	(276)	(8)	—	—	(286)
Gain on early extinguishment of debt	—	—	10	—	—	—	10
Equity in earnings (losses) of subsidiaries	(878)	37	308	—	—	533	—

(Loss) income before income taxes and equity in losses of investment in Orbitz Worldwide	(871)	37	37	295	(806)	533	(775)
Benefit (provision) for income taxes	—	(3)	—	13	58	—	68
Equity in losses of investment in Orbitz Worldwide	—	(162)	—	—	—	—	(162)

Net (loss) income	(871)	(128)	37	308	(748)	533	(869)
Less: Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	(2)	—	(2)

Net (loss) income attributable to the Company	(871)	(128)	37	308	(750)	533	(871)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
For the year ended December 31, 2008

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	1,113	1,414	—	2,527

Costs and expenses
Cost of revenue	—	—	—	593	664	—	1,257
Selling, general and administrative	6	—	(8)	93	557	—	648
Separation and restructuring charges	—	—	—	18	9	—	27
Depreciation and amortization	—	—	—	184	79	—	263
Impairment of goodwill and intangible assets	—	—	—	1	—	—	1
Other expense	—	—	—	6	1	—	7

Total costs and expenses	6	—	(8)	895	1,310	—	2,203

Operating (loss) income	(6)	—	8	218	104	—	324
Interest expense, net	—	—	(328)	(14)	—	—	(342)
Gain on early extinguishment of debt	—	—	29	—	—	—	29
Equity in earnings (losses) of subsidiaries	(173)	(100)	191	—	—	82	—

(Loss) income before income taxes and equity in losses of investment in Orbitz Worldwide	(179)	(100)	(100)	204	104	82	11
Provision for income taxes	—	—	—	(10)	(33)	—	(43)
Equity in losses of investment in Orbitz Worldwide	—	(144)	—	—	—	—	(144)

Net (loss) income	(179)	(244)	(100)	194	71	82	(176)
Less: Net income attributable to non-controlling interest in subsidiaries	—	—	—	(3)	—	—	(3)

Net (loss) income attributable to the Company	(179)	(244)	(100)	191	71	82	(179)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
For the year ended December 31, 2007

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Net revenue	—	—	—	1,175	1,670	(65)	2,780

Costs and expenses
Cost of revenue	—	—	—	589	646	(65)	1,170
Selling, general and administrative	—	—	—	457	830	—	1,287
Separation and restructuring charges	—	—	—	90	—	—	90
Depreciation and amortization	—	—	—	150	98	—	248
Impairment of goodwill and intangible assets	—	—	—	1	—	—	1
Other expense	—	—	—	2	—	—	2

Total costs and expenses	—	—	—	1,289	1,574	(65)	2,798

Operating (loss) income	—	—	—	(114)	96	—	(18)
Interest expense, net	9	—	(357)	(5)	(20)		(373)
Equity in earnings (losses) of subsidiaries	(449)	(476)	(115)	—	—	1,040	—

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	(440)	(476)	(472)	(119)	76	1,040	(391)
Provision for income taxes	—	—	—	(1)	(40)	—	(41)
Equity in losses of investment in Orbitz Worldwide	—	(4)	—	—	—	—	(4)

(Loss) income from continuing operations, net of tax	(440)	(480)	(472)	(120)	36	1,040	(436)
Loss from discontinued operations, net of tax	—	—	—	—	(1)	—	(1)
Loss from disposal of discontinued operations, net of tax	—	—	—	—	(6)	—	(6)

Net (loss) income	(440)	(480)	(472)	(120)	29	1,040	(443)
Less: Net loss attributable to non-controlling interest in subsidiaries	—	3	—	—	—	—	3

Net (loss) income attributable to the Company	(440)	(477)	(472)	(120)	29	1,040	(440)

CONSOLIDATING CONDENSED BALANCE SHEET
As of December 31, 2009

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Assets
Current assets:
Cash and cash equivalents	—	—	—	38	179	—	217
Accounts receivable, net	—	—	—	77	269	—	346
Deferred income taxes	—	—	—	16	6	—	22
Other current assets	1	—	2	45	108	—	156

Total current assets	1	—	2	176	562	—	741
Investment in subsidiary/intercompany	(608)	(1,408)	2,250	—	—	(234)	—
Property and equipment, net	—	—	—	324	128	—	452
Goodwill	—	—	—	985	300	—	1,285
Trademarks and tradenames	—	—	—	313	106	—	419
Other intangible assets, net	—	—	—	701	482	—	1,183
Investment in Orbitz Worldwide	—	60	—	—	—	—	60
Non-current deferred income taxes	—	—	—	—	2	—	2
Other non-current assets	4	—	45	71	84	—	204

Total assets	(603)	(1,348)	2,297	2,570	1,664	(234)	4,346

Liabilities and equity
Current liabilities:
Accounts payable	—	—	—	27	112	—	139
Accrued expenses and other current liabilities	4	35	78	77	571	—	765
Current portion of long-term debt	—	—	12	11	—	—	23

Total current liabilities	4	35	90	115	683	—	927
Long-term debt	—	—	3,601	39	—	—	3,640
Deferred income taxes	—	—	—	33	110	—	143
Other non-current liabilities	—	—	14	133	81	—	228

Total liabilities	4	35	3,705	320	874	—	4,938

Total shareholders’ equity/intercompany	(607)	(1,383)	(1,408)	2,250	775	(234)	(607)
Equity attributable to non-controlling interest in subsidiaries	—	—	—	—	15	—	15
Total equity	(607)	(1,383)	(1,408)	2,250	790	(234)	(592)

Total liabilities and equity	(603)	(1,348)	2,297	2,570	1,664	(234)	4,346

CONSOLIDATING CONDENSED BALANCE SHEET
As of December 31, 2008

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Assets
Current assets:
Cash and cash equivalents	94	—	—	189	62	—	345
Accounts receivable, net	—	—	—	78	294	—	372
Deferred income taxes	—	—	—	—	7	—	7
Other current assets	5	—	36	39	98	—	178

Total current assets	99	—	36	306	461	—	902
Investment in subsidiary/intercompany	321	(1,082)	2,652	—	—	(1,891)	—
Property and equipment, net	—	—	—	407	84	—	491
Goodwill	—	—	—	996	742	—	1,738
Trademarks and tradenames	—	—	—	313	186	—	499
Other intangible assets, net	—	—	—	945	607	—	1,552
Investment in Orbitz Worldwide	—	214	—	—	—	—	214
Non-current deferred income taxes	—	—	—	3	(3)	—	—
Other non-current assets	6	—	56	78	34	—	174

Total assets	426	(868)	2,744	3,048	2,111	(1,891)	5,570

Liabilities and equity
Current liabilities:
Accounts payable	—	—	—	27	113	—	140
Accrued expenses and other current liabilities	14	38	80	131	501	—	764
Current portion of long-term debt	—	—	10	9	—	—	19

Total current liabilities	14	38	90	167	614	—	923
Long-term debt	—	—	3,736	47	—	—	3,783
Deferred income taxes	—	—	—	30	208	—	238
Other non-current liabilities	—	—	—	145	62	—	207

Total liabilities	14	38	3,826	389	884	—	5,151

Total shareholders’ equity/intercompany	412	(906)	(1,082)	2,652	1,227	(1,891)	412
Equity attributable to non-controlling interest in subsidiaries	—	—	—	7	—	—	7
Total equity	412	(906)	(1,082)	2,659	1,227	(1,891)	419

Total liabilities and equity	426	(868)	2,744	3,048	2,111	(1,891)	5,570

CONSOLIDATING CONDENSED CASH FLOWS
For the Year Ended December 31, 2009

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Operating activities
Net income (loss)	(871)	(128)	37	308	(748)	533	(869)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	—	163	80	—	243
Impairment of goodwill, intangible assets and other long-lived assets	—	—	—	—	833	—	833
Gain on sale of assets	—	—	—	(5)	—	—	(5)
Provision for bad debts	—	—	—	2	13	—	15
Equity-based compensation	—	—	—	10	—	—	10
Gain on early extinguishment of debt	—	—	(10)	—	—	—	(10)
Amortization of debt issuance costs	—	—	16	—	—	—	16
Loss on interest rate derivative instruments	—	—	6	—	—	—	6
Gain on foreign exchange derivative instruments	(9)	—	(4)	—	—	—	(13)
Equity in losses of investment in Orbitz Worldwide	—	162	—	—	—	—	162
FASA liability	—	—	—	(26)	—	—	(26)
Deferred income taxes	—	—	—	(13)	(105)	—	(118)
Equity in losses of subsidiaries	878	(37)	(308)	—	—	(533)	—
Changes in assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivables	—	—	—	1	30	—	31
Other current assets	—	—	—	(5)	1	—	(4)
Accounts payable, accrued expenses and other current liabilities	—	(3)	8	(54)	29	—	(20)
Other	2	—	6	(5)	(15)	—	(12)

Net cash provided by (used in) operating activities	—	(6)	(249)	376	118	—	239

Investing activities
Property and equipment additions	—	—	—	(51)	(7)	—	(58)
Proceeds from asset sales	—	—	—	5	—	—	5
Businesses acquired and related payments	—	—	—	(2)	—	—	(2)
Net intercompany funding	133	6	313	(453)	1	—	—

Net cash provided by (used in) investing activities	133	6	313	(501)	(6)	—	(55)

Financing activities
Principal repayments	—	—	(292)	(15)	—	—	(307)
Proceeds from new borrowings	—	—	144	—	—	—	144
Proceeds from settlement of derivative instruments	—	—	87	—	—	—	87
Debt finance costs	—	—	(3)	—	—	—	(3)
Net share settlement for equity-based compensation	—	—	—	(7)	—	—	(7)
Distribution to a parent company	(227)	—	—	—	—	—	(227)
Other	—	—	—	(4)	—	—	(4)

Net cash used in financing activities	(227)	—	(64)	(26)	—	—	(317)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	5	—	5
Net increase (decrease) in cash and cash equivalents	(94)	—	—	(151)	117	—	(128)

Cash and cash equivalents at beginning of year	94	—	—	189	62	—	345

Cash and cash equivalents at end of year	—	—	—	38	179	—	217

CONSOLIDATING CONDENSED CASH FLOWS
For the Year Ended December 31, 2008

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Operating activities
Net income (loss)	(179)	(244)	(100)	194	71	82	(176)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	—	184	79	—	263
Impairment of goodwill, intangible assets and other long-lived assets	—	—	—	1	—	—	1
Loss on sale of assets	—	—	—	7	—	—	7
Provision for bad debts	—	—	—	4	5	—	9
Equity-based compensation	—	—	—	1	—	—	1
Gain on early extinguishment of debt	—	—	(29)	—	—	—	(29)
Amortization of debt issuance costs	—	—	20	—	—	—	20
Loss on interest rate derivative instruments	—	—	28	—	—	—	28
Loss on foreign exchange derivative instruments	5	—	4	—	—	—	9
Equity in losses of investment in Orbitz Worldwide	—	144	—	—	—	—	144
FASA liability	—	—	—	(33)	—	—	(33)
Deferred income taxes	—	—	—	4	(16)	—	(12)
Equity in losses of subsidiaries	173	100	(191)	—	—	(82)	—
Changes in assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivables	—	—	—	20	(16)	—	4
Other current assets	—	—	—	22	(32)	—	(10)
Accounts payable, accrued expenses and other current liabilities	—	—	28	(53)	(78)	—	(103)
Other	(5)	—	(4)	(40)	50	—	1

Net cash provided by (used in) operating activities	(6)	—	(244)	311	63	—	124

Investing activities
Property and equipment additions	—	—	—	(59)	(35)	—	(94)
Proceeds from asset sales	—	—	—	3	—	—	3
Businesses acquired and related payments	—	—	—	4	—	—	4
Net intercompany funding	(61)	—	146	(36)	(49)	—	—
Other	—	—	—	4	(1)	—	3

Net cash (used in) provided by investing activities	(61)	—	146	(84)	(85)	—	(84)

Financing activities
Principal repayments	—	—	(161)	(8)	—	—	(169)
Proceeds from new borrowings	—	—	259	—	—	—	259
Net share settlement for equity-based compensation	—	—	—	(24)	—	—	(24)
Distribution to a parent company	(60)	—	—	—	—	—	(60)

Net cash provided by (used in) financing activities	(60)	—	98	(32)	—	—	6

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	(10)	—	(10)

Net increase (decrease) in cash and cash equivalents	(127)	—	—	195	(32)	—	36
Cash and cash equivalents at beginning of year	221	—	—	(6)	94	—	309

Cash and cash equivalents at end of year	94	—	—	189	62	—	345

CONSOLIDATING CONDENSED CASH FLOWS
For the Year Ended December 31, 2007

		Intermediate			Non-
	Parent	Parent		Guarantor	Guarantor		Travelport
	Guarantor	Guarantor	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In $ millions)

Operating activities of continuing operations
Net income (loss)	(440)	(480)	(472)	(120)	29	1,040	(443)
Loss from discontinued operations	—	—	—	—	7	—	7
Net income (loss) from continuing operations	(440)	(480)	(472)	(120)	36	1,040	(436)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	—	—	—	150	98	—	248
Impairment of goodwill, intangible assets and other long-lived assets	—	—	—	—	1	—	1
Loss on sale of assets	—	—	—	3	—	—	3
Provision for bad debts	—	—	—	3	8	—	11
Equity-based compensation	—	—	—	189	2	—	191
Gain on early extinguishment of debt Amortization of debt issuance costs	—	—	40	—	—	—	40
Gain on interest rate derivative instruments	—	—	(1)	—	—	—	(1)
Loss on foreign exchange derivative instruments	4	—	—	—	—	—	4
Equity in losses of investment in Orbitz Worldwide	—	4	—	—	—	—	4
Non-cash charges related to Orbitz Worldwide tax sharing liability	—	—	—	9	3	—	12
FASA liability	—	—	—	(11)	—	—	(11)
Deferred income taxes	—	—	—	(4)	(20)		(24)
Equity in losses of subsidiaries	449	476	115	—	—	(1,040)	—
Changes in assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivables	—	—	—	(61)	117	—	56
Other current assets	—	—	—	(47)	35	—	(12)
Accounts payable, accrued expenses and other current liabilities	—	—	—	65	32	—	97
Other	(4)	—	1	64	(20)	—	41

Net cash provided by (used in) operating activities of continuing operations	9	—	(317)	240	292	—	224

Investing activities of continuing operations
Property and equipment additions	—	—	—	(84)	(20)	—	(104)
Proceeds from asset sales	—	—	—	36	57	—	93
Businesses acquired and related payments	—	—	—	(1,074)	—	—	(1,074)
Impact to cash from deconsolidation of Orbitz Worldwide	—	—	—	—	(39)	—	(39)
Net intercompany funding	(405)	—	395	880	(870)	—	—
Other	—	—	—	(19)	2	—	(17)

Net cash provided by (used in) investing activities of continuing operations	(405)	—	395	(261)	(870)	—	(1,141)

Financing activities of continuing operations Principal repayments	—	—	(1,093)	(4)	—	—	(1,097)
Proceeds from new borrowings	—	—	1,040	—	607	—	1,647
Proceeds from Orbitz Worldwide IPO	477	—	—	—	—	—	477
Debt finance costs	—	—	(25)	—	(5)	—	(30)
Issuance of common shares	5	—	—	—	—	—	5
Capital contribution from a parent company	135	—	—	—	—	—	135
Net cash provided by (used in) financing activities of continuing operations	617	—	(78)	(4)	602	—	1,137

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	4	—	4

Net increase (decrease) in cash and cash equivalents of continuing operations	221	—	—	(25)	28	—	224

Cash provided by discontinued operations
Operating activities	—	—	—	—	5	—	5
Investing activities	—	—	—	—	(3)	—	(3)

Cash provided by discontinued operations	—	—	—	—	2	—	2

Cash and cash equivalents at beginning of year	—	—	—	19	68	—	87
Cash and cash equivalents at end of year	221	—	—	(6)	98	—	313
Less cash of discontinued operations	—	—	—	—	(4)	—	(4)

Cash and cash equivalents of continuing operations at end of year	221	—	—	(6)	94	—	309

TRAVELPORT LLC
TRAVELPORT INC.

Offer to Exchange

Offer to exchange $250 million aggregate principal amount of 9% Senior Notes due 2016 for

$250 million aggregate principal amount of 9% Senior Notes due 2016, which have been registered under the Securities Act

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In addition, until          , 2010, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Each of the registrants, except as discussed below, are organized under the laws of the State of Delaware.

Delaware General Corporation Law.

Under the Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article SIXTH of, Travelport Inc., Travelport Operations, Inc. and Travelport Holdings, Inc.’s Articles of Incorporation provides that: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Article VIII of Travelport Inc., Travelport Operations, Inc. and Travelport Holdings, Inc.’s Bylaws provides that: Section 1 and Section 8.1, respectively. Power to Indemnify in Actions, Suits or Proceedings other Than Those by or in the Rights of Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2 and Section 8.2, respectively.  Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3 and Section 8.3, respectively.  Authorization of Indemnification.  Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.

Section 4 and Section 8.4, respectively.  Good Faith Defined.  For purposes of any determination under Section 8.3, a person shall be deemed to have acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers for the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in Section 8.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the

Corporation as a director, officer, employee or agent. The provisions in Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 8.1 or 8.2, as the case maybe.

Section 5 and Section 8.5, respectively.  Indemnification by a Court.  Notwithstanding any contrary determination in the specific case under Section 8.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 8.1 and 8.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standards of conduct set forth in Sections 8.1 or 8.2, as the case may be. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to Section 8.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6, and Section 8.6, respectively.  Expenses Payable in Advance.  Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

Section 7 and Section 8.7, respectively.  Nonexclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 8.1 and 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 8.1 or 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 8 and Section 8.8, respectively.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director of officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of this Article VIII.

Section 9 and Section 8.9, respectively.  Certain Definitions.  For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonable believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 10 and Section 8.10, respectively.  Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11 and Section 8.11, respectively.  Limitation on Indemnification.  Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 12 and Section 8.12, respectively.  Indemnification of Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

Paragraph 8 of Travelport International Services, Inc.’s Articles of Incorporation provides that: The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

Article VII, Section 7 of Travelport International Services, Inc.’s Bylaws provides that: The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

Article EIGHT of OctopusTravel.com (USA) Limited’s Articles of Incorporation provides that: The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be hereafter amended, any person who was or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is serving or served at any time, at the request of the Corporation as a director, officer, employee or agent of another corporation or other entity, against all loss suffered and expenses incurred by such person; provided, however, the Corporation shall not indemnify any person for a Proceeding initiated by him or her unless the Proceeding was authorized by the Board of Directors. The Corporation shall also indemnify its directors and officers for expenses incurred in connection with such Proceeding to the fullest extent permitted by Section 145(e) of the General Corporation Law as in effect on the date of this Certificate of Incorporation or as the same may be hereafter amended.

Article SEVENTH of GTA North America, Inc. provides that: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Article IV of GTA North America, Inc. and OctopusTravel.com (USA) Limited’s Bylaws provides that: Each person who is or was a director or officer of the corporation (and the heirs, executors or administrators of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article shall also include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article shall be a contract right.

The corporation may, by the action of its Board of Directors, provide indemnification to such employees and agents of the corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by applicable law.

The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws of the corporation, agreement, vote of shareholders or disinterested directors or otherwise.

Neither the amendment nor repeal of this Article nor the adoption of any provision of the certificate of incorporation or bylaws or any statute inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Article VI of Travel Industries, Inc.’s Articles of Incorporation provides that: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely afoot any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article VIII of Travel Industries, Inc.’s Bylaws provides that: Section 1. Scope. The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as that Section may be amended and supplemented from time to time, indemnify any director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by that Section, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 2.  Advancing Expenses.  Expenses (including attorneys’ fees) incurred by a present or former director or officer of the corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by relevant provisions of the Delaware General Corporation Law; provided, however, the corporation shall not be required to advance such expenses to a director (i) who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors, or (ii) who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors which alleges willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such director’s fiduciary or contractual obligations to the corporation, or any other willful and deliberate breach in bad faith of such director’s duty to the corporation or its stockholders.

Section 3.  Liability Offset.  The corporation’s obligation to provide indemnification under this Article VIII shall be offset to the extent the indemnified party is indemnified by any other source including, but not limited to, any applicable insurance coverage under a policy maintained by the corporation, the indemnified party or any other person.

Section 4.  Continuing Obligation.  The provisions of this Article VIII shall be deemed to be a contract between the corporation and each director of the corporation who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Section 5.  Nonexclusive.  The indemnification and advancement of expenses provided for in this Article VIII shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise; both as to action in their official capacities and as to action in another capacity while holding such office. (ii) continue as to a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.  Other Persons.  In addition to the indemnification rights of directors, officers, employees, or agents of the corporation, the Board of Directors in its discretion shall have the power on behalf of the corporation to indemnify any other person made a party to any action, suit or proceeding who the corporation may indemnify under Section 145 of the Delaware General Corporation Law.

Section 7.  Definitions.  The phrases and terms set forth in this Article VIII shall be given the same meaning as the identical terms and phrases are given in Section 145 of the Delaware General Corporation Law, as that Section may be amended and supplemented from time to time.

WS Financing Corp. and Worldspan Technologies Inc.’s Bylaws provide for indemnification by WS Financing Corp. and Worldspan Technologies Inc. of any director or officer (as such term is defined in the bylaws) of WS Financing Corp. and Worldspan Technologies Inc. or a constituent corporation absorbed in a consolidation or merger, or any person who, at the request of WS Financing Corp. and Worldspan Technologies Inc. or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, except to the extent that such indemnification is prohibited by law. The bylaws also provide that WS Financing Corp. and Worldspan Technologies Inc. shall advance expenses incurred by a director or officer in defending a proceeding prior to the final disposition of such proceeding. The board of directors, by majority vote of a quorum consisting of directors not parties to the proceeding, must determine whether the applicable standards of any applicable statute have been met. The bylaws do not limit WS Financing Corp.’s and Worldspan Technologies Inc.’s ability to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws. WS Financing Corp. and Worldspan Technologies Inc. may purchase insurance covering the potential liabilities of the directors and officers of WS Financing Corp. and Worldspan Technologies Inc. or any constituent corporations or any person who, at the request of WS Financing Corp. and Worldspan Technologies Inc. or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise.

Limitation of Liability:  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. WS Financing Corp.’s and Worldspan Technology Inc.’s certificate of incorporation provides for such limitation of liability.

Delaware Limited Liability Company Act.

Section 18-303(a) of the Delaware Limited Liability Company Act (“DLLCA”) provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of Travelport LLC are silent on indemnification provisions.

Article X of Galileo Technologies LLC’s Limited Liability Company Operating Agreement provides that: SECTION 10.1. Exculpation.  Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of any Manger, any Member, or any officer, directors, stockholders, partners, employees, representatives or agents of either of the foregoing, nor any officer, employee, representative or agent of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

SECTION 10.2.  Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to any claim, issue or matter in which such Covered Person is found by a court of competent jurisdiction to have engaged in fraud, willful misconduct, bad faith or gross negligence.

SECTION 10.3.  Advancement of Expenses.  The Company may pay for in advance or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by a Covered Person in such proceeding referred to in Section 10.2 in advance of the final disposition of such proceeding, or, where appropriate, may assume the defense of any such Covered Person at the Company’s expense upon the receipt by the Company of an undertaking by such Covered Person to repay any amounts so advanced if such Covered Person is ultimately determined not to be entitled to indemnification pursuant to Section 10.2 hereof.

SECTION 10.4.  Indemnification Not Exclusive.  The indemnification and advancement of expenses provided for in this Article X shall not exclude, limit or preclude any other rights to which any such Covered Person seeking indemnification or advancement of expenses may be entitled under the Act, any agreement or contract, any other applicable law or otherwise, and shall continue as to a Covered Person who has ceased to serve as a manager, officer, employee, agent, partner, trustee, or in any other indemnified capacity, and shall inure to the benefit of the heirs, executors, administrators of any such Covered Person.

SECTION 10.5.  Insurance.  The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against or incurred by such Covered Person in any capacity or arising out of his or her status as such, whether or not the Company has the obligation or power to indemnify such Covered Person against such liability pursuant to the provisions of this Article X, the Act, or otherwise.

SECTION 10.6.  Continuation of Indemnity.  The provisions of this Article X shall continue to apply to any proceeding specified in Section 10.2 made or commenced against any Covered Person who has ceased to be a Covered Person entitled to Indemnification hereunder and shall insure to the benefit of the estate, heirs and personal representatives of such Covered Person.

Worldspan iJet Holdings, LLC’s, Worldspan Viator Holdings, LLC’s, Worldspan Digital Holdings, LLC’s, Worldspan Storemaker Holdings, LLC’s and Worldspan, LLC’s Certificate of Formation and Limited Liability Company Agreement are silent on indemnification.

OWW2, LLC’s Limited Liability Company Operating Agreement provides that SECTION 10.1. Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of any Manger, any Member, or any officer, directors, stockholders, partners, employees, representatives or agents of either of the foregoing, nor any officer, employee, representative or agent of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

SECTION 10.2.  Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to any claim, issue or matter in which such Covered Person is found by a court of competent jurisdiction to have engaged in fraud, willful misconduct, bad faith or gross negligence.

SECTION 10.3.  Advancement of Expenses.  The Company may pay for in advance or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by a Covered Person in such proceeding referred to in Section 10.2 in advance of the final disposition of such proceeding, or, where appropriate, may assume the defense of any such Covered Person at the Company’s expense upon the receipt by the Company of an undertaking by such Covered Person to repay any amounts so advanced if such Covered Person is ultimately determined not to be entitled to indemnification pursuant to Section 10.2 hereof.

SECTION 10.4.  Indemnification Not Exclusive.  The indemnification and advancement of expenses provided for in this Article X shall not exclude, limit or preclude any other rights to which any such Covered Person seeking indemnification or advancement of expenses may be entitled under the Act, any agreement or contract, any other applicable law or otherwise, and shall continue as to a Covered Person who has ceased to serve as a manager, officer, employee, agent, partner, trustee, or in any other indemnified capacity, and shall inure to the benefit of the heirs, executors, administrators of any such Covered Person.

SECTION 10.5.  Insurance.  The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against or incurred by such Covered Person in any capacity or arising out of his or her status as such, whether or not the Company has the obligation or power to indemnify such Covered Person against such liability pursuant to the provisions of this Article X, the Act, or otherwise.

SECTION 10.6.  Continuation of Indemnity.  The provisions of this Article X shall continue to apply to any proceeding specified in Section 10.2 made or commenced against any Covered Person who has ceased to be a Covered Person entitled to Indemnification hereunder and shall insure to the benefit of the estate, heirs and personal representatives of such Covered Person.

Travelport Holdings, LLC’s Amended Certificate of Formation and Amended and Restated Limited Liability Company Operating Agreement are silent on indemnification.

Delaware Revised Uniform Limited Partnership Act.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 17-303 provides that a limited partner is not liable for the obligations of a limited partnership unless he or she is also a general partner or, in addition to the exercise of the rights and powers of a limited partner, he or she participates in the control of the business. However, if the limited partner does participate in the control of the business, he or she is liable only to persons who transact business with the limited partnership reasonably believing, based upon the limited partner’s conduct, that the limited partner is a general partner.

Travelport, LP’s Amended and Restated Partnership Agreement is silent on indemnification.

California Limited Liability Company Act

Under Section 17153 of the California Limited Liability Company Act, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity. A limited liability company shall have the power to purchase and maintain insurance on behalf of any manager, member, officer, employee or agent of the limited liability company against any liability asserted against on incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee or agent of the limited liability company.

Worldspan BBN Holdings, LLC is a limited liability company organized under the laws of the State of California.

Worldspan BBN Holdings, LLC’s Articles of Organization and Limited Liability Company Agreement are silent on indemnification provisions.

Georgia Limited Liability Company Act

Section 14-11-306 of the Georgia Limited Liability Company Act provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement.

Worldspan S.A. Holdings II, LLC, Worldspan Open Table Holdings, LLC, Worldspan XOL LLC and Worldspan South American Holdings LLC are limited liability companies organized under the laws of the State of Georgia.

Worldspan S.A. Holdings II, LLC, Worldspan Open Table Holdings, LLC, Worldspan XOL LLC and Worldspan South American Holdings LLC’s Certificate of Formation Limited Liability Company Agreement are silent on indemnification.

Companies Act 1981 of Bermuda.

Section 98 of the Companies Act 1981 of Bermuda (as amended) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Travelport Limited is incorporated under the laws of Bermuda.

Article 53 of Travelport Limited Bylaws provides that: 53.1 The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of all action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall. not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

53.2 The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him under the Act in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

Luxembourg’s Law on Commercial Corporations

Luxembourg’s Law on Commercial Corporations is silent on indemnification of officers, directors and managers. It does not establish any restrictions or guidance on indemnification of directors, corporate executives or managers.

TDS Investor (Luxembourg) S.à.r.l. is a société a responsibilité limitée incorporated under the laws of Luxembourg.

TDS Investor (Luxembourg) S.à.r.l.’s Articles of Incorporation are silent as to indemnification of its Managers, except Article 14 states that the manager(s) do not assume, by reason of its/their position, any personal liability in relation to commitments regularly made by them in the name of the company. They are authorized agents only and are therefore merely responsible for the execution of their mandate.

Gibraltar

Section 197 of the Companies Act 1930 of Gibraltar (as amended) provides that in a Gibraltar limited company the liability of the directors or managers, or of the managing director, may, if so provided by such company’s memorandum, be unlimited. It clarifies, however, that in a limited company in which the liability of a director or manager is unlimited, the directors or managers of the company (if any) and the member who proposes a person for election or appointment to the office of director or manager, shall add to that proposal a statement that the liability of the person holding that office will be unlimited, and the promoters, directors, managers and secretary (if any) of the company, or one of them, shall, before the person accepts the office or acts therein, give him notice in writing that his liability will be unlimited.

Section 204 of the Companies Act 1930 of Gibraltar (as amended) maintains that (other than as qualified below) any provision, whether contained in the articles of a Gibraltar company or in any contract with a Gibraltar company or otherwise, for exempting any director, manager or officer of the company, or any person (whether an officer of the company or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company, shall be void: albeit that a company may, in pursuance of any such provision as aforesaid, indemnify any such director, manager, officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 378 of the Companies Act 1930 of Gibraltar (as amended) in which relief is granted to him by the court.

Waltonville Limited is a corporation incorporated under the laws of Gibraltar.

Waltonville Limited’s current Memorandum of Association does not state that the liability of the directors or managers, the managing director (or any of them) is unlimited.

Article 38 of Waltonville Limited’s current Articles of Association states that the Directors, Managers, Secretary and other Officers or Servants for the time being of the Company acting in relation to any of the affairs of the Company, or every one of them shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they, or any of them, shall or may incur or sustain by reason of any contract entered into or act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective office, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively, and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them, or for joining in any receipt for the sake of conformity or for any bankers or other persons with whom any moneys or effects belonging to the company shall or may be lodged or deposited for safe custody, or for any defect of title of the Company to any property purchased, or for any insufficiency or deficiency of or defect of title of the Company to any security upon which any moneys of or belonging to the Company shall be placed out or invested, or for any loss, misfortune or damage resulting from any such cause as aforesaid or which may happen in the execution of their respective office or in relation thereto, except the same shall happen by or through their own wilful neglect or wilful default respectively.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits

Certain of the agreements included as exhibits to this prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit		Description	Incorporated by Reference To

1.1		Purchase Agreement, relating to the sale of the 9% Senior Notes due 2016, dated as of August 12, 2010, among Travelport Limited, Travelport LLC, Travelport Inc. and the guarantors named therein and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as the representatives of the initial purchasers.	Exhibit 1.1 to the Current Report on Form 8-K of Travelport Limited, filed on August 18, 2010
2.1		Purchase Agreement by and among Cendant Corporation, Travelport Americas, Inc. (f/k/a Travelport Inc.), and Travelport LLC (f/k/a TDS Investor Corporation, f/k/a TDS Investor LLC), dated as of June 30, 2006.	Exhibit 2.1 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
2.2		Amendment to the Purchase Agreement among Cendant Corporation, Travelport Americas, Inc., (f/k/a Travelport Inc.) (f/k/a TDS Investor Corporation, f/k/a TDS Investor LLC) and Travelport Limited (f/k/a TDS Investor (Bermuda), Ltd.), dated as of August 23, 2006, to the Purchase Agreement dated as of June 30, 2006.	Exhibit 2.2 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
2.3		Agreement and Plan of Merger by and among Travelport LLC (f/k/a Travelport Inc.) Warpspeed Sub Inc., Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., Ontario Teachers Pension Plan Board and Blackstone Management Partners V, L.P., dated as of December 7, 2006.	Exhibit 2.3 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
2.4		Separation and Distribution Agreement by and among Cendant Corporation (n/k/a Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, Inc. (f/k/a Travelport Inc.), dated as of July 27, 2006.	Exhibit 2.1 to Cendant Corporation’s Current Report on Form 8-K dated August 1, 2006
3	.1.	Certificate of Formation of Travelport LLC (f/k/a Travelport Inc.)	Exhibit 3.1 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.2.	Amended and Restated Limited Liability Company Agreement of Travelport LLC (f/k/a Travelport Inc.)	Filed herewith
3	.3.	Certificate of Incorporation of Travelport Inc. (f/k/a B2B Newco, Inc.)	Exhibit 3.69 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007

Exhibit		Description	Incorporated by Reference To

3	.4.	By-laws of Travelport Inc. (f/k/a B2B Newco, Inc.)	Exhibit 3.70 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.5.	Certificate of Incorporation of Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.)	Exhibit 3.3 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.6.	Memorandum of Association and By-laws of Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.)	Exhibit 3.4 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.7.	Certificate of Incorporation of Waltonville Limited	Filed herewith
3	.8.	Memorandum and Articles of Association of Waltonville Limited	Filed herewith
3	.9.	Articles of Incorporation of TDS Investor (Luxembourg) S.à.r.l.	Exhibit 3.5 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.10.	Certificate of Incorporation of Travelport Holdings, Inc.	Exhibit 3.83 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.11.	By-laws of Travelport Holdings, Inc.	Exhibit 3.84 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.12.	Certificate of Formation of OWW2, LLC	Filed herewith
3	.13.	Limited Liability Company Operating Agreement of OWW2, LLC	Filed herewith
3	.14.	Amended Certificate of Incorporation of Travelport International Services, Inc. (f/k/a Galileo International Services, Inc.)	Filed herewith
3	.15.	By-laws of Travelport International Services, Inc. (f/k/a Galileo International Services, Inc.)	Filed herewith
3	.16.	Certificate of Formation of Galileo Technologies LLC	Exhibit 3.31 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.17.	Limited Liability Company Agreement of Galileo Technologies, LLC	Exhibit 3.32 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.18.	Certificate of Incorporation of Travelport Operations, Inc. (f/k/a TDS Operations, Inc.)	Exhibit 3.81 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.19.	By-laws of Travelport Operations, Inc. (f/k/a TDS Operations, Inc.)	Exhibit 3.82 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007

Exhibit		Description	Incorporated by Reference To

3	.20.	Certificate of Incorporation of GTA North America, Inc.	Exhibit 3.33 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.21.	Bylaws of GTA North America, Inc.	Exhibit 3.34 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.22.	Certificate of Incorporation of Travel Industries, Inc. (f/k/a Trip Acquisition Corp.) and Certificate of Merger of Travel Industries, Inc. with and into Trip Acquisition Corp	Exhibit 3.73 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.23.	By-laws Travel Industries, Inc. (f/k/a Trip Acquisition Corp.)	Exhibit 3.74 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.24.	Certificate of Incorporation of OctopusTravel.com (USA) Limited	Exhibit 3.51 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.25.	Bylaws of OctopusTravel.com (USA) Limited	Exhibit 3.52 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3	.26.	Amended and Restated Certificate of Incorporation of Worldspan Technologies Inc.	Filed herewith
3	.27.	Bylaws of Worldspan Technologies Inc.	Filed herewith
3	.28.	Amended Certificate of Formation of Travelport Holdings, LLC (f/k/a WS Holdings LLC)	Filed herewith
3	.29.	Amended and Restated Limited Liability Company Agreement of Travelport Holdings, LLC (f/k/a WS Holdings LLC)	Filed herewith
3	.30.	Certificate of Formation of Worldspan LLC	Filed herewith
3	.31.	Limited Liability Company Operating Agreement of Worldspan LLC	Filed herewith
3	.32.	Ninth Amended and Restated Certificate of Limited Partnership of Travelport, LP	Filed herewith
3	.33.	Amended and Restated Agreement of Limited Partnership of Travelport, LP	Filed herewith
3	.34.	Certificate of Incorporation of WS Financing Corp.	Exhibit 3.3 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.35.	Bylaws of WS Financing Corp.	Exhibit 3.4 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.36.	Articles of Organization of Worldspan S.A. Holdings II, LLC	Exhibit 3.23 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003

Exhibit		Description	Incorporated by Reference To

3	.37.	Limited Liability Company Agreement of Worldspan S.A. Holdings II, LLC	Exhibit 3.24 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.38.	Certificate of Amendment to Certificate of Formation of Worldspan iJet Holdings, LLC	Filed herewith
3	.39.	Limited Liability Company Agreement of Worldspan iJet Holdings LLC	Exhibit 3.8 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.40.	Articles of Organization of Worldspan OpenTable Holdings, LLC	Exhibit 3.19 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.41.	Limited Liability Company Agreement of Worldspan OpenTable Holdings, LLC	Exhibit 3.20 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.42.	Articles of Organization of Worldspan XOL LLC	Exhibit 3.9 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.43.	Limited Liability Company Agreement of Worldspan XOL LLC	Exhibit 3.10 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.44.	Certificate of Amendment to Certificate of Formation of Worldspan Viator Holdings, LLC	Filed herewith
3	.45.	Limited Liability Company Agreement of Worldspan Viator Holdings, LLC	Exhibit 3.18 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.46.	Articles of Organization of Worldspan BBN Holdings, LLC	Exhibit 3.11 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.47.	Limited Liability Company Agreement of Worldspan BBN Holdings, LLC	Exhibit 3.12 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.48.	Articles of Organization of Worldspan South American Holdings LLC	Exhibit 3.21 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.49.	Limited Liability Company Agreement of Worldspan South American Holdings LLC	Exhibit 3.22 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.50.	Certificate of Amendment to Certificate of Formation of Worldspan Digital Holdings, LLC	Filed herewith

Exhibit		Description	Incorporated by Reference To

3	.51.	Limited Liability Company Agreement of Worldspan Digital Holdings, LLC	Exhibit 3.14 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3	.52.	Certificate of Amendment to Certificate of Formation of Worldspan StoreMaker Holdings, LLC	Filed herewith
3	.53.	Limited Liability Company Agreement of Worldspan StoreMaker Holdings, LLC	Exhibit 3.16 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
4.1		Indenture dated as of August 23, 2006 by and among Travelport LLC (f/k/a Travelport Inc.) and the Bank of Nova Scotia Trust Company of New York relating to the Senior Notes.	Exhibit 4.1 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.2		Indenture dated as of August 23, 2006 by and among Travelport LLC (f/k/a Travelport Inc.) and the Bank of Nova Scotia Trust Company of New York relating to the Senior Subordinated Notes.	Exhibit 4.2 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.3		Supplemental Indenture No. 1 (with respect to the Senior Notes) dated January 11, 2007 between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.5 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.4		Supplemental Indenture No. 1 (with respect to the Senior Subordinated Notes) dated January 11, 2007 between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.6 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.5		Supplemental Indenture No. 2 (with respect to the Senior Notes) dated March 13, 2007 among Travelport LLC (f/k/a TDS Investor Corporation), TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.7 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.6		Supplemental Indenture No. 2 (with respect to the Senior Subordinated Notes) dated March 13, 2007 among Travelport LLC (f/k/a TDS Investor Corporation), TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.8 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.7		Indenture, relating to the 9% Senior Notes due 2016, dated as of August 18, 2010, by and among Travelport Limited, Travelport LLC, Travelport Inc. and the guarantors named therein, and The Bank of Nova Scotia Trust Company of New York, as trustee.	Exhibit 4.1 to the Current Report on Form 8-K of Travelport Limited, filed on August 18, 2010
4.8		Registration Rights Agreement, relating to the 9% Senior Notes due 2016, dated as of August 18, 2010, among Travelport Limited, Travelport LLC, Travelport Inc. and the guarantors named therein and Credit Suisse Securities (USA) LLC, as the representative of the initial purchasers.	Exhibit 4.2 to the Current Report on Form 8-K of Travelport Limited, filed on August 18, 2010
5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	Filed herewith

Exhibit		Description	Incorporated by Reference To

10.1		Second Amended and Restated Credit Agreement dated as of August 23, 2006, as amended and restated on January 29, 2007, as further amended and restated on May 23, 2007, among Travelport LLC (f/k/a Travelport Inc.), Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited, UBS AG, Stamford Branch, UBS Loan Finance LLC and other lenders party thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on May 30, 2007 (dated May 23, 2007)
10.2		Amendment No. 1, dated as of June 19, 2009, to the Second Amended and Restated Credit Agreement dated as of August 23, 2006, as amended and restated on January 29, 2007, and as further amended and restated on May 23, 2007, among Travelport LLC, Travelport Limited, UBS AG, Stamford Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, the lenders party thereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, and the other parties thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on June 19, 2009
10.3		Amendment No. 2, dated as of November 25, 2009, to the Second Amended and Restated Credit Agreement, dated as of August 23, 2006, as amended and restated on January 29, 2007, as further amended and restated on May 23, 2007, and as further amended from time to time, among Travelport LLC (f/k/a Travelport Inc.), Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited, UBS AG, Stamford Branch, UBS Loan Finance LLC and other Lenders party thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on December 1, 2009
10.4		Separation Agreement, dated as of July 25, 2007, by and between Travelport Limited and Orbitz Worldwide, Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on July 27, 2007 (dated July 23, 2007)
10.5		First Amendment to the Separation Agreement, dated as of May 5, 2008, between Travelport Limited and Orbitz Worldwide, Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on May 7, 2008
10.6		Second Amendment to the Separation Agreement, dated as of January 23, 2009, between Travelport Limited and Orbitz Worldwide, Inc.	Exhibit 10.34 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10.7		Transition Services Agreement, dated as of July 25, 2007, by and between Travelport Inc. and Orbitz Worldwide, Inc.	Exhibit 10.2 to the Current Report on Form 8-K filed by Travelport Limited on July 27, 2007 (dated July 23, 2007)
10.8		Tax Sharing Agreement, dated as of July 25, 2007, by and between Travelport Inc. and Orbitz Worldwide, Inc.	Exhibit 10.3 to the Current Report on Form 8-K filed by Travelport Limited on July 27, 2007 (dated July 23, 2007)
10	.9*	Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C. and Galileo Nederland B.V.	Exhibit 10.4 to the Current Report on Form 8-K/A filed by Travelport Limited on February 27, 2008 (dated July 23, 2007)
10	.10*	First Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.36 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009

Exhibit		Description	Incorporated by Reference To

10.11		Second Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.37 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10	.12*	Third Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.38 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10.13		Fourth Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by Travelport Limited on November 13, 2009
10.14		Fifth Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.32 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10	.15*	Sixth Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 6, 2010
10.16		Seventh Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 6, 2010
10	.17*	Amendment 6 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.31 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10	.18*	Amendment 7 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.32 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10.19		Amendment 8 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.33 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10	.20*	Amendment 9 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.34 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008

Exhibit		Description	Incorporated by Reference To

10	.21*	Amendment 11 to the Worldspan Asset Management Offering Agreement, dated as of March 31, 2010, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 6, 2010
10.22		Security Agreement dated as of August 23, 2006 by and among Travelport LLC (f/k/a Travelport Inc.), Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited. Certain Subsidiaries of Holdings Identified Herein and UBS AG, Stamford Branch.	Exhibit 10.2 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
10.23		Transition Services Agreement among Cendant Corporation (n/k/a Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, Inc. (f/k/a Travelport Inc.), dated as of July 27, 2006.	Exhibit 10.1 to Cendant Corporation’s Current Report on Form 8-K dated August 1, 2006
10.24		Tax Sharing Agreement among Cendant Corporation (n/k/a Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, Inc. (f/k/a Travelport Inc.), dated as of July 28, 2006.	Exhibit 10.1 to Cendant Corporation’s Current Report on Form 8-K dated August 1, 2006
10.25		Travelport Americas, LLC Officer Deferred Compensation Plan.	Exhibit 10.20 to the Annual Report on Form 10-K of Travelport Limited filed on March 12, 2009
10.26		First Amendment to Travelport Americas, LLC Officer Deferred Compensation Plan.	Exhibit 10.15 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.27		Form of TDS Investor (Cayman) L.P. Sixth Amended and Restated Agreement of Exempted Limited Partnership.	Exhibit 10.28 to the Annual Report on Form 10-K filed by Travelport Limited on March 11, 2008
10.28		Amendment No. 7, dated as of February 9, 2010, to the TDS Investor (Cayman) L.P. Sixth Amended and Restated Agreement of Exempted Limited Partnership, dated as of December 19, 2007.	Exhibit 10.17 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.29		Form of TDS Investor (Cayman) L.P. Fourth Amended and Restated 2006 Interest Plan	Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 12, 2009
10.30		Form of 2009 LTIP Equity Award Agreement (Restricted Equity Units) — U.S. Senior Leadership Team.	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 12, 2009
10.31		Form of 2009 LTIP Equity Award Agreement (Restricted Equity Units) for Gordon Wilson.	Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 12, 2009
10.32		Service Agreement dated as of March 30, 2007, between Gordon Wilson and Galileo International Limited (n/k/a Travelport International Limited).	Exhibit 10.13 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
10.33		Service Agreement between Travelport Holdings (Jersey) Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.37 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.34		Service Agreement between Travelport International Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.38 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010

Exhibit	Description	Incorporated by Reference To

10.35	Amended and Restated Employment Agreement of Jeff Clarke, dated as of August 3, 2009.	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 6, 2009
10.36	Amended and Restated Employment Agreement of Eric J. Bock, dated as of August 3, 2009.	Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 6, 2009
10.37	Amended and Restated Employment Agreement of Kenneth Esterow, dated as of August 3, 2009.	Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 6, 2009
10.38	Contract of Employment, dated as of October 1, 2009, among Philip Emery, Travelport International Limited and TDS Investor (Cayman) L.P.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on October 7, 2009
10.39	Form of Indemnification Agreement between Travelport Limited and its Directors and Officers.	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 14, 2008
10.40	Employment Agreement between Travelport Holdings (Jersey) Limited and Jeff Clarke, dated February 4, 2010.	Exhibit 10.35 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.41	Letter of Appointment between Travelport Holdings (Jersey) Limited and Jeff Clarke, dated February 4, 2010.	Exhibit 10.36 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.42	Service Agreement between Travelport Holdings (Jersey) Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.37 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.43	Service Agreement between Travelport International Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.38 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010.
10.44	Letter of Appointment between Travelport Holdings (Jersey) Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.39 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.45	Employment Agreement between Travelport Limited and Kenneth Esterow, dated February 4, 2010.	Exhibit 10.40 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.46	Employment Agreement between Travelport Holdings (Jersey) Limited and Eric J. Bock, dated February 4, 2010.	Exhibit 10.41 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.47	Contract of Employment between Travelport Holdings (Jersey) Limited and Philip Emery, dated March 17, 2010.	Exhibit 10.42 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.48	Contract of Employment between Travelport International Ltd. and Philip Emery, dated March 17, 2010.	Exhibit 10.43 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.49	Letter of Appointment between Travelport Holdings (Jersey) Limited and Philip Emery, dated March 17, 2010.	Exhibit 10.44 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
12.1	Computation of Earnings to Fixed Charges	Filed herewith
21.1	List of Subsidiaries	Exhibit 21 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)	Filed herewith

Exhibit	Description	Incorporated by Reference To

23.2	Consent of Deloitte LLP	Filed herewith
23.3	Consent of Deloitte & Touche LLP	Filed herewith
25.1	Form T-1	Filed herewith
99.1	Financial Statements and Supplementary Date of Orbitz Worldwide, Inc.	Filed herewith
99.2	Form of Letter of Transmittal	Filed herewith
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith
99.4	Form of Letter to Clients	Filed herewith

*	Confidential portions of these exhibits were redacted and filed separately with the Securities and Exchange Commission pursuant to requests for confidential treatment.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) That, for the purpose of determining liability under the Securities Act of 1933:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in

Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

10) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT LLC*

By:	/s/ Rochelle Boas
Name:     Rochelle Boas

Title:	Authorized Person

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Sutherland By: TDS Investor (Luxembourg) S.à.r.l, as Sole Member Name: John Sutherland	Manager	October 4, 2010

*	Travelport LLC is a single member limited liability company managed by its sole member, TDS Investor (Luxembourg) S.à.r.l., and does not have any officers. A separate signature page for TDS Investor (Luxembourg) S.à.r.l. is included elsewhere in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT LIMITED

By:	/s/ Eric Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Paul C. Schorr IV Paul C. Schorr IV	Director	October 4, 2010

/s/ Martin Brand Martin Brand	Director	October 4, 2010

/s/ M. Gregory O’Hara M. Gregory O’Hara	Director	October 4, 2010

/s/ William Griffith William Griffith	Director	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010

WALTONVILLE LIMITED

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Director

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director	October 4, 2010

/s/ Rochelle J. Boas Rochelle J. Boas	Director	October 4, 2010

/s/ Simon Gray Simon Gray	Director	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on October 4, 2010.

TDS INVESTOR (LUXEMBOURG) S.À.R.L.

By:	/s/ John Sutherland
Name:     John Sutherland

Title:	Manager

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony Whiteman Tony Whiteman	Manager	October 4, 2010

/s/ John Sutherland John Sutherland	Manager	October 4, 2010

/s/ Simon Gray Simon Gray	Manager	October 4, 2010

/s/ Rochelle J. Boas Rochelle J. Boas	Manager	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT HOLDINGS, INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

OWW2, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Manager	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Manager and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT INTERNATIONAL SERVICES, INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

GALILEO TECHNOLOGIES LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Manager	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Manager and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT OPERATIONS, INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

GTA NORTH AMERICA, INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVEL INDUSTRIES, INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

OCTOPUS TRAVEL.COM (USA) LIMITED

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN TECHNOLOGIES INC.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Worldspan Technologies, Inc., as Sole Member Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN LLC*

By:	Worldspan Technologies, Inc.,
as Sole Member

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Worldspan Technologies, Inc., as Sole Member Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

*	Worldspan LLC is a single member limited liability company managed by its sole member, Worldspan Technologies, Inc., and does not have any officers. A separate signature page for Worldspan Technologies, Inc. is included elsewhere in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

TRAVELPORT LP*

By:	Travelport Holdings, LLC,
as General Partner

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC as General Partner Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

*	Travelport, LP is a limited partnership managed by its general partner, Travelport Holdings, LLC, and does not have any officers. A separate signature page for Travelport Holdings, LLC is included elsewhere in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WS FINANCING CORP.

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Bock Eric J. Bock	Director	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Director and Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN S.A. HOLDINGS II, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN IJET HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN OPEN TABLE HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN XOL LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN VIATOR HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN BBN HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN SOUTH AMERICAN HOLDINGS LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief
Administrative Officer and
General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN DIGITAL HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief
Administrative Officer and
General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 4, 2010.

WORLDSPAN STOREMAKER HOLDINGS, LLC

By:	/s/ Eric J. Bock
Name:     Eric J. Bock

Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Bock and Rochelle J. Boas and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rochelle J. Boas By: Travelport Holdings, LLC, as General Partner of the Sole Member, Travelport, LP Name: Rochelle J. Boas	Senior Vice President and Secretary	October 4, 2010

/s/ Jeff Clarke Jeff Clarke	Principal Executive Officer	October 4, 2010

/s/ Philip Emery Philip Emery	Principal Financial Officer	October 4, 2010

/s/ Simon Gray Simon Gray	Principal Accounting Officer	October 4, 2010

EXHIBITS

Exhibit	Description	Incorporated by Reference To

1.1	Purchase Agreement, relating to the sale of the 9% Senior Notes due 2016, dated as of August 12, 2010, among Travelport Limited, Travelport LLC, Travelport Inc. and the guarantors named therein and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as the representatives of the initial purchasers.	Exhibit 1.1 to the Current Report on Form 8-K of Travelport Limited, filed on August 18, 2010.
2.1	Purchase Agreement by and among Cendant Corporation, Travelport Americas, Inc. (f/k/a Travelport Inc.), and Travelport LLC (f/k/a TDS Investor Corporation, f/k/a TDS Investor LLC), dated as of June 30, 2006.	Exhibit 2.1 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
2.2	Amendment to the Purchase Agreement among Cendant Corporation, Travelport Americas, Inc., (f/k/a Travelport Inc.) (f/k/a TDS Investor Corporation, f/k/a TDS Investor LLC) and Travelport Limited (f/k/a TDS Investor (Bermuda), Ltd.), dated as of August 23, 2006, to the Purchase Agreement dated as of June 30, 2006.	Exhibit 2.2 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
2.3	Agreement and Plan of Merger by and among Travelport LLC (f/k/a Travelport Inc.) Warpspeed Sub Inc., Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., Ontario Teachers Pension Plan Board and Blackstone Management Partners V, L.P., dated as of December 7, 2006.	Exhibit 2.3 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
2.4	Separation and Distribution Agreement by and among Cendant Corporation (n/k/a Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, Inc. (f/k/a Travelport Inc.), dated as of July 27, 2006.	Exhibit 2.1 to Cendant Corporation’s Current Report on Form 8-K dated August 1, 2006
3.1	Certificate of Formation of Travelport LLC (f/k/a Travelport Inc.)	Exhibit 3.1 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.2	Amended and Restated Limited Liability Company Agreement of Travelport LLC (f/k/a Travelport Inc.)	Filed herewith
3.3	Certificate of Incorporation of Travelport Inc. (f/k/a B2B Newco, Inc.)	Exhibit 3.69 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.4	By-laws of Travelport Inc. (f/k/a B2B Newco, Inc.)	Exhibit 3.70 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.5	Certificate of Incorporation of Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.)	Exhibit 3.3 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.6	Memorandum of Association and By-laws of Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.)	Exhibit 3.4 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.7	Certificate of Incorporation of Waltonville Limited	Filed herewith
3.8	Memorandum and Articles of Association of Waltonville Limited	Filed herewith

Exhibit	Description	Incorporated by Reference To

3.9	Articles of Incorporation of TDS Investor (Luxembourg) S.à.r.l.	Exhibit 3.5 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.10	Certificate of Incorporation of Travelport Holdings, Inc.	Exhibit 3.83 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.11	By-laws of Travelport Holdings, Inc.	Exhibit 3.84 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.12	Certificate of Formation of OWW2, LLC	Filed herewith
3.13	Limited Liability Company Operating Agreement of OWW2, LLC	Filed herewith
3.14	Amended Certificate of Incorporation of Travelport International Services, Inc. (f/k/a Galileo International Services, Inc.)	Filed herewith
3.15	By-laws of Travelport International Services, Inc. (f/k/a Galileo International Services, Inc.)	Filed herewith
3.16	Certificate of Formation of Galileo Technologies LLC	Exhibit 3.31 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.17	Limited Liability Company Agreement of Galileo Technologies, LLC	Exhibit 3.32 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.18	Certificate of Incorporation of Travelport Operations, Inc. (f/k/a TDS Operations, Inc.)	Exhibit 3.81 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.19	By-laws of Travelport Operations, Inc. (f/k/a TDS Operations, Inc.)	Exhibit 3.82 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.20	Certificate of Incorporation of GTA North America, Inc.	Exhibit 3.33 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.21	Bylaws of GTA North America, Inc.	Exhibit 3.34 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.22	Certificate of Incorporation of Travel Industries, Inc. (f/k/a Trip Acquisition Corp.) and Certificate of Merger of Travel Industries, Inc. with and into Trip Acquisition Corp	Exhibit 3.73 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.23	By-laws Travel Industries, Inc. (f/k/a Trip Acquisition Corp.)	Exhibit 3.74 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007

Exhibit	Description	Incorporated by Reference To

3.24	Certificate of Incorporation of OctopusTravel.com (USA) Limited	Exhibit 3.51 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.25	Bylaws of OctopusTravel.com (USA) Limited	Exhibit 3.52 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
3.26	Amended and Restated Certificate of Incorporation of Worldspan Technologies Inc.	Filed herewith
3.27	Bylaws of Worldspan Technologies Inc.	Filed herewith
3.28	Amended Certificate of Formation of Travelport Holdings, LLC (f/k/a WS Holdings LLC)	Filed herewith
3.29	Amended and Restated Limited Liability Company Agreement of Travelport Holdings, LLC (f/k/a WS Holdings LLC)	Filed herewith
3.30	Certificate of Formation of Worldspan LLC	Filed herewith
3.31	Limited Liability Company Operating Agreement of Worldspan LLC	Filed herewith
3.32	Ninth Amended and Restated Certificate of Limited Partnership of Travelport, LP	Filed herewith
3.33	Amended and Restated Agreement of Limited Partnership of Travelport, LP	Filed herewith
3.34	Certificate of Incorporation of WS Financing Corp.	Exhibit 3.3 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.35	Bylaws of WS Financing Corp.	Exhibit 3.4 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.36	Articles of Organization of Worldspan S.A. Holdings II, LLC	Exhibit 3.23 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.37	Limited Liability Company Agreement of Worldspan S.A. Holdings II, LLC	Exhibit 3.24 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.38	Certificate of Amendment to Certificate of Formation of Worldspan iJet Holdings, LLC	Filed herewith
3.39	Limited Liability Company Agreement of Worldspan iJet Holdings LLC	Exhibit 3.8 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.40	Articles of Organization of Worldspan OpenTable Holdings, LLC	Exhibit 3.19 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.41	Limited Liability Company Agreement of Worldspan OpenTable Holdings, LLC	Exhibit 3.20 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003

Exhibit	Description	Incorporated by Reference To

3.42	Articles of Organization of Worldspan XOL LLC	Exhibit 3.9 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.43	Limited Liability Company Agreement of Worldspan XOL LLC	Exhibit 3.10 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.44	Certificate of Amendment to Certificate Formation of Worldspan Viator Holdings, LLC	Filed herewith
3.45	Limited Liability Company Agreement of Worldspan Viator Holdings, LLC	Exhibit 3.18 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.46	Articles of Organization of Worldspan BBN Holdings, LLC	Exhibit 3.11 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.47	Limited Liability Company Agreement of Worldspan BBN Holdings, LLC	Exhibit 3.12 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.48	Articles of Organization of Worldspan South American Holdings LLC	Exhibit 3.21 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.49	Limited Liability Company Agreement of Worldspan South American Holdings LLC	Exhibit 3.22 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.50	Certificate of Amendment to Certificate Formation of Worldspan Digital Holdings, LLC	Filed herewith
3.51	Limited Liability Company Agreement of Worldspan Digital Holdings, LLC	Exhibit 3.14 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
3.52	Certificate of Amendment to Certificate of Formation of Worldspan StoreMaker Holdings, LLC	Filed herewith
3.53	Limited Liability Company Agreement of Worldspan StoreMaker Holdings, LLC	Exhibit 3.16 to the Registration Statement on Form S-4 of Worldspan L.P. and WS Financing Corp. (333-109064) filed on September 24, 2003
4.1	Indenture dated as of August 23, 2006 by and among Travelport LLC (f/k/a Travelport Inc.) and the Bank of Nova Scotia Trust Company of New York relating to the Senior Notes.	Exhibit 4.1 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.2	Indenture dated as of August 23, 2006 by and among Travelport LLC (f/k/a Travelport Inc.) and the Bank of Nova Scotia Trust Company of New York relating to the Senior Subordinated Notes.	Exhibit 4.2 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.3	Supplemental Indenture No. 1 (with respect to the Senior Notes) dated January 11, 2007 between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.5 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007

Exhibit	Description	Incorporated by Reference To

4.4	Supplemental Indenture No. 1 (with respect to the Senior Subordinated Notes) dated January 11, 2007 between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.6 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.5	Supplemental Indenture No. 2 (with respect to the Senior Notes) dated March 13, 2007 among Travelport LLC (f/k/a TDS Investor Corporation), TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.7 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.6	Supplemental Indenture No. 2 (with respect to the Senior Subordinated Notes) dated March 13, 2007 among Travelport LLC (f/k/a TDS Investor Corporation), TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York.	Exhibit 4.8 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
4.7	Indenture, relating to the 9% Senior Notes due 2016, dated as of August 18, 2010, by and among Travelport Limited, Travelport LLC, Travelport Inc. and the guarantors named therein, and The Bank of Nova Scotia Trust Company of New York, as trustee.	Exhibit 4.1 to the Current Report on Form 8-K of Travelport Limited, filed on August 18, 2010
4.8	Registration Rights Agreement, relating to the 9% Senior Notes due 2016, dated as of August 18, 2010, among Travelport Limited, Travelport LLC, Travelport Inc. and the guarantors named therein and Credit Suisse Securities (USA) LLC, as the representative of the initial purchasers.	Exhibit 4.2 to the Current Report on Form 8-K of Travelport Limited, filed on August 18, 2010
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.	Filed herewith
10.1	Second Amended and Restated Credit Agreement dated as of August 23, 2006, as amended and restated on January 29, 2007, as further amended and restated on May 23, 2007, among Travelport LLC (f/k/a Travelport Inc.), Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited, UBS AG, Stamford Branch, UBS Loan Finance LLC and other lenders party thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on May 30, 2007 (dated May 23, 2007)
10.2	Amendment No. 1, dated as of June 19, 2009, to the Second Amended and Restated Credit Agreement dated as of August 23, 2006, as amended and restated on January 29, 2007, and as further amended and restated on May 23, 2007, among Travelport LLC, Travelport Limited, UBS AG, Stamford Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, the lenders party thereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, and the other parties thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on June 19, 2009
10.3	Amendment No. 2, dated as of November 25, 2009, to the Second Amended and Restated Credit Agreement, dated as of August 23, 2006, as amended and restated on January 29, 2007, as further amended and restated on May 23, 2007, and as further amended from time to time, among Travelport LLC (f/k/a Travelport Inc.), Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited, UBS AG, Stamford Branch, UBS Loan Finance LLC and other Lenders party thereto.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on December 1, 2009
10.4	Separation Agreement, dated as of July 25, 2007, by and between Travelport Limited and Orbitz Worldwide, Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on July 27, 2007 (dated July 23, 2007)

Exhibit		Description	Incorporated by Reference To

10.5		First Amendment to the Separation Agreement, dated as of May 5, 2008, between Travelport Limited and Orbitz Worldwide, Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on May 7, 2008
10.6		Second Amendment to the Separation Agreement, dated as of January 23, 2009, between Travelport Limited and Orbitz Worldwide, Inc.	Exhibit 10.34 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10.7		Transition Services Agreement, dated as of July 25, 2007, by and between Travelport Inc. and Orbitz Worldwide, Inc.	Exhibit 10.2 to the Current Report on Form 8-K filed by Travelport Limited on July 27, 2007 (dated July 23, 2007)
10.8		Tax Sharing Agreement, dated as of July 25, 2007, by and between Travelport Inc. and Orbitz Worldwide, Inc.	Exhibit 10.3 to the Current Report on Form 8-K filed by Travelport Limited on July 27, 2007 (dated July 23, 2007)
10	.9*	Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C. and Galileo Nederland B.V.	Exhibit 10.4 to the Current Report on Form 8-K/A filed by Travelport Limited on February 27, 2008 (dated July 23, 2007)
10	.10*	First Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.36 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10.11		Second Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.37 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10	.12*	Third Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International, L.L.C. (n/k/a Travelport International, L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.38 to the Annual Report on Form 10-K filed by Travelport Limited on March 12, 2009
10.13		Fourth Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by Travelport Limited on November 13, 2009
10.14		Fifth Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.32 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10	.15*	Sixth Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 6, 2010
10.16		Seventh Amendment to Subscriber Services Agreement, dated as of July 23, 2007, by and among Orbitz Worldwide, Inc., Galileo International L.L.C. (n/k/a Travelport International L.L.C.) and Galileo Nederland B.V. (n/k/a Travelport Global Distribution System B.V.)	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 6, 2010

Exhibit		Description	Incorporated by Reference To

10	.17*	Amendment 6 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.31 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10	.18*	Amendment 7 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.32 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10.19		Amendment 8 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.33 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10	.20*	Amendment 9 to the Worldspan Asset Management Offering Agreement, dated as of July 1, 2002, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.34 to the Annual Report on Form 10-K filed by Travelport Limited on May 11, 2008
10	.21*	Amendment 11 to the Worldspan Asset Management Offering Agreement, dated as of March 31, 2010, as amended, among Worldspan, L.P., Travelport Inc., Galileo International LLC, International Business Machines Corporation and IBM Credit LLC.	Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 6, 2010
10.22		Security Agreement dated as of August 23, 2006 by and among Travelport LLC (f/k/a Travelport Inc.), Travelport Limited (f/k/a TDS Investor (Bermuda) Ltd.), Waltonville Limited. Certain Subsidiaries of Holdings Identified Herein and UBS AG, Stamford Branch.	Exhibit 10.2 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
10.23		Transition Services Agreement among Cendant Corporation (n/k/a Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, Inc. (f/k/a Travelport Inc.), dated as of July 27, 2006.	Exhibit 10.1 to Cendant Corporation’s Current Report on Form 8-K dated August 1, 2006
10.24		Tax Sharing Agreement among Cendant Corporation (n/k/a Avis Budget Group, Inc.), Realogy Corporation, Wyndham Worldwide Corporation and Travelport Americas, Inc. (f/k/a Travelport Inc.), dated as of July 28, 2006.	Exhibit 10.1 to Cendant Corporation’s Current Report on Form 8-K dated August 1, 2006
10.25		Travelport Americas, LLC Officer Deferred Compensation Plan.	Exhibit 10.20 to the Annual Report on Form 10-K of Travelport Limited filed on March 12, 2009
10.26		First Amendment to Travelport Americas, LLC Officer Deferred Compensation Plan.	Exhibit 10.15 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.27		Form of TDS Investor (Cayman) L.P. Sixth Amended and Restated Agreement of Exempted Limited Partnership.	Exhibit 10.28 to the Annual Report on Form 10-K filed by Travelport Limited on March 11, 2008
10.28		Amendment No. 7, dated as of February 9, 2010, to the TDS Investor (Cayman) L.P. Sixth Amended and Restated Agreement of Exempted Limited Partnership, dated as of December 19, 2007.	Exhibit 10.17 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.29		Form of TDS Investor (Cayman) L.P. Fourth Amended and Restated 2006 Interest Plan.	Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 12, 2009

Exhibit	Description	Incorporated by Reference To

10.30	Form of 2009 LTIP Equity Award Agreement (Restricted Equity Units) — U.S. Senior Leadership Team.	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 12, 2009
10.31	Form of 2009 LTIP Equity Award Agreement (Restricted Equity Units) for Gordon Wilson.	Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Travelport Limited on May 12, 2009
10.32	Service Agreement dated as of March 30, 2007, between Gordon Wilson and Galileo International Limited (n/k/a Travelport International Limited).	Exhibit 10.13 to the Registration Statement on Form S-4 of Travelport Limited (333-141714) filed on March 30, 2007
10.33	Service Agreement between Travelport Holdings (Jersey) Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.37 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.34	Service Agreement between Travelport International Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.38 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.35	Amended and Restated Employment Agreement of Jeff Clarke, dated as of August 3, 2009.	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 6, 2009
10.36	Amended and Restated Employment Agreement of Eric J. Bock, dated as of August 3, 2009.	Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 6, 2009
10.37	Amended and Restated Employment Agreement of Kenneth Esterow, dated as of August 3, 2009.	Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 6, 2009
10.38	Contract of Employment, dated as of October 1, 2009, among Philip Emery, Travelport International Limited and TDS Investor (Cayman) L.P.	Exhibit 10.1 to the Current Report on Form 8-K filed by Travelport Limited on October 7, 2009
10.39	Form of Indemnification Agreement between Travelport Limited and its Directors and Officers.	Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Travelport Limited on August 14, 2008
10.40	Employment Agreement between Travelport Holdings (Jersey) Limited and Jeff Clarke, dated February 4, 2010.	Exhibit 10.35 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.41	Letter of Appointment between Travelport Holdings (Jersey) Limited and Jeff Clarke, dated February 4, 2010.	Exhibit 10.36 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.42	Service Agreement between Travelport Holdings (Jersey) Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.37 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.43	Service Agreement between Travelport International Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.38 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.44	Letter of Appointment between Travelport Holdings (Jersey) Limited and Gordon Wilson, dated March 15, 2010.	Exhibit 10.39 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.45	Employment Agreement between Travelport Limited and Kenneth Esterow, dated February 4, 2010.	Exhibit 10.40 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.46	Employment Agreement between Travelport Holdings (Jersey) Limited and Eric J. Bock, dated February 4, 2010.	Exhibit 10.41 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010

Exhibit	Description	Incorporated by Reference To

10.47	Contract of Employment between Travelport Holdings (Jersey) Limited and Philip Emery, dated March 17, 2010.	Exhibit 10.42 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.48	Contract of Employment between Travelport International Ltd. and Philip Emery, dated March 17, 2010.	Exhibit 10.43 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
10.49	Letter of Appointment between Travelport Holdings (Jersey) Limited and Philip Emery, dated March 17, 2010.	Exhibit 10.44 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
12.1	Computation of Earnings to Fixed Charges	Filed herewith
21.1	List of Subsidiaries	Exhibit 21 to the Annual Report on Form 10-K filed by Travelport Limited on March 17, 2010
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)	Filed herewith
23.2	Consent of Deloitte LLP	Filed herewith
23.3	Consent of Deloitte & Touche LLP	Filed herewith
25.1	Form T-1	Filed herewith
99.1	Financial Statements and Supplementary Data of Orbitz Worldwide, Inc.	Filed herewith
99.2	Form of Letter of Transmittal	Filed herewith
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith
99.4	Form of Letter to Clients	Filed herewith

*	Confidential portions of these exhibits were redacted and filed separately with the Securities and Exchange Commission pursuant to requests for confidential treatment.